     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 15, 2004

                                         REGISTRATION STATEMENT NO. 333-   --
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                        GENERAL NUTRITION CENTERS, INC.
                  *AND THE SUBSIDIARY GUARANTORS LISTED BELOW
             (Exact name of registrant as specified in its charter)
                             ---------------------

             DELAWARE                             5499                            72-1575168
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)            Identification No.)

                                300 SIXTH AVENUE
                         PITTSBURGH, PENNSYLVANIA 15222
                                 (412) 288-4600
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------

                             JAMES M. SANDER, ESQ.
            SENIOR VICE PRESIDENT, CHIEF LEGAL OFFICER AND SECRETARY
                        GENERAL NUTRITION CENTERS, INC.
                                300 SIXTH AVENUE
                         PITTSBURGH, PENNSYLVANIA 15222
                                 (412) 288-4600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                        COPIES OF ALL COMMUNICATIONS TO:
                             JEFFREY H. COHEN, ESQ.
                            JENNIFER A. BENSCH, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                       300 SOUTH GRAND AVENUE, SUITE 3400
                         LOS ANGELES, CALIFORNIA 90071
                                 (213) 687-5000
                           (213) 687-5600 (FACSIMILE)
                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
         SECURITIES TO BE REGISTERED               REGISTERED            SECURITY               PRICE          REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
8 1/2% Senior Subordinated Notes due 2010....     $215,000,000             100%            $215,000,000(1)        $27,240.50
---------------------------------------------------------------------------------------------------------------------------------
Guarantees related to the 8 1/2% Senior
  Subordinated Notes due 2010................          N/A                  N/A                  N/A                N/A(2)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.

(2) No separate consideration is received for the guarantees, and therefore, no additional fee is required.
                             ---------------------
THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATE AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
                                                        (continued on next page)

                        TABLE OF ADDITIONAL REGISTRANTS

                                                 STATE OR OTHER     PRIMARY STANDARD
                                                JURISDICTION OF        INDUSTRIAL
                                                INCORPORATION OR     CLASSIFICATION       I.R.S. EMPLOYER
NAME OF ADDITIONAL REGISTRANT*                     FORMATION           CODE NUMBER       IDENTIFICATION NO.
------------------------------                  ----------------   -------------------   ------------------
General Nutrition Companies, Inc.               Delaware                  5499               04-3056351
General Nutrition Corporation                   Pennsylvania              5499               25-1124574
General Nutrition Distribution Company          Delaware                  5122               51-0343436
General Nutrition Distribution, L.P.            Pennsylvania              5122               23-2946511
General Nutrition Government Services, Inc.     Delaware                  5499               25-1797015
General Nutrition, Incorporated                 Pennsylvania              5499               25-1027307
General Nutrition Investment Company            Arizona                   6794               51-0313878
General Nutrition International, Inc.           Delaware                  6794               51-0314976
General Nutrition Sales Corporation             Arizona                   5499               52-2103619
General Nutrition Systems, Inc.                 Delaware                  5499               51-0393924
GNC (Canada) Holding Company                    Delaware                  5499               25-1787452
GNC Franchising, LLC
  (f/k/a GNC Franchising, Inc.)                 Pennsylvania              6794               25-1560212
GNC, Limited                                    Delaware                  5499               25-1787453
GNC US Delaware, Inc.                           Delaware                  6794               36-4345801
GN Investment, Inc.                             Delaware                  5499               52-2081543
Informed Nutrition, Inc.                        Florida                   5499               52-2005781
Nutra Manufacturing, Inc. (f/k/a Nutricia
  Manufacturing USA, Inc.)                      South Carolina            2834               52-1456779

---------------

* Address and telephone number of principal executive offices are the same as General Nutrition Centers, Inc.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED APRIL 15, 2004

PROSPECTUS

                                   (GNC LOGO)

                        GENERAL NUTRITION CENTERS, INC.
               OFFER TO EXCHANGE $215,000,000 OF ITS OUTSTANDING
                   8 1/2% SENIOR SUBORDINATED NOTES DUE 2010
                                      FOR
                   8 1/2% SENIOR SUBORDINATED NOTES DUE 2010
     THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED

     THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
   --   , 2004, UNLESS WE EXTEND THE EXCHANGE OFFER IN OUR SOLE AND ABSOLUTE
DISCRETION.

     Terms of the exchange offer:

          - We will exchange the new notes for all outstanding old notes that are validly tendered and not withdrawn pursuant to the exchange offer.

          - You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

          - The terms of the new notes are substantially identical to those of the outstanding old notes, except that the transfer restrictions and registration rights relating to the old notes will not apply to the new notes.

          - The exchange of old notes for new notes will not be a taxable transaction for U.S. federal income tax purposes. You should see the discussion under the heading "Material United Stated Federal Income Tax Considerations" for more information.

          - We will not receive any cash proceeds from the exchange offer.

          - We issued the old notes in a transaction not requiring registration under the Securities Act, and as a result, transfer of the old notes is restricted. We are making the exchange offer to satisfy your registration rights, as a holder of the old notes.

     There is no established trading market for the new notes or the old notes.

     Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed, that for a period of 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale.

     SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF RISKS YOU SHOULD CONSIDER PRIOR TO TENDERING YOUR OUTSTANDING OLD NOTES FOR EXCHANGE.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is    --   , 2004

                               TABLE OF CONTENTS

                                              PAGE
                                              ----
Where You Can Find More Information.........    i
Industry and Market Data....................   ii
Trademarks..................................   ii
Forward-Looking Statements..................   ii
Summary.....................................    1
Risk Factors................................   15
Use of Proceeds.............................   28
Ratio of Earnings to Fixed Charges..........   28
Capitalization..............................   29
Selected Consolidated Financial Data........   30
Unaudited Pro Forma Consolidated Financial
  Data......................................   34
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations................................   36
Business....................................   52
Management..................................   70

                                              PAGE
                                              ----
Executive Compensation......................   76
Security Ownership of Certain Beneficial
  Owners and Management.....................   80
Certain Relationships and Related Party
  Transactions..............................   82
The Exchange Offer..........................   83
Description of Senior Credit Facility.......   90
Description of the New Notes................   91
Material United States Federal Income Tax
  Considerations............................  136
Material ERISA Considerations...............  137
Plan of Distribution........................  138
Legal Matters...............................  139
Experts.....................................  139
Index to Consolidated Financial
  Statements................................  F-1

                             ---------------------

     In this prospectus, unless the context requires otherwise, "we," "us," "our" or "GNC" refer to General Nutrition Centers, Inc. and its consolidated subsidiaries, and "guarantors" or "subsidiary guarantors" means our subsidiaries that will guarantee the payments due under the new notes as described under the caption "Description of the New Notes." References to "our stores" refer to our company-owned stores and our franchised stores. References to "our locations" refer to our stores and our "store-within-a-store" locations at Rite Aid(R). References to "fiscal" and a particular year herein refer to our fiscal year ended on the last day of December of such year. On December 5, 2003, we acquired 100% of the outstanding equity interests of General Nutrition Companies, Inc. from Numico USA, Inc., a subsidiary of Royal Numico N.V., and merged General Nutrition Companies, Inc. with and into us. The selected financial data for the period from January 1, 2003 to December 4, 2003 represents the period in 2003 that General Nutrition Companies, Inc. was owned by Royal Numico, N.V. The selected financial data for the 27 days ended December 31, 2003 represents the period of operations in 2003 subsequent to the Acquisition.

     The "old notes" consisting of the 8 1/2% Senior Subordinated Notes due 2010 that were issued on December 5, 2003 and the "new notes" consisting of the 8 1/2% Senior Subordinated Notes due 2010 offered pursuant to this prospectus are sometimes collectively referred to in this prospectus as the "notes."

                             ---------------------

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement on Form S-4 that we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the new notes, you should refer to the registration statement. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. We have filed these documents as exhibits to our registration statement.

     We are not currently subject to the periodic reporting and other informational requirements of the Exchange Act. The indenture governing the notes requires that we file reports under the Exchange Act with the SEC and furnish information to the trustee and holders of the notes. See "Description of the New Notes -- Covenants -- SEC Reports and Reports to Holders." Information may be obtained from us at 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222,
Attention: Chief Legal Officer. To ensure timely delivery, please make your request as soon as practicable and, in any event, no later than five business days prior to the expiration of the exchange offer.

     Upon the effectiveness of the registration statement, we will become subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, will file periodic reports and other information with the SEC. Such periodic reports and other information will be available for inspection and copying at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and through the SEC's Internet site at http://www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

                             ---------------------

                            INDUSTRY AND MARKET DATA

     This prospectus includes market and industry data that we obtained from industry publications and surveys. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein.

                             ---------------------

                                   TRADEMARKS

     We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. Our service marks and trademarks include the GNC(R) name. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder. Use or display by us of other parties' trademarks, trade names or service marks is not intended to and does not imply a relationship with, or endorsement or sponsorship by us of, the trademark, trade name or service mark owner.

                             ---------------------

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, and other information that is not historical information. Many of these statements appear, in particular, under the headings "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." When used in this prospectus, the words "believes," "anticipates," "plans," "expects," "intends," "estimates," "projects" and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, our examination of historical operating trends, are based upon our current expectations and various assumptions. We believe there is a reasonable basis for our expectations and beliefs, but we may not realize our expectations and our beliefs may not prove correct. Important factors that could cause our actual results to differ materially from the forward-looking statements are set forth in this prospectus, including under the heading "Risk Factors" and include, among others:

     - the incurrence of material products liability and products recall costs;

     - significant competition in our industry;

     - unfavorable publicity or consumer perception of our products;

     - costs of compliance with governmental regulations;

     - our failure to keep pace with the demands of our customers for new products and services;

     - the lack of long-term experience with human consumption of some of our products with innovative ingredients;

     - increases in the frequency and severity of insurance claims, particularly claims for which we are self-insured;

     - the failure of our franchisees to conduct their operations profitably;

     - our inability to attract new franchisees or limitations from franchise regulations; and

     - economic, political and other risks associated with our international operations.

     All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

                                    SUMMARY

     This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of the information that you may consider important in making your investment decision, we encourage you to read this entire prospectus, and the documents to which we refer you. Before making an investment decision, you should carefully consider the information set forth under the heading "Risk Factors" and our consolidated financial statements and accompanying notes included elsewhere in this prospectus.

                        GENERAL NUTRITION CENTERS, INC.

     We are the largest global specialty retailer of nutritional supplements, which include sports nutrition products, diet products, vitamins, minerals and herbal supplements (VMHS) and specialty supplements. We derive our revenues principally from product sales through our company-owned stores, franchise activities and sales of products manufactured in our facilities to third parties. We sell products through a worldwide network of 5,745 locations operating under the GNC(R) brand name. The GNC brand name is one of the most widely recognized brands in the nutritional supplements industry. An estimated 84% of the U.S. population recognizes GNC as a source of health and wellness products. Our product mix, which is focused on high-margin, value-added nutritional products, is sold under our GNC proprietary brands, including Pro Performance(R), Total Lean(TM) and Preventive Nutrition(R), and under nationally recognized third-party brands, including Atkins(R), Muscletech(R) and EAS(R).

     The following charts illustrate, for the year ended December 31, 2003, the percentage of our net revenues generated by our three business segments and the percentage of our net U.S. retail supplement revenues generated by our four product categories:

          NET REVENUES BY SEGMENT                      NET U.S. RETAIL SUPPLEMENT REVENUES
                                                               BY PRODUCT CATEGORY

                (PIE CHART)                                        (PIE CHART)

BUSINESS OVERVIEW

Retail Locations

     Our retail network represents the largest specialty retail store network in the nutritional supplements industry. As of December 31, 2003, there were 5,098 GNC locations in the United States and Canada and 647 franchised stores operating in other international locations under the GNC name. Of our U.S. and Canadian locations, 2,748 were company-owned stores, 1,362 were franchised stores and 988 were GNC "store-within-a-store" locations under our strategic alliance with Rite Aid(R). Our retail network in the United States was over nine times larger than that of our nearest specialty retail competitor as of December 31, 2003. Most of our U.S. stores are between 1,000 and 2,000 square feet and are located in shopping malls and strip shopping centers. In the fourth quarter of 2002, we completed a $23.5 million store reset and upgrade program, $6.1 million of which was funded by our franchisees. As a result, many of our stores have a modern and customer-friendly layout and promote our GNC Live Well theme.

Franchise Activities

     As of December 31, 2003, we had 1,362 franchised stores in the United States and Canada and 647 international franchised stores. We generate income from franchise activities primarily through product sales to franchisees, royalties on franchise retail sales and franchise fees. To assist our franchisees in the successful operation of their stores and to protect our brand image, we offer a number of services to franchisees including training, site selection, construction assistance and accounting services. We believe that our franchise program enhances our brand awareness and market presence and will enable us to expand our store base internationally with limited capital expenditures by us. We enjoy strong relationships with our franchisees, as evidenced by our franchisee renewal rate of over 98% between 2000 and 2003. Our franchise program has been recognized numerous times by several publications as one of the top franchise programs in the country.

"Store-Within-a-Store" Locations

     To increase brand awareness and promote access to customers who may not frequent specialty nutrition stores, we entered into a strategic alliance with Rite Aid to open our GNC "store-within-a-store" locations. As of December 31, 2003, we had 988 stores-within-a-store locations. Through this strategic alliance, we generate revenues from sales to Rite Aid of our products at wholesale prices, the manufacture of Rite Aid private label products and retail sales of consignment inventory. We are Rite Aid's sole supplier for the PharmAssure(R) vitamin brand and a number of Rite Aid private label supplements.

Products

     We offer a wide range of high-quality nutritional supplements sold under our GNC proprietary brand names, including Pro Performance, Total Lean and Preventive Nutrition, and under nationally recognized third-party brand names, including Atkins, Muscletech and EAS. Sales of our proprietary brands at our company-owned stores represented approximately 42% of our net retail product revenues for the year ended December 31, 2003. We develop our proprietary products independently at our own facilities and through collaborative efforts with our suppliers. We believe that new products are a key driver of customer traffic and purchases, and we are committed to developing new and innovative products for the nutritional supplements industry. During the year ended December 31, 2003, we launched 37 new proprietary products, and we currently have over 50 new products under development for launch during 2004.

Marketing

     We market our proprietary brands of nutritional products through an integrated marketing program that includes television, print and radio media, storefront graphics, direct mailings to members of our Gold Card program and point of purchase materials. Our Gold Card program is a key component of our marketing strategy and entitles members to discount offers and other benefits. With 4.8 million Gold Card members as of December 31, 2003, we believe that our Gold Card program builds customer loyalty and serves to make us a destination retailer. We also benefit from product advertising paid for entirely by third-party vendors that promotes their products and identifies our stores as a place to purchase their products.

Manufacturing and Distribution

     With our state-of-the-art manufacturing and distribution facilities supporting our retail stores, we are a low-cost, vertically integrated producer and supplier of high-quality nutritional supplements. We operate two manufacturing facilities in South Carolina and three distribution centers located in Pennsylvania, South Carolina and Arizona. Although we utilize our facilities primarily for the production of our proprietary products that are sold at GNC locations, we have available capacity to produce products for sale to third-party customers. By controlling the production and distribution of our proprietary products, we can protect product quality, monitor delivery times and maintain appropriate inventory levels.

INDUSTRY OVERVIEW

     The U.S. nutritional supplements retail industry is large and highly fragmented, with no single industry participant accounting for more than 10% of total industry retail sales in 2002. Participants include specialty retailers, supermarkets, drugstores, mass merchants, multi-level marketing organizations, mail order and a variety of other smaller channels. The nutritional supplements sold through these channels are divided into four major product categories: sports nutrition products, diet products, VMHS and specialty supplements. Most supermarkets, drugstores and mass merchants have narrow product offerings limited primarily to simple vitamins and herbs, and their share of the nutritional supplements market over the last five years has remained relatively constant.

     During the 1990s, our industry underwent a period of rapid expansion. From 1990 to 2002, industry retail sales grew at a compound annual growth rate of 10.0%, with the most rapid growth in the early 1990s. Total retail sales in the industry reached approximately $18.8 billion in 2002 and are estimated to grow at a compound annual growth rate of 3.7% between 2002 and 2008. During this same period, the diet products and specialty supplements categories are estimated to grow at compound annual growth rates of 8.8% and 5.9%, respectively, driving overall industry growth. Additionally, several demographic, healthcare and lifestyle trends are expected to drive the continued growth of the nutritional supplements industry. These trends include:

     - Increasing Focus on Fitness: The number of Americans belonging to health clubs has grown 23% from 29.5 million in 1998 to 36.3 million in 2002, according to a 2002 trend report published by the International Health, Racquet & Sportsclub Association. We believe that fitness-oriented consumers are interested in taking sports nutrition products to increase energy, endurance and strength during exercise.

     - Increasing Incidence of Obesity: Diet products are growing in popularity. According to a 2002 study by the National Heart, Lung and Blood Institute, 61% of adults ages 20-74 are either overweight or obese. An estimated 46% of adults in the United States are currently dieting, according to a 2003 Gallup Study of Dieting and the Market for Diet Products and Services.

     - Aging Population: The average age of the U.S. population is increasing. U.S. Census Bureau data indicates that the number of Americans age 55 or older is expected to increase by 19% from 2003 to 2010. According to a 2001 Simmon Market Research Bureau data report, consumers over the age of 55 are significantly more likely to use VMHS products than younger persons.

     - Rising Healthcare Costs and Use of Preventive Measures: Healthcare related costs have increased substantially in the United States. According to a leading healthcare provider, private health insurance premiums increased an average of 13.9% from 2002 to 2003, with an average premium for family coverage of $9,068 in 2003. To reduce medical costs and avoid the complexities of dealing with the healthcare system, many consumers take preventive measures, including alternative medicines and nutritional supplements.

COMPETITIVE STRENGTHS

     Our strengths include:

     UNMATCHED SPECIALTY RETAIL FOOTPRINT. Our retail network in the United States was over nine times larger than that of our nearest specialty retail competitor at December 31, 2003. The size of our retail network provides us with advantages within the fragmented nutritional supplements industry. For instance, our scale helps us to attract industry-leading vendors to sell their products in our locations, often on a preferred basis. Our extensive retail footprint in established territories also provides us with broad distribution capabilities that are difficult to replicate. Through our multiple store formats located across the United States, large franchise operations and extensive international store base, we are not dependent on any single format or geographic location.

     STRONG BRAND RECOGNITION. We have strong brand recognition within the nutritional supplements industry. According to a September 2003 Parker Awareness Tracking Study Report, an estimated 84% of the U.S. population recognized the GNC brand name as a source of health and wellness products. We utilize extensive marketing and advertising campaigns through television, print and radio media, storefront graphics, Gold Card membership communications and point of purchase materials to strengthen our established brand name and reinforce our broad consumer recognition.

     EXTENSIVE PRODUCT SELECTION. We offer an extensive mix of brands and products, including approximately 2,100 SKUs across multiple categories. This variety provides our customers with a vast selection of products to fit their specific needs and provides us with an advantage over drugstores, supermarkets and mass merchants who offer a more limited product selection. Our products include powders, bars, tablets, meal replacements, shakes and teas. With a broad range of products, our success does not depend on any one specific product or vendor. During the year ended December 31, 2003, no single product accounted for more than 4.7% of our company-owned store sales.

     WELL POSITIONED IN HIGH-GROWTH CATEGORIES. We believe that we are well positioned in the diet products and specialty supplements categories, the two fastest growing categories within the nutritional supplements industry. Although the diet products and specialty supplements categories represent only 26% of the nutritional supplements industry's 2002 retail sales, our sales of products within these categories represented 42% of our net U.S. retail product revenues in 2002. Industry sales of these categories are expected to grow at compound annual growth rates of 8.8% and 5.9%, respectively, from 2002 to 2008, exceeding the overall industry's estimated compound annual growth rate of 3.7% for the same period.

     INNOVATIVE NEW PRODUCT DEVELOPMENT. We believe that new products are a key driver of customer traffic and purchases. Interactions with our customers and raw materials vendors help us identify changes in consumer trends that, in turn, influence our development, manufacturing and marketing of new products. Our dedicated development teams conduct extensive market research and formulate new products utilizing scientific methods and third-party product testing. The key areas of our development focus are the diet products category and the specialty supplements category, which includes products that are geared to specific nutritional concerns. During the year ended December 31, 2003, we launched 37 new proprietary products, which generated $38.0 million of our net revenues during this period. We currently have over 50 new products under development for launch during 2004, of which 27 are expected to be diet products or specialty supplements.

     GOLD CARD PROGRAM CUSTOMER BASE. Our Gold Card program, with 4.8 million members as of December 31, 2003, has been a core promotional program for over ten years and continues to be a key driver of customer sales. During the year ended December 31, 2003, 56% of U.S. company-owned store sales were generated from purchases by customers using Gold Cards. The Gold Card program also gives us access to a large database of nutritional supplement consumers and allows us to match and analyze consumers' product buying patterns. We cultivate customer loyalty through a combination of discount offers and targeted marketing efforts aimed toward our Gold Card members. We believe that our Gold Card program serves to make us a destination retailer.

     VALUE-ADDED CUSTOMER SERVICE. Our sales associates are trained to provide guidance to customers with respect to the broad selection of products sold in GNC stores. We believe this level of customer service provides us with an advantage over supermarkets, drugstores and mass merchants. Our sales associates are prepared to educate customers about product features and direct them to products that will address their specific requests. In 2002, we instituted the "GNC University," an online training program for our sales associates at our company-owned stores and for sales associates at participating franchised locations. We provide additional education and training materials through a monthly newsletter detailing new products and through interactive training modules. We also provide a wide range of nutritional information in numerous forms, including signage, brochures, and touch screen computers enabling customers to make informed purchases.

     VERTICALLY INTEGRATED OPERATIONAL CAPABILITIES. Our vertically integrated manufacturing, distribution and retail capabilities differentiate us from many of our competitors. Our state-of-the-art manufacturing facilities and distribution centers, combined with our retail footprint, enable us to better control costs and protect product quality. We are also able to monitor delivery times and to maintain appropriate inventory levels for our proprietary products by controlling production scheduling and distribution.

     EXPERIENCED MANAGEMENT TEAM AND EQUITY SPONSOR. Our senior management team is comprised of experienced retail executives who have, on average, been employed with us for over 15 years. Our equity sponsor is an affiliate of Apollo Management, L.P., which is among the most active private investment firms in the United States and has considerable experience investing in retail companies. In addition, our board of directors is comprised of executives with significant experience in the retail industry. As of February 10, 2004, our senior management and our directors owned approximately 2.3% in the aggregate, and have options to purchase an additional 5.6%, in the aggregate, of the fully diluted common equity of our parent company.

BUSINESS STRATEGY

     We have implemented a series of initiatives geared toward improving our operating and financial performance. As part of these initiatives, we have:

     - revised pricing through the elimination of BOGO (Buy One Get One half price) and created an every day competitively priced structure to drive customer traffic;

     - re-established an independent research and development effort to improve our proprietary product offerings;

     - reset and upgraded our stores, creating a more modern and customer-friendly layout;

     - improved efficiencies through fixed operating cost reductions and rationalization of our store base; and

     - launched ephedra-free products such as Total Lean to capitalize on opportunities in the rapidly growing diet products category.

     We believe these initiatives have helped to improve our recent business performance. Our company-owned same store sales increased by 0.1% for the year ended December 31, 2003 and by 11.0% for the three-months ended December 31, 2003. Similarly, U.S. franchised same store sales increased by 0.8% for the year ended December 31, 2003 and by 10.0% for the three-months ended December 31, 2003. We cannot assure you that we will continue to achieve same store sales growth at the levels experienced in the fourth quarter of 2003.

     To increase our future revenues and to drive profitability and cash flow generation, we intend to continue to:

     - focus on higher-growth categories, such as diet products and specialty supplements;

     - forge direct relationships with raw material suppliers and third-party product vendors in order to position ourselves to be first-to-market with new and innovative proprietary and third-party products;

     - utilize our extensive customer database to improve customer loyalty, facilitate direct marketing, and increase cross-sell and up-sell opportunities;

     - shift our product mix to emphasize higher-margin proprietary products, particularly diet products and specialty supplements;

     - close approximately 104 underperforming stores (68 of which have been closed as of March 31, 2004) and aggressively promote nearby stores to maximize revenue transfer;

     - increase third-party manufacturing to improve capacity utilization;

     - improve inventory management to reduce levels of discontinued inventory and increase inventory turns at both the store and distribution center levels; and

     - leverage our strong franchise operations by expanding internationally, which will require limited capital expenditures by us.

                                THE ACQUISITION

     On December 5, 2003, we acquired 100% of the outstanding equity interests of General Nutrition Companies, Inc. from Numico USA, Inc., a subsidiary of Royal Numico N.V., and merged General Nutrition Companies, Inc. with and into us. The aggregate purchase price for the acquisition was $747.4 million, consisting of $733.2 million in cash payable at closing and the assumption of $14.2 million of mortgage indebtedness. Subject to certain limitations, Royal Numico N.V. and Numico USA agreed to indemnify us for losses arising from, among other things, breaches of representations and warranties, breaches of covenants and certain liabilities relating to the business of General Nutrition Companies, Inc. arising prior to the closing date as well as certain losses payable in connection with certain litigation, including claims related to products containing ephedra or Kava Kava sold prior to December 5, 2003. Simultaneously with the closing of the acquisition, we entered into a new senior credit facility with a syndicate of lenders. The senior credit facility consists of a $285.0 million term loan facility and a $75.0 million revolving credit facility. We borrowed the full $285.0 million under the term loan facility to fund a portion of the acquisition purchase price, but made no borrowings under the revolving credit facility. Our obligations under the senior credit facility are guaranteed by our parent company, General Nutrition Centers Holding Company, and our domestic subsidiaries. See "Description of Senior Credit Facility" for a more detailed description of our senior credit facility. We also used the net proceeds from the offering of the old notes to fund a portion of the acquisition purchase price. In addition, our parent company received an equity contribution of $277.5 million in exchange for the issuance of its common and preferred stock and contributed the full amount of the equity contribution to us to fund a portion of the acquisition. Our parent initially issued all of its common stock and preferred stock to GNC Investors, LLC, which we refer to in this prospectus as our equity sponsor, and certain members of our management. Apollo Management V, L.P., an affiliate of Apollo Management, L.P., and other institutional investors own all of the equity interests of our equity sponsor, with Apollo as the controlling holder. GNC Investors subsequently resold all of our parent's preferred stock to other institutional investors. The preferred stock is nonvoting and exchangeable at our parent's option under specified circumstances for its senior subordinated indebtedness, the terms of which are similar to the old notes. In addition, subsequent to the acquisition, our parent sold additional shares of its common stock to certain of our directors and members of our management.

     In connection with the acquisition, we closed 68 underperforming stores as of March 31, 2004 and plan to close approximately 36 additional underperforming stores during 2004. The acquisition and related fees and expenses were, and the expenses expected as a result of the store closures will be, financed with the net proceeds from the old notes offering, the initial borrowings under our senior credit facility and the initial equity contribution by our equity sponsor, certain of our directors and members of our management, as described above.

     As used in this prospectus, the "Acquisition" refers to the acquisition of General Nutrition Companies, Inc. from Numico USA, Inc. in December 2003 described above.

                                 EQUITY SPONSOR

     Our equity sponsor is an affiliate of Apollo Management, L.P. Apollo was founded in 1990 and is among the most active private investment firms in the United States in terms of both number of investment transactions completed and aggregate dollars invested. Since its inception, Apollo has managed the investment of an aggregate of approximately $14 billion in equity capital in a wide variety of industries, both domestically and internationally, and has considerable experience investing in retail companies. As of December 31, 2003, Apollo indirectly owned 73% of the equity interests of our equity sponsor, and other institutional investors and members of our management own the remaining equity interests.

                               THE EXCHANGE OFFER

Old Notes.....................   8 1/2% Senior Subordinated Notes due 2010,
                                 which we issued December 5, 2003.

New Notes.....................   8 1/2% Senior Subordinated Notes due 2010, the
                                 issuance of which has been registered under the Securities Act of 1933. The form and the terms of the new notes are identical in all material respects to those of the old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

Exchange Offer................   We are offering to issue up to $215,000,000
                                 aggregate principal amount of the new notes in exchange for a like principal amount of the old notes to satisfy our obligations under the registration rights agreement that we entered into when the old notes were issued in a transaction consummated in reliance upon the exemption from registration provided by Rule
                                 144A under the Securities Act.

Expiration Date; Tenders......   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on           , 2004, unless
                                 extended in our sole and absolute discretion.
                                 By tendering your old notes, you represent to us that:

                                 - you are not our "affiliate," as defined in
                                   Rule 405 under the Securities Act;

                                 - any new notes you receive in the exchange
                                   offer are being acquired by you in the
                                   ordinary course of your business;

                                 - at the time of the commencement of the
                                   exchange offer, neither you nor, to your knowledge, anyone receiving new notes from you, has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes in violation of the Securities Act;

                                 - if you are a broker-dealer, you will receive
                                   the new notes for your own account in
                                   exchange for old notes that were acquired by you as a result of your market making or other trading activities and that you will deliver a prospectus in connection with any resale of the new notes you receive. For further information regarding resales of the new notes by participating broker-dealers, see the discussion under the caption "Plan of Distribution"; and

                                 - if you are not a participating broker-dealer,
                                   you are not engaged in, and do not intend to engage in, the distribution of the new notes, as defined in the Securities Act.

Withdrawal; Non-Acceptance....   You may withdraw any old notes tendered in the
                                 exchange offer at any time prior to 5:00 p.m.,
                                 New York City time, on           , 2004. If we
                                 decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of the old notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company, which we sometimes refer to in this prospectus as DTC, any withdrawn or unaccepted old notes will be credited to the tendering holders' account at DTC. For further information regarding the withdrawal of the tendered old notes, see "The Exchange Offer -- Terms of the
                                 Exchange Offer; Period for Tendering Old Notes" and "The Exchange Offer -- Withdrawal Rights."

Conditions to the Exchange
Offer.........................   We are not required to accept for exchange or
                                 to issue new notes in exchange for any old notes, and we may terminate or amend the exchange offer if any of the following events occur prior to our acceptance of the old notes:

                                 - the exchange offer violates any applicable
                                   law or applicable interpretation of the staff of the Securities and Exchange Commission;

                                 - an action or proceeding shall have been
                                   instituted or threatened in any court or by any governmental agency that might materially impair our or our guarantors' ability to proceed with the exchange offer;

                                 - we do not receive all the governmental
                                   approvals that we believe are necessary to consummate the exchange offer; or

                                 - there has been proposed, adopted, or enacted
                                   any law, statute, rule or regulation that, in our reasonable judgment, would materially impair our ability to consummate the exchange offer.

                                 We may waive any of the above conditions in our reasonable discretion. See the discussion below under the caption "The Exchange
                                 Offer -- Conditions to the Exchange Offer" for more information regarding the conditions to the exchange offer.

Procedures for Tendering Old
Notes.........................   Unless you comply with the procedure described
                                 below under the caption "The Exchange
                                 Offer -- Guaranteed Delivery Procedures," you must do one of the following on or prior to the expiration or termination of the exchange offer to participate in the exchange offer:

                                 - tender your old notes by sending the
                                   certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal and all other documents required by the letter of transmittal, to U.S. Bank National Association, as exchange agent, at one of the addresses listed below under the caption "The Exchange Offer -- Exchange Agent"; or

                                 - tender your old notes by using the book-entry
                                   transfer procedures described below and
                                   transmitting a properly completed and duly executed letter of transmittal, or an agent's message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, U.S. Bank National Association, as exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent's account at DTC prior to the expiration or termination of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent's message, see the discussion below under the caption "The Exchange
                                   Offer -- Book-Entry Transfers."

Guaranteed Delivery
Procedures....................   If you are a registered holder of old notes and
                                 wish to tender your old notes in the exchange offer, but

                                 - the old notes are not immediately available;

                                 - time will not permit your old notes or other
                                   required documents to reach the exchange agent before the expiration or termination of the exchange offer; or

                                 - the procedure for book-entry transfer cannot
                                   be completed prior to the expiration or
                                   termination of the exchange offer;

                                   then you may tender old notes by following the procedures described below under the caption "The Exchange Offer -- Guaranteed Delivery Procedures."

Special Procedures for
Beneficial Owners.............   If you are a beneficial owner whose old notes
                                 are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender them on your behalf. If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name, or obtain a properly completed bond power from the person in whose name the old notes are registered.

Material United States Federal
Income Tax Considerations.....   The exchange of the old notes for new notes in
                                 the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion below under the caption "Material United States Federal
                                 Income Tax Considerations," for more
                                 information regarding the United States federal income tax consequences to you of the exchange offer.

Use of Proceeds...............   We will not receive any cash proceeds from the
                                 exchange offer.

Exchange Agent................   U.S. Bank National Association is the exchange
                                 agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption, "The Exchange
                                 Offer -- Exchange Agent."

Resales.......................   Based on interpretations by the staff of the
                                 SEC, as set forth in no-action letters issued to third parties, we believe that the new notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the
                                 Securities Act as long as:

                                 - you are acquiring the new notes in the
                                   ordinary course of your business;

                                 - you are not participating, do not intend to
                                   participate and have no arrangement or
                                   understanding with any person to participate, in a distribution of the new notes; and

                                 - you are not an affiliate of ours.

                                 If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the new notes:

                                 (1) you cannot rely on the applicable
                                     interpretations of the staff of the SEC;
                                     and

                                 (2) you must comply with the registration
                                     requirements of the Securities Act in
                                     connection with any resale transaction.

                                 Each broker or dealer that receives new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, resale, or other transfer of the new notes issued in the exchange offer, including information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes.

                                 Furthermore, any broker-dealer that acquired any of its old notes directly from us:

                                 - may not rely on the applicable interpretation
                                   of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley Co. Inc., SEC no-action letter (June 5, 1991) and Shearman Sterling, SEC no-action letter (July 2, 1983); and

                                 - must also be named as a selling noteholder in
                                   connection with the registration and
                                   prospectus delivery requirements of the
                                   Securities Act relating to any resale
                                   transaction.

Broker-Dealers................   Each broker-dealer that receives new notes for
                                 its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes which were received by the broker-dealer as a result of market making or other trading activities. We have agreed that for a period of up to 180 days after the consummation of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution" beginning on page 137 for more information.

Registration Rights
Agreement.....................   When we issued the old notes in December 2003,
                                 we entered into a registration rights agreement with the initial purchasers of the old notes. Under the terms of the registration rights agreement, we agreed to:

                                 - cause the exchange offer registration
                                   statement to be filed with the Securities and Exchange Commission on or prior to 150 days after the closing date of the offering of the old notes;

                                 - use all commercially reasonable efforts to
                                   have the exchange offer registration
                                   statement declared effective no later than 250 days after the closing date of the offering;

                                 - use all commercially reasonable efforts to
                                   consummate the exchange offer within 30
                                   business days after the date on which the exchange offer registration statement is declared effective;

                                 - use all commercially reasonable efforts to
                                   file a shelf registration statement for the resale of the old notes if we cannot effect an exchange offer within the time periods listed above and in certain other circumstances; and

                                 - if we fail to meet our registration
                                   obligations, we will pay liquidated damages in an amount equal to 0.25% per annum of the principal amount of old notes held by a holder for each day that we default on our registration obligations, increasing by an additional 0.25% per annum of the principal amount of old notes for each subsequent 90-day period our registration obligations are not met, up to a maximum of liquidated damages equal to 1.00% per annum of the principal amount of old notes.

                                  RISK FACTORS

     Investing in the notes involves a number of material risks. For a discussion of certain risks that should be considered in connection with an investment in the notes, see "Risk Factors" included elsewhere in this prospectus.

                          ADDRESS AND TELEPHONE NUMBER

     Our principal executive office is located at 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222, and our telephone number is (412) 288-4600.

                    CONSEQUENCES OF NOT EXCHANGING OLD NOTES

     If you do not exchange your old notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on the certificate for your old notes. In general, you may offer or sell your old notes only:

     - if they are registered under the Securities Act and applicable state securities laws;

     - if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

     - if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

     We do not currently intend to register the old notes under the Securities Act. Under some circumstances, however, holders of the old notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell new notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of the old notes by these holders. For more information regarding the consequences of not tendering your old notes and our obligations to file a shelf registration statement, see "The Exchange Offer -- Consequences of Exchanging or Failing to Exchange Old Notes" and "Description of New Notes -- Registration Rights."

                      SUMMARY DESCRIPTION OF THE NEW NOTES

     The terms of the new notes and those of the outstanding old notes are substantially identical, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. For a more complete understanding of the new notes, see "Description of New Notes" in this prospectus.

Issuer........................   General Nutrition Centers, Inc.

Securities Offered............   $215,000,000 in aggregate principal amount of
                                 8 1/2% Senior Subordinated Notes due 2010.

Maturity Date.................   December 1, 2010.

Interest Payment Dates........   June 1 and December 1 of each year, commencing
                                 June 1, 2004.

Guarantees....................   The new notes will be fully and unconditionally
                                 guaranteed on a senior subordinated basis by all of our existing and future material domestic subsidiaries. Our foreign subsidiaries and our immaterial domestic subsidiaries have not guaranteed the old notes and will not guarantee the new notes. Our non-guarantor subsidiaries accounted for less than 4.6% of our net revenues for the year ended December
                                 31, 2003, and less than 5.2% of our total assets as of December 31, 2003. See
                                 "Description of the New Notes -- Guarantees."

Ranking.......................   The old notes are, and the new notes will be,
                                 unsecured senior subordinated obligations.

                                 Accordingly, they will be:

                                 - subordinated in right of payment to all of
                                   our and the guarantors' existing and future senior debt, including indebtedness under our senior credit facility;

                                 - equal in right of payment to our and the
                                   guarantors' existing and future senior
                                   subordinated debt;

                                 - senior in right of payment to all of our and
                                   the guarantors' existing and future
                                   subordinated debt; and

                                 - structurally subordinated to all obligations
                                   of our non-guarantor subsidiaries.

                                 In addition, as of December 31, 2003, we and our subsidiaries had an aggregate of $299.2 million of secured indebtedness outstanding (excluding $5.4 million of letters of credit, $4.4 million of which were cash collateralized) and an additional $74.0 million available for borrowing on a secured basis under our senior credit facility, after giving effect to the use of $1.0 million of the revolving credit facility to secure letters of credit. In the event that our secured creditors exercise their rights with respect to our pledged assets, the proceeds of the liquidation of those assets will first be applied to repay obligations secured by the first priority liens and then to repay other secured indebtedness before any unsecured indebtedness, including the notes, is repaid. For more information on the ranking of the new notes, see "Description of the New Notes -- Ranking."

Optional Redemption...........   On or after December 1, 2007, we may redeem
                                 some or all of the notes at the redemption prices set forth under "Description of the New
                                 Notes -- Optional Redemption."

                                 Prior to December 1, 2006, we may redeem up to 35% of the aggregate principal amount of the notes issued in this offering with the net proceeds of certain equity offerings at the redemption price set forth under "Description of the New Notes -- Optional Redemption."

Offer to Purchase.............   If we experience a change of control or we or
                                 any of our restricted subsidiaries sell certain assets, we may be required to offer to purchase the notes at the prices set forth under "Description of the New Notes -- Certain
                                 Covenants -- Change of Control" and
                                 "-- Limitation on Sales of Assets."

Covenants.....................   The indenture governing the old notes will also
                                 govern the new notes. The indenture limits our ability and the ability of the guarantors to:

                                 - incur additional indebtedness and issue
                                   preferred stock;

                                 - make restricted payments;

                                 - allow restrictions on the ability of certain
                                   subsidiaries to make distributions;

                                 - sell assets;

                                 - enter into certain transactions with
                                   affiliates; and

                                 - create liens.

                                 Each of the covenants is subject to a number of important exceptions and qualifications. See "Description of the New Notes -- Certain Covenants."

                                  RISK FACTORS

     You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before tendering your old notes in the exchange offer. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

RISKS RELATING TO THE NOTES

SOME HOLDERS WHO EXCHANGE THEIR OLD NOTES MAY BE DEEMED TO BE UNDERWRITERS, AND THESE HOLDERS WILL BE REQUIRED TO COMPLY WITH THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS IN CONNECTION WITH ANY RESALE TRANSACTION.

     If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

THERE IS NO ESTABLISHED TRADING MARKET FOR THE NEW NOTES, AND YOU MAY FIND IT DIFFICULT TO SELL YOUR NEW NOTES.

     There is no existing trading market for the new notes. We do not intend to apply for listing or quotation of the new notes on any exchange. Therefore, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be, nor can we make any assurances regarding the ability of new note holders to sell their new notes, the amount of new notes to be outstanding following the exchange offer or the price at which the new notes might be sold. As a result, the market price of the new notes could be adversely affected.

HOLDERS WHO FAIL TO EXCHANGE THEIR OLD NOTES WILL CONTINUE TO BE SUBJECT TO RESTRICTIONS ON TRANSFER.

     If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on the certificates for your old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or are offered and sold under an exemption from these requirements. We do not plan to register the old notes under the Securities Act. Furthermore, we have not conditioned the exchange offer on receipt of any minimum or maximum principal amount of old notes. As old notes are tendered and accepted in the exchange offer, the principal amount of remaining outstanding old notes will decrease. This decrease will reduce the liquidity of the trading market of the old notes. We cannot assure you of the liquidity, or even the continuation, of the trading market for the outstanding notes following the exchange offer. For further information regarding the consequences of tendering your old notes in the exchange offer, see the discussions below under the captions "The Exchange Offer -- Consequences of Exchanging or Failing to Exchange Old Notes" and "Material United States Federal Income Tax Considerations."

YOU MUST COMPLY WITH THE EXCHANGE OFFER PROCEDURES IN ORDER TO RECEIVE NEW, FREELY TRADABLE NOTES.

     Delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

     - certificates for old notes or a book-entry confirmation of a book-entry transfer of old notes into the exchange agent's account at DTC, New York, New York as a depository, including an agent's message if the tendering holder does not deliver a letter of transmittal;

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

     - a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message in lieu of the letter of transmittal; and

     - any other documents required by the letter of transmittal.

     Therefore, holders of old notes who would like to tender old notes in exchange for new notes should be sure to allow enough time for the old notes to be delivered on time or the procedure for book entry transfer to be completed prior to the expiration or termination of the exchange offer. We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the Registration Rights Agreement will terminate. See "The Exchange Offer -- Procedures for Tendering Old Notes" and "The Exchange Offer -- Consequences of Exchanging or Failing to Exchange Old Notes."

     As used in this prospectus, the term "agent's message" means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND ABILITY TO FULFILL OUR OBLIGATIONS UNDER THE NOTES AND OTHERWISE ADVERSELY IMPACT OUR BUSINESS AND GROWTH PROSPECTS.

     As of December 31, 2003, our total indebtedness was approximately $514.2 million (of which $215.0 million consisted of the old notes, $285.0 million consisted of borrowings under our senior credit facility (excluding $5.4 million of letters of credit, $4.4 million of which were cash collateralized) and approximately $14.2 million consisted of other secured indebtedness) and we had an additional $74.0 million available for borrowing on a secured basis under our senior credit facility after giving effect to the use of $1.0 million of the revolving credit facility to secure letters of credit.

     Our substantial indebtedness could have important consequences to you. For example, it could:

     - require us to use all or a large portion of our cash to pay principal and interest on the notes, our senior credit facility and our other indebtedness, which could reduce the availability of our cash to fund working capital, capital expenditures and other business activities;

     - increase our vulnerability to general adverse economic and industry conditions;

     - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     - restrict us from making strategic acquisitions or exploiting business opportunities;

     - make it more difficult for us to satisfy our obligations with respect to the notes;

     - place us at a competitive disadvantage compared to our competitors that have less debt; and

     - limit our ability to borrow additional funds, dispose of assets or pay cash dividends.

     Furthermore, all of our indebtedness under our senior credit facility bears interest at variable rates. If these rates were to increase significantly, our ability to borrow additional funds may be reduced and the risks related to our substantial indebtedness would intensify. See "Description of Senior Credit Facility."

     If we are unable to meet our indebtedness obligations, we could be forced to restructure or refinance our obligations, seek equity financing or sell assets. We may be unable to restructure or refinance these obligations, obtain equity financing or sell assets in a timely manner on terms satisfactory to us or at all. If we are unable to restructure or refinance our obligations, we may default under our obligations. Upon an

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

acceleration of such indebtedness, we may not be able to make payments under our indebtedness, including the notes.

ABILITY TO SERVICE DEBT -- WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH TO SERVICE OUR INDEBTEDNESS. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures, product development efforts and other business activities, will depend on our ability to generate cash in the future. This is subject, to a certain extent, to general economic, financial, competitive, legislative, regulatory and other factors, many of which are beyond our control.

     We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule, or that future borrowings will be available to us under our senior credit facility or otherwise in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. If we do not have sufficient liquidity, we may need to refinance or restructure all or a portion of our indebtedness, including the notes, on or before maturity, sell assets or borrow more money. We may not be able to do so on terms satisfactory to us, or at all.

ABILITY TO INCUR ADDITIONAL INDEBTEDNESS -- DESPITE OUR AND OUR SUBSIDIARIES' CURRENT SIGNIFICANT LEVEL OF INDEBTEDNESS, WE MAY STILL BE ABLE TO INCUR MORE INDEBTEDNESS.

     We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although our senior credit facility and the indenture governing the notes each contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, indebtedness incurred in compliance with these restrictions could be substantial. For example, as of December 31, 2003, approximately $74.0 million was available for additional borrowings under our senior credit facility, after giving effect to the use of $1.0 million of the revolving credit facility to secure letters of credit, all of which were secured and senior to the notes. If additional indebtedness is added to our or our subsidiaries' current levels of indebtedness, the substantial risks described above would intensify.

THE NOTES ARE UNSECURED -- THE NOTES AND THE GUARANTEES ARE OUR AND THE GUARANTORS' GENERAL UNSECURED OBLIGATIONS. IF OUR OR THE GUARANTORS' SECURED CREDITORS EXERCISE THEIR RIGHTS WITH RESPECT TO OUR PLEDGED ASSETS, THE PROCEEDS OF THE LIQUIDATION OF THOSE ASSETS WILL FIRST BE APPLIED TO REPAY OBLIGATIONS SECURED BY THE FIRST PRIORITY LIENS AND THEN TO REPAY OTHER SECURED INDEBTEDNESS BEFORE ANY UNSECURED INDEBTEDNESS, INCLUDING THE NOTES, IS REPAID.

     The notes and the guarantees are general unsecured obligations. As of December 31, 2003, we and our subsidiaries had an aggregate of $299.2 million of secured indebtedness outstanding (excluding $5.4 million of letters of credit, $4.4 million of which were cash collateralized), including indebtedness outstanding under our senior credit facility, which was secured by liens on substantially all of our assets and the assets of the guarantors. In the event that our secured creditors exercise their rights with respect to the pledged assets, the proceeds of the liquidation of those assets will first be applied to repay obligations secured by first priority liens and then to repay other secured indebtedness before any unsecured indebtedness, including the notes, is repaid. Holders of the notes will participate ratably in our remaining assets with all holders of our unsecured indebtedness deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness. In addition, we and the guarantors may incur additional secured indebtedness in the future. Depending on the amount of our future secured indebtedness, including borrowings under our senior credit facility, the availability of our assets to satisfy our payment obligations on the notes may be further limited.

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

NOTES AND GUARANTEES ARE JUNIOR TO EXISTING DEBT -- YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES IS JUNIOR TO OUR EXISTING INDEBTEDNESS AND POSSIBLY ALL OF OUR FUTURE BORROWINGS. FURTHER, THE GUARANTEES OF THE NOTES ARE JUNIOR TO ALL OF OUR GUARANTORS' EXISTING INDEBTEDNESS AND POSSIBLY TO ALL OF THEIR FUTURE BORROWINGS.

     The notes and the guarantees rank behind all of our and the guarantors' existing indebtedness (other than trade payables) and all of our and their future borrowings (other than trade payables), except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the notes and the guarantees. As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of our senior indebtedness and of the guarantors' senior indebtedness will be entitled to be paid in full before any payment may be made with respect to the notes or the guarantees.

     In addition, all payments on the notes and the guarantees will be blocked in the event of a payment default on senior indebtedness and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior indebtedness.

     In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the notes will participate with trade creditors and all other holders of our and the guarantors' subordinated indebtedness in the assets remaining after we and the guarantors have paid all of our senior indebtedness in full. However, because the indenture governing the notes requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors, and holders of notes may receive less, ratably, than the holders of our senior indebtedness.

     As of December 31, 2003, the old notes and the guarantees were subordinated to $299.2 million of senior indebtedness (excluding $5.4 million of letters of credit, $4.4 million of which were cash collateralized) and approximately $74.0 million of senior indebtedness was available for borrowing under our senior credit facility, after giving effect to the use of $1.0 million of the revolving credit facility to secure letters of credit. We will be permitted to borrow substantial additional indebtedness, including senior indebtedness, in the future under the terms of the indenture.

NOT ALL SUBSIDIARIES ARE GUARANTORS -- BECAUSE THE NOTES ARE STRUCTURALLY SUBORDINATED TO THE INDEBTEDNESS OF OUR NON-GUARANTOR SUBSIDIARIES, YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES COULD BE ADVERSELY AFFECTED IF ANY OF OUR NON-GUARANTOR SUBSIDIARIES DECLARE BANKRUPTCY, LIQUIDATE, OR REORGANIZE.

     Holders of notes do not have any claim as creditors of our subsidiaries that are not guarantors of the notes. None of our foreign subsidiaries or future immaterial subsidiaries will guarantee the notes. The notes are structurally subordinated to any existing and future preferred stock, indebtedness and other liabilities of any of our subsidiaries that do not guarantee the notes. This is so even if such obligations do not constitute senior indebtedness. In addition, subject to limitations, the indenture permits our non-guarantor subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities that may be incurred by these subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of preferred stock, indebtedness and other liabilities will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. In addition, the ability of the non-guarantor subsidiaries to pay dividends or distributions to us is subject to applicable local laws, tax laws and other restrictions.

HOLDING COMPANY -- WE ARE A HOLDING COMPANY AND THEREFORE DEPEND ON OUR SUBSIDIARIES TO SERVICE OUR DEBT.

     We have no direct operations and no significant assets other than the stock of our subsidiaries. Because we conduct our operations through our operating subsidiaries, we depend on those entities for dividends and other payments to generate the funds necessary to meet our financial obligations, including payments on the notes. Under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. The
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

earnings from, or other available assets of, these operating subsidiaries may not be sufficient to make distributions to enable us to pay interest on our debt obligations, including the notes, when due or the principal of such debt at maturity.

LIMITATIONS UNDER OUR INDEBTEDNESS -- OUR INDEBTEDNESS IMPOSES RESTRICTIONS ON US THAT MAY AFFECT OUR ABILITY TO SUCCESSFULLY OPERATE OUR BUSINESS AND OUR ABILITY TO MAKE PAYMENTS ON THE NOTES.

     The senior credit facility and the indenture governing the notes include certain covenants that, among other things, restrict our ability to:

     - incur additional indebtedness and issue preferred stock;

     - make restricted payments;

     - allow restrictions on the ability of certain subsidiaries to make distributions;

     - sell assets;

     - enter into certain transactions with affiliates; and

     - create liens.

     We are also required by our senior credit facility to maintain certain financial ratios, including, but not limited to, fixed charge coverage and maximum total leverage ratios. All of these covenants may restrict our ability to expand or to fully pursue our business strategies. Our ability to comply with these and other provisions of the indenture and the senior credit facility may be affected by changes in our operating and financial performance, changes in general business and economic conditions, adverse regulatory developments or other events beyond our control. The breach of any of these covenants could result in a default under our indebtedness, which could cause those and other obligations to become due and payable. If we default under indebtedness that is senior to the notes, we could be prohibited from making payments with respect to the notes until the default is cured or all indebtedness that is senior to the notes is paid in full. If any of our indebtedness is accelerated, we may not be able to repay it.

FUNDING CHANGE OF CONTROL OFFER -- WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.

     Upon certain "change of control" events, as that term is defined in the indenture, we will be required to make an offer to repurchase all or any part of each holder's notes at a price equal to 101% of the principal thereof, plus accrued interest and liquidated damages, if any, to the date of repurchase. The source of funds for any such repurchase would be our available cash or cash generated from operations or other sources, including borrowings, sales of equity or funds provided by a new controlling person or entity. We cannot assure you that sufficient funds will be available at the time of any change of control event to repurchase all tendered notes pursuant to this requirement. Our failure to offer to repurchase notes or to repurchase notes tendered following a change of control would result in a default under the indenture, which could lead to a cross-default under the terms of our senior credit facility and our other indebtedness. In addition, our senior credit facility will prohibit us from making any such required repurchases, and any future senior indebtedness may contain similar prohibitions. Accordingly, prior to repurchasing the notes upon a change of control event, we must either repay outstanding indebtedness under our senior credit facility and such future indebtedness or obtain the consent of the lenders thereunder. If we were unable to obtain the required consents or repay our outstanding indebtedness that is senior to the notes, we would remain effectively prohibited from offering to repurchase the notes. See "Description of the New Notes -- Change of Control." We cannot assure you that we would be able to refinance or obtain consents on terms acceptable to us or at all.

FRAUDULENT TRANSFER MATTERS -- UNDER CERTAIN CIRCUMSTANCES, A COURT COULD CANCEL THE NOTES OR THE GUARANTEES OF OUR SUBSIDIARIES. THE SUBSIDIARY GUARANTEES MAY NOT BE ENFORCEABLE.

     Our issuance of the notes and the issuance of the guarantees by certain of our subsidiaries may be subject to review under federal or state fraudulent transfer law. If we become a debtor in a case under the
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

United States Bankruptcy Code or encounter other financial difficulty, a court might avoid (that is, cancel) our obligations under the notes. The court might do so if it found that, when we issued the notes, (a) we received less than reasonably equivalent value or fair consideration, and (b) we either (i) were or were rendered insolvent, (ii) were left with inadequate capital to conduct our business, or (iii) believed or reasonably should have believed that we would incur debts beyond our ability to pay. The court might also avoid the notes, without regard to factors (a) and (b), if it found that we issued the notes with actual intent to hinder, delay, or defraud our creditors.

     Similarly, if one of our subsidiaries who guarantees the notes becomes a debtor in a case under the Bankruptcy Code or encounters other financial difficulty, a court might cancel its guarantee, if it found that when the subsidiary issued its guarantee (or in some jurisdictions, when payments became due under the guarantee), factors (a) and (b) above applied to the subsidiary, or if it found that the subsidiary issued its guarantee with actual intent to hinder, delay, or defraud its creditors.

     A court would likely find that neither we nor any subsidiary guarantor received reasonably equivalent value or fair consideration for incurring our obligations under the notes and guarantees unless we or the subsidiary guarantor benefited directly or indirectly from the notes' issuance. In other instances, courts have found that an issuer did not receive reasonably equivalent value or fair consideration if the proceeds of the issuance were used (as here) to finance the Acquisition, although we cannot predict how a court would rule in this case.

     The test for determining solvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. In general, a court would consider an entity insolvent either if the sum of its existing debts exceeds the fair value of all its property, or if its assets' present fair saleable value is less than the amount required to pay the probable liability on its existing debts as they become due. For this analysis, "debts" includes contingent and unliquidated debts.

     The indenture limits the liability of each subsidiary guarantor on its guarantee to the maximum amount that the subsidiary can incur without risk that the guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect the guarantees from fraudulent transfer attack or, if it does, that the remaining amount due and collectible under the guarantees would suffice, if necessary, to pay the notes when due.

     If a court avoided our obligations under the notes and the obligations of all the subsidiary guarantors under their guarantees, you would cease to be our creditors or creditors of the guarantors and likely have no source from which to recover amounts due under the notes.

     Even if the guarantee of a subsidiary guarantor is not avoided as a fraudulent transfer, a court may subordinate the guarantee to that subsidiary guarantor's other debt. In that event, the guarantees would be structurally subordinated to all the subsidiary guarantor's other debt.

VOLATILITY -- THE TRADING PRICE OF THE NOTES MAY BE VOLATILE.

     Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. Any such disruptions could adversely affect the prices at which you may sell your notes. In addition, the new notes may trade at a discount from the initial offering price of the old notes, depending on prevailing interest rates, the market for similar notes, our performance and other factors.

RISKS RELATING TO OUR BUSINESS AND OPERATIONS

PRODUCTS LIABILITY -- WE MAY INCUR MATERIAL PRODUCTS LIABILITY AND PRODUCTS RECALL COSTS.

     As a retailer, distributor and manufacturer of products designed for human consumption, we are subject to product liability claims if the use of our products is alleged to have resulted in injury. Our products consist of vitamins, minerals, herbs and other ingredients that are classified as foods or dietary supplements and are not subject to pre-market regulatory approval in the United States. We have in the past, and may in the future

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

be, subject to various product liability claims, including, among others, that our products include inadequate instructions for use or inadequate warnings concerning possible side effects and interactions with other substances. For example, as of March 15, 2004, we have been named as a defendant in 100 cases involving the sale of products that contain ephedra. In early 2003, we instructed all of our locations to stop selling products containing ephedra that were manufactured by GNC or one of our affiliates. Subsequently, we instructed all of our locations to stop selling any products containing ephedra by June 30, 2003. Sales of products containing ephedra amounted to approximately $35.2 million, or 3.3% of our retail sales, in 2003 and approximately $182.9 million, or 17.1% of our retail sales, in 2002. In addition, although we maintain quality controls and procedures with respect to products we manufacture, our products could contain contaminated substances. Many of the products we sell are produced by third-party manufacturers. As a distributor of products manufactured by third parties, we may also be liable for various products liability claims for products we do not manufacture even though we have no control over the manufacturing procedures used in connection with the production of these third-party products.

     We maintain products liability insurance. However, such insurance may not continue to be available at a reasonable cost, or, if available, may not be adequate to cover liabilities. We generally seek to obtain contractual indemnification from parties that supply raw materials for our products or manufacture or market products we sell, and to be added as an additional insured under such parties' insurance policies. In connection with the Acquisition, we are also entitled to indemnification by Royal Numico, N.V. and Numico USA, Inc. for certain losses arising from all claims related to products containing ephedra or Kava Kava. Any such indemnification or insurance is limited by its terms and any such indemnification, as a practical matter, is limited to the creditworthiness of the indemnifying party and its insurer. If we do not have adequate insurance or contractual indemnification, product liabilities relating to our products could have a material adverse effect on our business, financial condition and results of operations. See "Business -- Legal Proceedings."

     In addition, the Food and Drug Administration ("FDA") may take action with respect to any of our products that it deems fall within its jurisdiction. These actions could require us to change our product labeling or remove a particular product from the market. Any future recall or removal would result in additional costs to us, including lost revenues from any products that we are required to remove from the market, any of which could be material. We cannot predict whether the FDA will take action with respect to any of our products and any such product recalls or removals could adversely affect our business, financial condition and results of operations.

COMPETITION -- WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY.

     The U.S. nutritional supplements retail industry is a large, highly fragmented and growing industry, with no single industry participant accounting for more than 10% of total industry retail sales. Participants include specialty retailers, supermarkets, drugstores, mass merchants, multi-level marketing organizations and a variety of other smaller channels. In addition, the market is highly sensitive to the introduction of new products, including various prescription drugs, which may rapidly capture a significant share of the market. In the United States, our VMHS products compete for sales with supermarkets, drugstores and mass merchants and with heavily advertised national brands manufactured by large pharmaceutical companies, as well as the Nature's Bounty(R) and Nature's Wealth brands, sold by Vitamin World(R). Our international competitors also include large international pharmacy chains, major international supermarket chains and other large U.S.-based companies with international operations. Our wholesale and manufacturing operations also compete with other wholesalers and manufacturers of third-party nutritional supplements.

     Increased competition from companies that distribute through retail or wholesale channels could have a material adverse effect on our financial condition and results of operations. Such companies may have greater financial and other resources available to them and possess manufacturing, distribution and marketing capabilities greater than ours. Certain of our competitors may have significantly greater financial, technical and marketing resources than we do. In addition, our competitors may be more effective and efficient in integrating new products. We may not be able to compete effectively and any of the factors listed above may cause price reductions, reduced margins and losses of our market share.
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

EFFECT OF UNFAVORABLE PUBLICITY -- UNFAVORABLE PUBLICITY OR CONSUMER PERCEPTION OF OUR PRODUCTS AND ANY SIMILAR PRODUCTS DISTRIBUTED BY OTHER COMPANIES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     We are highly dependent upon consumer perception regarding the safety and quality of our products, as well as similar products distributed by other companies. Consumer perception of products can be significantly influenced by scientific research or findings, national media attention and other publicity about product use. Future scientific research or publicity could be unfavorable to our industry or any of our particular products and may not be consistent with earlier favorable research or publicity. A future research report or publicity that is perceived by our consumers as less favorable or that questions such earlier research or publicity could have a material adverse effect on our ability to generate revenues. Adverse publicity in the form of published scientific research or otherwise, whether or not accurate, that associates consumption of our products or any other similar products with illness or other adverse effects, that questions the benefits of our or similar products or that claims that any such products are ineffective could have a material adverse effect on our financial condition and results of operations. Adverse publicity could arise even if the adverse effects associated with such products resulted from consumers' failure to consume such products appropriately.

GOVERNMENT REGULATION -- COMPLIANCE WITH GOVERNMENTAL REGULATIONS MAY IMPOSE ADDITIONAL COSTS.

     The processing, formulation, manufacturing, packaging, labeling, advertising and distribution of our products may be subject to regulation by one or more federal agencies, including the FDA, the Federal Trade Commission ("FTC"), the Consumer Product Safety Commission, the United States Department of Agriculture and the Environmental Protection Agency. These activities are also regulated by various agencies of the states and localities in which our products are sold. The FDA may attempt to regulate any of our products that it deems fall within its jurisdiction. The FDA may not accept the evidence of safety for any new ingredients that we may want to market, may determine that a particular product or product ingredient presents an unacceptable health risk, may determine that a particular statement of nutritional support that we want to use is an unacceptable drug claim or an unauthorized version of a "health claim," or the FDA or the FTC may determine that particular claims are not adequately supported by available scientific evidence. See "Business -- Government Regulation -- Product Regulation." Such a determination might prevent us from marketing particular products or using certain statements of nutritional support on our products. One of the key areas of our development focus is the specialty supplements category, which includes products that are directed at particular nutritional concerns. The FDA may not agree with our statements of nutritional support as to a particular specialty supplement or permit us to promote our specialty supplements directed at particular nutritional concerns. In addition, we may be unable to disseminate third-party literature in connection with our products if the third-party literature fails to satisfy certain requirements. Although the regulation of dietary supplements is in some respects less restrictive than the regulation of drugs, dietary supplements may not continue to be subject to less restrictive regulation. Further, if more stringent statutes are enacted for dietary supplements, or if more stringent regulations are promulgated, we may not be able to comply with such statutes or regulations without incurring substantial expense, or at all.

     In addition, we expect that the FDA soon will adopt the proposed rules on good manufacturing practice in manufacturing, packaging, or holding dietary ingredients and dietary supplements, which may apply to the products we manufacture. These regulations would require dietary supplements to be prepared, packaged and held in compliance with certain rules, and may require quality control provisions similar to those in the good manufacturing practice regulations for drugs. If the FDA adopts the good manufacturing practice regulations, we may not be able to comply with the new rules without incurring additional expenses.

     The FTC exercises jurisdiction over the advertising of dietary supplements. In the past, the FTC has instituted numerous enforcement actions against dietary supplement companies, including us, for failure to have adequate substantiation for claims made in advertising or for the use of false or misleading advertising claims. These enforcement actions have often resulted in consent decrees and the payment of civil penalties by the companies involved. We are currently subject to three consent decrees that limit our ability to make certain claims with respect to our products and required us to pay civil penalties. See "Business -- Government Regulation -- Product Regulation." Our policy is to use advertising that complies with the consent decrees and applicable regulations. Nevertheless, inadvertent failures to comply with the consent
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

decrees and applicable regulations may occur from time to time. Violations of these orders could result in substantial monetary penalties, which could have a material adverse effect on our financial condition or results of operations.

     We are also subject to regulation under various state, local, and international laws that include provisions governing, among other things, the formulation, manufacturing, packaging, labeling, advertising and distribution of our products that are deemed "dietary supplements" or "over-the-counter drugs." Government regulations in foreign countries may prevent or delay the introduction, or require the reformulation, of certain of our products.

     In addition, from time to time in the future, Congress, the FDA, the FTC or other federal, state, local or foreign legislative and regulatory authorities may impose additional laws or regulations that apply to us, repeal laws or regulations that we consider favorable to us or impose more stringent interpretations of current laws or regulations. We are not able to predict the nature of such future laws, regulations, repeals or interpretations or to predict the effect additional governmental regulation, when and if it occurs, would have on our business in the future. Such developments could, however, require reformulation of certain products to meet new standards, recalls or discontinuance of certain products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of certain products, additional or different labeling, additional scientific substantiation, or other new requirements. Any such developments could have a material adverse effect on our business, financial condition and results of operations.

DEMAND FOR NEW PRODUCTS -- OUR FAILURE TO KEEP PACE WITH THE DEMANDS OF OUR CUSTOMERS FOR NEW PRODUCTS AND SERVICES COULD SIGNIFICANTLY HARM OUR BUSINESS.

     The nutritional supplement industry we serve is characterized by rapid and frequent changes in demand for products and new product introductions. Some of our competitors may invest more heavily in research and/or product development than we do. The success of our new product offerings depends upon a number of factors, including our ability to:

     - accurately anticipate customer needs;

     - innovate and develop new products;

     - successfully commercialize new products in a timely manner;

     - price our products competitively and manufacture and deliver our products in sufficient volumes and on time; and

     - differentiate our product offerings from those of our competitors.

     If we do not introduce new products or make enhancements to meet the changing needs of our customers in a timely manner, some of our products could become obsolete, in which case our customer relationships, revenues, and operating results would suffer.

LIMITED HUMAN EXPERIENCE -- SOME OF OUR PRODUCTS CONTAIN INNOVATIVE INGREDIENTS FOR WHICH THERE IS LITTLE LONG-TERM EXPERIENCE WITH HUMAN CONSUMPTION.

     Some of our products contain innovative ingredients which do not have long histories of human consumption. There may be little long-term experience with human consumption of certain of these innovative product ingredients. Our products may not have the effects intended. Previously unknown adverse reactions resulting from the long-term human consumption of these ingredients could occur. Any negative effect alleged to result from use of one of our products could result in decreased sales and product liability claims, any of which could have a material adverse effect on our business, financial condition and results of operations.

INSURANCE -- WE SELF-INSURE FOR A SIGNIFICANT PORTION OF OUR CLAIMS EXPOSURE, WHICH COULD MATERIALLY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Our future insurance and claims expense could materially adversely affect our results of operations. We face an inherent risk of exposure to product liability claims in the event that, among other things, the use of our products results in injury. We carry product liability insurance coverage that involves self-insured retentions with primary and excess liability coverage above the retention amount. We also self insure certain property and casualty risks due to the frequency and severity of a loss, the cost of insurance, the availability of the insurance in the market, and the overall risk analysis. Because of our self-insured retention amounts, we have significant exposure to fluctuations in the number and severity of claims. If there is an increase in the frequency and severity of claims, or if we are required to accrue or pay additional amounts because the claims prove to be more severe than originally assessed, our profitability would be adversely affected.

     We maintain insurance with licensed insurance carriers above the amounts for which we self-insure. Since September 2001, insurance carriers have been raising premiums for many businesses, including nutritional supplement retailers. Prior to the Acquisition, we received insurance coverage for many of our insurance policies from Numico USA, Inc. As a result of the consummation of the Acquisition, we were required to obtain our own insurance policies including policies for general products liability. While our deductibles for products liability were historically $50,000, our deductibles/retentions have increased to $1 million per claim. As a result, our insurance and claims expense could increase in the future. Alternatively, we could raise our deductible/retention, which would increase our already significant exposure to expense from claims. If these expenses increase, our financial condition and results of operations could be materially adversely affected.

     If any claim were to exceed our coverage, we would bear the excess, in addition to our other self-insured amounts. Any such claim could materially and adversely affect our financial condition and results of operations.

DEPENDENCE ON PROFITABLE FRANCHISE OPERATIONS -- A SUBSTANTIAL AMOUNT OF OUR REVENUES ARE GENERATED FROM OUR FRANCHISEES AND OUR REVENUES COULD DECREASE SIGNIFICANTLY IF OUR FRANCHISEES DO NOT CONDUCT THEIR OPERATIONS PROFITABLY OR WE FAIL TO ATTRACT NEW FRANCHISEES.

     As of December 31, 2003, approximately 35% of our retail locations were operated by franchisees. Our revenues from franchised stores depend on the franchisees' ability to operate their stores profitably and adhere to our franchise standards. The closing of unprofitable stores or the failure of franchisees to comply with our policies could adversely affect our reputation and could reduce the amount of our franchise revenues. This could have a material adverse effect on our financial condition and results of operations.

     If we are unable to attract new franchisees or to convince existing franchisees to open additional stores, any growth in royalties from franchised stores will depend solely upon increases in revenues at existing franchised stores, which could be minimal. In addition, our ability to open additional franchised locations is limited by the territorial restrictions in our existing franchise agreements as well as our ability to identify additional markets in the United States and Canada that are not currently saturated with the products we offer. If we are unable to open additional franchised locations, we will have to sustain additional growth internally by attracting new and repeat customers to our existing locations. If we are unable to do so, our revenues may decline significantly and have a material adverse effect on our business, financial condition and results of operations.

FRANCHISE REGULATION -- WE ARE SUBJECT TO FRANCHISE REGULATION.

     We are subject to federal and state laws regulating the offer and sale of franchises. These laws impose registration and extensive disclosure requirements on the offer and sale of franchises. These laws frequently apply substantive standards to the relationship between franchisor and franchisee and limit the ability of a franchisor to terminate or refuse to renew a franchise. State franchise laws may delay or prevent us from terminating a franchise or withholding consent to renew or transfer a franchise. We may, therefore, be required to retain an underperforming franchise and may be unable to replace the franchisee, which could have an adverse effect on franchise revenues. In addition, the nature and effect of any future legislation or regulation on our franchise operations cannot be predicted.

INTERNATIONAL RISKS -- ECONOMIC, POLITICAL AND OTHER RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS COULD ADVERSELY AFFECT OUR BUSINESS.

     As of December 31, 2003, 6.2% of our revenues was derived from our international operations. Our international operations are subject to a number of risks inherent to operating in foreign countries. These risks include, among others:

     - political and economic instability of foreign markets;

     - foreign governments' restrictive trade policies;

     - inconsistent product regulation or sudden policy changes by foreign agencies or governments;

     - the imposition of, or increase in, duties, taxes, government royalties or non-tariff trade barriers;

     - difficulty in collecting international accounts receivable and potentially longer payment cycles;

     - increased costs in maintaining international franchise and marketing efforts;

     - exchange controls;

     - problems entering international markets with different cultural bases and consumer preferences; and

     - fluctuations in foreign currency exchange rates.

     All of these risks are beyond our control. We cannot predict the nature and the likelihood of any such events. However, if such an event should occur, it could have a material adverse effect on our business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL -- THE SUCCESS OF OUR BUSINESS DEPENDS ON THE SERVICES OF OUR KEY PERSONNEL.

     We depend on the continued services of our key executive officers. The loss of any of these officers or other management personnel could result in inefficiencies in our operations, lost business opportunities or the loss of one or more customers.

RELIANCE ON SUPPLIERS -- WE RELY ON CERTAIN SUPPLIERS FOR RAW MATERIALS AND OTHER PRODUCTS AND ARE VULNERABLE TO FLUCTUATIONS IN THE AVAILABILITY AND PRICE OF SUCH RAW MATERIALS AND PRODUCTS.

     We purchase certain raw materials and third-party products from third-party suppliers and vendors. Our suppliers and vendors may not provide the raw materials or third-party products needed by us in the quantities requested, in a timely manner, or at a price we are willing to pay. In the event any of our third-party suppliers or vendors were to become unable or unwilling to continue to provide the important raw materials and third-party products in the required volumes and quality levels or in a timely manner, we would be required to identify and obtain acceptable replacement supply sources. We may not be able to obtain alternative suppliers and vendors on a timely basis, or at all, which could result in lost sales because of our inability to manufacture products containing such raw materials or deliver products we sell from certain suppliers. If such an event should occur, it could have a material adverse effect on our business, financial condition and results of operations. In addition, we expect that the FDA may soon adopt the good manufacturing practice regulations. Our suppliers and vendors may be subject to, and may not be able to comply with, these regulations. Even if they are able to comply with these regulations, their compliance may increase the cost of certain raw materials and third-party products.

CLOSELY HELD COMPANY -- WE ARE CONTROLLED BY OUR EQUITY SPONSOR, AN AFFILIATE OF APOLLO MANAGEMENT, L.P., AND CERTAIN OF OUR DIRECTORS AND MEMBERS OF OUR MANAGEMENT, WHOSE INTERESTS MAY NOT BE ALIGNED WITH YOURS.

     Our equity sponsor, an affiliate of Apollo Management, L.P., and certain of our directors and members of our management beneficially own all of the outstanding common equity on a fully diluted basis of our parent, General Nutrition Centers Holding Company, and as a result, are in a position to control all matters affecting us. The interests of our equity sponsor, its respective affiliates and certain of our directors and members of our management could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our equity holders might conflict with your interests as a noteholder. Equity holders may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments even though such transactions might involve risks to you as a noteholder.

RELIANCE ON MANUFACTURING OPERATIONS -- WE RELY ON OUR MANUFACTURING OPERATIONS TO PRODUCE THE PRODUCTS WE SELL, AND WE COULD BE ADVERSELY AFFECTED BY DISRUPTIONS IN OUR MANUFACTURING SYSTEM.

     During the year ended December 31, 2003, our manufacturing operations produced approximately 32% of the products we sold. Other than powders and liquids, nearly all of our proprietary products are produced in our manufacturing facilities. Any significant disruption in those operations for any reason, such as power interruptions, fires, hurricanes, war or other force majeure, could adversely affect our sales and customer relationships and therefore adversely affect our business.

INTELLECTUAL PROPERTY -- IF WE FAIL TO ADEQUATELY PROTECT OR ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS, COMPETITORS MAY PRODUCE AND MARKET PRODUCTS SIMILAR TO OURS. IN ADDITION, WE MAY BE SUBJECT TO INTELLECTUAL PROPERTY LITIGATION AND INFRINGEMENT CLAIMS BY THIRD PARTIES.

     Our ability to compete effectively is dependent upon the proprietary nature of the trademarks, designs, processes, technologies and materials owned by, used by or licensed to us. Although we attempt to protect such trademarks and other proprietary properties, both in the United States and in foreign countries through a combination of trademark, patent and trade secret laws and non-disclosure agreements, these may be insufficient. In addition, because of the differences in foreign trademark, patent and other laws concerning proprietary rights, our products may not receive the same degree of protection in foreign countries as they would in the United States. Although we have trademarks and patents issued or licensed to us for our products, we may not always be able to successfully protect or enforce our trademarks and patents against competitors, or against challenges by others. For example, a third party is currently challenging our right to register in the United States certain marks that incorporate our GNC Live Well trademark. Also, some of our products are covered by patents to which we have a non-exclusive license from Royal Numico, N.V. These patents have also been licensed to two of our competitors. We cannot guarantee that these competitors will not introduce competitive products.

     In addition, we may be subject to intellectual property litigation and infringement claims, which could cause us to incur significant expenses or prevent us from selling our products. A successful claim of trademark, patent or other intellectual property infringement against us could adversely affect our growth and profitability, in some cases materially. Others may claim that our proprietary or licensed products are infringing their intellectual property rights, and our products may infringe those intellectual property rights. From time to time, we receive notices from third parties of potential infringement and receive claims of potential infringement. We may be unaware of intellectual property rights of others that may cover some of our technology or products. If someone claims that our technology or products infringe their intellectual property rights, any resulting litigation could be costly and time consuming and would divert the attention of management and key personnel from other business issues. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement also may require us to enter into costly royalty or license agreements. However, we may be unable to obtain royalty or license agreements on terms acceptable to us or at all. We also may be subject to significant damages or injunctions preventing us from manufacturing, selling or using some aspect of our products in the event of a successful claim of patent or other intellectual property infringement. Any of these adverse consequences could have a material adverse effect on our business and profitability.

RISKS RELATED TO THE ACQUISITION

ACQUISITION RISKS -- WE MAY INCUR ADDITIONAL EXPENSES AS A STAND-ALONE ENTITY AS A RESULT OF THE ACQUISITION AND DID NOT SEEK CERTAIN CONSENTS THAT WERE REQUIRED TO BE GIVEN IN CONNECTION WITH THE ACQUISITION.

     We now operate as a stand-alone entity. We had not previously operated as a stand alone entity since our acquisition by Numico in 1999. As a result, we may incur additional expenses. If we are not able to transition into a stand-alone entity successfully or if we significantly underestimate these expenses, our business may be adversely affected.

     In connection with the Acquisition, many of the consents that were required to be obtained and notices that were required to be given under the terms of our commercial and other contracts were not sought, obtained or given. Our failure to obtain such consents or give such notices could have a material adverse effect on our financial condition and results of operations.

POTENTIAL GOODWILL WRITEDOWN -- IF WE WERE REQUIRED TO WRITE DOWN ALL OR PART OF OUR GOODWILL, OUR NET INCOME AND NET WORTH COULD BE MATERIALLY ADVERSELY AFFECTED.

     As a result of the Acquisition, we have $83.1 million of goodwill recorded on our consolidated balance sheet as of December 31, 2003. Under accounting principles generally accepted in the United States of America, we are not permitted to amortize goodwill. Instead, we are required to periodically determine if our goodwill has become impaired, in which case we would write down the impaired portion of our goodwill. If we are required to write down all or part of our goodwill, our consolidated income and stockholders' equity could be materially adversely affected.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the exchange offer. Any old notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.

                       RATIO OF EARNINGS TO FIXED CHARGES

     We have calculated the ratio of earnings to fixed charges by dividing earnings by fixed charges. For the purpose of computing the ratio of earnings to fixed charges, "earnings" is defined as (loss) income before income taxes and fixed charges. "Fixed charges" consist of interest cost whether expensed or capitalized, amortization of debt expense and the portion of rental expense (approximately one-third) that we believe to be representative of the interest factor in those rentals.

                                                                             PERIOD FROM          27 DAYS
                        YEAR ENDED DECEMBER 31,                            JANUARY 1, 2003         ENDED
------------------------------------------------------------------------    TO DECEMBER 4,      DECEMBER 31,
      1999              2000               2001               2002               2003               2003
----------------  ----------------   ----------------   ----------------   ----------------   ----------------
     --(1)              --(1)              --(1)              --(1)              --(1)            1.11

---------------

(1) Earnings were insufficient to cover fixed charges by $12.8 million in the period ended August 7, 1999, $20.8 million in the period ended December 31, 1999, and by $175.4 million, $70.0 million, $70.2 million and $759.4 million for the years ended December 31, 2000, 2001, 2002 and the period ended December 4, 2003, respectively.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 2003. The table below should be read in conjunction with "Unaudited Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Senior Credit Facility" and our consolidated financial statements and related notes included elsewhere in this prospectus.

                                                                  AS OF
                                                               DECEMBER 31,
                                                                   2003
(IN MILLIONS)                                                  ------------
Debt:
Revolving credit facility(1)................................      $  0.0
Term loan facility..........................................       285.0
Assumed mortgage debt(2)....................................        14.2
                                                                  ------
   Total senior debt(3).....................................       299.2
Senior subordinated notes...................................       215.0
                                                                  ------
       Total debt...........................................       514.2
Stockholders' equity:
  Common stock, $0.01 par value, 1,000 shares authorized,
     100 shares issued and outstanding......................          --
  Paid-in-capital...........................................       277.5
  Retained earnings.........................................         0.4
  Accumulated other comprehensive income....................         0.3
                                                                  ------
       Total stockholders' equity...........................       278.2
                                                                  ------
            Total capitalization............................      $792.4
                                                                  ======

---------------

(1) As of December 31, 2003, the total availability under our revolving credit facility was $74.0 million, after giving effect to $1.0 million of the revolving credit facility that was utilized to secure letters of credit.

(2) In connection with the Acquisition, we assumed a $14.2 million loan that is secured by a mortgage on our corporate headquarters.

(3) Excludes $5.4 million of letters of credit outstanding as of December 31, 2003 under existing facilities, of which $4.4 million is cash collateralized. $1.0 million of the revolving credit facility was utilized to secure $1.0 million of letters of credit. See note 9 to the consolidated financial statements included elsewhere in this prospectus.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data presented below for the period from: (i) February 7, 1999 to August 7, 1999 and as of August 7, 1999, and (ii) August 8, 1999 to December 31, 1999 and as of December 31, 1999 is derived from our unaudited consolidated financial statements not included in this prospectus. The selected financial data for the period from February 7, 1999 to August 7, 1999 represents the period in 1999 prior to the purchase of General Nutrition Companies, Inc. by Royal Numico, N.V. The selected financial data for the period from August 8, 1999 to December 31, 1999 represents the period in 1999 that General Nutrition Companies, Inc. was owned by Royal Numico, N.V.

     The selected consolidated financial data presented below as of and for the year ended December 31, 2000 is derived from our audited consolidated financial statements and accompanying notes not included in this prospectus. The selected consolidated financial data presented below as of and for the years ended December 31, 2001 and 2002 is derived from our audited consolidated financial statements and accompanying notes included elsewhere in this prospectus. The selected financial data as of and for the years ended December 31, 2000, 2001 and 2002 represents calendar years during which General Nutrition Companies, Inc. was owned by Royal Numico, N.V.

     The selected consolidated financial data presented below for (i) the period from January 1, 2003 to December 4, 2003 and as of December 4, 2003, and (ii) the 27 days ended December 31, 2003 and as of December 31, 2003 is derived from our audited consolidated financial statements and accompanying notes that are included elsewhere in this prospectus. The selected financial data for the period from January 1, 2003 to December 4, 2003 represents the period in 2003 that General Nutrition Companies, Inc. was owned by Royal Numico, N.V. The selected financial data for the 27 days ended December 31, 2003 represents the period of operations in 2003 subsequent to the Acquisition.

     You should read the following information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and accompanying notes included elsewhere in this prospectus.

                                                                         PREDECESSOR                            SUCCESSOR
                                     PERIOD      -----------------------------------------------------------   ------------
                                      FROM       PERIOD FROM                                     PERIOD FROM
                                   FEBRUARY 7,    AUGUST 8,                                      JANUARY 1,      27 DAYS
                                     1999 TO       1999 TO         YEAR ENDED DECEMBER 31,         2003 TO        ENDED
                                    AUGUST 7,    DECEMBER 31,   ------------------------------   DECEMBER 4,   DECEMBER 31,
                                      1999           1999         2000       2001       2002        2003           2003
(DOLLARS IN MILLIONS)              -----------   ------------   --------   --------   --------   -----------   ------------
STATEMENT OF INCOME DATA:
Revenue:
  Retail.........................   $  513.1       $  376.3     $1,075.7   $1,123.1   $1,068.6    $   993.3      $   66.2
  Franchising....................      134.0           98.4        273.4      273.1      256.1        241.3          14.2
  Manufacturing/Wholesale (Third
    Party).......................       62.8           51.3         96.3      112.9      100.3        105.6           8.9
                                    --------       --------     --------   --------   --------    ---------      --------
    Total revenues...............      709.9          526.0      1,445.4    1,509.1    1,425.0      1,340.2          89.3
Cost of sales, including costs of
  warehousing, distribution and
  occupancy......................      525.5          361.8        953.2    1,013.4      969.9        934.9          63.6
                                    --------       --------     --------   --------   --------    ---------      --------
    Gross profit.................      184.4          164.2        492.2      495.7      455.1        405.3          25.7
Compensation and related
  benefits.......................      117.0           67.6        231.8      246.6      245.2        235.0          16.7
Advertising and promotion........       31.6           21.9         47.2       41.9       52.0         38.4           0.5
Other selling, general and
  administrative.................       23.8           40.7        146.1      140.7       86.0         70.9           5.1
Other expense (income)(1)........         --             --         99.9       (3.4)    (216.3)       (10.1)           --
Impairment of goodwill and
  intangible assets(2)...........         --             --           --         --      222.0        709.4            --
                                    --------       --------     --------   --------   --------    ---------      --------
  Operating income (loss)........       12.0           34.0        (32.8)      69.9       66.2       (638.3)          3.4
Interest expense, net............      (24.8)         (54.8)      (142.6)    (139.9)    (136.4)      (121.1)         (2.8)
                                    --------       --------     --------   --------   --------    ---------      --------
(Loss) income before income
  taxes..........................      (12.8)         (20.8)      (175.4)     (70.0)     (70.2)      (759.4)          0.6
Income tax benefit (expense).....       16.7            4.5         25.3       14.1       (1.0)       174.5          (0.2)
                                    --------       --------     --------   --------   --------    ---------      --------
Net income (loss) before
  cumulative effect of accounting
  change.........................        3.9          (16.3)      (150.1)     (55.9)     (71.2)      (584.9)          0.4
Loss from cumulative effect of
  accounting change, net of
  tax(3).........................         --             --           --         --     (889.6)          --            --
                                    --------       --------     --------   --------   --------    ---------      --------
Net income (loss)(4).............   $    3.9       $  (16.3)    $ (150.1)  $  (55.9)  $ (960.8)   $  (584.9)     $    0.4
                                    ========       ========     ========   ========   ========    =========      ========

                                                                         PREDECESSOR                            SUCCESSOR
                                     PERIOD      -----------------------------------------------------------   ------------
                                      FROM       PERIOD FROM                                     PERIOD FROM
                                   FEBRUARY 7,    AUGUST 8,                                      JANUARY 1,      27 DAYS
                                     1999 TO       1999 TO         YEAR ENDED DECEMBER 31,         2003 TO        ENDED
                                    AUGUST 7,    DECEMBER 31,   ------------------------------   DECEMBER 4,   DECEMBER 31,
                                      1999           1999         2000       2001       2002        2003           2003
(DOLLARS IN MILLIONS)              -----------   ------------   --------   --------   --------   -----------   ------------
BALANCE SHEET DATA:
Cash and cash equivalents........   $    2.1       $   20.3     $   10.5   $   16.3   $   38.8    $     9.4      $   33.2
Working capital(5)...............      178.1          365.5        215.2      140.8      153.6         96.2         200.0
Total assets.....................    1,151.8        3,357.9      3,216.5    3,071.8    1,878.3      1,038.1       1,018.9
Total debt.......................      851.2        1,968.4      1,892.1    1,883.3    1,840.1      1,747.4         514.2
Stockholder's equity and
  deficit........................      112.9          667.1        523.1      469.0     (493.8)    (1,077.1)        278.2
STATEMENT OF CASH FLOW DATA:
Net cash provided by operating
  activities.....................                                  100.0       75.8      111.0         92.9           4.7
Net cash used in investing
  activities.....................                                  (42.0)     (48.1)     (44.5)       (31.5)       (740.0)
Net cash (used in) provided by
  financing activities...........                                  (66.9)     (21.6)     (44.3)       (90.8)        759.2
OTHER DATA:
Number of stores (at end of
  period):
  Company-owned stores(6)........      2,721          2,793        2,842      2,960      2,898        2,757         2,748
  Franchised stores(6)...........      1,522          1,584        1,718      1,821      1,909        1,978         2,009
  Licensed stores(6).............        157            311          544        780        900          988           988
  Domestic Company-owned "same
    store" sales growth(7).......       (1.1)%          1.8%         6.5%       1.7%      (6.6)%       (0.4)%         9.2%
  International Company-owned
    "same store" sales
    growth(8)....................       11.4%(8)       11.5%(8)     18.2%      24.7%       1.2%        (0.4)%         8.8%
  Domestic Franchised "same
    store" sales growth(9).......        4.3%           5.4%         3.9%       3.4%      (3.2)%        0.2%         10.5%
EBITDA(10).......................   $   52.1       $   55.0     $   91.8   $  192.0   $ (765.4)   $  (579.2)     $    5.7
Capital expenditures(11).........   $   63.6       $   38.4     $   31.6   $   29.2   $   51.9    $    31.0      $    1.8

---------------

 (1) Other expense for 2000 represents an expense associated with the reduction of the market value of certain equity investments. Other income for 2001, 2002 and the period ending December 4, 2003 includes $3.6 million, $214.4 million, and $7.2 million respectively, received from legal settlement proceeds that we collected from a raw material pricing settlement.

 (2) On January 1, 2002, we adopted SFAS No. 142, which requires that goodwill and other intangible assets with indefinite lives no longer be subject to amortization, but instead are to be tested at least annually for impairment. For the fiscal period ending December 31, 2002 and December 4, 2003, we recorded impairment charges of $222.0 million (pre-tax), and $709.4 million (pre-tax), respectively, for goodwill and other intangibles as a result of decreases in expectations regarding growth and profitability, and, in 2003, due to increased competition from the mass market, negative publicity by the media on certain supplements, and increasing pressure from the Federal Drug Administration on the industry as a whole each of which were identified in connection with a valuation related to the acquisition.

 (3) Upon adoption of SFAS No. 142, we recorded a one-time, impairment charge of $889.6 million, net of taxes of $170.6 million to reduce the carrying amount of goodwill and other intangibles to their implied fair value.

 (4) A table outlining the impact of the adoption of SFAS No. 142 on the reported net loss as a result of the non-amortization of goodwill beginning on January 1, 2002 is included in note 5 to the consolidated financial statements included elsewhere in this prospectus.

 (5) Working capital represents current assets less current liabilities.

 (6) The following table summarizes our stores for the periods indicated:

                                                                          PREDECESSOR                                 SUCCESSOR
                                               ------------------------------------------------------------------   -------------
                                                 PERIOD
                                                  FROM
                                               FEBRUARY 7,   PERIOD FROM                             PERIOD FROM
                                                 1999 TO     AUGUST 8, TO                           JANUARY 1, TO   27 DAYS ENDED
                                                AUGUST 7,    DECEMBER 31,                            DECEMBER 4,    DECEMBER 31,
                                                  1999           1999       2000    2001    2002        2003            2003
                                               -----------   ------------   -----   -----   -----   -------------   -------------
     COMPANY-OWNED STORES
     Beginning of period balance.............     2,608         2,721       2,793   2,842   2,960       2,898           2,757
     Store openings..........................       133            89         160     220     117          80               4
     Store closings..........................       (20)          (17)       (111)   (102)   (179)       (221)            (13)
                                                  -----         -----       -----   -----   -----       -----           -----
     End of period balance...................     2,721         2,793       2,842   2,960   2,898       2,757           2,748
                                                  =====         =====       =====   =====   =====       =====           =====
     FRANCHISED STORES
     Beginning of period balance.............     1,422         1,522       1,584   1,718   1,821       1,909           1,978
     Store openings..........................       145            93         257     291     182         186              33
     Store closings..........................       (45)          (31)       (123)   (188)    (94)       (117)             (2)
                                                  -----         -----       -----   -----   -----       -----           -----
     End of period balance...................     1,522         1,584       1,718   1,821   1,909       1,978           2,009
                                                  =====         =====       =====   =====   =====       =====           =====
     LICENSED STORES
     Beginning of period balance.............        --           157         311     544     780         900             988
     Store openings..........................       157           154         233     237     131          93              --
     Store closings..........................        --            --          --      (1)    (11)         (5)             --
                                                  -----         -----       -----   -----   -----       -----           -----
     End of period balance...................       157           311         544     780     900         988             988
                                                  =====         =====       =====   =====   =====       =====           =====

 (7) Company-owned "same store" sales growth is for our company-owned stores only. "Same store" sales are calculated on a calendar year basis. The calculation of "same store" sales growth excludes the net sales of a store for any period if the store was not open during the same period of the prior year. When a store's square footage has been changed as a result of expansion or relocation in the same mall, the store continues to be treated as a "same store." Company-owned "same store" sales were calculated on a 13 four-week period basis in 1999 and 2000 and on a calendar basis for 2001, 2002 and 2003.

 (8) International company-owned "same store" sales were calculated on a 13 four-week period basis in 1999 based on sales generated in Canadian dollars.

 (9) Domestic franchised "same store" sales growth is calculated to exclude the net sales of a store for any period if the store was not open during the same period of the prior year. When a store's square footage has been changed as a result of reconfiguration or relocation in the same mall, the store continues to be treated as a "same store." Domestic franchised "same store" sales growth is for our domestic franchised stores only. Domestic franchised "same store" sales were calculated on a 13 four-week period basis in 1999 and 2000 and on a calendar basis for 2001, 2002 and 2003.

(10) EBITDA as used herein represents net income (loss) before interest expense
     (net), income tax (benefit) expense, depreciation and amortization. EBITDA includes (a) non-cash goodwill and intangible impairment losses of $222.0 million (pre-tax) and $709.4 million (pre-tax) incurred in the year ended December 31, 2002 and for the period January 1, 2003 to December 4, 2003, respectively and (b) a loss from the cumulative effect of an accounting change of $889.6 million, net of taxes of $170.6 million, for the year ended December 31, 2002. We present EBITDA because we consider it a useful analytical tool for measuring our ability to service our debt and generate cash for other purposes. EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity. We understand that although EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, our calculation of EBITDA may not be comparable to other similarly titled measures of other companies. In addition, the calculation of

     EBITDA as presented below is different than that used for purposes of the covenants under the indenture governing the notes. The following table reconciles EBITDA to net income (loss) as determined in accordance with GAAP for the periods indicated:

                                       PRE-ACQUISITION                          PREDECESSOR                           SUCCESSOR
                                       ----------------   -------------------------------------------------------   -------------
                                                                                                      PERIOD FROM
                                         PERIOD FROM      PERIOD FROM                                 JANUARY 1,
                                       FEBRUARY 7, 1999   AUGUST 8, TO    YEAR ENDED DECEMBER 31,       2003 TO     27 DAYS ENDED
                                         TO AUGUST 7,     DECEMBER 31,   --------------------------   DECEMBER 4,   DECEMBER 31,
                                             1999             1999        2000      2001     2002        2003           2003
     (IN MILLIONS)                     ----------------   ------------   -------   ------   -------   -----------   -------------
     Net (loss) income...............       $  3.9           $(16.3)     $(150.1)  $(55.9)  $(960.8)    $(584.9)        $0.4
       Interest expense, net.........         24.8             54.8        142.6    139.9     136.4       121.1          2.8
       Income tax
         (benefit)/expense...........        (16.7)            (4.5)       (25.3)   (14.1)      1.0      (174.5)         0.2
       Depreciation and
         amortization................         40.1             21.0        124.6    122.1      58.0        59.1          2.3
                                            ------           ------      -------   ------   -------     -------         ----
     EBITDA(a).......................       $ 52.1           $ 55.0      $  91.8   $192.0   $(765.4)    $(579.2)        $5.7
                                            ======           ======      =======   ======   =======     =======         ====

---------------

     (a) Included in EBITDA are: (1) non-cash goodwill and other intangible impairment losses of $222.0 million (pre-tax) and $709.4 million (pre-tax) incurred in the year ended December 31, 2002, and the period from January 1, 2003 to December 4, 2003, respectively, and (2) a loss from the cumulative effect of an accounting change of $889.6 million, net of tax, for the year ended December 31, 2002. The impairment charges were incurred upon the testing of goodwill and other intangibles, in accordance with SFAS No. 142. Impairment resulted from decreases in expectations regarding growth and profitability due to increased competition from the mass market, negative publicity by the media on certain supplements, and increasing pressure from the Federal Drug Administration on the industry as a whole.

(11) Capital expenditures for 2002 included approximately $13.9 million incurred in connection with our store reset and upgrade program and approximately $74.7 million of capital expenditures in 1999 to construct our manufacturing facility in Anderson, South Carolina.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     We derived the unaudited pro forma consolidated financial data set forth below by applying pro forma adjustments attributable to the Acquisition to our historical consolidated financial statements appearing elsewhere in this offering memorandum.

     The unaudited pro forma consolidated statement of operations and comprehensive income for the year ended December 31, 2003 gives effect to the Acquisition as if it was consummated on January 1, 2003. The unaudited pro forma consolidated financial data does not purport to represent what our results of operations would have been if the Acquisition had occurred on or as of the dates indicated, nor is it indicative of results for any future periods. The unaudited pro forma consolidated financial data has been prepared giving effect to the Acquisition, which was accounted for as a purchase in accordance with SFAS No. 141, "Business Combinations."

     The unaudited pro forma consolidated financial data is presented for informational purposes only and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements including the notes thereto.

                GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                         COMBINED TWELVE                 PRO FORMA TWELVE
                                                          MONTHS ENDED      PRO FORMA      MONTHS ENDED
                                                          DECEMBER 31,     ADJUSTMENTS     DECEMBER 31,
                                                              2003            2003             2003
                                                         ---------------   -----------   ----------------
Revenue................................................    $1,429,497                       $1,429,497
Cost of sales, including costs of warehousing,
  distribution and occupancy...........................       998,440            (430)(2)       998,010
                                                           ----------        --------       ----------
Gross profit...........................................       431,057            (430)         431,487
Compensation and related benefits......................       251,709                          251,709
Advertising and promotion..............................        38,927                           38,927
Other selling, general and administrative..............        76,036         (33,347)(3)        42,689
Other (income) expense.................................       (10,063)                         (10,063)
Impairment of goodwill and intangible assets...........       709,367                          709,367
                                                           ----------        --------       ----------
Operating income (loss)................................      (634,919)         33,777         (601,142)
Interest expense, net..................................      (123,898)         91,959(4)       (31,939)
(Loss) income before income taxes......................      (758,817)        125,736         (633,081)
Income tax benefit/(expense)...........................       174,250          45,894(5)       128,356
                                                           ----------        --------       ----------
Net (loss) income......................................    $ (584,567)       $ 79,842       $ (504,725)
                                                           ==========        ========       ==========

---------------

(1) The Combined twelve months ended December 31, 2003 amounts represent the periods ended December 4, 2003 and the 27 day period ended December 31, 2003. See the Results of Operations discussion paragraph in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section in this document.

(2) Represents adjustment to eliminate inventory basis differences resulting from the fair valuation adjustments recorded at December 5, 2003.

(3) Represents the following adjustments to selling, general and administrative expenses:

                                                                TWELVE MONTHS
                                                                    ENDED
                                                              DECEMBER 31, 2003
                                                              -----------------
Income/(expense)
     Depreciation(a)........................................      $ 26,469
     Amortization(a)........................................         1,574
     Management fees(b).....................................        (1,500)
     Research and development(c)............................         4,978
     Transaction fees(d)....................................         2,229
     Directors fees(e)......................................          (403)
                                                                  --------
                                                                  $ 33,347
                                                                  ========

     (a) Represents adjustments to reflect differences in depreciation and amortization expense resulting from the fair valuation adjustments recorded at December 5, 2003.

                                                                TWELVE MONTHS
                                                                    ENDED
                                                              DECEMBER 31, 2003
                                                              -----------------
    Depreciation and amortization--historical basis.........      $ 59,051
    Depreciation and amortization--new basis................       (31,008)
                                                                  --------
    Pro forma depreciation and amortization.................      $ 28,043
                                                                  ========

     (b) Represents adjustments to reflect differences in management fees paid to Numico and what would have been paid to Apollo for the twelve months ended December 31, 2003.

                                                                TWELVE MONTHS
                                                                    ENDED
                                                              DECEMBER 31, 2003
                                                              -----------------
    Historical management fee...............................      $    -0-
    Apollo management fee...................................        (1,500)
                                                                  --------
    Pro forma management fee................................      $ (1,500)
                                                                  ========

     (c) Represents adjustments to eliminate expenses charged to us from Numico. We have not assumed these obligations subsequent to the Acquisition.

     (d) Represents adjustments to eliminate fees and expenses directly related to the Acquisition.

     (e) Represents adjustments to reflect differences in fees we have historically paid to our directors and what we would have paid to our directors for the twelve months ended December 31, 2003.

                                                                TWELVE MONTHS
                                                                    ENDED
                                                              DECEMBER 31, 2003
                                                              -----------------
    Historical director fees................................      $     97
    Apollo director fees....................................           500
                                                                  --------
    Pro forma director fees.................................      $   (403)
                                                                  ========

(4) Reflects adjustments to interest expense as a result of the financing arrangements to fund the Acquisition. A portion of the debt is based on a variable interest rate. A 1/8% change in interest rates would increase or decrease our annual interest cost by $350 thousand.

(5) Reflects pro forma tax effect of above adjustments at an estimated combined statutory rate of 36.5%.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with "Selected Consolidated Financial Data" and our consolidated financial statements and related notes included elsewhere in this prospectus. The discussion in this section contains forward-looking statements that involve risks and uncertainties. See "Risk Factors" included elsewhere in this prospectus for a discussion of important factors that could cause actual results to differ materially from those described or implied by the forward-looking statements contained herein.

     The discussion includes the following sections:

     - Overview -- a general description of our business.

     - Purchase Accounting -- a discussion of the accounting for the Acquisition.

     - Critical Accounting Policies -- a discussion of accounting policies that require critical judgments and estimates.

     - Results of Operations -- a summary and analysis of our consolidated results of operations for the most recent three years presented in our financial statements.

     - Liquidity and Capital Resources -- an analysis of cash flows, sources, and uses of cash.

     - Contractual Cash Obligations -- a summary of our future minimum non-cancelable contractual obligations.

     - Forward-Looking Information -- cautionary information about forward-looking statements and a description of certain risks and uncertainties that could cause our actual results to differ materially from our historical results or our current expectations or projections.

     - Off Balance Sheet Arrangements -- a discussion of any material relationships that exist that are not included in our financial statements.

     - Recently Issued Accounting Pronouncements -- a discussion of the effects that recent pronouncements have on our results of operations.

OVERVIEW

     We are the largest global specialty retailer of nutritional supplements, which include sports nutrition products, diet products, VMHS (vitamins, minerals and herbal supplements) and specialty supplements. We derive our revenues principally from product sales through our company-owned stores, franchise activities and sales of products manufactured in our facilities to third parties. We sell products through a worldwide network of 5,745 locations operating under the GNC(R) brand name.

     Revenues are derived from our three business segments, Retail, Franchise and Manufacturing/Wholesale, primarily as follows:

     - Retail revenues are generated by sales to consumers at our company-owned stores.

     - Franchise revenues are generated primarily from:

       (1) product sales to our franchisees;

       (2) royalties on franchise retail sales;

       (3) franchise fees, which are charged for initial franchise awards, renewals and transfers of franchises; and

       (4) sale of company-owned stores to franchisees.

     - Manufacturing/Wholesale revenues are generated through sales of manufactured products to third parties, generally for third-party private label brands, and the sale of our proprietary and third-party products to Rite Aid and drugstore.com.

     We calculate our "same store" sales growth to exclude the net sales of a store for any period if the store was not open during the same period of the prior year. When a store's square footage has been changed as a result of reconfiguration or relocation in the same mall, the store continues to be treated as a "same store." Company-owned "same store" sales are calculated on a calendar year basis. Domestic franchised "same store" sales are calculated on a calendar basis for 2001, 2002 and 2003.

PURCHASE ACCOUNTING

     The Acquisition was accounted for using the purchase method of accounting. As a result, the Acquisition affected our results of operations in certain significant respects. The aggregate acquisition consideration was allocated to the tangible and intangible assets acquired and liabilities assumed by us based upon their respective fair values as of the date of the Acquisition and resulted in a significant change in our annual depreciation and amortization expenses.

CRITICAL ACCOUNTING POLICIES

     You should review the significant accounting policies described in the notes to our consolidated financial statements under the heading "Summary of Significant Accounting Policies" included elsewhere in this prospectus, in particular:

     USE OF ESTIMATES. Certain amounts in our financial statements require management to use estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Our accounting policies are described in the notes to financial statements under the heading "Summary of Significant Accounting Policies" included elsewhere in this prospectus. Our critical accounting policies and estimates are described in this section. An accounting estimate is considered critical if:

     - the estimate requires management to make assumptions about matters that were uncertain at the time the estimate was made;

     - different estimates reasonably could have been used; or

     - changes in the estimate that would have a material impact on our financial condition or our results of operations are likely to occur from period to period.

Management believes that the accounting estimates used are appropriate and the resulting balances are reasonable. However, actual results could differ from the original estimates, requiring adjustments to these balances in future periods. See "Risk Factors" for a discussion of some of the risks that could affect us in the future.

     REVENUE RECOGNITION. We operate primarily as a retailer, through company-owned and franchised stores, and to a lesser extent, as a wholesaler. We apply the provisions of Staff Accounting Bulletin No. 104, "Revenue Recognition." We recognize revenues in our Retail segment at the moment a sale to a customer is recorded. Gross revenues are reduced by customer returns. We recognize revenues on product sales to franchisees and other third parties when the risk of loss, title and insurable risks have transferred to the franchisee or third party. We recognize revenues from franchise fees at the time a franchised store opens or at the time of franchise renewal or transfer, as applicable. The majority of our retail revenues are received as cash or cash equivalents. The majority of our franchise revenues are billed to the franchisees with varying terms for payment. An allowance for receivables due from third parties is recorded, as necessary, based on facts and circumstances.

     INVENTORIES. Where necessary, we provide estimated allowances to adjust the carrying value of our inventory to the lower of cost or net realizable value. These estimates require us to make approximations about the future demand for our products in order to categorize the status of such inventory items as slow moving, obsolete or in excess of need. These future estimates are subject to the ongoing accuracy of management's forecasts of market conditions, industry trends and competition. We are also subject to volatile changes in specific product demand as a result of unfavorable publicity, government regulation and rapid changes in demand for new and improved products or services.

     ACCOUNTS RECEIVABLES AND ALLOWANCE FOR DOUBTFUL ACCOUNTS. We offer financing to qualified domestic franchisees with the initial purchase of a franchise location. The notes are demand notes, payable monthly over periods of five to seven years. We also generate a significant portion of our revenue from ongoing product sales to franchisees and third-party customers. An allowance for doubtful accounts is established based on regular evaluations of our franchisees' and third-party customers' financial health, the current status of trade receivables and any historical write-off experience. We maintain both specific and general reserves for doubtful accounts. General reserves are based upon our historical bad debt experience, overall review of our aging of accounts receivable balances, general economic conditions of our industry or the geographical regions and regulatory environments of our third-party customers and franchisees.

     IMPAIRMENT OF LONG-LIVED ASSETS. Long-lived assets, including fixed assets and intangible assets with finite useful lives, are evaluated periodically by us for impairment whenever events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable. If the sum of the undiscounted future cash flows is less than the carrying value, we recognize an impairment loss, measured as the amount by which the carrying value exceeds the fair value of the asset. These estimates of cash flow require significant management judgment and certain assumptions about future volume, revenue and expense growth rates, foreign exchange rates, devaluation and inflation. As such, this estimate may differ from actual cash flows.

     SELF-INSURANCE. Prior to the Acquisition, General Nutrition Companies, Inc. was included as an insured under several of Numico's global insurance policies. Subsequent to the Acquisition, we procured insurance independently for such areas as general liability, product liability, directors and officers liability, property insurance, and ocean marine insurance. We are self-insured with respect to our medical benefits. As part of this coverage, we contract with national service providers to provide benefits to our employees for all medical, dental, vision and prescription drug services. We then reimburse these service providers as claims are processed from our employees. We maintain a specific stop loss provision of $200,000 per incident. Our liability for medical claims is included as a component of accrued payroll and related liabilities and was $3.0 million and $3.5 million as of December 31, 2003 and December 31, 2002, respectively. We are also self-insured for worker's compensation coverage in the State of New York with a stop loss of $250,000. Our liability for worker's compensation in New York was not significant as of December 31, 2003 and December 31, 2002. We are also self-insured for physical damage to our tractors, trailers and fleet vehicles for field personnel use. We also are self-insured for any physical damages that may occur at the corporate store locations. Our associated liability for this self-insurance was not significant as of December 31, 2003 and December 31, 2002.

     GOODWILL AND INDEFINITE-LIVED INTANGIBLE ASSETS. On an annual basis, we perform a valuation of the goodwill and indefinite lived intangible assets associated with our operating segments. To the extent that the fair value associated with the goodwill and indefinite-lived intangible assets is less than the recorded value, we write down the value of the asset. The valuation of the goodwill and indefinite-lived intangible assets is affected by, among other things, our business plan for the future, and estimated results of future operations. Changes in the business plan or operating results that are different than the estimates used to develop the valuation of the assets result in an impact on their valuation.

     BASIS OF PRESENTATION. Our consolidated financial statements for the 27 days ended December 31, 2003 include the accounts of General Nutrition Centers, Inc. and its wholly owned subsidiaries. Included in this period are fair value adjustments to assets and liabilities, including inventory, goodwill, other intangible assets and property, plant and equipment. Also included is the corresponding effect these adjustments had to cost of sales, depreciation, and amortization expenses.

     Our consolidated financial statements for the period ending December 4, 2003, and the periods ending December 31, 2002 and 2001 presented herein have been prepared on a carve-out basis and reflect our consolidated financial position, results of operations and cash flows in accordance with GAAP. In order to depict our financial position, results of operations and cash flows on a stand-alone basis, our financial statements reflect amounts that have been pushed down from Numico USA, Inc. (together with its parent company, Royal Numico N.V., "Numico"), our parent company prior to the sale of the company. As a result of recording these amounts, our consolidated financial statements for these periods may not be indicative of the results that would be presented if we had operated as an independent, stand-alone entity.

     In the accompanying discussion of results of operations, the period ended December 4, 2003 and the 27 days ended December 31, 2003 have been combined for comparability to the year ending December 31, 2002.

     The following is a discussion of our related party transactions with Numico and other affiliates during the periods presented:

     We sell products to formerly affiliated companies, including Rexall Sundown, Inc., through our Manufacturing/Wholesale segment. Numico acquired Rexall in June 2000 and sold it July 2003. During this period, our sales to Rexall constituted sales to a related party and are included in revenue in our Manufacturing/Wholesale segment. We have continued to sell products to Rexall after the disposition pursuant to an agreement with them expiring in July 2005, subject to early termination provisions. The appropriate cost of sales related to affiliate sales is also included in our consolidated financial statements. Also included in the cost of sales is a significant portion of raw materials and packaging materials purchased from Rexall and Numico's subsidiary, Nutraco S.A.

     We operate a fleet of distribution vehicles that deliver products to our company-owned and franchised stores and delivers products for certain other third party customers and vendors. The revenues associated with third party deliveries are recognized as a reduction of transportation costs in our consolidated financial statements. From 2002 through December 4, 2003, we had a management service agreement with Numico. This management agreement included charges for strategic planning, certain information technology expenses, product and material management, group business process, human resources, legal, tax, regulatory and management reporting. Upon the sale of the company to Apollo, this agreement was terminated.

     Numico also allocated a portion of its research and development charges to us under a research activities agreement. These research and development activities included ongoing specific and medical research, support and advice on strategic research objectives, design and development of new products, organization and management of clinical trials, updates on the latest technological and scientific developments and updates on regulatory issues. Upon the Acquisition, this agreement was terminated.

     Numico purchased certain global insurance policies covering several types of insurance, and allocated these charges to us. Upon the sale of the company to Apollo, we obtained stand-alone insurance policies with coverage appropriate for our business.

RESULTS OF OPERATIONS

     The information presented below as of and for the 27 days ended December 31, 2003, the period ended December 4, 2003 and the years ended December 31, 2003, 2002 and 2001 was derived from our audited consolidated financial statements and accompanying notes. In the table below and in the accompanying discussion, the 27 days ended December 31, 2003 and the period ended December 4, 2003 have been combined for discussion purposes.

RESULTS OF OPERATIONS

                                                                PREDECESSOR                             SUCCESSOR
                                          -------------------------------------------------------------------------
                                                                                    PERIOD FROM          27 DAYS
                                                                                   JAN 1, 2003 TO         ENDED
(DOLLARS IN MILLIONS AND
                                                YEAR ENDED DECEMBER 31,
                                          ------------------------------------         DEC 4,            DEC 31,
PERCENTAGES EXPRESSED AS A PERCENTAGE OF        2001                2002                2003              2003
NET REVENUES)                             ----------------    ----------------    ----------------    -------------
Revenues:
Retail.................                   $1,123.1    74.4%   $1,068.6    75.0%   $  993.3    74.1%   $66.2    74.1%
Franchise..............                      273.1    18.1%      256.1    18.0%      241.3    18.0%    14.2    15.9%
Manufacturing/Wholesale (Third Party)...     112.9     7.5%      100.3     7.0%      105.6     7.9%     8.9    10.0%
                                          --------   -----    --------   -----    --------   -----    -----   -----
Total net revenues.....                    1,509.1   100.0%    1,425.0   100.0%    1,340.2   100.0%    89.3   100.0%
Operating expenses:
Cost of sales, including costs of
  warehousing, distribution and
  occupancy............                    1,013.4    67.2%      969.9    68.1%      934.9    69.8%    63.6    71.2%
Compensation and related benefits...         246.6    16.3%      245.2    17.2%      235.0    17.5%    16.7    18.7%
Advertising and promotion...                  41.9     2.8%       52.0     3.6%       38.4     2.9%     0.5     0.6%
Other selling, general and
  administrative expenses...                  66.2     4.4%       75.9     5.3%       62.8     4.7%     4.8     5.4%
Amortization expense...                       74.5     4.9%       10.1     0.7%        8.1     0.6%     0.3     0.3%
Other (income) expense...                     (3.4)   (0.2)%    (216.3)  (15.2)%     (10.1)   (0.8)%    0.0     0.0%
Impairment of goodwill and intangible
  assets...............                         --     0.0%      222.0    15.6%      709.4    52.9%      --     0.0%
                                          --------   -----    --------   -----    --------   -----    -----   -----
Total operating expenses...                1,439.2    95.4%    1,358.8    95.4%    1,978.5   147.6%    85.9    96.2%
Operating income (loss)
  Retail...............                       89.2     7.9%       86.8     8.1%       79.1     8.0%     6.6    10.0%
  Franchise............                       46.3    17.0%       65.4    25.5%       63.7    26.4%     2.4    16.9%
  Manufacturing/Wholesale...                  29.9    26.5%       25.8    25.7%       24.3    23.0%     1.4    15.7%
                                          --------            --------            --------            -----
    Sub total segment operating
      income...........                      165.4    11.0%      178.0    12.5%      167.1    12.5%    10.4    11.6%
  Unallocated corporate and other costs:
    Warehousing & distribution costs...       40.9                40.3                40.7              3.4
    Corporate overhead costs...               54.6                63.9                66.8              3.6
    Other costs........                         --                 7.6               697.9               --
                                          --------            --------            --------            -----
    Sub total unallocated corporate and
      other costs......                       95.5               111.8               805.4              7.0
                                          --------            --------            --------            -----
Total operating income (loss)...              69.9     4.6%       66.2     4.6%     (638.3)  (47.6)%    3.4     3.8%
Interest expense, net...                    (139.9)             (136.4)             (121.1)            (2.8)
                                          --------            --------            --------            -----
(Loss) income before income taxes...         (70.0)              (70.2)             (759.4)             0.6
Income tax benefit (expense)...               14.1                (1.0)              174.5             (0.2)
                                          --------            --------            --------            -----
Net (loss) income before cumulative
  effect of accounting change...             (55.9)              (71.2)             (584.9)             0.4
Loss from cumulative effect of
  accounting change....                         --              (889.6)                 --               --
                                          --------            --------            --------            -----
Net (loss) income......                      (55.9)             (960.8)             (584.9)             0.4
Other comprehensive income (loss)...           1.8                (1.9)                1.6              0.3
                                          --------            --------            --------            -----
Comprehensive (loss) income...            $  (54.1)           $ (962.7)           $ (583.3)           $ 0.7
                                          ========            ========            ========            =====

                                              COMBINED
                                            (UNAUDITED)
                                          ----------------

                                             YEAR ENDED
(DOLLARS IN MILLIONS AND

                                              DEC 31,
PERCENTAGES EXPRESSED AS A PERCENTAGE OF        2003
NET REVENUES)                             ----------------
Revenues:
Retail.................                   $1,059.5    74.1%
Franchise..............                      255.5    17.9%
Manufacturing/Wholesale (Third Party)...     114.5     8.0%
                                          --------   -----
Total net revenues.....                    1,429.5   100.0%
Operating expenses:
Cost of sales, including costs of
  warehousing, distribution and
  occupancy............                      998.5    69.8%
Compensation and related benefits...         251.7    17.6%
Advertising and promotion...                  38.9     2.7%
Other selling, general and
  administrative expenses...                  67.6     4.7%
Amortization expense...                        8.4     0.6%
Other (income) expense...                    (10.1)   (0.7)%
Impairment of goodwill and intangible
  assets...............                      709.4    49.6%
                                          --------   -----
Total operating expenses...                2,064.4   144.4%
Operating income (loss)
  Retail...............                       85.7     8.1%
  Franchise............                       66.1    25.9%
  Manufacturing/Wholesale...                  25.7    22.4%
                                          --------
    Sub total segment operating
      income...........                      177.5    12.4%
  Unallocated corporate and other costs:
    Warehousing & distribution costs...       44.1
    Corporate overhead costs...               70.4
    Other costs........                      697.9
                                          --------
    Sub total unallocated corporate and
      other costs......                      812.4
                                          --------
Total operating income (loss)...            (634.9)  (44.4)%
Interest expense, net...                    (123.9)
                                          --------
(Loss) income before income taxes...        (758.8)
Income tax benefit (expense)...              174.3
                                          --------
Net (loss) income before cumulative
  effect of accounting change...            (584.5)
Loss from cumulative effect of
  accounting change....                         --
                                          --------
Net (loss) income......                     (584.5)
Other comprehensive income (loss)...           1.9
                                          --------
Comprehensive (loss) income...            $ (582.6)
                                          ========

     As discussed in the segments footnote to the financial statements, we evaluate segment operating results based on several indicators. The primary key performance indicators are sales and operating income or loss for each segment. Sales and operating income or loss, as evaluated by management, exclude certain items that are managed at the consolidated level, such as distribution and transportation costs, corporate overhead, impairments, and other corporate costs. The following discussion compares the operating income or loss by segment, as well as those items excluded from the segment totals.

COMPARISON OF YEAR ENDED DECEMBER 31, 2003 AND 2002

Revenues

     Consolidated. Our consolidated net revenues increased $4.5 million, or 0.3%, to $1,429.5 million during the twelve months ended December 31, 2003 compared to $1,425.0 million during the same period in 2002. This increase occurred in our Manufacturing/Wholesale segment and was offset with decreases in the Retail and Franchise segments.

     Retail. Revenues in our Retail segment decreased $9.1 million, or 0.9%, to $1,059.5 million during the twelve months ended December 31, 2003 compared to $1,068.6 million during the same period in 2002. This decrease was primarily attributable to declines in 2003 sales of products containing ephedra, which we discontinued selling in June 2003, offset by sales of additional products in the diet category and the closing of 150 stores, net. For the twelve months ended December 31, 2003 and December 31, 2002, sales of ephedra products were $35.2 million and $182.9 million, respectively. We thoroughly reviewed our product pricing in the fourth quarter of 2002 and determined that our single unit pricing was not competitive with other market participants. A primary reason for higher single unit pricing was the creation of artificially high single unit prices to compensate for BOGO (Buy One Get One half price) pricing. At the beginning of December 2002, we repriced most of our proprietary products and eliminated BOGO pricing. The effect was to lower prices with the expectation that customers would buy single units due to the elimination of the incentive to buy two units. We expected that the decision to buy single units would lead to a shorter cycle time between customer visits and a corresponding increase in transaction counts. As a result of eliminating BOGO pricing in December, 2002, the average ticket price per transaction for company-owned stores decreased by 3.7% during the twelve months ended December 31, 2003 compared to the same period in 2002. Transaction counts, however, rose by 3.9% during this same period. Company-owned same store sales growth improved 0.1% during the twelve months ended December 31, 2003.

     Franchise. Revenues in our Franchise segment decreased $0.6 million, or 0.2%, to $255.5 million during the twelve months ended in December 31, 2003 compared to $256.1 million during the same period in 2002. The decrease was caused by a reduction in product sales to our franchisees of approximately $7.2 million, offset by increases in revenues from sales of company-owned stores to franchisees of $4.8 million and increases in royalties and franchise fees of $1.9 million. A portion of the decrease in product sales was attributable to declines in sales to franchisees of products containing ephedra in 2003. Same store sales growth for our U.S. franchised stores improved to 0.8% for the twelve months ended December 31, 2003.

     Manufacturing/Wholesale. Revenues in our Manufacturing/Wholesale segment increased $14.2 million, or 14.2%, to $114.5 million, during the twelve months ended December 31, 2003 compared to $100.3 million during the same period in 2002. This revenue increase was primarily due to the increased utilization of available manufacturing capacity for additional third-party customers.

Cost of Sales

     Our consolidated cost of sales, which includes product costs, costs of warehousing and distribution and occupancy costs, increased $28.6 million, or 2.9%, to $998.5 million during the twelve months ended December 31, 2003 compared to $969.9 million during the same period in 2002. Cost of sales, as a percentage of net revenues, was 69.8% during the twelve months ended December 31, 2003 compared to 68.1% during the same period of the prior year.

     Consolidated product costs increased $21.4 million, or 3.0%, to $739.2 million during the twelve months ended December 31, 2003 compared to $717.8 million during the same period in 2002. The increased cost was primarily due to our increasing sales of energy and meal replacement bars in the diet and sports nutrition products categories. These products carry lower margins than other products within these categories or within the VMHS category.

     Consolidated warehousing and distribution costs increased $4.0 million, or 9.3%, to $46.9 million during the twelve months ended December 31, 2003 compared to $42.9 million during the same period in 2002. This increase was primarily due to an increase in the number of tractors, trailers and drivers required to provide trucking services to an affiliate, Rexall. Due to the sale of the Rexall business in July 2003 by Numico, the revenue from freight deliveries declined significantly. In September 2003, we began to reduce the fleet to match these freight requirements.

     Consolidated occupancy costs increased $3.2 million, or 1.5%, to $212.4 million during the twelve months ended December 31, 2003 compared to $209.2 million during the same period in 2002. This increase was primarily due to increased depreciation of $3.5 million at our company-owned stores related to our store reset and upgrade program that was completed in the fourth quarter of 2002, and disposal costs of $2.9 million for company-owned stores that were closed during this same period. Additionally, common area maintenance charges related to the stores increased. These increases were offset by decreases in base and percentage rent charges and other occupancy related accounts.

Selling, General and Administrative Expenses

     Our consolidated selling, general and administrative expenses, including compensation and related benefits, advertising and promotion expenses and other selling, general and administrative expenses, decreased $16.6 million, or 4.3%, to $366.6 million during the twelve months ended December 31, 2003 from $383.2 million during the same period in 2002. Selling, general and administrative expenses, as a percentage of net revenues, were 25.6% during the twelve months ended December 31, 2003, compared to 26.9% for the same period during 2002.

     Consolidated compensation and related benefits increased $6.5 million, or 2.7%, to $251.7 million during the twelve months ended December 31, 2003 compared to $245.2 million during the same period in 2002. The increase was primarily due to increased health insurance and workers' compensation expense of $1.2 million, change in control and retention bonuses of $8.7 million, non-cash charges for stock compensation of $6.4 million, and increased incentives and commissions of $7.4 million. These increases were offset by a reduction in base wages, severance costs, and other wage related expense of $17.1 million.

     Consolidated advertising and promotion expenses decreased $13.1 million, or 25.2%, to $38.9 million during the twelve months ended December 31, 2003 compared to $52.0 million during the same period in 2002. This decrease was primarily due to decreased direct marketing to our Gold Card members of $21.7 million for the twelve months ended December 31, 2003 compared to $26.9 million during the same period in 2002. The remaining reduction in advertising was due to the elimination of our NASCAR sponsorship and a significant reduction in media spending, as we did not repeat the advertising done in the third and fourth quarters of 2002, to announce a grand reopening of GNC after the store reset was completed.

     Consolidated other selling, general and administrative expenses, including amortization expense, decreased $10.0 million, or 11.6%, to $76.0 million during the twelve months ended December 31, 2003 compared to $86.0 million during the same period in 2002. The decrease was primarily due to reductions in operational accounts, a decrease in bad debt expense of $4.3 million, a decrease in charges for insufficient funds checks presented at the stores of $0.9 million, a decrease in travel and entertainment expenses of $0.6 million, and a $2.5 million aggregate reduction in all other operating accounts. Additionally, there was a decrease in amortization expense of $1.7 million, for the twelve months ended December 31, 2003 compared with the same period in 2002.

Other (Income) Expense

     Our consolidated other income decreased $206.2 million, or 95.3%, to $10.1 million during the twelve months ended December 31, 2003 compared to $216.3 million during the same period in 2002. This decrease was primarily due to a decrease in income from non-recurring legal settlement proceeds that we received related to raw material pricing litigation of $7.2 million during the twelve months ended December 31, 2003 compared to $214.4 million during the same period in 2002, currency translation adjustments expense of $2.9 million and income of $1.9 million during these same periods, respectively, and a recognized gain of $5.0 million on the sale of marketable securities in the twelve months ended December 31, 2002.

Impairment of Goodwill and Intangible Assets

     In October 2003, Numico entered into an agreement to sell the company for a purchase price that indicated a potential impairment of our long-lived assets. Accordingly, management initiated an evaluation of the carrying value of goodwill and indefinite-lived intangible assets as of September 30, 2003. As a result of this evaluation, an impairment charge of $709.4 million (pre-tax) was recorded for goodwill and other indefinite-lived intangibles in accordance with SFAS No. 142.

Operating Income (Loss)

     Consolidated. As a result of the foregoing, consolidated operating income decreased $701.1 million, generating a loss of $634.9 million during the twelve months ended December 31, 2003 compared with income of $66.2 million during the same period in 2002. For the 27 days ended December 31, 2003, we generated operating income of $3.4 million.

     Retail. Operating Income decreased $1.1 million, or 1.3%, during the twelve months ended December 31, 2003 compared to the same period in 2002. Retail margins were down $15.2 million, primarily due to decreased sales of products containing ephedra, and sales mix changes. This decrease was offset with reduced spending in advertising of $12.8 million, reduced selling, general and administrative expenses of $7.1 million, and increased wages of $5.8 million.

     Franchise. Operating income increased $0.7 million, or 1.1%, during the twelve months ended December 31, 2003 compared to the same period in 2002. Franchise margins decreased $4.3 million, or 5.0%, as we provided additional incentives to our franchisees to purchase products at discounted prices. This margin decrease was offset with a decrease in selling, general and administrative expenses of $4.7 million, primarily due to a decrease in bad debt expense related to the franchisee receivables and note portfolio.

     Manufacturing/Wholesale. Operating Income decreased $0.1 million, or 0.4%, during the twelve months ended December 31, 2003 compared to the same period in 2002.

     Warehousing & Distribution Costs. As reported in the cost of sales discussion, unallocated warehousing and distribution costs increased $3.8 million, to $44.1 million from $40.3 million for the twelve months ended December 31, 2003 compared to the same period in 2002.

     Corporate Overhead. Operating Expense increased $6.5 million or 10.2% during the twelve months ended December 31, 2003 compared to the same period in 2002. The primary reason for this increase was an increase in change in control, retention, and incentive expense and health insurance costs in 2003.

     Other. Other costs increased $690.3 million during the twelve months ended December 31, 2003, compared to the same period in 2002. Included in these costs were $709.4 million and $222.0 million impairment charges for 2003 and 2002, respectively, and $7.2 million and $214.4 million income in 2003 and 2002, respectively, for settlement income related to a raw material pricing settlement.

Interest Expense

     Consolidated interest expense decreased $12.5 million, or 9.2%, to $123.9 million during the twelve months ended December 31, 2003 compared to $136.4 million during the same period in 2002. This decrease was primarily due to a reduced outstanding principal balance of $1,750.0 million at December 4, 2003 compared to $1,825.0 million in 2002, and a new debt structure after the Acquisition. The actual interest expense for the 27 days ended December 31, 2003 was $2.8 million. If the Numico debt remained in place for those 27 days, interest expense would have been $9.6 million higher for the 27 days ended December 31, 2003.

Income Tax Benefit (Expense)

     We recognized a $174.3 million consolidated income tax benefit during the twelve months ended December 31, 2003 and a $1.0 million income tax expense during the twelve months ended December 31, 2002. The increased benefit recognized was primarily due to the additional impairment of deductible intangible assets recognized during the period. Additionally, differences between the federal statutory tax rate and our effective tax rate were primarily due to the impairment charge for non-deductible goodwill and a valuation allowance against interest expense.

Loss from Cumulative Effect of Accounting Change

     We adopted SFAS No. 142 on January 1, 2002, which requires that goodwill and other intangible assets with indefinite lives no longer be subject to amortization, but instead are to be tested at least annually for impairment. Upon adoption of SFAS No. 142, we recorded a one-time, non-cash charge of $889.6 million, net of taxes of $170.6 million, to reduce the carrying amount of goodwill and other intangibles to their implied fair value. The impairment resulted from several factors, including the declining performance by us and the overall industry, increased competition, diminished contract manufacturing growth, and differences in the methods of determining impairments under SFAS No. 142 compared to the previously applicable accounting guidance.

Net (Loss) Income

     As a result of the foregoing, consolidated net loss for the twelve months ended December 31, 2003 decreased $376.3 million to a net loss of $584.5 million compared to a net loss of $960.8 million for the twelve months ended December 31, 2002. For the 27 day period subsequent to the Acquisition which ended December 31, 2003, we generated net income of $0.4 million.

Other Comprehensive Income (Loss)

     We recognized $1.9 million in other comprehensive income in the twelve months ended December 31, 2003 compared to a $1.9 million other comprehensive loss in the twelve months ended December 31, 2002. The entire $1.9 million of income during the twelve months ended December 31, 2003 is a result of foreign currency translation adjustments related to the investment in our Canadian subsidiary and receivables due from such subsidiary. During the twelve months ended December 31, 2002, unrealized loss in marketable equity securities of $3.3 million was recognized, net of tax benefit of $1.2 million, and an additional $0.2 million in currency exchange translation income.

COMPARISON OF YEARS ENDED DECEMBER 31, 2002 AND 2001

Revenues

     Our net revenues decreased $84.1 million, or 5.6%, to $1,425.0 million during 2002 compared to $1,509.1 million during 2001. This decrease occurred in each of our three business segments and was primarily attributable to a decline in sales of products containing ephedra.

     Retail. Revenues in our Retail segment decreased $54.5 million, or 4.9%, to $1,068.6 million during 2002 compared to $1,123.1 million during 2001. This decrease was primarily attributable to a decline in sales of products containing ephedra. Sales of ephedra products at company-owned stores during 2002 and 2001 were $182.9 million and $222.4 million, respectively. Company-owned same store sales growth decreased to (6.3)% in 2002 as a result of negative publicity related to ephedra in the second half of 2002 and decreased traffic in company-owned stores. The decrease in revenues was also attributable to the fact that we had 62 fewer company-owned stores at the end of 2002 compared to 2001.

     Franchise. Revenues in our Franchise segment decreased $17.0 million, or 6.2%, to $256.1 million during 2002 compared to $273.1 million during the same period in 2001. The decrease was primarily related to a reduction in product sales to our franchisees of approximately $16.5 million. Part of the reason for this decrease was additional discounts of $4.7 million offered to the franchisees in 2002 to reflect the better pricing that we were able to obtain from our vendors, which in turn helps the franchisees maintain better product margins. Sales of ephedra products to the franchisees decreased $4.1 million, or 9.0%, to $42.8 million in 2002 compared to $46.9 million in 2001. The remainder of the decrease was primarily due to reduced levels of retail sales at the franchised stores. Same store sales growth for our U.S. franchised stores decreased to (3.2)% in 2002.

     Manufacturing/Wholesale. Revenues in our Manufacturing/Wholesale segment decreased $12.6 million, or 11.2%, to $100.3 million, during 2002 compared to $112.9 million during 2001. The decrease was primarily the result of Numico's acquisition of Rexall, which led to a reduction of manufacturing orders by Rexall competitors. In addition, sales to Rite Aid decreased $6.4 million, or 17.5%, during 2002 compared to

2001. This decrease was attributable to our opening fewer Rite Aid store-within-a-store locations in 2002, which led to fewer orders to initially fill the store locations and fewer replenishment product orders as Rite Aid balanced their inventory levels. We opened 131 and 237 GNC store-within-a-store Rite Aid locations in 2002 and 2001, respectively.

Cost of Sales

     Our cost of sales, which includes product costs, costs of warehousing and distribution and occupancy costs, decreased $43.5 million, or 4.3%, to $969.9 million during 2002 compared to $1,013.4 million during 2001. Cost of sales, as a percent of net revenues, was 68.1% in 2002 compared to 67.2% in 2001.

     Product costs decreased $48.3 million, or 6.3%, to $717.8 million during 2002 compared to $766.1 million during 2001. The decrease was primarily due to lower revenues.

     Warehousing and distribution costs decreased $0.3 million, or 0.7%, to $42.9 million during 2002 compared to $43.2 million during 2001. This decrease was attributable to additional revenues generated from Rexall transportation contracts, which directly offsets transportation expenses. These expenses otherwise remained constant.

     Occupancy costs increased $5.1 million, or 2.5%, to $209.2 million during 2002 compared to $204.1 million during 2001. This increase was primarily attributable to higher store maintenance costs, increased store lease expense due to renewals on existing stores, and increased common area maintenance costs. These increased costs were offset by a decrease in utilities and percentage rent, which is based upon retail store sales.

Selling, General and Administrative Expenses

     Our selling, general and administrative expenses, including compensation and related benefits, advertising and promotion expenses and other selling, general and administrative expenses, decreased $46.0 million, or 10.7%, to $383.2 million during 2002 compared to $429.2 million during 2001. Selling, general and administrative expenses, as a percentage of net revenues, were 26.9% during 2002 compared to 28.4% during 2001.

     Compensation and related benefits decreased $1.4 million, or 0.6%, to $245.2 million during 2002 from $246.6 million during 2001. The decrease includes $16.7 million less in non-cash compensation expense in 2002 compared to 2001. This expense was related to the Numico management stock purchase plan. When excluded from compensation and benefits, these expenses actually increased $18.1 million, due primarily to a $13.2 million allocation charge from Numico for management services, increased severance costs of $3.6 million as a result of a workforce reduction in 2002 and a $3.3 million increase in healthcare costs. These increases were offset by reductions in bonus and incentive payments.

     Advertising and promotion expenses increased $10.1 million, or 24.1%, to $52.0 million during 2002 compared to $41.9 million during 2001. The increase was primarily due to the elimination of our cooperative advertising program in 2001 that resulted in $8.6 million in refunds of unused advertising monies contributed by us.

     Other selling, general and administrative expenses increased $9.7 million, or 14.7%, to $75.9 million during 2002 compared to $66.2 million during 2001. Bad debt expense accounted for an $8.0 million increase for 2002 compared to 2001.

     Amortization expense decreased $64.4 million, or 86.4%, to $10.1 million during 2002 compared to $74.5 million during 2001. In connection with the adoption of SFAS No. 142 on January 1, 2002, we assigned an indefinite life to the Brand intangible asset and goodwill, which were both previously amortized over a 40 year period, resulting in a reduction in amortization expense related to such assignment of $31.7 million and $27.1 million, respectively. The remaining decreases in the amortization expense were attributable to our Gold Card intangible asset, which was fully amortized on a declining scale basis during 2002, and our third-party customer list intangible asset, which had a change in estimable life from seven years in 2001 to six years in 2002.

Other Income (Expense)

     Other income increased $212.9 million to $216.3 million during 2002 compared to $3.4 million in 2001. This increase was primarily due to the additional receipt of $214.4 million in non-recurring legal settlement proceeds that we received related to price-fixing litigation, compared to $3.6 million in legal settlement proceeds that we received in 2001 and a gain of $5.0 million on the sale of marketable securities in 2002, offset by a currency translation adjustment in both years.

Impairment of Other Intangible Assets

     In 2002, deterioration in market conditions and financial results caused a decrease in expectations regarding growth and profitability. Accordingly, management initiated an evaluation of the carrying value of its goodwill and indefinite-lived intangible assets as of December 31, 2002. As a result of this evaluation, an impairment charge of $222.0 million (pre-tax) was recorded for goodwill and other indefinite-lived intangible assets intangibles in accordance with SFAS No. 142.

Operating Income

     Consolidated. As a result of the foregoing, consolidated operating income decreased $3.7 million to $66.2 million during 2002 compared to $69.9 million during 2001.

     Retail. Operating Income decreased $2.4 million or 2.7% during the twelve months ended December 31, 2002 compared to the same period in 2001. The primary reason for the decrease was increased advertising costs due to additional advertising run in 2002 to promote the grand reopening after the store reset was completed.

     Franchise. Operating Income increased $19.1 million or 41.3% during the twelve months ended December 31, 2002 compared to the same period in 2001. This increase was primarily due to higher amortization expense in 2001 related to intangible assets.

     Manufacturing/Wholesale. Operating Income decreased $4.1 million, or 13.7%, during the twelve months ended December 31, 2002 compared to the same period in 2001. This was due to decreased third party revenue contracts in 2002, as we focused on supplying the retail and franchised stores, and affiliated parties, which were acquired by our parent, Numico.

     Corporate Overhead. Expenses increased $9.3 million, or 17.0%, during the twelve months ended December 31, 2002 compared to the same period in 2001. This increase was primarily due to an internal charge for administrative expenses from our parent, Numico, and severance costs in 2002 due to a reduction in workforce at the corporate headquarters.

     Other. Other costs increased $7.6 million during the twelve months ended December 31, 2002, compared to the same period in 2001. Included in these costs were $222.0 million impairment charges and $157.8 million income for settlement income related to a raw material pricing settlement.

Interest Expense

     Interest expense decreased $3.5 million, or 2.5%, to $136.4 million during 2002 compared to $139.9 million during 2001. This decrease was primarily due to a lower principal balance outstanding as of the end of 2002 under a loan agreement entered into by Numico at the time it acquired us. This debt has been allocated to us for accounting purposes and was eliminated upon consummation of the Acquisition.

Income Tax Benefit (Expense)

     We recognized $1.0 million of income tax expense during 2002 and a $14.1 million income tax benefit during 2001. The additional expense recognized was primarily related to additional income from the price-fixing litigation recognized during 2002, and a valuation allowance recognized against interest expense in 2001. Additionally, differences between the federal statutory rate and our effective tax rate were primarily due to the amortization of non-deductible goodwill in both years and a valuation allowance against interest expense in 2001.

Loss from Cumulative Effect of Accounting Change

     We adopted SFAS No. 142 on January 1, 2002, which requires that goodwill and other intangible assets with indefinite lives no longer be subject to amortization, but instead are to be tested at least annually for impairment. Upon adoption of SFAS No. 142, we recorded a one-time, non-cash charge of $889.6 million, net of taxes of $170.6 million, to reduce the carrying amount of goodwill and other intangibles to their implied fair value. The impairment resulted from several factors including our declining performance, and overall industry declines, increased competition, and diminished contract manufacturing growth.

Net Income (Loss)

     As a result of the foregoing, net income (loss) increased $904.9 million to $(960.8) million during 2002 compared to $(55.9) during 2001. When the charge for the cumulative effect of accounting change of $889.6 million is excluded from 2002, the net loss increased $15.3 million.

Other Comprehensive (Loss) Income

     We recognized a $2.1 million unrealized depreciation in a marketable equity security during 2002, offset by an unrealized foreign currency gain of $0.3 million, compared to a $2.1 million unrealized appreciation in a marketable equity security during 2001, offset by an unrealized foreign currency exchange loss of $0.4 million.

LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 2003, we had $33.2 million in cash and cash equivalents and $200.0 million in working capital compared with $38.8 million in cash and cash equivalents and $153.6 million in working capital at December 31, 2002. The $46.4 million increase in working capital was primarily driven by reductions in current maturities related to our debt as a result of the Acquisition, offset by a reduction in the settlement receivable of $134.8 million which was collected in January 2003.

     Historically, we have funded our operations through internally generated cash. Cash provided by operating activities was $97.6 million, $111.0 million and $75.8 million during the twelve months ended December 31, 2003, 2002, and 2001, respectively. The primary reason for the change in each year was changes in working capital accounts. Receivables decreased in 2003 due to the receipt of $134.8 million in January 2003 from legal settlement proceeds relating to raw material pricing litigation, offset by an increase in receivables of $12.7 million due to the recording of a purchase price adjustment due from Numico related to the Acquisition, and a decrease in receivables of $70.6 million related to the settlement at December 4, 2003 of a receivable due from Numico. Receivables increased $132.6 million in 2002 primarily due to the recording of a raw material pricing settlement receivable of $134.8 million. Accounts payable increased in 2002 due to the recording of various amounts due to our parent, Numico, and an affiliated purchasing subsidiary, Nutraco. We expect to fund our operations through internally generated cash and, if necessary, from borrowings under our $75.0 million revolving credit facility. We expect our primary uses of cash in the near future will be debt service requirements, capital expenditures and working capital requirements. We anticipate that cash generated from operations, together with amounts available under our revolving credit facility, will be sufficient to meet our future operating expenses, capital expenditures and debt service obligations as they become due. However, our ability to make scheduled payments of principal on, to pay interest on, or to refinance our indebtedness and to satisfy our other debt obligations will depend on our future operating performance which will be affected by general economic, financial and other factors beyond our control.

     We used cash from investing activities of approximately $771.5 million, $44.5 million, and $48.1 million for the twelve months ended December 31, 2003, 2002, and 2001, respectively. We used $738.1 million to acquire General Nutrition Companies, Inc. from Numico in 2003. This $738.1 million was reduced by approximately $12.7 million for a purchase price adjustment received in April 2004, and increased by $7.8 million for other acquisition costs, for a net purchase price of $733.2 million. Excluding the $738.1 million cash used to acquire the company in 2003, the primary use of cash in each year was for improvements to the retail stores, and on-going maintenance and improvements at our manufacturing facility. The decrease in cash used for investing activities in the twelve months ended December 31, 2003 compared to the same period in

2002 was the result of a decrease of $19.1 million in capital expenditures in 2003 and the receipt of $7.4 million in proceeds from the sale of marketable securities in 2002. The decrease in cash used for investing activities when comparing 2002 to 2001 was due to a decrease in franchised store purchases in 2002 compared with 2001, offset by higher capital expenditures. In 2001, we had an active franchise store buyback program in place, and repurchased or acquired 125 stores, compared with 59 in 2002. The increase in capital expenditures in 2002 was due primarily to a $13.9 million store reset and upgrade program, which was completed in the third quarter, and $4.3 million for a soft gel reconfiguration project at our manufacturing facility. Additionally, we used $2.0 million cash to purchase and install a warehouse management software system, and $1.8 million cash to purchase a customer relationship software system. Capital expenditures were $32.8 million, $51.9 million, and $29.2 million during the twelve months ended December 31, 2003, 2002, and 2001, respectively. We expect our store-related maintenance capital expenditures to be approximately $18.3 million during 2004. Total capital expenditures are expected to be $33.0 million in 2004.

     In the 27 days ended December 31, 2003, the primary source of cash was from borrowings under our senior credit facility of $285.0 million, proceeds from the issuance by our parent, General Nutrition Centers Holding Company, of shares of its common stock and preferred stock for $277.5 million, and proceeds from the issuance of the old notes of $215.0 million. We generated cash from financing activities of approximately $668.4 million for the twelve months ended December 31, 2003, and used cash in financing activities of approximately $44.3 million and $21.6 million for the twelve months ended December 31, 2002 and 2001, respectively.

     In connection with the Acquisition, we entered into a senior credit facility, consisting of a $285.0 million term loan facility and a $75.0 million revolving credit facility. We borrowed the full amount under the term loan facility in connection with the closing of the Acquisition. Borrowings under the senior credit facility bear interest at a rate per annum of equal to (1) the higher of (x) the prime rate and (y) the federal funds effective rate, plus 0.5% per annum, or (2) the Eurodollar rate, plus in each case, an applicable margin, and, in the case of revolving loans, such rates per annum may be decreased if our leverage ratio is decreased. In addition, we are required to pay an unused commitment fee equal to 0.5% per year. The term loan facility matures on December 5, 2009 and the revolving credit facility matures on December 5, 2008. The senior credit facility contains customary covenants, including certain financial maintenance tests. The revolving credit facility allows for $15.0 million to be used as collateral for outstanding letters of credit, of which $1.0 million was used at December 31, 2003. At December 31, 2003, $74.0 million of this facility was available, after giving effect to the use of $1.0 million of the revolving credit facility to secure letters of credit. This facility contains normal and customary covenants including financial tests (including maximum total leverage, minimum fixed charge coverage ratio and maximum capital expenditures) and places certain other limitations on us concerning our ability to incur additional debt, guarantee other obligations, grant liens on assets, make investments, acquisitions or mergers, dispose of assets, make optional payments or modifications of other debt instruments, and pay dividends or other payments on capital stock. See note 9 of the consolidated financial statements included elsewhere in this prospectus.

     On December 5, 2003, we issued $215.0 million aggregate principal amount of old notes in connection with the Acquisition. The notes mature in 2010 and bear interest at the rate of 8 1/2 per annum. In addition, GNC Investors, LLC, an affiliate of Apollo Management L.P. made an equity contribution of $277.5 million in exchange for 28,743,333 shares of common stock and 100,000 shares of Series A preferred stock of our parent company, General Nutrition Centers Holding Company. The proceeds of the equity contribution were contributed to us to fund a portion of the acquisition price. In addition, our parent sold shares of common stock for $200,000 to one of our new outside directors shortly after consummation of the Acquisition and recently sold shares of its common stock for approximately $1.7 million to certain members of our management, the proceeds of all of such sales were contributed to us by our parent company.

     The primary use of cash in the period ended December 4, 2003 was principal payments on debt related to our parent, Nutricia's loan, of which we were a guarantor. The primary use of cash in the twelve months ended December 31, 2002, and 2001 was for payments on debt to related parties. The increase in cash used in financing activities in 2002 is due to additional repayments on short-term debt due to related parties in 2002. The decrease in cash used in financing activities in 2001 was the result of our borrowing $62.3 million from related parties.

CAPITAL EXPENDITURES

     Capital expenditures were $32.8 million, $51.9 million and $29.2 million in 2003, 2002, and 2001, respectively. The primary use of cash in each year was for improvements to the retail stores, and on-going maintenance and improvements of our manufacturing facility. During 2002, we completed a $23.5 million store reset and upgrade program, $6.1 million of which was funded by our franchisees. Of the $17.4 million paid by us, $13.9 million was capitalized and $3.5 million was expensed. We expect our store-related maintenance capital expenditures to be approximately $15 million during 2004.

CONTRACTUAL OBLIGATIONS

     The following table summarizes our future minimum non-cancelable contractual obligations at December 31, 2003.

                                                                                      2009 AND
                                    TOTAL     2004    2005    2006    2007    2008     BEYOND
                                    ------   ------   -----   -----   -----   -----   --------
CONTRACTUAL OBLIGATIONS                                   (IN MILLIONS)
Long-term debt obligations........  $514.2   $  3.8   $ 3.9   $ 4.0   $ 4.1   $ 4.1    $494.3
Operating lease obligations.......   373.0     99.2    80.3    63.5    48.0    33.1      48.9
Purchase obligations(1)...........    33.3     24.9     4.2     4.2      --      --        --
                                    ------   ------   -----   -----   -----   -----    ------
                                    $920.5   $127.9   $88.4   $71.7   $52.1   $37.2    $543.2
                                    ======   ======   =====   =====   =====   =====    ======

---------------

(1) Consists of $20.7 million in inventory purchase commitments and $12.6 million in advertising commitments.

FORWARD-LOOKING INFORMATION

     In 2003 we identified, as part of an evaluation of individual stores, 117 underperforming stores with store specific expenses exceeding gross profit to be closed in the near future. The store rationalization plan excluded what we would consider to be normalized store closings that occur on an ongoing basis. Some of these 117 stores became cash flow positive by the end of 2003 or were not eligible for early lease terminations, and are no longer considered for closure. The remaining 104 stores on this closure list generated approximately $4.0 million of store specific expenses exceeding gross profit in 2003. The estimated termination cost for these store closures is $7.6 million and has been recorded in accrued liabilities on the December 31, 2003 balance sheet. As of March 31, 2004, we have closed 68 of these underperforming stores. Also, as of March 31, 2004, we have entered into early termination agreements with respect to 17 leases and we are in the process of negotiating early termination agreements for the remaining stores. We cannot assure you that these negotiations will result in early termination or that these 19 stores will be closed prior to their lease expiration date.

     We have identified and recorded valuation allowances that related to tax assets that were associated with the interest expense on the related party push down debt. This interest expense was only deductible in future years upon generation of sufficient taxable income. At December 31, 2002, we did not believe that the company would generate sufficient taxable income to utilize these deferred tax assets. Subsequent to the Acquisition, these assets were adjusted to reflect the new basis of accounting for both book and tax assets. At December 31, 2003, we believe that, based on available information, it is more likely than not that future taxable income will be sufficient to utilize the net deferred tax assets that we have recorded.

OFF BALANCE SHEET ARRANGEMENTS

     As of December 31, 2003, 2002 and 2001, we had no relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off balance sheet arrangements, or other contractually narrow or limited purposes. We are, therefore, not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

     We have a balance of unused advertising barter credits on account with a third party advertising agency. These available credits are not recognized as assets in the accompanying financial statements because their fair value cannot be reasonably estimated. The credits can be used to offset the cost of cable advertising. As of December 31, 2003, and December 31, 2002 the available credit balance was $16.6 and $18.8 million, respectively. However, no value was attributed to these credits at December 5, 2003.

EFFECTS OF INFLATION

     Inflation generally affects us by increasing costs of raw materials, labor and equipment. We do not believe that inflation had any material effect on our results of operations, and we do not expect that it will have any material effect on our results of operations in the foreseeable future.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Market risk represents the risk of changes in the value of market risk sensitive instruments caused by fluctuations in interest rates, foreign exchange rates and commodity prices. Changes in these factors could cause fluctuations in the results of our operations and cash flows. In the ordinary course of business, we are primarily exposed to foreign currency and interest rate risks. We do not use derivative financial instruments in connection with these market risks.

     FOREIGN EXCHANGE RATE MARKET RISK. We are subject to the risk of foreign currency exchange rate changes in the conversion from local currencies to the U.S. dollar of the reported financial position and operating results of our non-U.S. based subsidiaries. We are also subject to foreign currency exchange rate changes for purchases and services that are denominated in currencies other than the U.S. dollar. The primary currencies to which we are exposed to fluctuations is the Canadian Dollar and the Euro. The fair value of our net foreign investments and our foreign denominated payables would not be materially affected by a 10% adverse change in foreign currency exchange rates for the periods presented.

     INTEREST RATE MARKET RISK. A portion of our debt is subject to changing interest rates. Although changes in interest rates do not impact our results of operations, the changes could affect the fair value of our debt and related interest payments. As of December 31, 2003, we had fixed rate debt of $229.2 million and variable rate debt of $285.0 million. Fluctuations in market rates have not had a significant impact on our results of operations in recent years because, in general, our contracts with vendors limit our exposure to increases in product prices. We are not exposed to price risks except with respect to product purchases. We do not enter into futures or swap contracts at this time. Based on our variable rate debt balance as of December 31, 2003, a 1% change in interest rates would increase or decrease our annual interest cost by $2.9 million.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In December 2003, the FASB revised SFAS No. 132. The revised standards relate to additional disclosures about pension plans and other postretirement benefit plans. GNCI had previously adopted the disclosure requirements of SFAS No. 132. The adoption of this revised standard did not have a material impact on GNCI's consolidated financial position or results of operations.

     In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It is effective for reporting years beginning after June 15, 2002. The adoption of this standard did not have a material impact on its consolidated financial position or results of operations. As the operation of our manufacturing facility and distribution centers constitutes a material portion of our business, other obligations may arise in the future. Since these operations have indeterminate lives, an asset retirement obligation cannot be reasonably estimated. Therefore, any additional liabilities associated with potential obligations cannot be estimated and thus, have not been accrued for in the accompanying financial statements.

     In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". This statement applies to costs associated with an exit activity that does not involve an entity newly acquired in a business combination or with a disposal activity covered by SFAS No. 144. It is effective for transactions after December 31, 2002. The adoption of this standard did not have a material impact on our consolidated financial position or results of operations.

     In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". This interpretation clarifies existing guidance relating to a guarantor's accounting for and disclosure of, the issuance of certain types of guarantees. FIN No. 45 requires that, upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under the guarantee. FIN No. 45 is effective on a prospective basis for guarantees issued or modified after December 31, 2002, except for the disclosure provisions which were adopted by us for the year ended December 31, 2002. The adoption of the remaining provisions of FIN No. 45 did not have a material impact on our consolidated financial position or results of operations.

     In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities -- an interpretation of ARB No. 51". This interpretation addresses the consolidation of variable interest entities ("VIEs") and its intent is to achieve greater consistency and comparability of reporting between business enterprises. It defines the characteristics of a business enterprise that qualifies as a primary beneficiary of a variable interest entity. In December 2003, the FASB issued a modification to FIN 46, titled FIN 46R. FIN 46R delayed the effective date for certain entities and also provided technical clarifications related to Implementation Issues. In summary, a primary beneficiary is a business enterprise that is subject to the majority of the risk of loss from the VIE, entitled to receive a majority of the VIE's residual returns, or both. The implementation of FIN No. 46 has been deferred for non-public entities. For non-public entities, such as us, FIN No. 46 requires immediate application to all VIEs created after December 31, 2003. For all other VIEs, we are required to adopt FIN No. 46 by no later than the beginning of the first period beginning after December 15, 2004. FIN No. 46 also requires certain disclosures in financial statements regardless of the date on which the VIE was created if it is reasonably possible that the business enterprise will be required to disclose the activity of the VIE once the interpretation becomes effective. We have evaluated the effect of FIN No. 46 for potential VIEs. As a result, we believe that the adoption of FIN No. 46 will not be material to our financial statements.

     In April 2003, the FASB issued SFAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies the accounting for and reporting of derivative instruments, including certain derivative instruments embedded in other contracts and hedging activities. SFAS No. 149 is effective for contracts entered into after June 30, 2003. As of December 4, 2003, we have not identified any financial instruments that fall within the scope of SFAS No. 149, thus the adoption of SFAS No. 149 did not have a material impact on the accompanying consolidated financial statements or results of operations.

     In May 2003, the FASB issued SFAS No. 150 "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." This statement clarifies and defines how certain financial instruments that have both the characteristics of liabilities and equity be accounted for. Many of these instruments that were previously classified as equity will now be recorded as liabilities. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and must be adopted for financial statements issued after June 15, 2003. As of December 31, 2003, we have not identified any financial instruments that fall within the scope of SFAS No. 150, thus the adoption of SFAS No. 150 does not have a material impact on the accompanying consolidated financial statements or results of operations.

     In December 2003, the Securities and Exchange Commission issued SAB No. 104 "Revenue Recognition". This SAB revises or rescinds certain portions of interpretative guidance included in Topic 13 of the codification of staff accounting bulletins. These changes make SAB 104 guidance consistent with current accounting regulations promulgated under U.S. generally accepted accounting principles. As stated in the Revenue Recognition accounting policy, we have adopted SAB No. 104 for all periods presented herein. The adoption of SAB No. 104 did not have a material impact on the accompanying consolidated financial statements or results of operations.

                                    BUSINESS

GENERAL NUTRITION CENTERS, INC.

     We are the largest global specialty retailer of nutritional supplements, which include sports nutrition products, diet products, vitamins, minerals and herbal supplements (VMHS) and specialty supplements. We derive our revenues principally from product sales through our company-owned stores, franchise activities and sales of products manufactured in our facilities to third parties. We were formed as a Delaware corporation on October 16, 2003. On December 5, 2003, we acquired from Numico USA, Inc., 100% of the outstanding equity interests of General Nutrition Companies, Inc., a company that opened its first health food store in 1935 and today sells products through a worldwide network of 5,745 locations operating under the GNC(R) brand name. The GNC brand name is one of the most widely recognized brands in the nutritional supplements industry. An estimated 84% of the U.S. population recognizes GNC as a source of health and wellness products. Our product mix, which is focused on high-margin, value-added nutritional products, is sold under our GNC proprietary brands, including Pro Performance(R), Total Lean(TM) and Preventive Nutrition(R), and under nationally recognized third-party brands, including Atkins(R), Muscletech(R) and EAS(R).

     The following charts illustrate, for the year ended December 31, 2003, the percentage of our net revenues generated by our three business segments and the percentage of our net U.S. retail supplement revenues generated by our four product categories:

          NET REVENUES BY SEGMENT                      NET U.S. RETAIL SUPPLEMENT REVENUES
                                                               BY PRODUCT CATEGORY

                (PIE CHART)                                        (PIE CHART)

BUSINESS OVERVIEW

Retail Locations

     Our retail network represents the largest specialty retail store network in the nutritional supplements industry. As of December 31, 2003, there were 5,098 GNC locations in the United States and Canada and 647 franchised stores operating in other international locations under the GNC name. Of our U.S. and Canadian locations, 2,748 were company-owned stores, 1,362 were franchised stores and 988 were GNC "store-within-a-store" locations under our strategic alliance with Rite Aid(R). Our retail network in the United States was over nine times larger than that of our nearest specialty retail competitor as of December 31, 2003. Most of our U.S. stores are between 1,000 and 2,000 square feet and are located in shopping malls and strip shopping centers. In the fourth quarter of 2002 we completed a $23.5 million store reset and upgrade program, $6.1 million of which was funded by our franchisees. As a result, most of our stores have a modern and customer-friendly layout and promote our GNC Live Well theme.

Franchise Activities

     As of December 31, 2003, we had 1,362 franchised stores in the United States and Canada and 647 other international franchised stores. We generate income from franchise activities primarily through product sales to franchisees, royalties on franchise retail sales and franchise fees. To assist our franchisees in the successful operation of their stores and to protect our brand image, we offer a number of services to franchisees including training, site selection, construction assistance and accounting services. We believe that our franchise program enhances our brand awareness and market presence and will enable us to expand our store base internationally with limited capital expenditures by us. We enjoy strong relationships with our franchisees, as evidenced by our franchisee renewal rate of over 98% between 2000 and 2003. Our franchise program has been recognized numerous times by several publications as one of the top franchise programs in the country.

"Store-Within-a-Store" Locations

     To increase brand awareness and promote access to customers who may not frequent specialty nutrition stores, we entered into a strategic alliance with Rite Aid to open our GNC "store-within-a-store" locations. As of December 31, 2003, we had 988 stores-within-a-store locations. Through this strategic alliance, we generate revenues from sales to Rite Aid of our products at wholesale prices, the manufacture of Rite Aid private label products and retail sales of consignment inventory. We are Rite Aid's sole supplier for the PharmAssure(R) vitamin brand and a number of Rite Aid private label supplements.

Products

     We offer a wide range of high-quality nutritional supplements sold under our GNC proprietary brand names, including Pro Performance, Total Lean and Preventive Nutrition, and under nationally recognized third-party brand names, including Atkins, Muscletech and EAS. Sales of our proprietary brands at our company-owned stores represented approximately 42% of our net retail product revenues for the year ended December 31, 2003. We develop our proprietary products independently at our own facilities and through collaborative efforts with our suppliers. We believe that new products are a key driver of customer traffic and purchases, and we are committed to developing new and innovative products for the nutritional supplements industry. During the year ended December 31, 2003, we launched 37 new proprietary products, and we currently have over 50 new products under development for launch during 2004.

Marketing

     We market our proprietary brands of nutritional products through an integrated marketing program that includes television, print and radio media, storefront graphics, direct mailings to members of our Gold Card program and point of purchase materials. Our Gold Card program is a key component of our marketing strategy and entitles members to discount offers and other benefits. With 4.8 million Gold Card members as of December 31, 2003, we believe that our Gold Card program builds customer loyalty and serves to make us a destination retailer. We also benefit from product advertising paid for entirely by third-party vendors that promotes their products and identifies our stores as a place to purchase their products.

Manufacturing and Distribution

     With our state-of-the-art manufacturing and distribution facilities supporting our retail stores, we are a low-cost, vertically integrated producer and supplier of high-quality nutritional supplements. We operate two manufacturing facilities in South Carolina and three distribution centers located in Pennsylvania, South Carolina and Arizona. Although we utilize our facilities primarily for the production of our proprietary products that are sold at GNC locations, we have available capacity to produce products for sale to third-party customers. By controlling the production and distribution of our proprietary products, we can protect product quality, monitor delivery times and maintain appropriate inventory levels.

Industry Overview

     The U.S. nutritional supplements retail industry is large and highly fragmented, with no single industry participant accounting for more than 10% of total industry retail sales in 2002. Participants include specialty retailers, supermarkets, drugstores, mass merchants, multi-level marketing organizations, mail order and a variety of other smaller channels. The nutritional supplements sold through these channels are divided into four major product categories: sports nutrition products, diet products, VMHS and specialty supplements. Most supermarkets, drugstores and mass merchants have narrow product offerings limited primarily to simple vitamins and herbs, and their share of the nutritional supplements market over the last five years has remained relatively constant.

     During the 1990s, our industry underwent a period of rapid expansion. From 1990 to 2002, industry retail sales grew at a compound annual growth rate of 10.0%, with the most rapid growth in the early 1990s. Total retail sales in the industry reached approximately $18.8 billion in 2002 and are estimated to grow at a compound annual growth rate of 3.7% between 2002 and 2008. During this same period, the diet products and specialty supplements categories are estimated to grow at compound annual growth rates of 8.8% and 5.9%, respectively, driving overall industry growth. Additionally, several demographic, healthcare and lifestyle trends are expected to drive the continued growth of the nutritional supplements industry. These trends include:

     - Increasing Focus on Fitness: The number of Americans belonging to health clubs has grown 23% from 29.5 million in 1998 to 36.3 million in 2002, according to a 2002 trend report published by the International Health, Racquet & Sportsclub Association. We believe that fitness-oriented consumers are interested in taking sports nutrition products to increase energy, endurance and strength during exercise.

     - Increasing Incidence of Obesity: Diet products are growing in popularity. According to a 2002 study by the National Heart, Lung and Blood Institute, 61% of adults ages 20-74 are either overweight or obese. An estimated 46% of adults in the United States are currently dieting, according to a 2003 Gallup Study of Dieting and the Market for Diet Products and Services.

     - Aging Population: The average age of the U.S. population is increasing. U.S. Census Bureau data indicates that the number of Americans age 55 or older is expected to increase by 19% from 2003 to 2010. According to a 2001 Simmon Market Research Bureau data report, consumers over the age of 55 are significantly more likely to use VMHS products than younger persons.

     - Rising Healthcare Costs and Use of Preventive Measures: Healthcare related costs have increased substantially in the United States. According to a leading healthcare provider, private health insurance premiums increased an average of 13.9% from 2002 to 2003, with an average premium for family coverage of $9,068 in 2003. To reduce medical costs and avoid the complexities of dealing with the healthcare system, many consumers take preventive measures, including alternative medicines and nutritional supplements.

COMPETITIVE STRENGTHS

     Our strengths include:

     UNMATCHED SPECIALTY RETAIL FOOTPRINT. Our retail network in the United States was over nine times larger than that of our nearest specialty retail competitor at December 31, 2003. The size of our retail network provides us with advantages within the fragmented nutritional supplements industry. For instance, our scale helps us to attract industry-leading vendors to sell their products in our locations, often on a preferred basis. Our extensive retail footprint in established territories also provides us with broad distribution capabilities that are difficult to replicate. Through our multiple store formats located across the United States, large franchise operations and extensive international store base, we are not dependent on any single format or geographic location.

     STRONG BRAND RECOGNITION. We have strong brand recognition within the nutritional supplements industry. According to a September 2003 Parker Awareness Tracking Study Report, an estimated 84% of the U.S. population recognized the GNC brand name as a source of health and wellness products. We utilize extensive marketing and advertising campaigns through television, print and radio media, storefront graphics, Gold Card membership communications and point of purchase materials to strengthen our established brand name and reinforce our broad consumer recognition.

     EXTENSIVE PRODUCT SELECTION. We offer an extensive mix of brands and products, including approximately 2,100 SKUs across multiple categories. This variety provides our customers with a vast

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

selection of products to fit their specific needs and provides us with an advantage over drugstores, supermarkets and mass merchants who offer a more limited product selection. Our products include powders, bars, tablets, meal replacements, shakes and teas. With a broad range of products, our success does not depend on any one specific product or vendor. During the year ended December 31, 2003, no single product accounted for more than 4.7% of our company-owned store sales.

     WELL POSITIONED IN HIGH-GROWTH CATEGORIES. We believe that we are well positioned in the diet products and specialty supplements categories, the two fastest growing categories within the nutritional supplements industry. Although the diet products and specialty supplements categories represent only 26% of the nutritional supplements industry's 2002 retail sales, our sales of products within these categories represented 42% of our net U.S. retail product revenues in 2002. Industry sales of these categories are expected to grow at compound annual growth rates of 8.8% and 5.9%, respectively from 2002 to 2008, exceeding the overall industry's estimated compound annual growth rate of 3.7% for the same period.

     INNOVATIVE NEW PRODUCT DEVELOPMENT. We believe that new products are a key driver of customer traffic and purchases. Interactions with our customers and raw materials vendors help us identify changes in consumer trends that, in turn, influence our development, manufacturing and marketing of new products. Our dedicated development teams conduct extensive market research and formulate new products utilizing scientific methods and third-party product testing. The key areas of our development focus are the diet products category and the specialty supplements category, which includes products that are geared to specific nutritional concerns. During the year ended December 31, 2003, we launched 37 new proprietary products, which generated $38.0 million of our net revenues during this period. We currently have over 50 new products under development for launch during 2004, of which 27 are expected to be diet products or specialty supplements.

     GOLD CARD PROGRAM CUSTOMER BASE. Our Gold Card program, with 4.8 million members as of December 31, 2003, has been a core promotional program for over ten years and continues to be a key driver of customer sales. During the year ended December 31, 2003, 56% of U.S. company-owned store sales were generated from purchases by our customers using Gold Cards. The Gold Card program also gives us access to a large database of nutritional supplement consumers and allows us to match and analyze consumers' product buying patterns. We cultivate customer loyalty through a combination of discount offers and targeted marketing efforts aimed toward our Gold Card members. We believe that our Gold Card program serves to make us a destination retailer.

     VALUE-ADDED CUSTOMER SERVICE. Our sales associates are trained to provide guidance to customers with respect to the broad selection of products sold in GNC stores. We believe this level of customer service provides us with an advantage over supermarkets, drugstores and mass merchants. Our sales associates are prepared to educate customers about product features and direct them to products that will address their specific requests. In 2002, we instituted the 'GNC University,' an online training program for our sales associates at our company-owned stores and for sales associates at participating franchised locations. We provide additional education and training materials through a monthly newsletter detailing new products and through interactive training modules. We also provide a wide range of nutritional information in numerous forms, including signage, brochures, and touch screen computers enabling customers to make informed purchases.

     VERTICALLY INTEGRATED OPERATIONAL CAPABILITIES. Our vertically integrated manufacturing, distribution and retail capabilities differentiate us from many of our competitors. Our state-of-the-art manufacturing facilities and distribution centers, combined with our retail footprint, enable us to better control costs and protect product quality. We are also able to monitor delivery times and to maintain appropriate inventory levels for our proprietary products by controlling production scheduling and distribution.

     EXPERIENCED MANAGEMENT TEAM AND EQUITY SPONSOR. Our senior management team is composed of experienced retail executives who have, on average, been employed with us for over 15 years. Our equity sponsor is an affiliate of Apollo Management, L.P., which is among the most active private investment firms in the United States and has considerable experience investing in retail companies. In addition, our board of directors is comprised of executives with significant experience in the retail industry. As of February 10,
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

2004, our senior management and our directors owned approximately 2.3%, in the aggregate, and have options to purchase an additional 5.6%, in the aggregate of the fully diluted common equity of our parent company.

BUSINESS STRATEGY

     We have implemented a series of initiatives geared toward improving our operating and financial performance. As part of these initiatives, we have:

     - revised pricing through the elimination of BOGO (Buy One Get One half price) and created an every day competitively priced structure to drive customer traffic;

     - re-established an independent research and development effort to improve our proprietary product offerings;

     - reset and upgraded our stores, creating a more modern and customer-friendly layout;

     - improved efficiencies through fixed operating cost reductions and rationalization of our store base; and

     - launched ephedra-free products such as Total Lean to capitalize on opportunities in the rapidly growing diet products category.

     We believe these initiatives have helped to improve our recent business performance. Our company-owned same store sales increased by 0.1% for the year ended December 31, 2003 and by 11.0% for the three months ended December 31, 2003. Similarly, U.S. franchised same store sales increased 0.8% for the year ended December 31, 2003 and by 10.0% for the three months ended December 31, 2003. We cannot assure you that we will continue to achieve same store sales growth at the levels experienced in the fourth quarter of 2003.

     To increase our future revenues and to drive profitability and cash flow generation, we intend to continue to:

     - focus on higher-growth categories, such as diet products and specialty supplements;

     - forge direct relationships with raw material suppliers and third-party product vendors in order to position ourselves to be first-to-market with new and innovative proprietary and third-party products;

     - utilize our extensive customer database to improve customer loyalty, facilitate direct marketing and increase cross-sell and up-sell opportunities;

     - shift our product mix to emphasize higher-margin proprietary products, particularly diet products and specialty supplements;

     - close approximately 104 underperforming stores (68 of which have been closed as of March 31, 2004) and aggressively promote nearby stores to maximize revenues transfer;

     - increase third-party manufacturing to improve capacity utilization;

     - improve inventory management to reduce levels of discontinued inventory and increase inventory turns at both the store and distribution center levels; and

     - leverage our strong franchise operations by expanding internationally, which will require limited capital expenditures by us.

BUSINESS SEGMENTS

     We generate revenues primarily from our three business segments, Retail, Franchise and Manufacturing/ Wholesale. The following chart outlines our business segments and the historical contribution to our consolidated revenues by those segments, after intercompany eliminations. For a description of operating income (loss) by business segment, our total assets by business segment, total revenues by geographic area,

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

and total assets by geographic area, see Note 23, Segments to our consolidated financial statements included elsewhere in this prospectus.

                                                PREDECESSOR                             SUCCESSOR
                          --------------------------------------------------------    -------------
                                YEAR ENDED DECEMBER 31,            PERIOD FROM        27 DAYS ENDED
                          -----------------------------------   JANUARY 1, 2003 TO    DECEMBER 31,
                                2001               2002          DECEMBER 4, 2003         2003
(DOLLARS IN MILLIONS)     ----------------   ----------------   ------------------    -------------
Retail..................  $1,123.1    74.4%  $1,068.6    75.0%  $  993.3     74.1%    $66.2    74.1%
Franchise...............     273.1    18.1      256.1    18.0      241.3     18.0%     14.2    15.9
Manufacturing/Wholesale
  (Third Party).........     112.9     7.5      100.3     7.0      105.6      7.9       8.9    10.0
                          --------   -----   --------   -----   --------    -----     -----   -----
  Total.................  $1,509.1   100.0%  $1,425.0   100.0%  $1,340.2    100.0%    $89.3   100.0%
                          ========   =====   ========   =====   ========    =====     =====   =====

RETAIL

     Our Retail segment generates revenues from sales of products to customers at our company-owned stores in the United States and Canada.

LOCATIONS

     As of December 31, 2003, we operated 2,748 company-owned stores across 50 states and in Canada, Puerto Rico and Washington DC. Most of our U.S. company-owned stores are between 1,000 and 2,000 square feet and are located primarily in shopping malls and strip shopping centers. Traditional mall and strip center locations typically generate a large percentage of our total retail sales. All of our company-owned stores follow one of two consistent formats, one for mall locations and one for strip shopping center locations. Our store graphics are periodically redesigned to better identify with our GNC customers and provide product information to allow the consumer to make educated decisions regarding product purchases and usage. Our product labeling is consistent within our product lines and the stores are designed to present a unified approach to packaging with emphasis on added information for the consumer. In addition, in the fourth quarter of 2002 we completed a store reset and upgrade program for all of our company-owned stores to create a more modern and customer-friendly layout, while promoting our GNC Live Well theme. As part of the store reset and upgrade program, we redesigned our floor layouts to create one-stop stations where our customers can locate a variety of products to address their specific needs.

PRODUCTS

     We offer a wide range of high-quality nutritional supplements sold under our GNC proprietary brand names, including, Pro Performance(R), Total Lean(TM) and Preventive Nutrition(R), and under nationally recognized third-party brand names, including Atkins(R), Muscletech(R) and EAS(R). We operate in four major nutritional supplement categories: sports nutrition products, diet products, VMHS (vitamins, minerals and herbal supplements) and specialty supplements. We offer an extensive mix of brands and products, including approximately 2,100 SKUs across multiple categories. This variety is designed to provide our customers with a vast selection of products to fit their specific needs. Sales of our proprietary brands at our company-owned stores represented approximately 42% of our net retail product revenues for 2003. Products are delivered to our retail stores through our distribution operations located in Leetsdale, Pennsylvania; Anderson, South Carolina; and Phoenix, Arizona. Our distribution centers support our company-owned stores as well as franchised stores and Rite Aid locations. Our distribution fleet delivers raw materials and components to our manufacturing facilities and delivers our finished goods and third-party products through our distribution centers to our company-owned and domestic franchised stores on a weekly and biweekly basis, depending on sales volume of the store. Each of our distribution centers has a quality control department that monitors products received from our vendors to determine if they meet our requirements.

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

     Based on data collected from our point of sale systems (POS), below is a comparison of our domestic retail product sales by major product category and the respective percentage of our retail supplement sales for our last three years:

                                                 YEAR ENDED DECEMBER 31,(1)
                                     --------------------------------------------------
                                          2001              2002              2003
(DOLLARS IN MILLIONS)                --------------   ----------------   --------------
Sports Nutrition Products..........  $287.5    28.8%  $  288.7    30.4%  $300.9    32.3%
Diet Products......................   289.2    29.0      267.1    28.2    265.5    28.5
VMHS...............................   273.1    27.3      252.8    26.7    238.4    25.6
Specialty Supplements..............   148.9    14.9      139.8    14.7    126.6    13.6
                                     ------   -----   --------   -----   ------   -----
TOTAL..............................  $998.7   100.0%  $1,026.0   100.0%  $931.4   100.0%
                                     ======   =====   ========   =====   ======   =====

---------------

(1) 2003 data calculated on a combined basis, by adding data for the period from January 1, 2003 through December 4, 2003 to data for the 27 days ended December 31, 2003.

Sports Nutrition Products

     Sports nutrition products are designed to be taken in conjunction with an exercise and fitness regimen. Our target consumer for sports nutrition products is the 18-49 year old male. We typically offer a broad selection of sports nutrition products, such as protein and weight gain powders, sports drinks, sports bars, and high potency vitamin formulations, including GNC brands such as Pro Performance and popular third-party products such as NO2(R).

Diet Products

     Diet products consist of various formulas designed to supplement the diet and exercise plans of weight conscious consumers. Our target consumer for diet products is the 18-49 year old female. We typically offer a variety of diet products, including pills, meal replacements, shakes, diet bars and teas. Our retail stores offer our proprietary and third-party products suitable for different diet and weight management approaches, including low-carbohydrate products such as the nationally-recognized Atkins(R) product line and products designed to increase thermogenesis and metabolism. We also offer several ephedra-free diet products, including our Total Lean(TM) and our Body Answers(TM) product lines.

VMHS (Vitamin, Minerals and Herbal Supplements)

     We sell vitamins and minerals in single vitamin and multi-vitamin form and in different potency levels. Our vitamin and mineral products are available in tablets, soft gelatin and hard-shell capsules and powder forms. Many of our special vitamin and mineral formulations, such as Mega Men(R) and Ultra Mega(R), are only available at GNC locations. In addition to our selection of VMHS products with unique formulations, we also offer the full range of standard "alphabet" vitamins. We sell herbal supplements in various solid dosage and soft gelatin capsules, tea and liquid forms. We have consolidated our traditional herbal offerings under a single umbrella brand, Herbal Plus(R). In addition to the Herbal Plus line, we offer a full line of whole food-based supplements and top selling herb and natural remedy products. Our target consumers for VMHS are women over the age of 35.

Specialty Supplements

     Specialty supplements is a catch-all category for nutritional supplements that do not fit within the bounds of the other nutritional supplement categories. Specialty supplements include glucosamine and melatonin products, as well as products that are designed to provide nutritional support to specific areas of the body. Our target consumers for specialty supplements are women over the age of 35. Many of our specialty supplements have ingredients unique to our formulations that are not available at other outlets. Our specialty supplements particularly emphasize recent third party research and available literature regarding the positive benefits from certain ingredients. Our comprehensive Preventive Nutrition product line includes Heart Advance(TM), a product designed to support healthy heart and blood vessel function, Triple Cleanse(TM), a

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

product designed to support healthy digestive function, and Fast Flex, a product designed to provide comprehensive joint support. Our specialty supplements are located in designated wall areas that include information and other products that offer a comprehensive solution to meet a customer's particular nutritional concerns.

Product Development

     We believe a key driver of customer traffic and purchases is the introduction of new products. According to the 2003 Parker Awareness Tracking Study, 49% of consumers surveyed rated the availability of "new, innovative products" as extremely or very important when making purchase decisions and rated this as one of our competitive strengths. We identify changing customer trends through interactions with our customers and leading industry vendors to assist in the development, manufacturing and marketing of our new products. We develop proprietary products independently and through the collaborative effort of our dedicated development team. During 2003, we targeted our product development efforts on sports nutrition products, diverse diet products and specialty supplements, including ephedra-free and low-carbohydrate weight management products and new sports formulas and delivery systems. During 2003, we launched 37 new proprietary products, and we currently have over 50 new products under development for launch during 2004.

FRANCHISE

     Our Franchise segment is comprised of our domestic and international franchise operations. Our Franchise segment generates revenues from franchise activities primarily through product sales to franchisees, royalties on franchise retail sales and franchise fees.

     As a means of enhancing our operating performance and building our store base, we began opening franchised locations in 1988. As of December 31, 2003, there were 2,009 franchised stores operating, including 1,362 stores in the United States and Canada and 647 stores operating in other international locations. Approximately 87% of our franchises in the United States are in strip shopping centers and are typically between 1,200 and 1,800 square feet. The international franchised stores are smaller, typically an average of 750 square feet and, depending upon the country and cultural preferences, are located in mall, strip shopping center, street or store-within-a-store locations. All of our franchised stores in the United States were recently reset in the same manner as our company-owned stores. Typically, our international stores have a store format and signage similar to our U.S. franchised stores. To assist our franchisees in the successful operation of their stores and to protect our brand image, we offer site selection, construction assistance, accounting services and a three-part training program, which consists of classroom instruction, training in a company-owned location and actual on-site training after the franchised store opens. We enjoy strong relationships with our franchisees, as evidenced by our franchisee renewal rate of over 98% between 2000 and 2003. In addition, we do not have heavy reliance on any single franchise operator in the United States, as the largest franchisee owns and/or operates 11 store locations.

     All of our franchised stores in the United States offer both our proprietary products and third-party products, with a product selection similar to that of our company-owned stores. Our international franchised stores offer a more limited product selection than our franchised stores in the United States. Products are distributed to our franchised stores in the United States through our distribution centers and transportation fleet in the same manner as our company-owned stores.

FRANCHISES IN THE UNITED STATES

     Franchise revenues from our franchisees in the United States accounted for approximately 87% of our franchise revenues for the year ended December 31, 2003. In 2004, new franchisees in the United States are required to pay an initial fee of $40,000 for a franchise license. Existing GNC franchise operators may purchase an additional franchise license at the rate of $30,000. We typically offer limited financing to qualified franchisees in the United States for terms up to five years. Once a store is established, franchisees are required to pay us a continuing royalty of 6% of sales and contribute 3% of sales to a national advertising fund. Our standard franchise agreements for the United States are effective for a ten-year period with two

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

five-year renewal options. At the end of the initial term, the franchisee has the option to renew the agreement at 33% of the franchisee fee that is then in effect. Our franchisees in the United States receive limited geographical exclusivity and are required to follow the GNC store format.

     Franchisees must meet certain minimum standards and duties prescribed by our franchise operations manual and we conduct periodic field visit reports to ensure our minimum standards are maintained. Generally, we enter into a five-year lease with two five-year renewal options with landlords for our franchised locations in the United States. This allows us to secure space at cost-effective rates, which we sublease to our franchisees at cost. By subleasing to our franchisees, we have greater control over the location and have greater bargaining power for lease negotiations than an individual franchisee typically would have, and we can elect not to renew subleases for underperforming locations. If a franchisee does not meet specified performance and appearance criteria, the franchise agreement specifies the procedures under which we are permitted to terminate the franchise agreement. In these situations, we may take possession of the location, inventory, and equipment, and operate the store as a company-owned store or re-franchise the location. Our U.S. franchise agreements and operations in the United States are regulated by the FTC. See "-- Government Regulation -- Franchise Regulation."

INTERNATIONAL FRANCHISES

     Franchise revenues from our international franchises accounted for approximately 13% of our franchise revenues for the year ended December 31, 2003. In 2004, new international franchisees were required to pay an initial fee of $20,000 for a franchise license for each store and continuing royalty fees of 5% of sales. Our franchise program has enabled us to expand into international markets with limited capital expenditures. We expanded our international presence from 457 international franchised locations at the end of 2001 to 647 international locations as of December 31, 2003, without incurring any capital expenditures related to such expansion. Our international franchised stores generate sales per square foot of store space comparable to domestic store locations. However, we typically generate less revenues from franchises outside the United States due to lower international royalty rates and a smaller percentage of products that are purchased by the franchisees from us.

     Franchisees in international locations enter into development agreements with us for either full size stores or a store-within-a-store at a host location. The development agreement grants the franchisee the right to develop a specific number of stores in a territory, often the entire country. The international franchisee then enters into a franchise agreement for each location. The full-size store franchise agreement has an initial ten-year term with two five-year renewal options. At the end of the initial term, the international franchisee has the option to renew the agreement at 33% of the franchise fee that is then in effect. Franchise agreements for international store-within-a-store locations have an initial term of five years, with two five-year renewal options. At the end of the initial term, the international franchisee of a store-within-a-store location has the option to renew the agreement for 50% of the franchise fee that is then in effect. Our international franchisees often receive exclusive franchising rights to the entire country franchised, excluding military bases. Our international franchisee must meet minimum standards and duties similar to our U.S. franchisees and our international franchise agreements and international operations may be regulated by various state, local and international laws. See "-- Government Regulation -- Franchise Regulation."

MANUFACTURING/WHOLESALE

     Our Manufacturing/Wholesale segment is comprised of our manufacturing operations in South Carolina and our wholesale sales business. This segment supplies our Retail and Franchise segments as well as various third parties with finished products. Our Manufacturing/Wholesale segment generates revenues through sales of manufactured products to third parties, generally for third-party private label brands, and the sale of our proprietary and third-party brand products to Rite Aid and drugstore.com.

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

MANUFACTURING

     Our state-of-the-art manufacturing and distribution facilities support our Retail and Franchise segments and enable us to control the production and distribution of our proprietary products, protect product quality, monitor delivery times and maintain appropriate inventory levels. We operate two main manufacturing facilities, one in Greenville, South Carolina and one in Anderson, South Carolina. We utilize our plants primarily for the production of proprietary products. Our manufacturing operations are designed to allow low-cost production of a variety of products of different quantities, sizes and packaging configurations while maintaining strict levels of quality control. Our manufacturing procedures are designed to promote consistency and quality in our finished goods. We conduct sample testing on raw materials and finished products, including weight, purity and micro-bacterial testing. Our manufacturing facilities also service our wholesale operations, including the manufacture and supply of Rite Aid private label products for distribution to Rite Aid locations. We also use our available capacity at these facilities to produce products for sale to third-party customers. Our distribution fleet delivers raw materials and components to our manufacturing facilities and delivers our finished goods and third-party products to our distribution centers.

WHOLESALE

"Store-Within-a-Store" Locations

     To increase brand awareness and promote access to customers who may not frequent specialty nutrition stores, we entered into a strategic alliance with Rite Aid to open GNC "store-within-a-store" locations. We are Rite Aid's sole supplier for the PharmAssure(R) vitamin brand and a number of Rite Aid private label supplements. The initial term of our agreement with Rite Aid expires in March 2009, subject to early termination provisions. A calculation of the average net sales of products sold in each "store-within-a-store" open for at least one year will be made prior to April 30, 2004. If the resulting per store average is less than $80,000 per store, Rite Aid will have the option to terminate the agreement. In addition, if the resulting per store average is less than $100,000 per store, GNC will have the option to terminate the agreement. The initial term may be extended for five additional five-year terms at Rite Aid's option. The parties are currently involved in negotiations relating to the modification or termination of the agreement. We cannot assure you that the agreement will be modified or that the agreement will not be terminated. As of December 31, 2003, we had 988 GNC stores-within-a-store. Through this strategic alliance, we generate revenues from sales to Rite Aid of our products at wholesale prices, the manufacture of Rite Aid private label products and retail sales of consignment inventory.

Distribution Agreement with drugstore.com

     We have an Internet distribution agreement with drugstore.com, inc. Through this strategic alliance, drugstore.com became the exclusive Internet retailer of our proprietary products, the PharmAssure vitamin brand and certain other nutritional supplements. The initial term of the agreement expires in July 2009, subject to early termination provisions, and the exclusivity period expires in June 2005. This alliance allows us to access a larger customer base, who may not otherwise live close to, or have the time to visit, a GNC store. We generate revenues from the distribution agreement with drugstore.com through sales of our proprietary and third-party products on a wholesale basis and through retail sales of certain other products on a consignment basis.

     Our wholesale operations, including our Rite Aid and drugstore.com wholesale operations, are supported by our Anderson distribution center. Products are delivered to our store-within-a-store locations in a manner similar to our company-owned stores.

COMPETITION

     The U.S. nutritional supplements retail industry is a large, highly fragmented and growing industry, with no single industry participant accounting for more than 10% of total industry retail sales. Competition is based primarily on price, quality and assortment of products, customer service, marketing support and availability of new products. In addition, the market is highly sensitive to the introduction of new products, including various prescription drugs, which may rapidly capture a significant share of the market.

     We compete with publicly owned and privately owned companies, which are highly fragmented in terms of geographical market coverage and product categories. We compete with other specialty retailers, including Vitamin World(R) and Vitamin Shoppe(R), supermarkets, drugstores, mass merchants, multi-level marketing organizations and a variety of other smaller channels. In the United States, our VMHS products compete with heavily advertised national brands manufactured by large pharmaceutical companies sold at supermarkets and drugstores, as well as with the Nature's Bounty(R) and Nature's Wealth(R) brands, sold by Vitamin World. Most supermarkets, drugstores and mass merchants have narrow product offerings limited primarily to simple vitamins and herbs. Our international competitors also include large international pharmacy chains and major international supermarket chains as well as other large U.S.-based companies with international operations. Our wholesale and manufacturing operations also compete with other wholesalers and manufacturers of third-party nutritional supplements.

TRADEMARKS AND OTHER INTELLECTUAL PROPERTY

     We believe trademark protection is particularly important to the maintenance of the recognized brand names under which we market our products. We own or have rights to material trademarks or trade names that we use in conjunction with the sale of our products, including the GNC brand name. We also rely upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain our competitive position. We protect our intellectual property rights through a variety of methods, including trademark, patent and trade secret laws, as well as confidentiality agreements and proprietary information agreements with vendors, employees, consultants and others who have access to our proprietary information. Protection of our intellectual property often affords us the opportunity to enhance our position in the marketplace by precluding our competitors from using or otherwise exploiting our technology and brands. We are also a party to several intellectual property license agreements relating to certain of our products. For example, several of our products are covered by patents which we license from Royal Numico, N.V. The scope and duration of our intellectual property protection varies throughout the world by jurisdiction and by individual product.

INSURANCE AND RISK MANAGEMENT

     We purchase insurance to cover standard risks in the nutritional supplements industry, including policies to cover general products liability, workers compensation, auto liability and other casualty and property risks. Our insurance rates are based on our safety record as well as trends in the insurance industry. We also maintain workers compensation insurance and auto insurance policies that are retrospective in that the cost per year will vary depending on the frequency and severity of claims in the policy year. Prior to the Acquisition, we were covered by certain of Numico USA, Inc.'s insurance policies. Following the consummation of the Acquisition, we obtained our own insurance policies to replace those policies that were covered by Numico USA, Inc.'s policies, including policies for general products liability. We currently maintain products liability insurance with a deductible/retention of $1 million per claim with an aggregate cap on retained losses of $10.0 million.

     We face an inherent risk of exposure to product liability claims in the event that, among other things, the use of our products results in injury. With respect to product liability coverage, we expect to carry insurance coverage typical of our industry and product lines. Our coverage involves self-insured retentions with primary and excess liability coverage above the retention amount. We have the ability to refer claims to our vendors and their insurers to pay the costs associated with any claims arising from such vendors' products. Our insurance covers such claims that are not adequately covered by a vendor's insurance and provides for excess secondary coverage above the limits provided by our product vendors.

     We self-insure certain property and casualty risks due to our analysis of the risk, the frequency and severity of a loss, and the cost of insurance for the risk. We believe that the amount of self-insurance is not significant and will not have an adverse impact on our performance.

EMPLOYEES

     As of December 31, 2003, we had a total of 5,267 full-time and 8,923 part-time employees, of whom approximately 12,348 were employed in our Retail segment; 38 were employed in our Franchise segment; 1,282 were employed in our Manufacturing/Wholesale segment; 522 were employed in corporate support functions. None of our employees belongs to a union or is a party to any collective bargaining or similar agreement. We consider our relationships with our employees to be good.

PROPERTIES

     In our Retail segment, there were 2,748 company-owned stores operating in the United States and Canada as of December 31, 2003. All but one of our stores are located on leased premises that typically range in size from 1,000 to 2,000 square feet. In our Franchise segment, substantially all of our 1,362 franchised stores in the United States and Canada are located on premises we lease, and then sublease to our respective franchisees. All of our 647 franchised stores in other international locations are owned or leased directly by our franchisees. No single store is material to our operations.

     As of December 31, 2003, our company-owned and franchised stores in the United States and Canada (excluding store-within-a-store locations) and our other international franchised stores consisted of:

                                    COMPANY-
                                     OWNED
UNITED STATES AND CANADA             RETAIL    FRANCHISE    INTERNATIONAL                        FRANCHISE
------------------------            --------   ---------    -------------                        ---------
Alabama...........................      34          14      Aruba.............................        2
Alaska............................       6           5      Australia.........................       35
Arizona...........................      45          15      Bahamas...........................        3
Arkansas..........................      19           6      Brazil............................       11
California........................     211         181      Brune.............................        1
Colorado..........................      50          29      Cayman Islands....................        1
Connecticut.......................      40           9      Chile.............................       45
Delaware..........................       9          10      Costa Rica........................        5
District of Columbia..............       7           3      Dominican Republic................       12
Florida...........................     231         128      Ecuador...........................       12
Georgia...........................      87          65      El Salvador.......................        8
Hawaii............................      20           2      Guam..............................        5
Idaho.............................       9           5      Guatemala.........................       12
Illinois..........................      93          76      Honduras..........................        1
Indiana...........................      49          35      Hong Kong.........................        2
Iowa..............................      27           8      Indonesia.........................       22
Kansas............................      19          14      Israel............................       15
Kentucky..........................      39          11      Japan.............................        8
Louisiana.........................      37           8      Korea.............................        9
Maine.............................       9           0      Kuwait............................        4
Maryland..........................      59          30      Lebanon...........................        5
Massachusetts.....................      55          12      Malaysia..........................       16
Michigan..........................      85          49      Mexico............................      161
Minnesota.........................      61          17      Panama............................        5
Mississippi.......................      20           9      Peru..............................       12
Missouri..........................      47          23      Philippines.......................       42
Montana...........................       6           3      Saudi Arabia......................       32
Nebraska..........................       5          20      Singapore.........................       60
Nevada............................      12          10      South Africa......................        8
New Hampshire.....................      17           5      Taiwan............................       14
New Jersey........................      76          60      Thailand..........................       29
New Mexico........................      22           2      Turkey............................       17
New York..........................     158          63      U.S. Virgin Islands...............        2
North Carolina....................      86          48      Venezuela.........................       31
North Dakota......................       6           0
Ohio..............................     105          66
Oklahoma..........................      31           7
Oregon............................      24          11
Pennsylvania......................     136          55

                                    COMPANY-
                                     OWNED
UNITED STATES AND CANADA             RETAIL    FRANCHISE    INTERNATIONAL                        FRANCHISE
------------------------            --------   ---------    -------------                        ---------
Puerto Rico.......................      26           0
Rhode Island......................      12           1
South Carolina....................      31          27
South Dakota......................       5           0
Tennessee.........................      43          38
Texas.............................     199          98
Utah..............................      22           8
Vermont...........................       5           0
Virginia..........................      91          31
Washington........................      51          23
West Virginia.....................      25           3
Wisconsin.........................      47          11
Wyoming...........................       4           1
Canada............................     135           7
                                     -----       -----                                              ---
  TOTAL...........................   2,748       1,362       TOTAL                                  647
                                     =====       =====                                              ===

     In our Manufacturing/Wholesale segment, we lease facilities for manufacturing, packaging, warehousing, and distribution operations. The majority of our manufacturing of GNC proprietary products occurs at a 230,000 square foot facility in Greenville, South Carolina. We also lease a 630,000 square foot complex located in Anderson, South Carolina, for packaging, materials receipt, lab testing, warehousing, and distribution. Both the Greenville and Anderson facilities are leased on a long-term basis pursuant to "fee-in-lieu-of-taxes" arrangements with the counties in which the facilities are located, but we retain the right to purchase each of the facilities at any time during the lease for $1.00, subject to a loss of tax benefits. We also lease a 210,000 square foot distribution center in Leetsdale, Pennsylvania and a 112,000 square foot distribution center in Phoenix, Arizona. We conduct additional manufacturing that we perform for wholesalers or retailers of third-party products, as well as certain additional warehousing at a leased facility located in New South Wales, Australia.

     We also lease four small regional sales offices in Clearwater, Florida; Fort Lauderdale, Florida; Laguna Hills, California; and Mississauga, Ontario. None of the regional sales offices is larger than 5,000 square feet. Our 253,000 square foot corporate headquarters in Pittsburgh, Pennsylvania is owned by Gustine Sixth Avenue Associates, Ltd., a Pennsylvania limited partnership, of which General Nutrition, Incorporated, one of our subsidiaries, is a 50% limited partner. The partnership's ownership of the land and buildings, and the partnership's interest in the ground lease to General Nutrition, Incorporated, are all encumbered by a mortgage in the original principal amount of $17.9 million, with an outstanding balance of $14.2 million as of December 31, 2003.

ENVIRONMENTAL

     We are subject to numerous federal, state, local and foreign environmental laws and regulations governing our operations, including the handling, transportation and disposal of our products, and our non-hazardous and hazardous substances and wastes, as well as emissions and discharges into the environment, including discharges to air, surface water and groundwater. Failure to comply with such laws and regulations could result in costs for corrective action, penalties or the imposition of other liabilities. Changes in laws or the interpretation thereof or the development of new facts could also cause us to incur additional capital and operation expenditures to maintain compliance with environmental laws and regulations. We also are subject to laws and regulations that impose liability and cleanup responsibility for releases of hazardous substances into the environment without regard to fault or knowledge about the condition or action causing the liability. Under certain of these laws and regulations, such liabilities can be imposed for cleanup of previously owned or operated properties, or properties to which substances or wastes were sent by current or former operations at our facilities. The presence of contamination from such substances or wastes could also adversely affect our ability to sell or lease our properties, or to use them as collateral for financing. From time to time, we have incurred and are incurring costs and obligations for correcting environmental noncompliance matters and for remediation at or relating to certain of our properties. We believe we have complied with, or are currently complying with, our environmental obligations to date and that such liabilities will not have a material adverse effect on our business or financial performance. However, we cannot assure you that future liabilities and obligations will not have a material adverse effect on our business operations or financial condition.

LEGAL PROCEEDINGS

     We are from time to time engaged in litigation. We regularly review all pending litigation matters in which we are involved and establish reserves deemed appropriate by management for these litigation matters. However, some of these matters are material and an adverse outcome in these matters could have a material impact on our financial condition and operating results.

     As a manufacturer and retailer of nutritional supplements that are ingested by consumers or applied to their bodies, we have been and are currently subjected to various product liability claims. Although the effects of these claims to date have not been material to us, it is possible that current and future product liability claims could have a material adverse impact on our financial condition and operating results. We currently maintain product liability insurance with a deductible/retention of $1.0 million per claim with an aggregate cap on retained loss of $10 million per claim. We generally seek to obtain contractual indemnification from parties that supply raw materials for our products or that manufacture or market products we sell, and to be added as additional insured under these parties' insurance policies. We are also entitled to indemnification by Royal Numico, N.V. and Numico USA, Inc. for certain losses arising from claims related to products containing ephedra or Kava Kava sold prior to December 5, 2003. Any such indemnification or insurance is limited by its terms and any such indemnification, as a practical matter, is limited to the creditworthiness of the indemnifying party and its insurer. See "Risk
Factor -- Risks Relating to Our Business and Operations -- Products
Liability -- We may incur material products liability and products recall costs."

     EPHEDRA. As of March 15, 2004, we have been named as a defendant in 100 cases involving the sale of third-party products that contain ephedra. Ephedra products have been the subject of adverse publicity and regulatory scrutiny in the United States and other countries relating to alleged harmful effects, including the deaths of several individuals. In early 2003, we instructed all of our locations to stop selling products containing ephedra that were manufactured by GNC or one of our affiliates. Subsequently, we instructed all of our locations to stop selling any products containing ephedra by June 30, 2003. All claims to date have been tendered to the third-party manufacturer or to our insurer and we have incurred no expense to date with respect to litigation involving ephedra products. Furthermore, we are entitled to indemnification by Royal Numico N.V. and Numico USA, Inc. for certain losses arising from claims related to products containing ephedra sold prior to December 5, 2003.

     PRO-HORMONE/ANDROSTENDIONE. On July 29, 2001, substantially identical class action lawsuits were filed in the state courts of the States of Florida, New York, New Jersey, Pennsylvania and Illinois against us and various manufacturers of products containing pro-hormones, including androstendione. Plaintiffs allege that we have distributed or published periodicals that contain advertisements claiming that the various pro-hormone products promote muscle growth. The complaint alleges that we knew the advertisements and label claims promoting muscle growth were false, but nonetheless continued to sell the products to consumers. We have tendered these cases to the various manufacturers for defense and indemnification. Based upon the information available to us at the present time, we believe that these matters will not have a material adverse effect upon our liquidity, financial condition or results of operations.

     "BEST BY" LITIGATION. In November 2001, substantially identical class action lawsuits were filed in the state courts of the States of Florida, Connecticut and Pennsylvania alleging that we have engaged in a continuous practice of including false and misleading "best by" dates on our product labels and/or selling products after the expiration of the purported "best by" dates. By agreement of the parties, the Connecticut and Pennsylvania actions have been stayed pending the outcome of the Florida case. The Florida case was submitted to mediation but no resolution was obtained. The plaintiffs have not taken any subsequent action to move the case forward. Furthermore, we are entitled to indemnification by Royal Numico N.V. and Numico USA, Inc. for certain losses arising from all claims related to this litigation. Based upon the information available to us at the present time, we believe that these matters will not have a material adverse effect upon our liquidity, financial condition or results of operations.

     CALIFORNIA WAGE CLAIMS. On November 2, 2001, Matthew Capelouto, a former store manager in California, filed a lawsuit in the Superior Court of California, Orange County, initially claiming that we misclassified store managers at our company-owned stores as exempt from overtime requirements and failed to pay them overtime, in violation of California's wage and hour laws. The plaintiff is seeking to certify the case as a class action lawsuit. We intend to vigorously oppose class certification. On October 23, 2003, an amended complaint was filed, adding another named plaintiff, as well as claims for failure to provide required meal periods and rest periods for GNC managers at our company-owned stores. Based upon the information available to us at the present time, we believe that these matters will not have a material adverse effect upon our liquidity, financial condition or results of operations.

GOVERNMENT REGULATION

PRODUCT REGULATION

Domestic

     The processing, formulation, manufacturing, packaging, labeling, advertising and distribution of our products are subject to regulation by one or more federal agencies, including the Food and Drug Administration ("FDA"), the Federal Trade Commission ("FTC"), the Consumer Product Safety Commission, the United States Department of Agriculture and the Environmental Protection Agency. These activities are also regulated by various agencies of the states and localities in which our products are sold. Pursuant to the Federal Food, Drug, and Cosmetic Act ("FDCA"), the FDA regulates the formulation, safety, manufacture, packaging, labeling and distribution of dietary supplements, (including vitamins, minerals, herbs) and over-the-counter drugs. The FTC has jurisdiction to regulate the advertising of these products.

     The FDCA has been amended several times with respect to dietary supplements, in particular by the Dietary Supplement Health and Education Act of 1994 ("DSHEA"). DSHEA established a new framework governing the composition, safety, labeling and marketing of dietary supplements. "Dietary supplements" are defined as vitamins, minerals, herbs, other botanicals, amino acids and other dietary substances for human use to supplement the diet, as well as concentrates, metabolites, constituents, extracts or combinations of such dietary ingredients. Generally, under DSHEA, dietary ingredients that were on the market prior to October 15, 1994 may be used in dietary supplements without notifying the FDA. "New" dietary ingredients (i.e., dietary ingredients that were "not marketed in the United States before October 15, 1994") must be the subject of a new dietary ingredient notification submitted to the FDA unless the ingredient has been "present in the food supply as an article used for food" without being "chemically altered." A new dietary ingredient notification must provide the FDA evidence of a "history of use or other evidence of safety" establishing that use of the dietary ingredient "will reasonably be expected to be safe." A new dietary ingredient notification must be submitted to the FDA at least 75 days before the initial marketing of the new dietary ingredient. There is no certainty that the FDA will accept any particular evidence of safety for any new dietary ingredient. The FDA's refusal to accept such evidence could prevent the marketing of such dietary ingredients.

     The FDA issued a consumer warning in 1996, followed by proposed regulations in 1997, covering dietary supplements that contain ephedra or its active substance, ephedrine. In February 2003, the Department of Health and Human Services, announced a series of actions that the Department of Health and Human Services and the FDA plan to execute with respect to products containing ephedra or ephedrine, including the solicitation of evidence regarding the significant or unreasonable risk of illness or injury from dietary supplements containing ephedra and the immediate execution of a series of actions against ephedra or ephedrine products making unsubstantiated claims about sports performance enhancement. In addition, many states proposed regulations and three states enacted laws restricting the promotion and distribution of ephedra-containing dietary supplements. The botanical ingredient ephedra was formerly used in several third party and private label dietary supplement products. In January 2003, we began focusing our diet category on products that would replace ephedra products. In early 2003, we instructed all of our locations to stop selling products containing ephedra that were manufactured by GNC(R) or one of our affiliates. Subsequently, we instructed all of our locations to stop selling any products containing ephedra by June 30, 2003. Sales of products containing ephedra amounted to approximately $35.2 million, or 3.3% of our retail sales, in 2003 and approximately $182.9 million, or 17.1% of our retail sales, in 2002. In February 2004, the FDA issued a final regulation declaring dietary supplements containing ephedrine alkaloids illegal under the FDCA because they present an unreasonable risk of illness or injury under the conditions of use recommended or suggested in labeling, or if no conditions of use are suggested or recommended in labeling, under ordinary conditions of use. The rule took effect on April 12, 2004 and bans the sale of dietary supplement products containing ephedra or ephedrine. Similarly, the FDA issued a consumer advisory in 2002 with respect to dietary supplements that contain the ingredient Kava, and the FDA is currently investigating adverse effects associated with ingestion of this ingredient. One of our subsidiaries, Nutra Manufacturing, Inc. (f/k/a Nutricia Manufacturing USA, Inc.), manufactured products containing Kava Kava from December 1995 until August 2002. All stores were instructed to stop selling products containing Kava Kava in December 2002. The FDA could take similar actions against other products or product ingredients which it determines present an unreasonable health risk to consumers.

     DSHEA permits "statements of nutritional support" to be included in labeling for dietary supplements without FDA premarket approval. Such statements must be submitted to FDA within thirty days of marketing and must bear a label disclosure that "This statement has not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure, or prevent any disease." Such statements may describe how a particular dietary ingredient affects the structure, function or general well-being of the body, or the mechanism of action by which a dietary ingredient may affect body structure, function or well-being, but may not expressly or implicitly represent that a dietary supplement will diagnose, cure, mitigate, treat, or prevent a disease. A company that uses a statement of nutritional support in labeling must possess scientific evidence substantiating that the statement is truthful and not misleading. If the FDA determines that a particular statement of nutritional support is an unacceptable drug claim or an unauthorized version of a disease claim for a food product, or, if the FDA determines that a particular claim is not adequately supported by existing scientific data or is false or misleading, we would be prevented from using the claim.

     In addition, DSHEA provides that so-called "third-party literature," e.g., a reprint of a peer-reviewed scientific publication linking a particular dietary ingredient with health benefits, may be used "in connection with the sale of a dietary supplement to consumers" without the literature being subject to regulation as labeling. Such literature must not be false or misleading; the literature may not "promote" a particular manufacturer or brand of dietary supplement; and a balanced view of the available scientific information on the subject matter must be presented. If the literature fails to satisfy each of these requirements, we may be prevented from disseminating such literature with our products, and any dissemination could subject our product to regulatory action as an illegal drug.

     We expect that the FDA will adopt in the near future the final regulations, proposed on March 13, 2003, regarding good manufacturing practice in manufacturing, packing, or holding dietary ingredients and dietary supplements, authorized by DSHEA. Good manufacturing practice regulations would require dietary supplements to be prepared, packaged and held in compliance with strict rules, and might require quality control provisions similar to those in the good manufacturing practice regulations for drugs. There can be no assurance that, if the FDA adopts good manufacturing practice regulations for dietary supplements, we or our third-party supplier or vendors will be able to comply with the new rules without incurring substantial additional expenses.

     The FDA has broad authority to enforce the provisions of the FDCA applicable to dietary supplements, including powers to issue a public warning letter to a company, to publicize information about illegal products, to request a recall of illegal products from the market, and to request the Department of Justice to initiate a seizure action, an injunction action, or a criminal prosecution in the United States courts. The regulation of dietary supplements may increase or become more restrictive in the future.

     Legislation has been introduced in Congress to impose substantial new regulatory requirements for dietary supplements, e.g., S.722, S.1538, S.1780, H.R. 3377 and H.R. 3866, S.722 would impose adverse event reporting, postmarket surveillance requirements, FDA reviews of dietary supplement ingredients, and other requirements. H.R. 3377 would impose similar requirements as well as safety testing and records inspection. S.1538 would increase FDA appropriations to allow full implementation and enforcement of DSHEA. S.1780 and H.R. 3866 would subject specified anabolic steroid substances currently used in some dietary supplements, such as "andro," to the requirements of the Controlled Substances Act. The dietary supplement industry supports S.1538, S.1780, and H.R. 3866. If enacted, S.722 and H.R. 3377 could raise our costs and hinder our business.

     The FTC exercises jurisdiction over the advertising of dietary supplements. In recent years, the FTC has instituted numerous enforcement actions against dietary supplement companies for failure to have adequate substantiation for claims made in advertising or for the use of false or misleading advertising claims. We continue to be subject to three consent orders issued by the FTC. In 1984, the FTC instituted an investigation of General Nutrition, Incorporated, one of our subsidiaries, alleging deceptive acts and practices in connection with the advertising and marketing of certain of its products. General Nutrition, Incorporated accepted a proposed consent order which was finalized in 1989, under which it agreed to refrain from, among other things, making certain claims with respect to certain of its products unless the claims are based on and substantiated by reliable and competent scientific evidence. We also entered into a consent order in 1970 with the FTC, which generally addressed "iron deficiency anemia" type products. As a result of routine monitoring by the FTC, disputes arose concerning its compliance with these orders, and with regard to advertising for certain hair care products. While General Nutrition, Incorporated believes that, at all times, it operated in material compliance with the orders, it entered into a settlement in 1994 with the FTC to avoid protracted litigation. As a part of this settlement, General Nutrition, Incorporated entered into a consent decree and paid, without admitting liability, a civil penalty in the amount of $2.4 million and agreed to adhere to the terms of the 1970 and 1989 consent orders and to abide by the provisions of the settlement document concerning hair care products. We do not believe that future compliance with the outstanding consent decrees will materially affect our business operations. In 2000, the FTC amended the 1970 order to clarify language in the 1970 order that was believed to be ambiguous and outmoded.

     The FTC continues to monitor our advertising and, from time to time, requests substantiation with respect to such advertising to assess compliance with the various outstanding consent decrees and with the Federal Trade Commission Act. Our policy is to use advertising that complies with the consent decrees and applicable regulations. We review all products brought into our distribution centers to assure that such products and their labels comply with the consent decrees. We also review the use of third-party point of purchase materials such as store signs and promotional brochures. Nevertheless, there can be no assurance that inadvertent failures to comply with the consent decrees and applicable regulations will not occur. Approximately 20% of the products sold by franchised stores are purchased by franchisees directly from other vendors and these products do not flow through our distribution centers. Although franchise contracts contain strict requirements for store operations, including compliance with federal, state, and local laws and regulations, we cannot exercise the same degree of control over franchisees as we do over our company-owned stores. As a result of our efforts to comply with applicable statutes and regulations, we have from time to time reformulated, eliminated or relabeled certain of our products and revised certain provisions of our sales and marketing program. We believe we are in material compliance with the various consent decrees and with applicable federal, state and local rules and regulations concerning our products and marketing program. Compliance with the provisions of national, state and local environmental laws and regulations has not had a material effect upon our capital expenditures, earnings, financial position, liquidity or competitive position.

Foreign

     Our products sold in foreign countries are also subject to regulation under various national, local, and international laws that include provisions governing, among other things, the formulation, manufacturing, packaging, labeling, advertising and distribution of dietary supplements and over-the-counter drugs. Government regulations in foreign countries may prevent or delay the introduction, or require the reformulation, of certain of our products.

     We cannot determine what effect additional domestic or international governmental legislation, regulations or administrative orders, when and if promulgated, would have on our business in the future. New legislation or regulations may require the reformulation of certain products to meet new standards, require the recall or discontinuance of certain products not capable of reformulation, impose additional record keeping or require expanded documentation of the properties of certain products, expanded or different labeling, or scientific substantiation.

FRANCHISE REGULATION

     We must comply with regulations adopted by the FTC and with several state laws that regulate the offer and sale of franchises. The FTC's Trade Regulation Rule on Franchising and certain state laws require that we furnish prospective franchisees with a franchise offering circular containing information prescribed by the Trade Regulation Rule on Franchising and applicable state laws and regulations.

     We also must comply with a number of state laws that regulate some substantive aspects of the franchisor-franchisee relationship. These laws may limit a franchisor's business practices in a number of ways, including limiting the ability to:

     - terminate or not renew a franchise without good cause;

     - interfere with the right of free association among franchisees;

     - disapprove the transfer of a franchise;

     - discriminate among franchisees with regard to charges, royalties and other fees; and

     - place new stores near existing franchises.

     To date, these laws have not precluded us from seeking franchisees in any given area and have not had a material adverse effect on our operations. Bills intended to regulate certain aspects of franchise relationships have been introduced into Congress on several occasions during the last decade, but none have been enacted.

     Our international franchise agreements and franchise operations are regulated by various foreign laws, rules and regulations. To date, these laws have not precluded us from seeking franchisees in any given area and have not had a material adverse effect on our operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding directors and executive officers of GNC and the other registrants of March 30, 2004.

NAME                          AGE                             POSITION
----                          ---                             --------
Louis Mancini...............  58    Chief Executive Officer and Director -- General Nutrition
                                    Centers, Inc.(1)
David Heilman...............  51    Executive Vice President and Chief Financial
                                    Officer -- General Nutrition Centers, Inc.(2)
Joseph Fortunato............  51    Executive Vice President and Chief Operating
                                    Officer -- General Nutrition Centers, Inc.
James M. Sander.............  47    Senior Vice President, Chief Legal Officer and
                                    Secretary -- General Nutrition Centers, Inc.(3)
Curt Larrimer...............  48    Senior Vice President of Finance and Corporate
                                    Controller -- General Nutrition Centers, Inc.
Michael Locke...............  58    Senior Vice President of Manufacturing -- General Nutrition
                                    Centers, Inc.
J.J. Sorrenti...............  38    Senior Vice President and General Manager of
                                    Franchising -- General Nutrition Centers, Inc.
Reginald Steele.............  58    Senior Vice President of International
                                    Franchising -- General Nutrition Centers, Inc.
Susan Trimbo................  48    Senior Vice President of Scientific Affairs -- General
                                    Nutrition Centers, Inc.
Margaret Peet...............  41    Senior Vice President and National Sales Director
Tom Dowd....................  40    Senior Vice President of Stores
Lee Karayusuf...............  54    Senior Vice President of Distribution and Transportation
Eileen Scott................  50    Senior Vice President, Human Resources & Customer Service
Peter P. Copses.............  44    Chairman of the Board of Directors -- General Nutrition
                                    Centers, Inc.(4)
Andrew S. Jhawar............  32    Director -- General Nutrition Centers, Inc.(5)
George G. Golleher..........  54    Director -- General Nutrition Centers, Inc.(4)
Mary Elizabeth Burton.......  51    Director -- General Nutrition Centers, Inc.
Robert J. DiNicola..........  56    Director -- General Nutrition Centers, Inc.(4)
Edgardo A. Mercadante.......  48    Director -- General Nutrition Centers, Inc.(5)
Joshua J. Harris............  38    Director -- General Nutrition Centers, Inc.
Joseph W. Harch.............  50    Director -- General Nutrition Centers, Inc.(5)

---------------

(1) Holds same position(s) with General Nutrition Companies, Inc., General Nutrition Corporation, General Nutrition Distribution Company, General Nutrition Distribution, L.P., General Nutrition Government Services, Inc., General Nutrition, Incorporated, General Nutrition Investment Company, General Nutrition International, Inc., General Nutrition Sales Corporation, General Nutrition Systems, Inc., GNC (Canada) Holding Company, GNC Franchising, LLC, GNC, Limited, GNC US Delaware, Inc., GN Investment, Inc., Informed Nutrition, Inc. and Nutra Manufacturing, Inc.

(2) Also Executive Vice President, Chief Financial Officer and Director of General Nutrition Companies, Inc., General Nutrition Corporation, General Nutrition Distribution Company, General Nutrition Distribution, L.P., General Nutrition Government Services, Inc., General Nutrition, Incorporated, General Nutrition Investment Company, General Nutrition International, Inc., General Nutrition Sales Corporation, General Nutrition Systems, Inc., GNC (Canada) Holding Company, GNC Franchising, LLC, GNC, Limited, GNC US Delaware, Inc., GN Investment, Inc., Informed Nutrition, Inc. and Nutra Manufacturing, Inc.

(3) See footnote 1.

(4) Member of Compensation Committee of General Nutrition Centers, Inc.

(5) Member of Audit Committee of General Nutrition Centers, Inc.

     LOUIS MANCINI became GNC's Chief Executive Officer in November 2003 and is one of GNC's directors. Mr. Mancini also serves as Chief Executive Officer and as a director for each of our subsidiaries. In

January 2003, Mr. Mancini returned to General Nutrition Companies, Inc. as Executive Vice President and Chief Marketing Officer. Prior to 2003, Mr. Mancini was President and Chief Executive Officer of Nutraceuticals Enterprises, LLC from March 2000 to January 2003. He was Chief Executive Officer of Omni Nutraceuticals from April 1999 to March 2000 and was its President and Chief Operating Officer from October 1998 to April 1999. Mr. Mancini was with us from February 1977 until October 1998 and served in various positions during that time, including President from December 1995 until October 1998, Senior Vice President and General Manager from September 1988 until December 1995, Division Manager from June 1985 to October 1986 and Regional Sales Manager from July 1984 to June 1985.

     DAVID HEILMAN became GNC's Executive Vice President and Chief Financial Officer in November 2000. Mr. Heilman also serves as Executive Vice President and Chief Financial Officer and as a director for each of our subsidiaries. Mr. Heilman joined General Nutrition Companies, Inc. in December 1994 and served as our Vice President of Strategic Planning and Corporate Development from February 1995 until November 2000. During 1994, Mr. Heilman was a consultant with Meridian Group, a private investment banking concern, and from January 1990 to December 1993, Mr. Heilman served as the President of First Westinghouse Capital Corporation, a subsidiary of Westinghouse Financial Services. Mr. Heilman serves on the board of directors of the National Nutritional Foods Association.

     JOSEPH FORTUNATO became GNC's Executive Vice President and Chief Operating Officer in November 2001. From October 2000 until November 2001, Mr. Fortunato served as our Executive Vice President of Retail Operations and Store Development. Mr. Fortunato began his employment with General Nutrition Companies, Inc. in October 1990 and has held various positions, including Senior Vice President of Store Development and Operations from 1998 until 2000, Vice President of Financial Operations from 1997 until 1998 and Director of Financial Operations from 1990 until 1997.

     JAMES M. SANDER became GNC's Senior Vice President in November 2001. Mr. Sander has been GNC's Vice President, Chief Legal Officer and Secretary of General Nutrition Companies, Inc. and each of our subsidiaries and as a director of each of our subsidiaries since February 1993. From February 1989 until February 1993, Mr. Sander served as our Assistant General Counsel and Assistant Secretary. Prior to working at General Nutrition Companies, Inc., Mr. Sander was the Assistant Vice President and Corporate and Securities Counsel for Equimark Corporation from 1985 until 1988.

     CURT LARRIMER became GNC's Senior Vice President of Finance and Corporate Controller in August 2001. From January 1995 until August 2001, Mr. Larrimer served as GNC's Vice President and Controller since January 1995. He began his employment with General Nutrition, Incorporated in the Budgets and Taxes department in 1980 and has held various positions, including Controller of the Retail and Manufacturing/ Wholesale divisions and Assistant Corporate Controller, Vice President and Controller.

     MICHAEL LOCKE became GNC's Senior Vice President of Manufacturing in June 2003. Prior to that he was GNC's Senior Vice President of Operations. He served as GNC's Director of Distribution from 1986 until 1991. From 1991 until 1993, he served as GNC's Vice President of Distribution. Mr. Locke had served as GNC's Senior Vice President of Manufacturing from 1994 until 1999. From 1999 until 2003, Mr. Locke served as the head of North American manufacturing operations for GNC's former parent company, Numico.

     J.J. SORRENTI became GNC's Senior Vice President and General Manager of Franchising in April 2003. From December 2000 until April 2003, Mr. Sorrenti served as GNC's Senior Vice President of Retail Stores. In October 2000, Mr. Sorrenti returned to GNC Franchising, Inc. (n/k/a GNC Franchising, LLC), and served as GNC's Vice President for Franchise Operations until December 2000. From October 1999 through October 2000, Mr. Sorrenti was the Chief Operating Officer of the franchise division of Nevada Bob's Golf in Dallas, Texas. From January 1994 through October 1999, Mr. Sorrenti was Director of Operations of GNC Franchising, Inc.

     REGINALD STEELE became GNC's Senior Vice President of International Franchising in April 2001. Mr. Steele started as a Vice President of General Nutrition International Inc. in March 1994. From 1992 through March 1994, Mr. Steele was Executive Vice President and Chief Operating Officer of the Coffee Beanery, Ltd., a 300-unit gourmet coffee store retailer. From 1989 to 1992, Mr. Steele was employed as

Senior Vice President of Franchising for Shoney's Restaurants Inc., a casual dining restaurant company. From 1985 to 1989 Mr. Steele was the Vice President and Executive Vice President of Franchise Operations for Arby's, Inc., a 2,600-unit fast food chain.

     SUSAN TRIMBO, PH.D. became GNC's Senior Vice President of Scientific Affairs in August 2001. Dr. Trimbo joined GNC in 1999 as Vice President of Scientific Affairs and, between 2000 and 2003, she also provided oversight for all of our former parent company, Numico USA, Inc.'s North American nutritional supplement businesses. Prior to joining GNC, Dr. Trimbo worked for Wyeth Consumer Healthcare on its Centrum vitamin business from 1997 until 1999 and for Clintec, a Nestle S.A./Baxter Healthcare Medical Nutrition venture, from 1986 until 1997.

     MARGARET PEET became GNC's Senior Vice President and National Sales Director in January 2004. Margaret was formerly founder and Managing Director of Health and Diet Centre Limited, a UK-based nutritional supplements chain, which was acquired by GNC in 1995. Ms. Peet remained Managing Director under GNC's ownership until March 2003 when Diet Centre Limited was sold. At that time Ms. Peet founded Healthy Inspirations Limited, a consulting firm that worked with retailers and manufacturers to formulate initiatives designed to increase market share; until she rejoined GNC in January 2004.

     TOM DOWD became GNC's Senior Vice President of Stores in March 2003. From March 2001 until March 2003 Mr. Dowd was President of Contract Supplement Manufacturing Company, a product consulting company. From 1997 until 1999, Mr. Dowd was one of GNC's Divisional Vice Presidents. From 1994 until 1997 Mr. Dowd held Divisional Sales Director position in Division Two, and from 1989 until 1994 Mr. Dowd was a Regional Sales Director.

     LEE KARAYUSUF became GNC's Senior Vice President of Distribution and Transportation in December 2000 with additional responsibility for GNC's then affiliates, Rexall Sundown and Unicity. Mr. Karayusuf started as our Director of Transportation from December 1991 until March 1994 and Vice President of Transportation and Distribution from 1994 until December 2000. Prior to working at GNC in 1991, Mr. Karayusuf was responsible for transportation operations for Daily Juice Company until he began his career with GNC.

     EILEEN D. SCOTT became Senior Vice President in January 2001; has been our Vice President of Human Resources since May 1996 and Director of Human Resources since October 1989. Ms. Scott joined GNC in August 1988 as Assistant Director, Human Resources. Prior to working at GNC, Ms. Scott was the Director of Compensation and Benefits at the Joseph Horne Company, a department store chain, and had held a variety of finance and human resources positions there from 1978 to 1988.

     PETER P. COPSES has been the Chairman of the Board of Directors of GNC since October 2003. Mr. Copses is a founding Senior Partner at Apollo, a private securities investment fund, and has served as an officer of certain affiliates of Apollo since 1990. Prior to that time, from 1986 to 1990, Mr. Copses was initially an investment banker at Drexel Burnham Lambert Incorporated, and subsequently at Donaldson, Lufkin & Jenrette Securities Corporation, an investment bank. Mr. Copses is also a Director of Rent-A-Center, Inc., Zale Corporation, Compass Minerals International, Inc. and Resolution Performance Products Inc.

     ANDREW S. JHAWAR has been a member of GNC's Board of Directors since October 2003. Mr. Jhawar is a Partner at Apollo, where he has been employed since February 2000. Prior to joining Apollo, Mr. Jhawar was an investment banker at Donaldson, Lufkin & Jenrette Securities Corporation from July 1999 until January 2000 and at Jefferies & Company, Inc. from August 1993 until December 1997. Mr. Jhawar is also a Director of Rent-A-Center, Inc.

     GEORGE G. GOLLEHER has been a member of GNC's Board of Directors since December 2003. Mr. Golleher is a business consultant and private equity investor. From March 1998 to May 1999, Mr. Golleher served as President, Chief Operating Officer and director of Fred Meyer, Inc. a food and drug retailer. In May 1999, Fred Meyer, Inc. merged with Kroger Company. Prior to joining Fred Meyer, Inc., Mr. Golleher served for 15 years with Ralphs Grocery Company until March 1998, ultimately as the Chief Executive Officer and Vice Chairman of the Board. Mr. Golleher is currently also Chairman of the Board of

American Restaurant Group, Inc., and is a director of Rite Aid Corporation and director and Chief Executive Officer of Simon Worldwide, Inc.

     MARY ELIZABETH BURTON has been a member of GNC's Board of Directors since December 2003. Since July 1992, Ms. Burton has also served as the Chairman and Chief Executive Officer of BB Capital, Inc., a management services and advisory company, which she owns. From June 1998 until April 1999, Ms. Burton served as the Chief Executive Officer of The Cosmetic Center, Inc., a specialty retailer of cosmetics and fragrances. From July 1991 to June 1992, Ms. Burton also served as the Chief Executive Officer of PIP Printing, Inc., a leading business printing franchise chain. In addition, Ms. Burton was the Chief Executive Officer of Supercuts, Inc. from September 1987 until May 1991, as well as having served in various other senior executive level capacities in the retailing industry. Ms. Burton currently also serves on the Board of Directors of Staples, Inc., The Sports Authority, Inc., Rent-A-Center, Inc., Zale Corporation and Aeropostale, Inc.

     ROBERT J. DINICOLA has been a member of GNC's Board of Directors since December 2003. Mr. DiNicola is a 32-year veteran of the retail industry. He currently serves as the Chairman of the Board of Zale Corporation since December 2003. Mr. DiNicola was previously the Chairman and Chief Executive Officer of Zale Corporation from February 2001 through July 2002 and from April 1994 through July 1999. From 1991 to 1994, prior to joining Zale Corporation, Mr. DiNicola served as the Chairman and Chief Executive Officer of the Bon Marche, a division of Federated Department Stores. From 1989 to 1991, Mr. DiNicola was a general merchandising manager of Rich's, a division of Federated Department Stores.

     EDGARDO A. MERCADANTE has been a member of GNC's Board of Directors since December 2003. Mr. Mercadante is currently Chairman and Chief Executive Officer of Familymeds Group, Inc., a company that operates specialty clinic-based pharmacies and vitamin centers. Prior to joining Familymeds, Mr. Mercadante was President and Chief Executive Officer of APP, Inc., a pharmacy benefit management company, which he co-founded in 1991. Additionally from 1987 to 1996, Mr. Mercadante was President of Arrow Corp., a franchise pharmacy retailer. Prior to joining Arrow, Mr. Mercadante was Chief Operating Officer of Appell Management Corp., a company that established licensed pharmacy outlets in supermarkets. From 1980 to 1986, Mr. Mercadante was a Division Manager at Rite Aid Corporation.

     JOSHUA J. HARRIS has been a member of GNC's Board of Directors since December 2003. Mr. Harris is a founding Senior Partner at Apollo and has served as an officer of certain affiliates of Apollo since 1990. Prior to that time, Mr. Harris was a member of the Mergers and Acquisitions Department of Drexel Burnham Lambert Incorporated, an investment bank. Mr. Harris is also a Director of Breuners Home Furnishings Corporation, Compass Minerals International, Inc., Pacer International, Inc., Quality Distribution Inc., Resolution Performance Products Inc. and Nalco Company.

     JOSEPH W. HARCH has been a member of GNC's Board of Directors since February 2004. Mr. Harch is a Certified Public Accountant and has been in the securities business since 1979. Mr. Harch founded Harch Capital Management, Inc.
(HCM) in 1991. At HCM, Mr. Harch has worked as a research analyst, investment strategist and portfolio manager for HCM's high yield fixed income and equity accounts. Between 1979 and 1991, Mr. Harch was a senior investment banker with the firms of Bateman Eichler, Hill Richards, Prudential Bache Securities, Drexel Burnham Lambert, Inc. ("Drexel Burnham") and Donaldson, Lufkin & Jenrette, Inc. From October 1988 through February 1990, Mr. Harch was the National High Yield Sales Manager at Drexel Burnham, where he managed its high yield sales force and syndicate and was responsible for new account development and origination.

BOARD COMPOSITION

     As of February 5, 2004, GNC's Board of Directors was composed of nine directors and the Board of Directors of each of General Nutrition Companies, Inc., General Nutrition Corporation, General Nutrition Distribution Company, General Nutrition Government Services, Inc., General Nutrition, Incorporated, General Nutrition Investment Company, General Nutrition International, Inc., General Nutrition Sales Corporation, General Nutrition Systems, Inc., GNC (Canada) Holding Company, GNC, Limited, GNC US Delaware, Inc.,

GN Investment, Inc., Informed Nutrition, Inc. and Nutra Manufacturing, Inc. was composed of three directors and in the case of GNC Franchising, LLC, the Management Committee was comprised of three managers.

     Each director of each of the registrants serves for annual terms and until his or her successor is elected and qualified and in the case of GNC Franchising, LLC, each manager serves until removal or resignation. The annual stockholders meeting for General Nutrition Centers, Inc. is held at such date and at such time as designated by the Board of Directors from time to time, at which the directors are elected. The annual stockholders meetings for General Nutrition Corporation, General Nutrition, Incorporated, General Nutrition Companies, Inc., GNC US Delaware, Inc., GN Investment, Inc., General Nutrition Investment Company, General Nutrition Sales Corporation and Nutra Manufacturing, Inc. (f/k/a Nutricia Manufacturing USA, Inc.) are scheduled to be held on the first Monday in July. The annual stockholders meetings for General Nutrition Distribution Company, General Nutrition Government Services, Inc., General Nutrition International, Inc., General Nutrition Systems, Inc., GNC (Canada) Holding Company, GNC, Limited and Informed Nutrition, Inc. are scheduled to be held on the second Thursday in June. Apollo indirectly controls a majority of the common stock of General Nutrition Centers Holding Company, our parent company. Our parent company, as our sole stockholder, has the power to name and replace all of our directors.

COMPENSATION OF DIRECTORS

     The non-employee individual members of GNC's Board of Directors receive a one-time grant of 25,000 fully vested options to purchase shares of common stock of our parent company for their service on GNC and its parent company's Boards of Directors. Each non-employee member of the Board of Directors receives a stipend of $2,000 for each board meeting attended. Additionally, each member of our Audit Committee and Compensation Committee receives a stipend of $1,000 for each meeting attended in person or $500 for each meeting attended telephonically.

AUDIT COMMITTEE

     The responsibilities of the Board of Directors of GNC, Inc. include oversight of the systems of internal control, preparation and presentation of financial reports and compliance with applicable laws, regulations and company policies. The Board of Directors of GNC delegates certain responsibilities to the Audit Committee to assist the Board of Directors in the fulfillment of its duties to GNC and its stockholders. The Audit Committee currently consists of Messrs. Jhawar, Mercadante and Harch. The Audit Committee assists the Board of Directors in its oversight of:

     - the integrity of the financial statements;

     - compliance with legal and regulatory requirements;

     - the qualification and independence of independent auditors; and

     - the performance of the independent auditors and of GNC's internal audit function.

COMPENSATION COMMITTEE

     The board of directors of GNC and our parent company have formed Compensation Committees which have identical membership and are each currently comprised of Messrs. Copses, DiNicola and Golleher. Our Compensation Committee reviews and makes recommendations to our board of directors regarding senior officers' salaries and bonuses and to our parent company regarding grants of stock options and other forms of equity compensation. The Compensation Committee of our parent company assists its board of directors in the administration of the parent company's stock option and other equity incentive plans.

ADDITIONAL INFORMATION WITH RESPECT TO COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     Mr. Copses, the Chairman of the Compensation Committee of GNC, was an executive officer of GNC from its inception in October 2003 and of its parent company, General Nutrition Centers Holding Company, from its inception in November 2003, in each case until his resignation as an executive officer in February 2004 following consummation of the Acquisition. Mr. Copses is also a founding Senior Partner at Apollo Management, L.P., an affiliate of our equity sponsor. He serves as Chairman of the Board of Directors and the Compensation Committee for GNC and its parent company, General Nutrition Centers Holding Company. Except as described above, no member of the Compensation Committee has ever been an executive officer of GNC or its subsidiaries or been an affiliate of GNC or one of its affiliates. In the year ended December 31, 2003, no other executive officer of GNC served on the Board of Directors or Compensation Committee of another entity.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information concerning compensation paid by GNC to its chief executive officer and its four most highly compensated executive officers (collectively, the "named executive officers") for services rendered in all capacities to GNC during the year ended December 31, 2003:

                                 ANNUAL COMPENSATION                     LONG-TERM COMPENSATION
                             ----------------------------   ------------------------------------------------
                                                                               SECURITIES
                                                                               UNDERLYING
                                                             OTHER ANNUAL     OPTIONS/SARS      ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR   SALARY ($)   BONUS(1)   COMPENSATION(2)      (#)(3)      COMPENSATION(4)
---------------------------  ----   ----------   --------   ---------------   ------------   ---------------
Louis Mancini............    2003    $285,577    $201,308       $99,009         458,000        $  450,000
President and Chief
  Executive Officer and
  Director
David Heilman............    2003    $284,231    $179,396       $44,380         310,333        $1,048,777
Executive Vice President
  and Chief Financial
  Officer
Joseph Fortunato.........    2003    $308,846    $195,705       $52,853         310,333        $  899,999
Executive Vice President
  and Chief Operating
  Officer
Susan Trimbo.............    2003    $208,494    $ 99,022       $36,994          54,300        $  528,476
Senior Vice President of
  Scientific Affairs
Reginald Steele..........    2003    $199,504    $ 95,328       $38,297          54,300        $  601,504
Senior Vice President of
  International Franchising
Michael Meyers...........    2003    $525,000    $933,175       $54,118          35,000        $4,149,973
Former President and Former
  Chief Executive
  Officer(5)

---------------

(1) Incentive compensation is based on performance in the year shown but determined and paid the following year. For Mr. Mancini and Mr. Meyers, respectively, the amounts also include incentives of $30,000 and $516,615, determined and paid in year 2003.

(2) Includes cash amounts received by the persons listed in this table for (a) supplemental retirement purposes in the following amounts:Mr. Mancini $21,125; Mr. Heilman $14,138; Mr. Fortunato $14,138; Ms. Trimbo $13,596; Mr.
    Steele $13,596; and Mr. Meyers $14,138; (b) professional assistance and personal life and disability insurance in the following amounts. Mr. Mancini $15,503; Mr. Heilman $14,845; Mr. Fortunato $14,845; Ms. Trimbo $4,759; Mr.
    Steele $4,759; and Mr. Meyers $14,845; and (c) relocation expenses in the following amount for Lou Mancini $38,399.

(3) Includes stock appreciation rights ("SAR's") granted by the former owner, Royal Numico, NV in the following amounts: Mr. Mancini 15,000; Mr. Heilman 15,000; Mr. Fortunato 15,000; Ms. Trimbo 10,000; Mr. Steele 10,000 and Mr. Meyers 35,000. The SAR's have an exercise price of E 10.71 and are based upon the market price of Royal Numico N.V. common stock.

(4) Includes payments received by the individuals listed in this table in connection with the sale of the company in 2003 for (a) retention bonuses in the following amounts: Mr. Mancini $150,000; Mr. Heilman $151,250; Mr. Fortunato $165,000; and Mr. Meyers $2,100,000; (b) change in control bonuses in the following amounts: Mr. Mancini $300,000; Mr. Heilman $302,500; Mr. Fortunato $330,000; Ms. Trimbo $208,494; Mr. Steele $201,536 and Mr. Meyers $1,050,000; (c) Numico stock purchase plan loan forgiveness under the Numico 1999 Management Stock Purchase Plan in the following amounts: Mr.
    Heilman -- $595,027; Mr. Fortunato -- $404,999; Ms. Trimbo -- $319,982; Mr.
    Steele -- $399,968; and Mr. Meyers -- $899,973; and (d) a success bonus of $100,000 for Mr. Meyers.

(5) Mr. Meyers served as President and Chief Executive Officer and Director of General Nutrition Companies, Inc., the predecessor company to GNC, prior to the consummation of the Acquisition. Concurrently with the consummation of the Acquisition, Mr. Meyers resigned as Chief Executive Officer and Director of General Nutrition Companies, Inc. and its affiliates.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                 POTENTIAL REALIZABLE VALUE
                                                                                  AT ASSUMED RATES OF STOCK
                                                                                   PRICE APPRECIATION FOR
INDIVIDUAL GRANTS                                                                      OPTION TERM(2)
------------------------------------------------------------------------------   ---------------------------
                        NUMBER OF      PERCENT OF
                        SECURITIES       TOTAL
                        UNDERLYING    OPTIONS/SARS
                         OPTIONS/      GRANTED TO     EXERCISE OF
                           SARS       EMPLOYEES IN    BASE PRICE    EXPIRATION
NAME                     GRANTED     FISCAL YEAR(1)    ($/SHARE)       DATE           5%            10%
----                    ----------   --------------   -----------   ----------   ------------   ------------
Louis Mancini.........   443,000            17        $6.00/share   12/5/2010     $1,082,073     $2,521,690
David Heilman.........   295,333          11.3        $6.00/share   12/5/2010     $  721,381     $1,681,125
Joseph Fortunato......   295,333          11.3        $6.00/share   12/5/2010     $  721,381     $1,681,125
Susan Trimbo..........    53,160           1.7        $6.00/share   12/5/2010     $  108,207     $  252,169
Reginald Steele.......    44,300           1.7        $6.00/share   12/5/2010     $  108,207     $  252,169
Michael Meyers........         0             0                N/A         N/A             --             --

Based on 2,604,974 options granted as of December 5, 2003 to employees and directors under the General Nutrition Centers Holding Company 2003 Omnibus Stock Incentive Plan. Under the terms of the option agreements, options vest 25% annually. None of the options were exercised in 2003.
---------------

(1) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the SEC. Our actual stock price appreciation over the 7 year option term will likely differ from these assumed rates.

     In addition, we may from time to time give our executive officers additional benefits, none of which we believe to be material.

EMPLOYMENT AGREEMENTS

     We entered into employment agreements with Messrs, Mancini, Heilman, Fortunato and Steele and Ms. Trimbo in connection with the Acquisition. The agreements provide for an employment term up to December 31, 2005, subject to automatic annual one-year renewals commencing on October 31, 2004 and each October 31st thereafter, unless GNC or the executive provides 30 days' advance notice of termination. The agreements also provide for an annual base salary of $525,000 for Mr. Mancini, $350,000 for each of Messrs. Heilman and Fortunato, $201,536 for Mr. Steele and $208,000 for Ms. Trimbo. Such salary is subject to annual review by the Board of Directors or Compensation Committee.

     The executives are entitled to certain annual performance bonus payments pursuant to the terms of their employment agreements. The bonus payments for Messrs. Mancini, Heilman and Fortunato are based upon a range of annual target levels of EBITDA and cash flow generation goals set by the Board of Directors or Compensation Committee. Such bonus is payable in an amount within a range of 50% to 120% of Mr. Mancini's annual base salary and 40% to 100% of Mr. Heilman's and Mr. Fortunato's annual base salaries, all of which are dependent upon meeting or exceeding EBITDA and cash flow generation goals for the applicable year. Such bonus is payable only if the executive is employed by GNC on the last day of the bonus period. The bonus payments for Mr. Steele and Ms. Trimbo are in an amount to be determined by the Compensation Committee in its discretion.

     Pursuant to the terms of the employment agreements and the General Nutrition Centers Holding Company 2003 Omnibus Stock Option Plan, Messrs. Heilman and Fortunato were each granted an option to purchase 295,333 shares of Common Stock, Mr. Mancini was granted on option to purchase 443,000 shares, Ms. Trimbo was granted an option to purchase 53,160 shares and Mr. Steele was granted an option to purchase 44,300 shares, all at an exercise price of $6 per share. The options vest in equal parts, annually, over a four year period on each anniversary of the effective date of the Acquisition. In the event of a change of control of GNC, all options granted to Messrs. Mancini, Heilman, Fortunato and Steele and Ms. Trimbo shall accelerate and become fully vested and exercisable. Change of control is defined under the employment agreements to mean (i) the occurrence of an event including a merger or consolidation of GNC, if following the transaction, any person or group becomes the beneficial owner (directly or indirectly) of more than 50% of the voting power of the equity interests of GNC or any successor company provided that Apollo and certain related parties do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors and further provided that the transfer of 100% of the voting stock of GNC to an entity that has an ownership structure identical to GNC prior to such transfer, such that GNC becomes a wholly owned subsidiary of such entity, shall not be treated as a change of control, (ii) the sale, lease, transfer, conveyance or other disposition of substantially all of the assets of GNC and its subsidiaries taken as a whole, (iii) after an initial public offering of capital stock of GNC, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors, together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of GNC was approved by a vote of a majority of the directors of GNC then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors then in office; or (iv) GNC dissolves or adopts a plan of complete liquidation.

     The employment agreements also provide for certain benefits upon termination of the executive's employment. Upon death or disability, the executive (or his or her estate) shall be entitled to the executive's current base salary (less any payments made under Company-sponsored disability benefit plans) for the remainder of his or her employment period, plus a pro rata share of his or her annual bonus based on actual employment. With respect to Messrs. Mancini, Heilman and Fortuanto the bonus payment will be made provided that bonus targets are met for the year of such termination. With respect to Mr. Steel and Ms. Trimbo, such bonus payments are subject to the discretion of the Compensation Committee. Upon termination of employment by GNC without cause or voluntarily by the executive for good reason, the executive is entitled to salary continuation for the remainder of his employment period, a pro rata share of bonus based on actual employment (provided that bonus targets are met for the year of such termination or subject to the discretion of the Compensation Committee, as the case may be) and continuation of certain welfare benefits and perquisites through the remainder of the employment term or during the continuation of base salary for the 2-year period following a change of control (further described as follows). If such termination occurs upon or within 6 months following a change of control, we will continue to pay the executive's base salary for a 2 year period following such date of termination. The executive may, in such circumstances, elect a lump sum payment based upon a present value discount rate equal to 6% per year. Payment of benefits following termination by the Company without cause or voluntarily by the executive for good reason will be contingent upon execution of a written release by the executive. "Good Reason" is defined in the employment agreements to mean (i) the failure of the Company to comply with a material obligation imposed by the employment agreement, (ii) assignment of duties or responsibilities to the executive which are materially inconsistent with his positions, duties, responsibilities, titles or offices in effect on the date of the Acquisition,
(iii) reduction in base salary, or (iv) requiring the executive to be based at any office or location more than 75 miles from the principal office of the Company. "Cause" is defined in the employment agreements to mean (i) a material failure by the executive to comply with any material obligation under the employment agreement (ii) conviction of, or pleading guilty or nolo contendere to, or being indicted for any felony (iii) theft, embezzlement, or fraud, (iv) engaging in an activity that gives rise to a material conflict of interest that is not cured within 10 days of written notice and a demand to cure, or (v) the misappropriation of any material business interest.

     The employment agreements provide that, upon termination for cause or voluntary resignation by the executive, the executive shall be entitled to all unpaid salary and benefits accrued to the date of such termination. Such termination is subject to 30 days' advance notice to the other party and, in the case of termination for cause, provides the executive with an opportunity to cure within a 30-day period following receipt of such notice.

     The employment agreements and stock option agreements provide that stock options which are not exercisable as of the date of termination of employment shall expire and options which are exercisable as of such date will remain exercisable for a 90-day period (180 days in the event of the executive's death). Stock of GNC held by the executive is subject to a call right by GNC for a period of 180 days (270 days in the case of death) from the date of termination. Such call right is for an amount equal to the product of (x) all shares held by such executive and (y) the fair market value of the stock, as determined by our Board of Directors. Messrs. Mancini, Heilman and Fortunato have the right under their employment agreements to request that the Board of Directors obtain a fairness opinion from a nationally recognized accounting firm or investment bank chosen by the Company, to review the Board's fair market value determination of the Common Stock. If such fairness opinion validates the fair market determination of the Board, the gross purchase price paid to the executive for such shares shall be reduced by 10% (excluding such other tax or withholding as may be required by applicable law).

     The employment agreements further provide that if any payment to the executive would be subject to or result in the imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, then the amount of such payments shall be reduced to the highest amount that may be paid by the Company without subjecting such payment to the excise tax. The executive shall have the right to designate those payments or benefits that shall be reduced or eliminated. Notwithstanding the foregoing, in the employment agreements for Messrs. Mancini, Heilman and Fortunato, the reduction shall not apply if the executive would, on a net after-tax basis, receive less compensation than if the payment were not so reduced. All determinations with regard to such excise tax and any reduction in connection with payments to the executive shall be made by any nationally recognized accounting firm that acts as the Company's outside auditors at the time of such determination.

     The employment agreements set forth certain terms of confidentiality concerning trade secrets and confidential or proprietary information which may not be disclosed by the executive except as required by court order or applicable law. The agreements further provide certain non-competition and non-solicitation provisions which restrict the executive and certain relatives from engaging in activities which compete against the interests of GNC during the term of his employment and for the longer of the first anniversary of the date of termination of employment or the period during which the executive receives termination payments.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Our parent company, General Nutrition Centers Holding Company, owns all of our issued and outstanding capital stock. GNC directly or indirectly owns all of the outstanding capital stock of each of the other registrants.

     The table below sets forth the security ownership of the directors and officers of GNC and certain individuals and entities that beneficially own more than 5% of the outstanding common stock of our parent company, General Nutrition Centers Holding Company at February 10, 2004:

                                                                 SHARES OF COMMON STOCK
                                                                   BENEFICIALLY OWNED
                                                              ----------------------------
NAME OF OFFICER OR DIRECTOR                                     NUMBER          PERCENTAGE
---------------------------                                   ----------        ----------
GNC Investors, LLC(1).......................................  28,743,333(3)(4)    95.24%
Mary Elizabeth Burton(1)....................................     158,333(4)(5)     *
Peter P. Copses(1)..........................................  28,768,333(3)(4)(6)   95.32%
Robert J. DiNicola(1).......................................      91,667(4)(7)     *
Joseph Fortunato(2).........................................      62,500(4)        *
George G. Golleher(1).......................................     105,000(4)(8)     *
Joshua J. Harris(1).........................................  28,768,333(3)(4)(9)   95.32%
David Heilman(2)............................................      62,500(4)        *
Andrew S. Jhawar(1).........................................  28,813,333(3)(4)(10)   95.47%
Louis Mancini(2)............................................     100,000(4)        *
Edgardo A. Mercadante(2)....................................      78,333(4)(11)    *
Joseph W. Harch(2)..........................................      25,000(12)       *
Reginald Steele(2)..........................................      18,750(4)        *
Susan Trimbo(2).............................................      11,250(4)        *
ALL OFFICERS AND DIRECTORS AS A GROUP(3)(13)................  29,574,166          97.99%

---------------

  *  Less than 1% of the outstanding shares.

 (1) c/o Apollo Management, L.P., Two Manhattanville Road, Purchase, New York 10577.

 (2) c/o General Nutrition Centers, Inc., 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222.

 (3) GNC Investors, LLC is the equity sponsor of General Nutrition Centers Holding Company. GNC Investors, LLC is controlled by its manager, Apollo Management V, L.P. Peter P. Copses, Joshua J. Harris and Andrew S. Jhawar, three of our directors, are partners of Apollo Management V, L.P. Mr. Copses, Mr. Harris and Mr. Jhawar disclaim beneficial ownership of the shares held by GNC Investors, LLC.

 (4) On December 5, 2003, in connection with the Acquisition, General Nutrition Centers Holding Company entered into a stockholders' agreement with each of its stockholders. Pursuant to the stockholders' agreement, each stockholder agreed to give Apollo Investment Fund V, L.P. a voting proxy to vote with respect to certain matters as set forth in the stockholders' agreement. As a result, Apollo Investment Fund V, L.P. may be deemed to be the beneficial owner of the shares of common stock held by the parties to the stockholders' agreement. Apollo Investment Fund V, L.P. expressly disclaims beneficial ownership of such shares of common stock held by each of the parties to the stockholders' agreement, except to the extent of its pecuniary interest in GNC Investors, LLC.

 (5) Ms. Burton was granted 75,000 options to purchase common stock on December 5, 2003. Pursuant to the terms of her amended and restated stock option agreement, all 75,000 of these options vested on February 5, 2004.

 (6) Mr. Copses was granted 25,000 options to purchase common stock on December 5, 2003. Pursuant to the terms of his amended and restated stock option agreement, all 25,000 of these options vested on February 5, 2004.

 (7) Mr. DiNicola was granted 50,000 options to purchase common stock on December 5, 2003. Pursuant to the terms of his amended and restated stock option agreement, all 50,000 of these options vested on February 5, 2004.

 (8) Mr. Golleher was granted 55,000 options to purchase common stock on December 5, 2003. Pursuant to the terms of his amended and restated stock option agreement, all 55,000 of these options vested on February 5, 2004.

 (9) Mr. Harris was granted 25,000 options to purchase common stock on December 5, 2003. Pursuant to the terms of his amended and restated stock option agreement, all 25,000 of these options vested on February 5, 2004.

(10) Mr. Jhawar was granted 25,000 options to purchase common stock on December 5, 2003. Pursuant to the terms of his amended and restated stock option agreement, all 25,000 of these options vested on February 5, 2004.

(11) Mr. Mercadante was granted 45,000 options to purchase common stock on December 5, 2003. Pursuant to the terms of his amended and restated stock option agreement, all 45,000 of these options vested on February 5, 2004.

(12) Mr. Harch was granted 25,000 options to purchase common stock on December 5, 2003. Pursuant to the terms of his stock option agreement, all 25,000 of these options vested on February 5, 2004.

(13) Includes 28,743,333 shares held by GNC Investors, LLC.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Management and Advisory Services

     Immediately prior to the consummation of the Acquisition, we entered into a management agreement with Apollo Management V, L.P., which controls GNC Investors, LLC, our equity sponsor. Three of our directors, Peter P. Copses, Joshua J. Harris and Andrew S. Jhawar, are partners of Apollo Management V, L.P. Under this management agreement, Apollo Management agreed to provide certain management services to us in exchange for a fee of $1.5 million per year, plus reimbursement of expenses. Apollo Management may provide additional services to us from time to time pursuant to the management agreement, including financial advisory and investment banking services in connection with certain transactions for which we will pay customary fees and expenses. Under the management agreement, we agreed to provide customary indemnification. In addition, on December 5, 2003, we incurred a transaction fee of $7.5 million (plus reimbursement of expenses) to Apollo Management for financial advisory services rendered in connection with the Acquisition, which was paid in January 2004.

Stockholders' Agreement

     Upon consummation of the Acquisition, our parent company, General Nutrition Centers Holding Company, entered into a stockholders' agreement with each of its stockholders, which includes certain of our directors and members of our management and our equity sponsor. The stockholders' agreement gives Apollo Investment V, L.P., an affiliate of Apollo Management, the right to appoint all of the members of our board of directors and, until the occurrence of certain events, the right to vote all shares of our parent's common stock and preferred stock subject to the stockholders' agreement on all matters. In addition, the stockholders' agreement contains customary drag rights, tag along rights and rights of first refusal with respect to transfers of our parent's common stock.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

     Subject to terms and conditions detailed in this prospectus, we will accept for exchange old notes that are properly tendered on or prior to the expiration date and not withdrawn as permitted below. When we refer to the term expiration
date, we mean 5:00 p.m., New York City time,           , 2004, the 21st business
day following the date of this prospectus. We may, however, in our sole discretion, extend the period of time that the exchange offer is open. In such event, the term expiration date means the latest time and date to which the exchange offer is extended.

     As of the date of this prospectus, $215,000,000 principal amount of old notes are outstanding. We are sending this prospectus, together with the letter of transmittal, to all holders of old notes that we are aware of on the date of this prospectus.

     We expressly reserve the right, at any time, to extend the period of time that the exchange offer is open, and delay acceptance for exchange of any old notes, by giving oral or written notice of an extension to the holders of the old notes as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

     Old notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

     We expressly reserve the right to amend or terminate the exchange offer, and not to exchange any old notes, upon the occurrence of any of the conditions of the exchange offer specified under "-- Conditions to the Exchange Offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. In the case of any extension, we will issue a notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

PROCEDURES FOR TENDERING OLD NOTES

     Your tender to us of old notes as set forth below and our acceptance of old notes will constitute a binding agreement between us and you upon the terms and subject to the conditions detailed in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender old notes for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal or, in the case of a book-entry transfer, an agent's message in place of the letter of transmittal, to U.S. Bank National Association, as exchange agent, at the address set forth below under "-- Exchange Agent" on or prior to the expiration date. In addition, either:

     - certificates for old notes must be received by the exchange agent along with the letter of transmittal, or

     - a timely confirmation of a book-entry transfer, which we refer to in this prospectus as a book-entry confirmation, of old notes, if this procedure is available, into the exchange agent's account at DTC pursuant to the procedure for book-entry transfer described beginning on page 84 must be received by the exchange agent prior to the expiration date, with the letter of transmittal or an agent's message in place of the letter of transmittal, or the holder must comply with the guaranteed delivery procedures described below.

     The term "agent's message" means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

     The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or old notes should be sent to us.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

     - by a holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

     - for the account of an Eligible Institution (as defined below).

     In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (we refer to each such entity as an Eligible Institution in this prospectus). If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an Eligible Institution.

     We or the exchange agent in our sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility, including time of receipt, and acceptance of old notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in our judgment or our counsel's, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Our or the exchange agent's interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the expiration date, including the letter of transmittal and the instructions thereto, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of old notes for exchange, and no one will be liable for failing to provide such notification.

     If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, such old notes must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the old notes.

     If the letter of transmittal or any old notes or powers of attorneys are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

     By tendering old notes, you represent to us that, among other things:

     - the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such new notes, whether or not such person is the holder; and

     - neither the holder nor such other person has any arrangement or understanding with any person, to participate in the distribution of the new notes.

     In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in or does not intend to engage in a distribution of the new notes.

     If you are our "affiliate," as defined under Rule 405 under the Securities Act, and engage in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of such new notes to be acquired pursuant to the exchange offer, you or any such other person:

     - could not rely on the applicable interpretations of the staff of the SEC; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution." The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See "-- Conditions to the Exchange Offer." For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

     The holder of each old note accepted for exchange will receive a new note in the amount equal to the surrendered old note. Accordingly, holders of new notes on the record date for the first interest payment date following the consummation of the exchange offer will received interest accruing from the most recent date that interest has been paid on the old notes. Holders of new notes will not receive any payment in respect of accrued interest on old notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

     In all cases, issuance of new notes for old notes that are accepted for exchange will only be made after timely receipt by the exchange agent of:

     - certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at DTC,

     - a properly completed and duly executed letter of transmittal or an agent's message in lieu thereof, and

     - all other required documents.

     If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry procedures described below, the non-exchanged old notes will be credited to an account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFERS

     For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the old notes at DTC within two business days after the date of this prospectus, unless the exchange agent already has established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of old notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent's message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under "-- Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If you desire to tender your old notes and your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the expiration date, a tender may be effected if:

     - prior to the expiration date, the exchange agent received from such Eligible Institution a notice of guaranteed delivery, substantially in the form we provide, by telegram, telex, facsimile transmission, mail or hand delivery, setting forth your name and address, the amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent's message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by such Eligible Institution with the exchange agent, and

     - the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent's message in lieu thereof, with any required signature guarantees and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

     You may withdraw your tender of old notes at any time prior to the expiration date. To be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth under "-- Exchange Agent." This notice must specify:

     - the name of the person having tendered the old notes to be withdrawn,

     - the old notes to be withdrawn, including the principal amount of such old notes, and

     - where certificates for old notes have been transmitted, the name in which such old notes are registered, if different from that of the withdrawing holder.

     If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, unless such holder is an Eligible Institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

     We or the exchange agent will make a final and binding determination on all questions as to the validity, form and eligibility, including time of receipt, of such notices. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to the holder, or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described above, the old notes will be credited to an account maintained with DTC for the old notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be re-tendered by following one of the procedures described under "-- Procedures for Tendering Old Notes" above at any time on or prior to the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if any of the following events occur prior to acceptance of such old notes:

     - the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC;

     - an action or proceeding shall have been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offer;

     - we shall not have received all governmental approvals that we deem necessary to consummate the exchange offer; or

     - there has been proposed, adopted, or enacted any law, statute, rule or regulation that, in our reasonable judgment, would materially impair our ability to consummate the exchange offer.

     The conditions stated above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

     In addition, we will not accept for exchange any old notes tendered, and we will not issue new notes in exchange for any such old notes, if at such time any stop order by the SEC is threatened or in effect with respect to the Registration Statement, of which this prospectus constitutes a part, or the qualification of the indenture under the Trust Indenture Act.

EXCHANGE AGENT

     U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

                 U.S. Bank National Association, Exchange Agent
                    By Hand, Overnight Delivery or by Mail:
                              60 Livingston Avenue
                         St. Paul, Minnesota 55107-2292
                         Attention: Specialized Finance
                           By Facsimile Transmission
                       (for Eligible Institutions only):
                                 (651) 495-8097
                             Confirm by Telephone:
                                 (800) 934-6802

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

FEES AND EXPENSES

     The principal solicitation is being made by mail by U.S. Bank National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the new notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

     Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates' officers and regular employees and by persons so engaged by the exchange agent.

ACCOUNTING TREATMENT

     We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

TRANSFER TAXES

     You will not be obligated to pay any transfer taxes in connection with the tender of old notes in the exchange offer unless you instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any potentially applicable transfer tax.

CONSEQUENCES OF EXCHANGING OR FAILING TO EXCHANGE OLD NOTES

     If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the provisions of the indenture relating to the notes regarding transfer and exchange of the old notes and the restrictions on transfer of the old notes described in the legend on your certificates. These transfer restrictions are required because the old notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act.

     Under existing interpretations of the Securities Act by the SEC's staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the new notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of new notes, as set forth below. However, any purchaser of new notes who is one of our "affiliates" as defined in Rule 405 under the Securities Act or who intends to participate in the exchange offer for the purpose of distributing the new notes:

     - will not be able to rely on the interpretation of the SEC's staff;

     - will not be able to tender its old notes in the exchange offer; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the new notes unless such sale or transfer is made pursuant to an exemption from such requirements. See "Plan of Distribution."

     We do not intend to seek our own interpretation regarding the exchange offer, and there can be no assurance that the SEC's staff would make a similar determination with respect to the new notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

     Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                     DESCRIPTION OF SENIOR CREDIT FACILITY

     As part of the Acquisition, we entered into a senior credit facility to be provided by a syndicate of lenders arranged by Lehman Brothers Inc. and J.P. Morgan Securities Inc. The senior credit facility consists of a $285.0 million term loan facility and a $75.0 million revolving credit facility.

     Interest Rate; Fees. All borrowings under the senior credit facility bear interest, at our option, at a rate per annum equal to (i) the higher of (x) the prime rate (as quoted on the British Banking Association Telerate Page 5) and
(y) the federal funds effective rate, plus one half percent (0.50%) per annum plus, in each case applicable margins of 2.00% per annum for the term loan facility and 2.00% per annum for the revolving credit facility or (ii) the Eurodollar rate plus applicable margins of 3.00% per annum for the term loan facility and 3.00% per annum for the revolving credit facility, which rates, in the case of revolving loans, may be decreased if our leverage ratio is decreased. In addition to paying interest on outstanding principal under the senior credit facility, we are required to pay a commitment fee to the lenders in respect of unutilized loan commitments at a rate of 0.50% per annum.

     Guarantees; Security. Our obligations under the senior credit facility are guaranteed by our parent and by each of our domestic subsidiaries. In addition, the senior credit facility is secured by first priority perfected security interests in substantially all of our existing and future assets and the existing and future assets of our subsidiary guarantors, except that only up to 65% of the capital stock of our first-tier foreign subsidiaries has been pledged in favor of the senior credit facility.

     Maturity. The term loan facility matures on December 5, 2009. The revolving credit facility matures on December 5, 2008.

     Prepayment; Reduction. The senior credit facility permits all or any portion of the loans outstanding thereunder to be prepaid at any time and commitments thereunder to be terminated in whole or in part at our option without premium or penalty. We are required to repay amounts borrowed under the term loan facility in nominal quarterly installments for the first five years and thereafter in substantial quarterly installments until the maturity date of the term loan facility.

     Subject to certain exceptions, the senior credit facility requires that 100% of the net proceeds from certain asset sales, casualty insurance, condemnations and debt issuances, 50% of the net proceeds from certain equity offerings and 75% of excess cash flow for each fiscal year (reducing to 50% when our consolidated total debt to consolidated EBITDA is less than or equal to 3.00 to 1.00 and greater than 2.50 to 1.00 and 25% when our consolidated total debt to consolidated EBITDA is less than or equal to 2.50 to 1.00) must be used to pay down outstanding borrowings.

     Covenants. The senior credit facility contains customary covenants, including financial tests (including maximum total leverage, minimum fixed charge coverage ratio and maximum capital expenditures) and certain other limitations on our and certain of our subsidiaries' ability to incur additional debt, guarantee other obligations, grant liens on assets, make investments or acquisitions, dispose of assets, make optional payments or modifications of other debt instruments, pay dividends or other payments on capital stock, engage in mergers or consolidations, enter into sale and leaseback transactions, enter into arrangements that restrict our ability to pay dividends or grant liens, engage in transactions with affiliates and change the passive holding company status of our parent.

     Events of Default. The senior credit facility contains events of default, including (subject to customary cure periods and materiality thresholds) defaults based on (i) the failure to make payments under the senior credit facility when due, (ii) breach of covenants, (iii) inaccuracies of representations and warranties, (iv) cross-defaults to other material indebtedness, (v) bankruptcy events, (vi) material judgments, (vii) certain matters arising under the Employee Retirement Income Security Act of 1974, as amended, (viii) the actual or asserted invalidity of documents relating to any guarantee or security document, (ix) the actual or asserted invalidity of any subordination terms supporting the senior credit facility and (x) the occurrence of a change in control. If any such event of default occurs, the lenders under the senior credit facility are entitled to accelerate the facilities and take various other actions, including all actions permitted to be taken by a secured creditor.

                          DESCRIPTION OF THE NEW NOTES

     You can find the definitions of certain terms used in this description under the subheading "-- Certain Definitions." In this description, "we," "our," "us" and "GNC" refer only to General Nutrition Centers, Inc. and not to any of its subsidiaries.

     GNC will issue the new notes under an indenture, dated as of December 5, 2003, among itself, as issuer, the Guarantors and U.S. Bank National Association, as trustee. This is the same indenture under which the old notes were issued. The terms of the new notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

     The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. Although we believe that we have disclosed in this prospectus all the material provisions of the indenture, we urge you to read the indenture because it, and not this description, define your rights as holders of the new notes. Copies of the indenture are available as set forth in this section under the caption "-- Additional Information." Certain defined terms used in this description but not defined below under "-- Certain Definitions" have the meanings assigned to them in the indenture.

     The registered holder of a new note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

NEW NOTES VERSUS THE OLD NOTES

     The new notes are substantially identical to the old notes except that the transfer restrictions and registration rights provisions do not apply to the new notes.

  THE NEW NOTES

     The new notes:

     - will be general unsecured obligations of GNC;

     - will be subordinated in right of payment to all existing and future Senior Indebtedness of GNC;

     - will be structurally subordinated to all obligations of our non-guarantor Subsidiaries;

     - will be pari passu in right of payment with any existing and future Senior Subordinated Indebtedness of GNC;

     - will be senior in right of payment to any future existing and Subordinated Obligations of GNC; and

     - will be unconditionally guaranteed by the Guarantors.

  THE NOTE GUARANTEES

     The new notes will be guaranteed by all of GNC's current and future Domestic Subsidiaries, other than Immaterial Subsidiaries.

     Each guarantee of the new notes:

     - will be a general unsecured obligation of that Guarantor;

     - will be subordinated in right of payment to all existing and future Guarantor Senior Indebtedness of that Guarantor;

     - will be pari passu in right of payment with any existing and future Guarantor Senior Subordinated Indebtedness of that Guarantor; and

     - will be senior in right of payment to any existing and future Subordinated Obligations of that Guarantor.

     As of December 31, 2003, GNC and the Guarantors had total Senior Indebtedness of approximately $299.2 million (excluding $5.4 million of letters of credit, $4.4 million of which were cash collateralized), and GNC had the ability to borrow up to an additional $74.0 million under the Senior Credit Facility, after giving effect to the use of $1.0 million of the revolving credit facility to secure letters of credit, which would be Senior Indebtedness. As indicated above and as discussed in detail below under the subheading
"-- Ranking," payments on the new notes and under the Note Guarantees will be subordinated to the payment of Senior Indebtedness and Guarantor Senior Indebtedness. The indenture will permit us and the Guarantors to incur additional Senior Indebtedness and Guarantor Senior Indebtedness.

     None of our Foreign Subsidiaries or Immaterial Subsidiaries will Guarantee the new notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. Our non-guarantor Subsidiaries accounted for less than 4.6% of our net revenues for the year ended December 31, 2003, and less than 5.2% of our total assets as of December 31, 2003.

     As of the date of the indenture, all of our Subsidiaries were "Restricted Subsidiaries." However, under the circumstances described under "-- Certain Covenants -- Designation of Unrestricted Subsidiaries," we will be permitted to designate certain of our Subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the new notes.

PRINCIPAL, MATURITY AND INTEREST

     GNC will issue $215 million in aggregate principal amount of new notes in this offering. The indenture provides that GNC may issue additional notes from time to time after this offering in an unlimited principal amount without the consent of the holders of the notes. Any offering of additional notes is subject to compliance with the provisions of the indenture described below under "-- Certain Covenants -- Limitation on Indebtedness." The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. GNC will issue notes in denominations of $1,000 and integral multiples of $1,000. The new notes will mature on December 1, 2010.

     Interest on each new note will accrue from the last interest payment date on which interest was paid on the old note surrendered in exchange for the new note or, if no interest has been paid on such old note, from the date of the old note's original issue, December 5, 2003, at a rate of 8 1/2% per annum. Interest on the new notes will be payable semi-annually in arrears on June 1 and December 1, beginning on December 1, 2004. GNC will make each interest payment to the holders of record of new notes on the immediately preceding May 15 and November
15. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NEW NOTES

     If a holder has given wire transfer instructions to GNC, GNC will pay all principal, interest and premium and Liquidated Damages, if any, on that holder's new notes in accordance with those instructions. See "Book Entry, Delivery and Form -- Same Day Settlement and Payment." All other payments on new notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless GNC elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

PAYING AGENT AND REGISTRAR FOR THE NEW NOTES

     The Trustee will initially act as paying agent and registrar. GNC may change the paying agent or registrar without prior notice to the holders of the new notes, and GNC or any of its Subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange new notes in accordance with the indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of new notes. Holders will be required to pay all taxes due on transfer. GNC is not required to transfer or exchange any new note selected for redemption. Also, GNC is not required to transfer or exchange any new note for a period of 15 days before a selection of new notes to be redeemed.

     The registered holder of a new note will be treated as the owner of it for all purposes.

OPTIONAL REDEMPTION

     At any time prior to December 1, 2006, GNC may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 108.500% of the principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date with the Net Cash Proceeds of one or more Equity Offerings; provided that:

          (1) at least 65% of the aggregate principal amount of notes originally issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by GNC and its Subsidiaries); and

          (2) the redemption occurs within 60 days after the date of the closing of such Equity Offering.

     Except pursuant to the preceding paragraph, the notes will not be redeemable at GNC's option prior to December 1, 2007.

     Upon not less than 30 nor more than 90 days' notice, the notes are redeemable, at GNC's option, in whole or in part, at any time and from time to time on and after December 1, 2007 and prior to maturity at the following redemption prices, expressed as a percentage of principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period commencing on December 1 of the years set forth below:

                                                               REDEMPTION
PERIOD                                                           PRICE
------                                                         ----------
2007........................................................    104.250%
2008........................................................    102.125%
2009 and thereafter.........................................    100.000%

SELECTION AND NOTICE OF REDEMPTION

     In the event that less than all of the notes are redeemed pursuant to an optional redemption, selection of the notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate. No notes of $1,000 or less may be redeemed in part. Notices of redemption must be mailed by first-class mail at least 30, but not more than 90, days before the redemption date to each holder of notes to be redeemed at the holder's registered address.

     If any note is to be redeemed in part only, the notice of redemption that relates to such note must state the portion of the principal amount to be redeemed. A note in a principal amount equal to the unredeemed portion will be issued in the name of the holder upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as GNC has deposited with the paying agent for the notes funds in satisfaction of the applicable redemption price pursuant to the indenture.

MANDATORY REDEMPTION

     GNC is not required to make mandatory redemption or sinking fund payments with respect to the notes.

RANKING

     The indebtedness evidenced by the notes:

          (1) is unsecured Senior Subordinated Indebtedness of GNC;

          (2) is subordinated in right of payment, as set forth in the indenture, to the payment in full in cash when due of all existing and future Senior Indebtedness of GNC, including GNC's obligations under the Senior Credit Facility;

          (3) ranks pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of GNC; and

          (4) is senior in right of payment to all existing and future Subordinated Obligations of GNC.

     In the event that our secured creditors exercise their rights with respect to our pledged assets, the proceeds of the liquidation of those assets will first be applied to repay obligations secured by such assets before any unsecured Indebtedness, including the notes, is repaid.

     Although the indenture contains limitations on the amount of additional Indebtedness which GNC may incur, under certain circumstances the amount of such indebtedness could be substantial, and such Indebtedness may be Senior Indebtedness. See "-- Certain Covenants -- Limitation on Indebtedness" below.

     GNC may not pay principal of, premium, Liquidated Damages, if any, or interest on the notes or make any deposit pursuant to the provisions described under "-- Defeasance" below (except in Permitted Junior Securities or from the trust described under "-- Defeasance") and may not otherwise purchase, redeem or otherwise retire any notes (collectively, "pay the notes") if:

          (1) any Senior Indebtedness is not paid when due in cash; or

          (2) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless (A) the default has been cured or waived and any such acceleration has been rescinded in writing or (B) such Senior Indebtedness has been paid in full in cash.

     If any other default occurs under any Designated Senior Indebtedness that permits the holders thereof to declare such Indebtedness due and payable, GNC will not be permitted to pay the notes for a period (the "Payment Blockage Period") beginning upon the receipt by the Trustee of written notice (a "Blockage Notice") of such default from the Designated Senior Indebtedness Representative specifying an election to effect a Payment Blockage Period. This Payment Blockage Period will end on the earliest of:

          (1) written notice to the Trustee to terminate the period by the person who gave the Blockage Notice;

          (2) the discharge or repayment in full in cash of such Designated Senior Indebtedness;

          (3) the date on which the default giving rise to the Blockage Notice is no longer continuing; and

          (4) the date on which 179 days have passed following the delivery of the Blockage Notice.

     Unless the maturity of the Designated Senior Indebtedness has been accelerated, GNC will be permitted to resume payments on the notes after the end of the Payment Blockage Period. Only one Blockage Notice may be given in a 360-day period, regardless of the number of defaults on the Designated Senior Indebtedness during that period. However, if a Blockage Notice is given by a holder of Designated Senior Indebtedness other than Bank Indebtedness during the 360-day period, a representative of Bank Indebtedness may give another Blockage Notice during the 360-day period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods in the aggregate are in effect exceed 179 days during any 360 consecutive day period.

     The holders of Senior Indebtedness are entitled to receive payment in full in cash of all obligations due in respect of Senior Indebtedness (including interest and fees after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Indebtedness) before the noteholders are entitled to receive any payment upon:

          (1) any payment or distribution of the assets of GNC upon a total or partial liquidation, dissolution, reorganization or similar proceeding relating to GNC; or

          (2) a bankruptcy, insolvency, receivership or similar proceeding relating to GNC.

     Until the Senior Indebtedness is paid in full in cash, any payment or distribution to which the noteholders would be entitled, but for the subordination provisions of the indenture, will be made to the holders of the Senior Indebtedness. If a distribution is made to the noteholders that should not have been made to them as a result of these subordination provisions, the noteholders are required to hold such a distribution in trust for the holders of the Senior Indebtedness and promptly pay it over to them.

     If payment of the notes is accelerated because of an Event of Default, GNC is required to promptly notify the holders of the Designated Senior Indebtedness. GNC is not permitted to pay the notes until five Business Days after such holders or the Representative of the Designated Senior Indebtedness receive notice of such acceleration. At that time, GNC may pay the notes only if the subordination provisions of the indenture otherwise permit payment at that time.

     As a result of the subordination provisions in the indenture, creditors of GNC who are holders of Senior Indebtedness may recover more, ratably, than the noteholders in the event of insolvency.

NOTE GUARANTEES

     Each Guarantor will unconditionally guarantee, jointly and severally, on an unsecured, senior subordinated basis, the full and prompt payment of principal of, premium and Liquidated Damages, if any, and interest on the new notes, and of all other obligations under the indenture.

     Ranking. The indebtedness evidenced by each Note Guarantee, including the payment of principal of, premium and Liquidated Damages, if any, and interest on the new notes and other obligations with respect to the new notes, will be subordinated to all Guarantor Senior Indebtedness of such Guarantor on the same basis as the new notes are subordinated to Senior Indebtedness of GNC. Each Note Guarantee will in all respects rank pari passu with all other Guarantor Senior Subordinated Indebtedness of such Guarantor.

     Although the indenture contains limitations on the amount of additional Indebtedness that GNC's Restricted Subsidiaries may incur, under certain circumstances, the amount of such Indebtedness could be substantial, and such Indebtedness may be Guarantor Senior Indebtedness. See "-- Certain Covenants -- Limitation on Indebtedness" and "-- Ranking."

     Limitation on Note Guarantee. The obligation of each Guarantor under its Note Guarantee is limited to the maximum amount as will not constitute a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to:

          (1) all other contingent and fixed liabilities of the Guarantor, including any Guarantees under the Senior Credit Facility; and

          (2) any collections from or payments made by or on behalf of any other Guarantor with respect to the other Guarantor's obligations under its Note Guarantee pursuant to its contribution obligations under the indenture.

     Consolidation and Merger. Each Guarantor is permitted to consolidate or merge into or sell its assets to GNC or another Wholly Owned Subsidiary of GNC that is a Guarantor without limitation. Each Guarantor is permitted to consolidate with or merge into or sell all or substantially all of its assets to a corporation, partnership, trust, limited partnership, limited liability company or other similar entity other than GNC or another Wholly Owned Subsidiary of GNC that is a Guarantor if:

          (1) the provisions under the indenture, including the covenant described under "-- Certain Covenants -- Limitations on Sales of Assets," are complied with; and

          (2) such Guarantor is released from all of its obligations under the indenture and its Note Guarantee; provided that termination of the Note Guarantee will only occur to the extent that the Guarantor's obligations under the Senior Credit Facility and all of its Guarantees of any other Indebtedness of GNC also terminate.

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control (as defined below), each holder will have the right to require GNC to repurchase all or any part of such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase. GNC will not be obligated to purchase the notes, however, if it has exercised its right to redeem all of the notes as described under "-- Optional Redemption."

     Unless GNC has exercised its right to redeem all the notes as described under "-- Optional Redemption," GNC is required, within 30 days following any Change of Control, or at GNC's option, prior to such Change of Control but after the public announcement thereof, to mail a notice to each holder with a copy to the Trustee stating:

          (1) that a Change of Control has occurred or will occur and that such holder has, or upon such occurrence will have, the right to require GNC to purchase such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase, and Liquidated Damages, if any, subject to the right of noteholders of record on a record date to receive interest on the relevant interest payment date;

          (2) the circumstances and relevant facts and financial information regarding such Change of Control;

          (3) the date of purchase, which will be no earlier than 30 days nor later than 90 days from the date such notice is mailed;

          (4) the instructions determined by GNC, consistent with this covenant, that a holder must follow in order to have its notes purchased; and

          (5) that, if such offer is made prior to such Change of Control, payment is conditioned on the occurrence of such Change of Control.

     GNC will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, GNC will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant as a result of such compliance.

     The Change of Control purchase feature is a result of negotiations between GNC and the initial purchasers of the notes. GNC has no present plans to engage in a transaction involving a Change of Control, although it is possible that GNC would decide to do so in the future. Subject to the limitations discussed below, GNC could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect GNC's capital structure or credit ratings.

     Prior to repurchasing any notes pursuant to this "Change of Control" covenant, but in any event within 90 days following a Change of Control, GNC will either repay all outstanding Senior Indebtedness and Guarantor Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing such outstanding Senior Indebtedness and Guarantor Senior Indebtedness to permit the repurchase of notes required by this covenant. The occurrence of a Change of Control would constitute a default under the Senior Credit Agreement. Future Senior Indebtedness and Guarantor Senior Indebtedness may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness and Guarantor Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require GNC to repurchase the notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on GNC. Finally, GNC's ability to pay cash to the holders upon a repurchase may be limited by GNC's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See "Risk Factors -- Funding Change of Control Offer -- We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture."

     The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving GNC by increasing the capital required to effectuate such transactions. The definition of "Change of Control" includes a disposition of all or substantially all of the property and assets of GNC and its Subsidiaries. With respect to the disposition of property or assets, the phrase "all or substantially all" as used in the indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person, and therefore it may be unclear as to whether a Change of Control has occurred and whether GNC is required to make an offer to repurchase the notes as described above.

CERTAIN COVENANTS

     The indenture contains covenants, including, among others, the following:

  LIMITATION ON INDEBTEDNESS

     GNC shall not, and shall not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that GNC and any Restricted Subsidiary of GNC that is a Guarantor may incur Indebtedness if, on the date of the Incurrence of such Indebtedness, the Consolidated Coverage Ratio would be greater than 2.0 to 1.0.

     The first paragraph of this covenant will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (1) the Incurrence by GNC and any Guarantor of additional Indebtedness and letters of credit under one or more Senior Credit Facilities in an aggregate principal amount at any one time outstanding under this clause
     (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of GNC and its Subsidiaries thereunder) not to exceed the greater of (a) $400 million less the aggregate amount of all Net Cash Proceeds of Asset Dispositions applied by GNC or any of its Restricted Subsidiaries since the date of the indenture to permanently repay any term Indebtedness under a Senior Credit Facility or to permanently repay any revolving credit Indebtedness under a Senior Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described below under the caption "-- Certain Covenants -- Limitation on Sales of Assets" and (b) the amount of the Borrowing Base as of the date of such Incurrence, in each case less the aggregate amount of all commitment reductions with respect to any revolving credit borrowings under a Senior Credit Facility that have been made by GNC or any of its Restricted Subsidiaries resulting from or relating to the formation of any Receivables Subsidiary or the consummation of any Qualified Receivables Transaction;

          (2) the Guarantee by GNC or any Guarantor of Indebtedness of GNC or a Restricted Subsidiary that was permitted to be Incurred by another provision of this covenant;

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          (3) the Incurrence by GNC or any of its Restricted Subsidiaries of
     intercompany Indebtedness between or among GNC and any of its Restricted Subsidiaries; provided, however, that:

             (a) if GNC or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes, in the case of GNC, or the applicable Note Guarantee, in the case of a Guarantor; and

             (b) (i) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than GNC or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either GNC or a Restricted Subsidiary, will be deemed, in each case, to constitute an Incurrence of such Indebtedness by GNC or such Restricted Subsidiary, as the case may be, that was not permitted by this clause;

          (4) the Incurrence by GNC and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees;

          (5) the Incurrence by GNC and any Restricted Subsidiary of Indebtedness existing on the date of the indenture (other than the Mellon Letters of Credit);

          (6) the Incurrence by GNC or any of its Restricted Subsidiaries of Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be Incurred under the first paragraph of this covenant or clauses (2), (4), (5), (6), (7) or (14) of this paragraph;

          (7) the Incurrence by GNC or any Restricted Subsidiary of Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of design, construction or improvement of property, plant or equipment used in the business of GNC or a Restricted Subsidiary, in an aggregate principal amount, including all Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (7), not to exceed 2.5% of Consolidated Tangible Assets at any time outstanding measured at the time of Incurrence;

          (8) the Incurrence by GNC or any Restricted Subsidiary of Hedging Obligations that are Incurred in the ordinary course of business and not for speculative purposes;

          (9) the Incurrence by GNC or any Restricted Subsidiary of Indebtedness evidenced by letters of credit issued in the ordinary course of business of GNC to secure workers' compensation and other insurance coverage;

          (10) the Incurrence by the Foreign Subsidiaries of Indebtedness if, at the time of Incurrence of such Indebtedness, and after giving effect thereto, the aggregate principal amount of all Indebtedness of the Foreign Subsidiaries Incurred pursuant to this clause (10) and then outstanding does not exceed the greater of (x) $30 million and (y) an amount equal to 50% of the consolidated book value of the inventories of the Foreign Subsidiaries measured at the time of Incurrence;

          (11) the Incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse to GNC or to any other Restricted Subsidiary of GNC or their assets (other than such Receivables Subsidiary and its assets and, as to GNC or any Restricted Subsidiary of GNC, other than pursuant to representations, warranties, covenants and indemnities customary for such transactions) and is not Guaranteed by any such Person;

          (12) the Incurrence by GNC or any of its Restricted Subsidiaries of Indebtedness in respect of workers' compensation claims, self-insurance obligations, letters of credit (not supporting Indebtedness for borrowed money), bankers' acceptances, performance and surety bonds in the ordinary course of business;

          (13) Indebtedness arising from agreements of GNC or a Restricted Subsidiary providing for indemnification, contribution, adjustment of purchase price, earn out or similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of GNC or any
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     Restricted Subsidiary or Capital Stock of a Restricted Subsidiary; provided that the maximum aggregate liability in respect of all such Indebtedness Incurred pursuant to this clause (13) shall at no time exceed the gross proceeds actually received by GNC and its Restricted Subsidiaries in connection with such dispositions; and

          (14) the Incurrence by GNC or any Restricted Subsidiary of Indebtedness, which may include Bank Indebtedness, in an aggregate principal amount not to exceed $35 million outstanding at any one time.

     For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be Incurred pursuant to the first paragraph of this covenant, GNC will be permitted to classify such item of Indebtedness on the date of its Incurrence, or later reclassify, all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness outstanding under Senior Credit Facilities and under the Mellon Letters of Credit on the date on which notes are first issued and authenticated under the indenture are initially deemed to have been Incurred in reliance on the exception provided by clause (1) of the definition of Permitted Debt. In addition, for purposes of determining compliance with this "Limitation on Indebtedness" covenant, the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant; provided that the amount thereof shall be included in Consolidated Interest Expense of GNC as accrued.

     GNC will not permit any Unrestricted Subsidiary to Incur any Indebtedness other than Non-Recourse Debt. However, if any such Indebtedness ceases to be Non-Recourse Debt, then such event shall constitute an Incurrence of Indebtedness by GNC or a Restricted Subsidiary.

  LIMITATION ON LAYERING

     GNC will not Incur any Indebtedness that is contractually subordinate in right of payment to any Senior Indebtedness, unless such Indebtedness is Senior Subordinated Indebtedness or is subordinated in right of payment to Senior Subordinated Indebtedness by contract.

     In addition, no Guarantor will Incur any Indebtedness that is contractually subordinate in right of payment to any Guarantor Senior Indebtedness, unless such Indebtedness is Guarantor Senior Subordinated Indebtedness of such Guarantor, or is subordinated in right of payment to Guarantor Senior Subordinated Indebtedness by contract.

     Unsecured Indebtedness is not considered subordinate to Secured Indebtedness merely because it is unsecured, and Indebtedness that is not Guaranteed by a particular person is not deemed to be subordinate to Indebtedness that is so guaranteed, merely because it is not Guaranteed. No Indebtedness will be considered to be senior by virtue of being secured on a first or junior priority basis.

  LIMITATION ON RESTRICTED PAYMENTS

     (A) GNC shall not, and shall not permit any Restricted Subsidiary to, take any of the following actions:

          (1) declare or pay any dividend or make any other payment or distribution on account of GNC's or any of its Restricted Subsidiaries' Capital Stock (including, without limitation, any payment in connection with any merger or consolidation involving GNC or any of its Restricted Subsidiaries) or to the direct or indirect holders of GNC's or any of its Restricted Subsidiaries' Capital Stock in their capacity as such (other than dividends or distributions payable in Capital Stock (other than Disqualified Stock) of GNC or to GNC or a Restricted Subsidiary of GNC and other than payments of dividends on, and mandatory repurchases at Stated Maturity of, Disqualified Stock that was issued after the date of the indenture in compliance with the covenant described under "-- Limitation on Indebtedness");

          (2) purchase, redeem, retire or otherwise acquire for value (including, without limitation, in connection with any merger or consolidation involving GNC) any Capital Stock of GNC, of any direct or

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     indirect parent of GNC or of any Restricted Subsidiary held by Persons other than GNC or another Restricted Subsidiary;

          (3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value any Subordinated Obligation before scheduled maturity, scheduled repayment or scheduled sinking fund payment; provided that this restriction does not apply to a purchase, repurchase, redemption or other acquisition made in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption or acquisition; or

          (4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

if at the time GNC or its Restricted Subsidiary makes a Restricted Payment:

          (1) a Default occurs and continues to occur or would result therefrom;

          (2) GNC could not Incur at least $1.00 of additional Indebtedness under the first paragraph of the covenant described under "-- Limitation on Indebtedness;" or

          (3) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made after the date of the indenture (excluding Restricted Payments permitted by clauses (1), (2), (3), (5), and
     (6) of paragraph (B) below) would exceed, without duplication, the sum of:

             (a) 50% of the Consolidated Net Income of GNC accrued during the period, treated as one accounting period, from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of the most recent fiscal quarter ending before the date of such Restricted Payment for which consolidated financial statements of GNC are available, or, if such Consolidated Net Income is a deficit, then minus 100% of such deficit;

             (b) 100% of the aggregate Net Cash Proceeds received by GNC since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Capital Stock of GNC (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of GNC that have been converted into or exchanged for such Capital Stock (other than Capital Stock (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of GNC), less the amount of any such Net Cash Proceeds that are utilized for an Investment pursuant to clause (13) of the definition of "Permitted Investments;"

             (c) in the case of the disposition or repayment of any Investment constituting a Restricted Investment, without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments, an amount equal to the lesser of the return of capital or similar repayment with respect to such Investment, or the initial amount of such Investment, in either case, less the cost of the disposition of such Investment;

             (d) to the extent that any Unrestricted Subsidiary of GNC designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the fair market value of GNC's Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the indenture; and

             (e) 50% of any dividends received by GNC or a Guarantor after the date of the indenture from an Unrestricted Subsidiary of GNC, to the extent that such dividends were not otherwise included in the Consolidated Net Income of GNC for such period.

     (B) The provisions of paragraph (A) above will not prohibit the following actions:

          (1) any purchase, redemption, repurchase, defeasance, retirement or other acquisition of Capital Stock of GNC or Subordinated Obligations made by exchange, including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares, for, or out of the proceeds of the substantially concurrent sale of, Capital

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     Stock of GNC, other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or other trust established by GNC or any of its Subsidiaries; provided that the Net Cash Proceeds or reduction of Indebtedness from such sale or exchange will be excluded in subsequent calculations of the amount of Restricted Payments;

          (2) any purchase, redemption, repurchase, defeasance, retirement or other acquisition of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of GNC that is permitted to be Incurred by the covenant described under "-- Limitation on Indebtedness;"

          (3) any purchase, redemption, repurchase, defeasance, retirement or other acquisition of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under "-- Limitation on Sales of Assets;"

          (4) payment of dividends within 60 days after the date of declaration of such dividends, if at the date of declaration such dividend would have complied with paragraph (A) above;

          (5) any purchase or redemption of any shares of Capital Stock of GNC from employees or former employees of GNC and its Restricted Subsidiaries pursuant to the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management or in connection with the termination of employment in an aggregate amount after the date of the indenture not in excess of $5 million in any fiscal year, plus any unused amounts under this clause from prior fiscal years;

          (6) the payment of any dividend by a Restricted Subsidiary to the holders of all of its common equity interests on a pro rata basis;

          (7) any payments to the Permitted Holder made in connection with, and substantially concurrent with the closing of, the Acquisition by GNC and its Restricted Subsidiaries;

          (8) any Permitted Payments to Parent;

          (9) Restricted Payments not to exceed $50 million in the aggregate since the date of the indenture; provided that no more than $25 million of such Restricted Payments are made in any calendar year; provided further that, after giving pro forma effect to any such Restricted Payment, GNC would have had a Leverage Ratio of less than 2.5 to 1.00; and

          (10) Restricted Payments not to exceed $35 million in the aggregate since the date of the indenture.

     The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by GNC or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the Trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $20 million.

  DESIGNATION OF UNRESTRICTED SUBSIDIARIES

     The Board of Directors of GNC may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default; provided that in no event will a Subsidiary of GNC that owns or holds the right to use, license or sublicense the "GNC" brand be designated as an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by GNC and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described under "-- Limitation on Restricted Payments" or under one or more clauses of the definition of Permitted Investments, as determined by GNC. That designation will only be permitted if the Investment would be permitted at that

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time and if the Restricted Subsidiary otherwise meets the definition of an
Unrestricted Subsidiary. The Board of Directors of GNC may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

     Any designation of a Subsidiary of GNC as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officer's Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described under "-- Limitation on Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be Incurred by a Restricted Subsidiary of GNC as of such date and, if such Indebtedness is not permitted to be Incurred as of such date under the covenant described under "-- Limitation on Indebtedness," GNC will be in default of such covenant. The Board of Directors of GNC may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of GNC; provided that such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of GNC of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under "-- Limitation on Indebtedness," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

  LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES

     Neither GNC nor any Restricted Subsidiary will create or otherwise cause or permit to exist any consensual restriction on the ability of any Restricted Subsidiary to take the following actions:

          (1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to GNC or any of its Restricted Subsidiaries;

          (2) make any loans or advances to GNC or any of its Restricted Subsidiaries; or

          (3) transfer any of its property or assets to GNC or any of its Restricted Subsidiaries.

     However, this prohibition does not apply to:

          (1) the Senior Credit Facility and any agreements governing Indebtedness existing on the date of the indenture, in each case, as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

          (2) the indenture, the notes and the Note Guarantees;

          (3) any restriction with respect to a Restricted Subsidiary that is either:

             (a) pursuant to an agreement relating to any Indebtedness (i) Incurred by a Restricted Subsidiary before the date on which such Restricted Subsidiary was acquired by GNC, or (ii) of another Person that is assumed by GNC or a Restricted Subsidiary in connection with the acquisition of assets from, or merger or consolidation with, such Person and is outstanding on the date of such acquisition, merger or consolidation; provided that any restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to Indebtedness Incurred either as consideration in, or for the provision of any portion of the funds or credit support used to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by GNC, or such acquisition of assets, merger or consolidation shall not be permitted pursuant to this clause (a); or

             (b) pursuant to any agreement, not relating to any Indebtedness, existing when a Person becomes a Subsidiary of GNC or acquired by GNC or any of its Subsidiaries, that, in each case, is

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        not created in contemplation of such Person becoming such a Subsidiary or such acquisition (it being understood for purposes of this clause (b) that if another Person is the Successor Company, any Subsidiary or agreement thereof shall be deemed acquired or assumed by GNC when such Person becomes the Successor Company), and, in the case of clause (a) and (b), which restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the properties or assets of the Person, so acquired;

          (4) any restriction with respect to a Restricted Subsidiary pursuant to an agreement (a "Refinancing Agreement") that effects a refinancing, extension, renewal or replacement of Indebtedness under an agreement referred to in this covenant (an "Initial Agreement") or contained in any amendment to an Initial Agreement; provided that the restrictions contained in any such Refinancing Agreement or amendment are not materially more restrictive, taken as a whole, than the restrictions contained in the Initial Agreement or Agreements to which such Refinancing Agreement or amendment relates;

          (5) any restriction that is a customary restriction on subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or on the assignment or transfer of any lease, license or other contract;

          (6) any restriction by virtue of a transfer, agreement to transfer, option, right, or Lien with respect to any property or assets of GNC or any Restricted Subsidiary not otherwise prohibited by the indenture;

          (7) any restriction contained in mortgages, pledges or other agreements securing Indebtedness of GNC or a Restricted Subsidiary to the extent such restriction restricts the transfer of the property subject to such mortgages, pledges or other security agreements;

          (8) any restriction with respect to a Restricted Subsidiary, or any of its property or assets, imposed pursuant to an agreement for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary, or the property or assets that are subject to such restriction, pending the closing of such sale or disposition;

          (9) any restriction existing by reason of applicable law, rule, regulation or order;

          (10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of GNC's Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

          (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (12) restrictions existing under Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Subsidiary; or

          (13) restrictions contained in Indebtedness incurred by a Foreign Subsidiary pursuant to clause (10) of the second paragraph of the covenant entitled "-- Limitation on Indebtedness;" provided that such restrictions relate only to one or more Foreign Subsidiaries.

     LIMITATION ON SALES OF ASSETS

     Neither GNC nor any Restricted Subsidiary shall make any Asset Disposition unless:

          (1) GNC or such Restricted Subsidiary receives consideration, including relief from, or the assumption of another Person for, any liabilities, contingent or otherwise, at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition. The Board of Directors shall determine the fair market value, and their determination shall be conclusive, including as to the value of all non-cash consideration;

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          (2) at least 75% of the consideration for any Asset Disposition received by GNC or such Restricted Subsidiary is in the form of cash. For the purposes of this covenant, the following are deemed to be cash:

             (a) Cash Equivalents;

             (b) the assumption of Indebtedness of GNC, other than Disqualified Stock of GNC, or any Restricted Subsidiary and the release of GNC or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition;

             (c) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that GNC and each other Restricted Subsidiary is released from any Guarantee, or is the beneficiary of any indemnity with respect to such Indebtedness which is secured by any letter of credit or Cash Equivalents, of such Indebtedness in connection with such Asset Disposition;

             (d) securities received by GNC or any Restricted Subsidiary from the transferee that are converted by GNC or such Restricted Subsidiary into cash within 60 days after the Asset Disposition;

             (e) an amount equal to the fair market value of Indebtedness of GNC or any Restricted Subsidiary received by GNC or a Restricted Subsidiary as consideration for any Asset Disposition, determined at the time of receipt of such Indebtedness by GNC or such Restricted Subsidiary; and

             (f) consideration consisting of Additional Assets;

          (3) GNC or such Restricted Subsidiary applies an amount equal to 100% of the Net Available Cash from such Asset Disposition in the following manner:

             (a) to the extent GNC elects, or is required by the terms of any Senior Indebtedness or Indebtedness, other than Preferred Stock, to prepay, repay or purchase Senior Indebtedness or such Indebtedness, in each case other than the Indebtedness owed to GNC or a Restricted Subsidiary, within 365 days after the date of such Asset Disposition;

             (b) to the extent of the balance of Net Available Cash, to the extent GNC or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by GNC or another Restricted Subsidiary) within 365 days from the date of such Asset Disposition, or, if such reinvestment in Additional Assets is a project that is authorized by the Board of Directors within such 365-day period, within 455 days from the date of such Asset Disposition;

             (c) to the extent of the balance of such Net Available Cash remaining after application pursuant to clauses (a) or (b) above (the "Excess Proceeds"), to make an offer to purchase notes at a price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the purchase date, and, to the extent required by the terms thereof, any other Senior Subordinated Indebtedness subject to the agreements governing such other Indebtedness at a purchase price of 100% of the principal amount thereof plus accrued and unpaid interest to the purchase date and liquidated damages, if any; and

             (d) to the extent of the balance of such Excess Proceeds after application pursuant to clauses (a), (b) or (c) above for any purpose not prohibited by the indenture.

     However, in connection with any prepayments, repayment or purchase of revolving credit Indebtedness pursuant to clauses (a) and (c) above, GNC or such Restricted Subsidiary will cause the related loan commitment, if any, to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

     Pending the final application of any Net Available Cash, GNC may temporarily reduce revolving credit borrowings or otherwise invest the Net Available Cash in any manner that is not prohibited by the indenture.

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     The provisions of this covenant do not require GNC or the Restricted
Subsidiaries to apply any Net Available Cash in accordance with this covenant, except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $15 million.

     To the extent that the aggregate principal amount of the notes and other Senior Subordinated Indebtedness tendered pursuant to an offer to purchase made in accordance with the third clause above exceeds the amount of Excess Proceeds, the Trustee will select the notes and Senior Subordinated Indebtedness to be purchased on a pro rata basis, based on the aggregate principal amount thereof surrendered in such offer to purchase; provided that when such offer to purchase is complete, the amount of Excess Proceeds shall be reset to zero.

     GNC will comply with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant, in each case, to the extent applicable. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, GNC will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant as a result of such compliance.

     The Senior Credit Agreement will restrict GNC from purchasing any notes, and also provides that certain Asset Disposition events would constitute a default under such agreement. Any future credit agreements or other agreements relating to senior indebtedness to which GNC or any of its Restricted Subsidiaries becomes a party may contain similar restrictions and provisions. In the event an Asset Disposition resulting in Excess Proceeds occurs at a time when GNC is prohibited from purchasing notes, GNC could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If GNC does not obtain such a consent or repay such borrowings, GNC will remain prohibited from purchasing notes. In such case, GNC's failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such senior indebtedness. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

  LIMITATION ON TRANSACTIONS WITH AFFILIATES

     Neither GNC nor any of its Restricted Subsidiaries will engage in any transaction or series of transactions, including the purchase, sale, lease or exchange of any property or the rendering of any service with any Affiliate of GNC (an "Affiliate Transaction") on terms that:

          (1) taken as a whole are less favorable to GNC or such Restricted Subsidiary than the terms that could be obtained at the time of such transaction in arm's-length dealings with a nonaffiliate; and

          (2) in the event such Affiliate Transaction involves an aggregate amount in excess of $15 million, is not in writing and has not been approved by a majority of the members of the Board of Directors having no material personal financial interest in such Affiliate Transaction. If there are no such Board members, then GNC must obtain a Fairness Opinion. A Fairness Opinion means an opinion from an independent investment banking firm, accounting firm or appraiser of national standing which indicates that the terms of such transaction are fair to GNC or such Restricted Subsidiary from a financial point of view.

     In addition, any transaction involving aggregate payments or other transfers by GNC and its Restricted Subsidiaries in excess of $30 million will also require a Fairness Opinion.

     The provisions of the paragraphs above shall not prohibit the following actions:

          (1) any Restricted Payment permitted by the covenant described under "-- Limitation on Restricted Payments" or any Permitted Investment;

          (2) the performance of the obligations of GNC or a Restricted Subsidiary under any employment contract, collective bargaining agreement, service agreement, employee benefit plan, related trust agreement, severance agreement or any other similar arrangement entered into in the ordinary course of business;

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          (3) payment of compensation, performance of indemnification or contribution obligations in the ordinary course of business;

          (4) any issuance, grant or award of stock, options or other securities, to employees, officers or directors;

          (5) any transaction between GNC and a Restricted Subsidiary or between Restricted Subsidiaries or any transaction between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment;

          (6) any other transaction arising out of agreements existing on the date of the indenture and described in the "Certain Relationships and Related Party Transactions" section of the Offering Memorandum;

          (7) transactions with suppliers or other purchasers or sellers of goods or services, in each case in the ordinary course of business and on terms no less favorable to GNC or the Restricted Subsidiary than those that could be obtained at such time in arm's-length dealings with a nonaffiliate;

          (8) the payment of rent due under the Master Lease, dated as of March 23, 1999, between Gustine Sixth Avenue Associates, Ltd. and General Nutrition, Incorporated, as in effect on the date of the indenture or as amended in compliance with the provisions of this covenant; and

          (9) so long as no Default has occurred and is continuing, (a) payment of annual management fees to the Permitted Holder in an aggregate amount not to exceed, during any consecutive 12-month period, $1.5 million, (b) the payment of fees to the Permitted Holder for financial advisory and investment banking services rendered to GNC and its Restricted Subsidiaries in connection with acquisitions, securities offerings and other financings and similar significant corporate transactions in customary and reasonable amounts for such transactions, and (c) reimbursement of reasonable out-of-pocket expenses incurred by the Permitted Holder in connection with the services described in clauses (a) and (b) above; provided that the foregoing payments and reimbursements are subordinated to the notes to the same extent as the notes are subordinated to Designated Senior Indebtedness; provided further that if any such Default prevents the payment of any such fees, GNC may pay such deferred fees at the time such Default is cured or waived.

  LIMITATION ON THE SALE OR ISSUANCE OF PREFERRED STOCK OF RESTRICTED
  SUBSIDIARIES

     GNC will not sell any shares of Preferred Stock of a Restricted Subsidiary, and will not permit any Restricted Subsidiary to issue or sell any shares of its Preferred Stock to any Person, other than to GNC or a Restricted Subsidiary.

  LIMITATION ON LIENS

     Neither GNC nor any Restricted Subsidiary will create or permit to exist any Lien, other than Permitted Liens, on any of its property or assets, including Capital Stock, whether owned on the date of the indenture or thereafter acquired, securing any Indebtedness that is not Senior Indebtedness (the "Initial Lien"), unless at the same time effective provision is made to secure the obligations due under the indenture and the notes equally and ratably with such obligation for so long as such obligation is secured by such Initial Lien.

     Any such Lien created in favor of the notes will be automatically and unconditionally released and discharged upon:

          (1) the release and discharge of the Initial Lien to which it relates; or

          (2) any sale, exchange or transfer to a non-affiliate of GNC of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by GNC or any Restricted Subsidiary, or all or substantially all of the assets of any Restricted Subsidiary creating such Lien.

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  REPORTING REQUIREMENTS

     Whether or not required by the SEC's rules and regulations, so long as any notes are outstanding, GNC will furnish to the holders of notes, within the time periods specified in the SEC's rules and regulations:

          (1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if GNC were required to file such reports; and

          (2) all current reports that would be required to be filed with the SEC on Form 8-K if GNC were required to file such reports.

     All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on GNC's consolidated financial statements by GNC's certified independent accountants. In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, GNC will file a copy of each of the reports referred to in clauses
(1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

     If, at any time after consummation of the exchange offer contemplated by the registration rights agreement, GNC is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, GNC will nevertheless continue filing the reports specified in the preceding paragraphs with the SEC within the time periods specified above unless the SEC will not accept such a filing. GNC agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept GNC's filings for any reason, GNC will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if GNC were required to file those reports with the SEC.

     In addition, GNC and the Guarantors agree that, for so long as any notes remain outstanding, at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d) (4) under the Securities Act.

  FUTURE GUARANTORS

     If GNC or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel within 10 Business Days of the date on which it was acquired or created; provided, however, that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

  MERGER AND CONSOLIDATION

     GNC will not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or convey or transfer all or substantially all its assets to, any Person, unless:

          (1) the resulting, surviving or transferee Person (the "Successor Company") will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

          (2) the Successor Company, if not GNC, will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of GNC under the notes, the indenture and the registration rights agreement;

          (3) immediately after giving effect to such transaction or series of transactions no Default or Event of Default exists;

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          (4) GNC or the Successor Company, if GNC is not the continuing obligor under the indenture, will, at the time of such transaction or series of transactions and after giving pro forma effect thereto as if such transaction or series of transactions had occurred at the beginning of the applicable four-quarter period, be permitted to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of "-- Limitation on Indebtedness;" and

          (5) GNC will have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer and such supplemental indenture, if any, comply with the indenture; provided that:

             (a) in giving such opinion such counsel may rely on such Officer's Certificate as to any matters of fact, including without limitation as to compliance with the foregoing clauses; and

             (b) no Opinion of Counsel will be required for a consolidation, merger or transfer described in the last paragraph of this covenant.

     In addition, GNC may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

     The Successor Company will be substituted for, and may exercise every right and power of, GNC under the indenture. Thereafter, GNC (if it is not the Successor Company) will be relieved of all obligations and covenants under the indenture, except that, in the case of a conveyance or transfer of less than all its assets, GNC will not be released from the obligation to pay the principal of and interest on the notes.

     The provisions of this covenant do not prohibit any Restricted Subsidiary from consolidating with, merging into or transferring all or part of its properties and assets to GNC. Additionally, GNC may merge with an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing GNC in another jurisdiction to realize tax or other benefits.

DEFAULTS

     An Event of Default under the indenture is defined as:

          (1) a default in any payment of interest on, or Liquidated Damages, if any, with respect to, any note when due, whether or not such payment is prohibited by the provisions described under "-- Ranking" above, continued for 30 days;

          (2) a default in the payment of principal of, or premium, if any, on any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "-- Ranking" above;

          (3) the failure by GNC or any of its Restricted Subsidiaries to comply with its obligations under the covenant described under "-- Certain Covenants -- Merger and Consolidation" above;

          (4) the failure by GNC or any of its Restricted Subsidiaries to comply for 30 days after written notice from the Trustee or the holders of at least 25% in principal amount of the outstanding notes with any of its obligations under the covenants described under "-- Change of Control" or "-- Certain Covenants -- Limitation on Indebtedness," "-- Certain
     Covenants -- Limitation on Restricted Payments," or "-- Certain
     Covenants -- Limitation on Sales of Assets" above, in each case, other than a failure to purchase notes;

          (5) the failure by GNC or any of its Restricted Subsidiaries to comply with its other agreements contained in the notes or the indenture for 60 days after written notice from the Trustee or the holders of at least 25% in principal amount of the outstanding notes;

          (6) the failure by GNC or any Significant Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $20 million (the "Cross Acceleration Provision");

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          (7) events of bankruptcy, insolvency or reorganization of GNC or a
     Significant Subsidiary (the "Bankruptcy Provisions");

          (8) the rendering of any judgment or decree for the payment of money in an amount, net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful, in excess of $20 million against GNC or a Significant Subsidiary that is not discharged, bonded or insured by a third Person if either an enforcement proceeding thereon is commenced, or such judgment or decree remains outstanding for a period of 90 days and is not discharged, waived or stayed (the "Judgment Default Provision"); or

          (9) the failure of any Guarantee of the notes by a Guarantor that is a Significant Subsidiary to be in full force, except as contemplated by the terms thereof or of the indenture, or the denial in writing by any such Guarantor of its obligations under the indenture or any such Guarantee if such Default continues for 10 days.

     The events listed above will constitute Events of Default regardless of their reasons, whether voluntary or involuntary or whether effected by operation of law or pursuant to any judgment, decree, order, rule or regulation of any administrative or governmental body.

     If an Event of Default, other than a Default relating to certain events of bankruptcy, insolvency or reorganization of GNC, occurs and is continuing, either the Trustee, by notice to GNC, or the holders of at least a majority in principal amount of the outstanding notes, by notice to GNC and the Trustee, may declare the principal of and accrued but unpaid interest on all of such notes to be due and payable.

     Upon such a declaration, such principal and interest will be due and payable immediately; provided that so long as any Designated Senior Indebtedness is outstanding, such acceleration will not be effective until the earlier of (1) the acceleration of such Designated Senior Indebtedness and (2) five Business Days after the holders of such Designated Senior Indebtedness or the Representative thereof receive notice from GNC of the acceleration with respect to the payment of the notes. If an Event of Default relating to events of bankruptcy, insolvency or reorganization of GNC occurs and is continuing, the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holder. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

     Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders, unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium and Liquidated Damages, if any, or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

          (1) such holder has previously given the Trustee notice that an Event of Default is continuing;

          (2) holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;

          (3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

          (4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

          (5) the holders of a majority in principal amount of the applicable notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

     Subject to certain restrictions, the holders of a majority in principal amount of the notes outstanding are given the right to direct the time, method and place of conducting any proceeding for any remedy available to

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the Trustee or of exercising any trust or power conferred on the Trustee. The
Trustee, however, may refuse to follow any direction that:

          (1) conflicts with law or the indenture;

          (2) the Trustee determines is unduly prejudicial to the rights of any other holder; or

          (3) would involve the Trustee in personal liability.

     Before taking any action under the indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

     The indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium and Liquidated Damages, if any, or interest on any note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the noteholders. In addition, GNC is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default or Event of Default that occurred during the previous year. GNC also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute a Default, its status and what action GNC is taking or proposes to take in respect thereof.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of GNC or any Guarantor, as such, will have any liability for any obligations of GNC or any Guarantor under the notes, the indenture, the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the indenture or the notes may be amended or supplemented with the consent of the holders of a majority in principal amount of the notes then outstanding. Additionally, any past default on any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder, no amendment, supplement or waiver may, among other things:

          (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

          (2) reduce the rate of or extend the time for payment of interest on any note;

          (3) reduce the principal amount of or extend the Stated Maturity of any note;

          (4) reduce the premium payable upon the redemption or repurchase of any note or change the time at which any note may be redeemed as described under "-- Optional Redemption" above;

          (5) make any note payable in money other than that stated in the note;

          (6) make any change to the subordination provisions of the indenture that adversely affects the rights of any holder;

          (7) make any change in the provisions of the indenture relating to the rights of holders of, notes to receive payment of principal of, and interest, premium or Liquidated Damages on, the notes on or after the respective due dates expressed in the notes or impair the rights of any holder of notes to sue for the enforcement of any payment of principal of, or interest, premium or Liquidated Damages on, such holder's notes on or after the respective due dates;

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          (8) release any Guarantor from any of its obligations under its Note
     Guarantee or the indenture, except in accordance with the terms of the indenture; or

          (9) make any change in the amendment provisions that require each holder's consent or in the waiver provisions.

     Without the consent of any holder, GNC, the Guarantors and the Trustee may amend or supplement the indenture or notes in the following manner:

          (1) to cure any ambiguity, omission, defect or inconsistency;

          (2) to provide for the assumption by a successor corporation of the obligations of GNC under the indenture;

          (3) to provide for uncertificated notes in addition to or in place of certificated notes; provided, however, that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163
     (f) (2) (B) of the Code;

          (4) to add Guarantees with respect to the notes, to secure the notes, to add to the covenants of GNC for the benefit of the noteholders or to surrender any right or power conferred upon GNC;

          (5) to make any change that does not adversely affect the rights of any holder;

          (6) to comply with any requirement of the SEC in connection with the qualification of the indenture under the TIA; or

          (7) to conform the text of the indenture, the Note Guarantees or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the notes.

     However, no amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness, or any group or representative thereof authorized to give a consent, consent to such change.

     The consent of the noteholders is not necessary under the indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver. After an amendment, supplement or waiver under the indenture becomes effective, GNC is required to mail to the applicable noteholders a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all such noteholders, or any defect in such notice, will not impair or affect the validity of the amendment, supplement or waiver.

DEFEASANCE

     GNC at any time may terminate all its obligations and the obligations of the Guarantors under the notes and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. GNC at any time may terminate its obligations and the obligations of the Guarantors under the covenants described under "-- Certain Covenants" (other than under "-- Certain Covenants -- Merger and Consolidation" except as set forth below), the operation of the Cross-Acceleration Provision, the Bankruptcy Provisions with respect to Significant Subsidiaries and the Judgment Default Provision described under
"-- Defaults" above and the limitations contained in the third and fourth clauses under "-- Certain Covenants -- Merger and Consolidation" above ("covenant defeasance").

     GNC may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If GNC exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default. If GNC exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clauses four, five, six, seven, but only with

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respect to certain bankruptcy events of a Significant Subsidiary, eight or nine under "-- Defaults" above or because of the failure of GNC to comply with clause three or four under "-- Certain Covenants -- Merger and Consolidation" above.

     Either defeasance option may be exercised before any redemption date or the maturity date for the notes. In order to exercise either defeasance option, GNC must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or Government Obligations, or a combination thereof, for the payment of principal of, and premium and Liquidated Damages, if any, and interest on, the applicable notes to redemption or maturity, as the case may be. Additionally, GNC must comply with other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax in the same amount and in the same manner and times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law since the date of the indenture.

CONCERNING THE TRUSTEE

     U.S. Bank National Association will serve as the Trustee for the notes. The Trustee has been appointed by GNC as Registrar and Paying Agent with regard to the notes.

GOVERNING LAW

     Both the indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York. Principles of conflicts of law will not apply to the extent that such principles would require the application of the law of another jurisdiction.

ADDITIONAL INFORMATION

     Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to General Nutrition Centers, Inc., 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222; Attention: Secretary.

BOOK-ENTRY, DELIVERY AND FORM

     Old notes that are issued in the form of one or more global certificates will be exchanged for new notes, issued in the form of one or more global certificates, known as "global notes." Except as described below, the new notes will be initially represented by one or more global notes in fully registered form without interest coupons. The global notes will be deposited with, or on behalf of DTC, and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee.

     Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for definitive notes in registered certificated form ("certificated notes") except in the limited circumstances described below. See "-- Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form. In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

DEPOSITORY PROCEDURES

     The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. GNC takes no responsibility for these

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operations and procedures or description thereof and urges investors to contact the system or their participants directly to discuss these matters.

     DTC has advised GNC that DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants.

     DTC has also advised GNC that, pursuant to procedures established by it:

          (1) upon deposit of the global notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the global notes; and

          (2) ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the global notes).

     Investors in the global notes who are Participants may hold their interests therein directly through DTC. Investors in the global notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Euroclear and Clearstream will hold interests in the global notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a global note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal of, and interest and premium, if any, and Liquidated Damages, if any, on, a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, GNC and the Trustee will treat the Persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither GNC, the Trustee nor any agent of GNC or the Trustee has or will have any responsibility or liability for:

          (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the global notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the global notes; or

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          (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     DTC has advised GNC that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or GNC. Neither GNC nor the Trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and GNC and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Transfers between the Participants will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

     Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

     DTC has advised GNC that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its Participants.

     Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of GNC, the Trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

     A global note is exchangeable for certificated notes if:

          (1) DTC (a) notifies GNC that it is unwilling or unable to continue as depositary for the global notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, GNC fails to appoint a successor depositary;

          (2) GNC, at its option, notifies the Trustee in writing that it elects to cause the issuance of the certificated notes; or

          (3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

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In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

EXCHANGE OF CERTIFICATED NOTES FOR GLOBAL NOTES

     Certificated notes may not be exchanged for beneficial interests in any global note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the indenture).

SAME DAY SETTLEMENT AND PAYMENT

     GNC will make payments in respect of the notes represented by the global notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. GNC will make all payments of principal, interest and premium, if any, and Liquidated Damages, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the global notes are expected to be eligible to trade in The PORTAL(SM) Market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. GNC expects that secondary trading in any certificated notes will also be settled in immediately available funds.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a Business Day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised GNC that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the Business Day for Euroclear or Clearstream following DTC's settlement date.

CERTAIN DEFINITIONS

     "Acquisition" means the acquisition of General Nutrition Companies, Inc. pursuant to the Acquisition Agreement.

     "Acquisition Agreement" means the Purchase Agreement, dated October 16, 2003, among Royal Numico N.V., Numico USA, Inc. and Apollo GNC Holding, Inc., as in effect on the date of the indenture.

     "Additional Assets" means

          (l) any property or assets (other than Indebtedness and Capital Stock) to be used by GNC or a Restricted Subsidiary in a Related Business;

          (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by GNC or another Restricted Subsidiary; provided that such Restricted Subsidiary is primarily engaged in a Related Business;

          (3) Capital Stock of any Person that at such time is a Restricted Subsidiary, acquired from a third party; provided that such Restricted Subsidiary is primarily engaged in a Related Business; and

          (4) Capital Stock or Indebtedness of any Person which is primarily engaged in a Related Business; provided, however, for purposes of the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets," the aggregate amount of Net Available Cash permitted to be invested pursuant to this clause (4) shall not exceed at any one time outstanding 2.5% of Consolidated Tangible Assets.

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     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. No Person (other than GNC or any Subsidiary of GNC) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of GNC or any of its Subsidiaries solely by reason of such Investment.

     "Apollo" means Apollo Management V, L.P. and its Affiliates or any entity controlled thereby or any of the partners thereof.

     "Asset Disposition" means any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary, other than directors' qualifying shares, property or other assets, each referred to for the purposes of this definition as a "disposition," by GNC or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction, other than:

          (1) a disposition by a Restricted Subsidiary to GNC or by GNC or a Restricted Subsidiary to a Restricted Subsidiary;

          (2) a disposition of inventory, equipment, obsolete assets or surplus personal property in the ordinary course of business;

          (3) the sale of Cash Equivalents in the ordinary course of business;

          (4) a transaction or a series of related transactions in which the fair market value of the assets disposed of, in the aggregate, does not exceed $2 million;

          (5) the sale or discount, with or without recourse, and on commercially reasonable terms, of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable;

          (6) the licensing of intellectual property in the ordinary course of business;

          (7) for purposes of the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets" only, a disposition subject to the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments;"

          (8) a disposition of property or assets that is governed by the provisions described under "-- Merger and Consolidation;"

          (9) the sale of franchisee accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Subsidiary for the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP, it being understood that, for the purposes of this clause (9), notes received in exchange for the transfer of franchisee accounts receivable and related assets will be deemed cash if the Receivables Subsidiary or other payor is required to repay said notes as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of GNC entered into as part of a Qualified Receivables Transaction;

          (10) the transfer of franchise accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction;

          (11) any surrender or waiver of contract rights or the settlement release or surrender of contract, tort or other litigation claims in the ordinary course of business;

          (12) the granting of Liens (and foreclosure thereon) not prohibited by the indenture;

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

          (13) the closure and disposition of retail stores or distribution centers and any sales of a store owned by GNC to a franchisee, in each case in the ordinary course of business; and

          (14) any sublease of real property by GNC or any Restricted Subsidiary to a franchisee in the ordinary course of business.

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

          (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Indebtedness or Preferred Stock multiplied by the amount of such payment by

          (2) the sum of all such payments.

     "Bank Indebtedness" means any and all amounts, whether outstanding on the date of the indenture or thereafter Incurred, payable under or in respect of the Senior Credit Facility and all obligations under Specified Hedging Obligations (as defined in the Senior Credit Agreement), including, without limitation, principal, premium, if any, interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to GNC or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings, penalties, fees, charges, expenses, indemnifications, damages, reimbursement obligations, Guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

     "Board of Directors" means the Board of Directors of GNC or any committee thereof duly authorized to act on behalf of such Board.

     "Borrowing Base" means, as of any date, an amount equal to:

          (1) 75% of the face amount of all accounts receivable owned by GNC and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more than 60 days past due; provided, however, that any franchise accounts receivable owned by a Receivables Subsidiary, or that GNC or any of its Subsidiaries has agreed to transfer to a Receivables Subsidiary, shall be excluded for purposes of determining such amount; plus

          (2) 50% of the book value of all inventory, net of reserves, owned by GNC and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date.

     "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in, however designated, equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease.

     "Cash Equivalents" means any of the following:

          (1) United States dollars;

          (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

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

          (3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Senior Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

          (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5) commercial paper having one of the two highest ratings obtainable from Moody's or S&P and, in each case, maturing within one year after the date of acquisition; and

          (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

     "Change of Control" means:

          (1) any event occurs the result of which is that any "Person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than any Permitted Holder or its Related Parties, becomes the beneficial owner, as defined in Rules l3d-3 and l3d-5 under the Exchange Act (except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire within one year) directly or indirectly, of more than 50% of the Voting Stock of GNC or a Successor Company, as defined below, including, without limitation, through a merger or consolidation or purchase of Voting Stock of GNC; provided that the Permitted Holders or their Related Parties do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors; provided further that the transfer of 100% of the Voting Stock of GNC to a Person that has an ownership structure identical to that of GNC prior to such transfer, such that GNC becomes a Wholly Owned Subsidiary of such Person, shall not be treated as a Change of Control for purposes of the indenture;

          (2) after an Equity Offering that is an initial public offering of Capital Stock of GNC, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors, together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of GNC was approved by a vote of a majority of the directors of GNC then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors then in office;

          (3) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions other than a merger or consolidation, of all or substantially all of the assets of GNC and its Restricted Subsidiaries taken as a whole to any Person or group of related Persons other than a Permitted Holder or a Related Party of a Permitted Holder; or

          (4) the adoption of a plan relating to the liquidation or dissolution of GNC.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of

          (1) the aggregate amount of EBITDA of GNC and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of GNC are available, to

          (2) Consolidated Interest Expense of GNC for such four fiscal quarters; provided, however, that:

             (a) if GNC or any Restricted Subsidiary:

                (i) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to
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           calculate the Consolidated Coverage Ratio is an Incurrence of
           Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period, except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on:

                    (A) the average daily balance of such Indebtedness during
               such four fiscal quarters or such shorter period for which such facility was outstanding or

                    (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation, and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, or

                (ii) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination, or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness, in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

             (b) if since the beginning of such period GNC or any Restricted Subsidiary has made any Asset Disposition of any company or any business or any business segment, the EBITDA for such period shall be reduced by an amount equal to the EBITDA, if positive, directly attributable to the company, business or business segment that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA, if negative, directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of GNC or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to GNC and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period, and, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent GNC and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale;

             (c) if since the beginning of such period GNC or any Restricted Subsidiary, by merger or otherwise, has made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company or any business or any group of assets, including any such acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto, including the Incurrence of any Indebtedness and including the pro forma expenses and cost reductions calculated on a basis consistent with Regulation S-X of the Securities Act, as if such Investment or acquisition occurred on the first day of such period; and

             (d) if since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into GNC or any Restricted Subsidiary since the beginning of such period, has made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (b) or (c) above if made by GNC or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto, including the Incurrence of any Indebtedness and including the pro forma expenses and cost reductions calculated on a basis consistent with

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        Regulation S-X of the Securities Act, as if such Asset Disposition,
        Investment or acquisition of assets occurred on the first day of such period.

     For purposes of this definition, whenever pro forma effect is to be given to an Asset Disposition, Investment or acquisition of assets, or any transaction governed by the provisions described under "-- Certain Covenants -- Merger and Consolidation," or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, defeased or otherwise discharged in connection therewith, the pro forma calculations in respect thereof shall be as determined in good faith by a responsible financial or accounting officer of GNC, based on reasonable assumptions. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated at a fixed rate as if the rate in effect on the date of determination had been the applicable rate for the entire period, taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months. If any Indebtedness bears, at the option of GNC or a Restricted Subsidiary, a fixed or floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be computed by applying, at the option of GNC or such Restricted Subsidiary, either a fixed or floating rate. If any Indebtedness which is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

     "Consolidated Interest Expense" means, as to any Person, for any period, the total consolidated interest expense of such Person and its Restricted Subsidiaries determined in accordance with GAAP, minus, to the extent included in such interest expense, amortization or write-off of financing costs plus, to the extent Incurred by such Person and its Restricted Subsidiaries in such period but not included in such interest expense, without duplication:

          (1) interest expense attributable to Capitalized Lease Obligations determined as if such lease were a capitalized lease, in accordance with GAAP;

          (2) amortization of debt discount;

          (3) interest in respect of Indebtedness of any other Person that has been Guaranteed by such Person or any Restricted Subsidiary, but only to the extent that such interest is actually paid by such Person or any Restricted Subsidiary;

          (4) non-cash interest expense;

          (5) net costs associated with Hedging Obligations;

          (6) the product of:

             (a) mandatory Preferred Stock cash dividends in respect of all Preferred Stock of Restricted Subsidiaries of such Person and Disqualified Stock of such Person held by Persons other than such Person or a Restricted Subsidiary, multiplied by

             (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; and

          (7) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest to any Person, other than the referent Person or any Subsidiary thereof, in connection with Indebtedness Incurred by such plan or trust; provided, however, that as to GNC, there shall be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by GNC or any Restricted Subsidiary.

     For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received by such Person and its Subsidiaries with respect to Interest Rate Agreements.

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     "Consolidated Net Income" means, as to any Person, for any period, the consolidated net income (loss) of such Person and its Subsidiaries before preferred stock dividends, determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income:

          (1) any net income (loss) of any Person if such Person is not (as to GNC) a Restricted Subsidiary and, as to any other Person, an unconsolidated Person, except that:

             (a) the referent Person's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the referent Person or a Subsidiary as a dividend or other distribution, subject, in the case of a dividend or other distribution to a Subsidiary, to the limitations contained in clause (3) below, and

             (b) the net loss of such Person shall be included to the extent of the aggregate Investment of the referent Person or any of its Restricted Subsidiaries in such Person;

          (2) any net income (loss) of any Restricted Subsidiary, as to GNC, or of any Subsidiary, as to any other Person, if in either case such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Subsidiary, directly or indirectly, to GNC, except that:

             (a) such Person's equity in the net income of any such Subsidiary for such period shall be included in Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Subsidiary during such period to such Person or another Subsidiary as a dividend, subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause, and

             (b) the net loss of such Subsidiary shall be included in determining Consolidated Net Income;

          (3) any extraordinary gain or loss (together with any provision for taxes related thereto);

          (4) the cumulative effect of a change in accounting principles;

          (5) any reduction to the Consolidated Net Income of any Person caused by the amount, if any, of (a) non-cash charges relating to the exercise of options and (b) non-cash losses (or minus non-cash gains) from foreign currency translation;

          (6) any decrease in net income caused by the increase in the book value of assets as a result of the Acquisition as reflected on GNC's balance sheet solely as a result of the application of SFAS No. 141;

          (7) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with any asset sale (other than in the ordinary course of business);

          (8) costs related to the closing of stores in connection with the Acquisition as described in the Offering Memorandum; and

          (9) costs incurred by GNC relating to an election made under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign income tax laws), as provided in the Acquisition Agreement, in an amount not to exceed $10 million.

     "Consolidated Tangible Assets" means, as of any date of determination, the total assets, less goodwill and other intangibles, other than patents, trademarks, copyrights, licenses and other intellectual property, shown on the balance sheet of GNC and its Restricted Subsidiaries as of the most recent date for which such a balance sheet is available, determined on a consolidated basis in accordance with GAAP less all write-ups, other than write-ups in connection with acquisitions, subsequent to the date of the indenture in the book value of any asset, except any such intangible assets, owned by GNC or any of its Restricted Subsidiaries.

     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement or arrangement, including derivative agreements or arrangements, as to which such Person is a party or a beneficiary.

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     "Default" means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" means

          (1) the Bank Indebtedness; and

          (2) any other Senior Indebtedness or Guarantor Senior Indebtedness which, at the date of determination, has an aggregate principal amount of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25 million and is specifically designated by GNC in the instrument evidencing or governing such Indebtedness as "Designated Senior Indebtedness" for purposes of the indenture.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock that by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable, or upon the happening of any event:

          (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

          (2) is convertible or exchangeable for Indebtedness or Disqualified Stock; or

          (3) is redeemable at the option of the holder thereof, in whole or in part;

in the case of clauses (1), (2) and (3), on or prior to the 91st day after the Stated Maturity of the new notes. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require GNC to repurchase such Capital Stock upon the occurrence of a change of control or asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that GNC may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under "Certain Covenants -- Limitation on Restricted Payments."

     "Domestic Subsidiary" means any Restricted Subsidiary of GNC that was formed under the laws of the United States or any state of the United States or the District of Columbia or that Guarantees or otherwise provides direct credit support for any Indebtedness of GNC.

     "EBITDA" means, as to any Person, for any period, the Consolidated Net Income for such period, plus the following to the extent included in calculating such Consolidated Net Income:

          (1) income tax expense;

          (2) Consolidated Interest Expense (including the amortization of any debt issuance costs to the extent such costs are included in the calculation of Consolidated Interest Expense);

          (3) depreciation expense;

          (4) amortization expense (including the amortization of any debt issuance costs to the extent such costs are included in the calculation of Consolidated Interest Expense);

          (5) other non-cash charges or non-cash losses; and

          (6) any fees or expenses paid in connection with the Acquisition as described in the Offering Memorandum.

     "Equity Offering" means any issuance or sale of Capital Stock (other than Disqualified Stock and other than to GNC or any of its Subsidiaries), or a contribution to the equity capital (other than by a Subsidiary of GNC), of GNC, in each case, that results in net proceeds to GNC of at least $100 million.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Notes" means, with respect to a series of notes, any securities of GNC containing terms identical to the notes of such series (except that such Exchange Notes shall be registered under the Securities

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Act) that are issued and exchanged for the notes pursuant to the registration rights agreement or the indenture.

     "Foreign Subsidiary" means any Restricted Subsidiary of GNC that is not a Domestic Subsidiary.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect on the date of the indenture, for purposes of the definitions of the terms "Consolidated Coverage Ratio," "Consolidated Interest Expense," "Consolidated Net Income" and "EBITDA," all defined terms in the indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and as in effect from time to time, for all other purposes of the indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the indenture shall be computed in conformity with GAAP.

     "Government Obligations" means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

          (1) to purchase or pay, or advance or supply funds for the purchase or payment of, such Indebtedness or such other obligation of such other Person, whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise; or

          (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part; provided, however, that the term"Guarantee" shall not include endorsements for collection or deposits made in the ordinary course of business.

     The term "Guarantee" used as a verb has a correlative meaning.

     "Guarantor" means

          (1) GNC's direct and indirect Domestic Subsidiaries existing on the date of the indenture; and

          (2) any Domestic Subsidiary created or acquired by GNC after the date of the indenture, other than any Immaterial Subsidiary.

     "Guarantor Senior Indebtedness" means, with respect to a Guarantor, the following obligations, whether outstanding on the date of the indenture or thereafter Incurred, without duplication:

          (1) Bank Indebtedness; and

          (2) all obligations consisting of the principal of and premium and liquidated damages, if any, and accrued and unpaid interest, including interest accruing on or after the filling of any petition in bankruptcy or for reorganization relating to the Guarantor regardless of whether post-filing interest is allowed in such proceeding, on, and fees and other amounts owing in respect of, all other Indebtedness of the Guarantor, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that the obligations in respect of such Indebtedness are not senior in right of payment to the obligations of such Guarantor under the Note Guarantee; provided, however, that Guarantor Senior Indebtedness will not include:

             (a) any obligations of such Guarantor to any Subsidiary or any other Affiliate of such Guarantor or any such Affiliate's Subsidiaries;

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             (b) any liability for Federal, state, local, foreign or other taxes owed or owing by such Guarantor;

             (c) any accounts payable or other liability to trade creditors arising in the ordinary course of business, including Guarantees thereof or instruments evidencing such liabilities;

             (d) any Indebtedness, Guarantee or obligation of such Guarantor that is expressly subordinate or junior to any other Indebtedness, Guarantee or obligation of such Guarantor, including any Guarantor Senior Subordinated Indebtedness and any Subordinated Obligations of such Guarantor;

             (e) Indebtedness that is represented by redeemable Capital Stock;
        or

             (f) that portion of any Indebtedness that is Incurred in violation of the indenture; provided that any Guarantee of Indebtedness under the Senior Credit Facility will not cease to be Guarantor Senior Indebtedness under this clause (f) if the lenders of such Indebtedness obtained a certificate from an Officer of GNC as of the date of Incurrence of such Indebtedness to the effect that such Indebtedness was permitted to be Incurred by the indenture.

     If any Designated Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of Title 11 of the U.S. Code or any applicable state fraudulent conveyance law, such Designated Senior Indebtedness nevertheless will constitute Guarantor Senior Indebtedness.

     "Guarantor Senior Subordinated Indebtedness" means with respect to a Guarantor, the obligations of such Guarantor under the Note Guarantee and any other Indebtedness of such Guarantor, whether outstanding on the date of the indenture or thereafter Incurred, that:

          (1) specifically provides that such Indebtedness is to rank pari passu in right of payment with the obligations of such Guarantor under the Note Guarantee; and

          (2) is not expressly subordinated by its terms in right of payment to any Indebtedness or other obligation of such Guarantor that is not Guarantor Senior Indebtedness of such Guarantor.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

     "Immaterial Subsidiary" means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $2 million and whose total revenues for the most recent 12-month period do not exceed $2 million; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of GNC.

     "Incur" means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary, whether by merger, consolidation, acquisition or otherwise, shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Any Indebtedness issued at a discount, including Indebtedness on which interest is payable through the issuance of additional Indebtedness, shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

     "Indebtedness" means, with respect to any Person on any date of determination, without duplication:

          (1) the principal of Indebtedness of such Person for borrowed money if and to the extent it would appear as a liability upon the consolidated balance sheet of such Person prepared in accordance with GAAP;

          (2) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments if and to the extent it would appear as a liability upon the consolidated balance sheet of such Person prepared in accordance with GAAP;

          (3) all reimbursement obligations of such Person, including reimbursement obligations in respect of letters of credit or other similar instruments, the amount of such obligations being equal at any time to

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     the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed;

          (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except Trade Payables, which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto or the completion of such services if and to the extent it would appear as a liability upon the consolidated balance sheet of such Person prepared in accordance with GAAP;

          (5) all Capitalized Lease Obligations of such Person;

          (6) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock or, if such Person is a Subsidiary of GNC, any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends, the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if such Capital Stock has no fixed price, to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors or the board of directors of the issuer of such Capital Stock;

          (7) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

             (a) the fair market value of such asset at such date of determination; and

             (b) the amount of such Indebtedness of such other Persons;

          (8) all Indebtedness of other Persons to the extent Guaranteed by such Person; and

          (9) to the extent not otherwise included in this definition, net Hedging Obligations of such Person, such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time.

     The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in the indenture, or otherwise in accordance with GAAP.

     "Initial Notes" means the first $215,000,000 aggregate principal amount of Notes issued under the indenture on December 5, 2003.

     "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement, including derivative agreements or arrangements, as to which such Person is party or a beneficiary; provided, however, any such agreements entered into in connection with the notes shall not be included.

     "Investment" in any Person by any other Person means any direct or indirect advance, loan or other extension of credit (other than to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. If GNC or any Restricted Subsidiary of GNC sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of GNC such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of GNC, GNC shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of such Subsidiary not sold or disposed of.

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     "Leverage Ratio" means, on any date of determination, the ratio of:

          (1) the aggregate amount of Indebtedness of GNC and its Restricted Subsidiaries on a consolidated basis as of such date, to

          (2) the aggregate amount of EBITDA of GNC and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of GNC are available; provided, however, that:

             (a) if since the beginning of such period GNC or any Restricted Subsidiary has made any Asset Disposition of any company or any business or any business segment, the EBITDA for such period shall be reduced by an amount equal to the EBITDA, if positive, directly attributable to the company, business or business segment that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA, if negative, directly attributable thereto for such period;

             (b) if since the beginning of such period GNC or any Restricted Subsidiary, by merger or otherwise, has made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company or any business or any business segment, including any such acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, EBITDA for such period shall be calculated after giving pro forma effect thereto, including the Incurrence of any Indebtedness and including the pro forma expenses and cost reductions calculated on a basis consistent with Regulation S-X of the Securities Act, as if such Investment or acquisition occurred on the first day of such period; and

             (c) if since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into GNC or any Restricted Subsidiary since the beginning of such period, has made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (a) or (b) above if made by GNC or a Restricted Subsidiary during such period, EBITDA for such period shall be calculated after giving pro forma effect thereto, including the Incurrence of any Indebtedness and including the pro forma expenses and cost reductions calculated on a basis consistent with Regulation S-X of the Securities Act, as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including any conditional sale or other title retention agreement or lease in the nature thereof.

     "Liquidated Damages" means the liquidated damages then owing under the registration rights agreement.

     "Mellon Letters of Credit" means the letter of credit facility between Mellon Bank, N.A. and General Nutrition, Incorporated existing on the date of the indenture and the letters of credit issued thereunder.

     "Moody's" means Moody's Investors Service, Inc., and its successors.

     "Net Available Cash" from an Asset Disposition means cash payments received, including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form, therefrom, in each case net of:

          (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, including, without limitation, fees and expenses of legal counsel, accountants and financial advisors, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition;

          (2) all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in
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     order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

          (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition or to any other Person, other than GNC or any Restricted Subsidiary, owning a beneficial interest in the assets disposed of in such Asset Disposition; and

          (4) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by GNC or any Restricted Subsidiary after such Asset Disposition.

     "Net Cash Proceeds" means, with respect to any issuance or sale of any securities of GNC or any Subsidiary by GNC or any Subsidiary, or any capital contribution, the cash proceeds of such issuance, sale or contribution net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

     "Non-Recourse Debt" means Indebtedness:

          (1) as to which neither GNC nor any Restricted Subsidiary;

             (a) provides any Guarantee or credit support of any kind, including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness; or

             (b) is directly or indirectly liable, as a guarantor or otherwise; and

          (2) no default with respect to which, including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary, would permit, upon notice, lapse of time or both, any holder of any other Indebtedness of GNC or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

     "Note Guarantee" means, individually, any Guarantee of payment of the notes by a Guarantor pursuant to the terms of the indenture, and, collectively, all such Guarantees. Each such Guarantee will be in the form prescribed in the indenture.

     "Offering Memorandum" means GNC's offering memorandum, dated November 25, 2003, related to the issuance and sale of the Initial Notes.

     "Officer" means the Chief Executive Officer, President, Chief Financial Officer, any Vice President, Controller, Secretary or Treasurer of GNC.

     "Officer's Certificate" means a certificate signed by at least one Officer.

     "Opinion of Counsel" means a written opinion from legal counsel satisfactory to the Trustee. The counsel may be an employee of or counsel to GNC or the Trustee.

     "Parent" means General Nutrition Centers Holding Company and its successors and assigns.

     "Permitted Holder" means Apollo.

     "Permitted Investment" means:

          (1) any Investment by GNC or any Restricted Subsidiary in a Restricted Subsidiary, GNC or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

          (2) any Investment by GNC or any Restricted Subsidiary in another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, GNC or a Restricted Subsidiary;

          (3) any Investment by GNC or any Restricted Subsidiary in Cash Equivalents;

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          (4) any Investment by GNC or any Restricted Subsidiary in receivables owing to GNC or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as GNC or any such Restricted Subsidiary deems reasonable under the circumstances;

          (5) any Investment by GNC or any Restricted Subsidiary in securities or other Investments received as consideration in sales or other dispositions of property or assets made in compliance with the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets;"

          (6) any Investment by GNC or any Restricted Subsidiary in securities or other Investments received in settlement of debts created in the ordinary course of business and owing to GNC or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

          (7) Investments in existence or made pursuant to legally binding written commitments in existence on the date of the indenture;

          (8) any Investment by GNC or any Restricted Subsidiary in Hedging Obligations, which obligations are Incurred in compliance with the covenant described under "-- Certain Covenants -- Limitations on Indebtedness;"

          (9) any Investment by GNC or any Restricted Subsidiary in pledges or deposits:

             (a) with respect to leases or utilities provided to third parties in the ordinary course of business; or

             (b) otherwise described in the definition of "Permitted Liens;"

          (10) Investments in a Related Business in an amount not to exceed $35 million (measured at the time each such Investment is made without giving effect to subsequent changes in value) in the aggregate at any time outstanding (after giving effect to any such Investments that are returned to GNC or any Restricted Subsidiary, including through redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary);

          (11) loans by GNC or any Restricted Subsidiary to franchisees in an aggregate principal amount not to exceed $75 million at any one time outstanding;

          (12) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Capital Stock of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by GNC or a Restricted Subsidiary of GNC in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided that such other Investment is in the form of a note or other instrument that the Receivables Subsidiary or other Person is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of GNC entered into as part of a Qualified Receivables Transaction;

          (13) any Investment in exchange for, or out of the net proceeds of the substantially concurrent sale (other than to a Subsidiary of GNC or an employee stock ownership plan or similar trust) of Capital Stock of GNC (other than Disqualified Stock); provided that the amount of any Net Cash Proceeds that are utilized for any such Investment will be excluded from clause 3(b) of the first paragraph set forth under "Certain
     Covenants -- Restricted Payments"; provided, however, that the value of any non-cash net proceeds shall be as conclusively determined by the Board of Directors in good faith, except that in the event the value of any non-cash net proceeds shall be $20 million or more, the value shall be as determined in writing by an independent investment banking firm of nationally recognized standing;

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          (14) any sublease of real property to a franchisee, any advertising cooperative with franchisees and any trade credit extended to franchisees, in each case in the ordinary course of business;

          (15) any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of GNC or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes with Persons who are not Affiliates; and

          (16) any Investments representing amounts held for employees of GNC and its Restricted Subsidiaries under GNC's deferred compensation plan; provided that the amount of such Investments (excluding income earned thereon) shall not exceed the amount otherwise payable to such employees the payment of which was deferred under such plan and any amounts matched by GNC under such plan.

     "Permitted Junior Securities" means (1) common equity interests in GNC or any Guarantor or (2) debt or preferred equity securities of GNC or any Guarantor issued pursuant to a plan of reorganization consented to by each class of Senior Indebtedness; provided that all such securities are subordinated to all Senior Indebtedness and any debt securities issued in exchange for Senior Indebtedness to substantially the same extent as, or to a greater extent than, the notes and the Guarantees are subordinated to Senior Indebtedness under the indenture.

     "Permitted Liens" means:

          (1) Liens on properties or assets of (a) GNC securing Senior Indebtedness and (b) any Guarantor securing Guarantor Senior Indebtedness, in each case, that was permitted by the terms of the indenture to be incurred;

          (2) Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not be reasonably expected to have a material adverse effect on GNC and its Restricted Subsidiaries, or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of GNC or such Subsidiary, as the case may be, in accordance with GAAP;

          (3) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

          (4) pledges, deposits or Liens in connection with workers' compensation, unemployment insurance and other social security legislation and/or similar legislation or other insurance-related obligations, including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

          (5) pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts, other than for borrowed money, obligations and deposits for or under or in respect of utilities, leases, licenses, statutory obligations, surety, judgment and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (6) easements, including reciprocal easement agreements, rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, changes, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of GNC and its Subsidiaries, taken as a whole;

          (7) Liens existing on, or provided for underwritten arrangements existing on, the date of the indenture, or, in the case of any such Liens securing Indebtedness of GNC or any of its Subsidiaries existing or arising under written arrangements existing on the date of the indenture, securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing

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     Indebtedness is limited to all or part of the same property or assets, plus improvements, accessions, proceeds or dividends or distributions in respect thereof, that secured, or under such written arrangements could secure, the original Indebtedness;

          (8) Liens securing Hedging Obligations Incurred in compliance with the covenant described under "-- Certain Covenants -- Limitation on Indebtedness;"

          (9) Liens arising out of judgments, decrees, orders or awards in respect of which GNC shall in good faith be prosecuting an appeal or proceedings for review which appeal or proceedings shall not have been finally terminated, or the period within which such appeal or proceedings may be initiated shall not have expired and Liens arising from final judgments only to the extent, in an amount and for a period not resulting in an Event of Default with respect thereto;

          (10) Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of GNC, or at the time GNC or a Restricted Subsidiary acquires such property or assets; provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary, or such acquisition of such property or assets, and that such Liens are limited to all or part of the same property or assets, plus improvements, accessions, proceeds or dividends or distributions in respect thereof, that secured, or, under the written arrangements under which such Liens arose, could secure, the obligations to which such Liens relate;

          (11) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

          (12) Liens securing the notes or the Note Guarantees;

          (13) Liens on assets of GNC or a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction;

          (14) Liens securing Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement, in whole or in part, of any other obligation secured by, any other Permitted Liens; provided that any such new Lien is limited to all or part of the same property or assets, plus improvements, accessions, proceeds or dividends or distributions in respect thereof, that secured, or, under the written arrangements under which the original Lien arose, could secure, the obligations to which such Liens relate;

          (15) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (16) Liens to secure Indebtedness permitted by clause (7) of the second paragraph of the covenant described under "-- Certain
     Covenants -- Limitation on Indebtedness"; provided that (a) any such Lien attaches to such assets concurrently with or within 180 days after the acquisition, construction or capital improvement thereof, (b) such Lien attaches solely to the assets so acquired, constructed or improved in such transaction and (c) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such assets;

          (17) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods in the ordinary course of business;

          (18) licenses of intellectual property granted in the ordinary course of business;

          (19) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

          (20) Liens in favor GNC or any Restricted Subsidiary.

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     "Permitted Payments to Parent" means, without duplication as to amounts:

          (1) payments to the Parent to permit the Parent to pay reasonable directors fees and expenses when due and reasonable accounting, legal and administrative expenses of the Parent when due in an aggregate amount not to exceed $250,000 per annum; and

          (2) for so long as GNC is a member of a group filing a consolidated, combined or other similar group tax return with the Parent, payments to the Parent in respect of an allocable portion of the tax liabilities of such group that is attributable to GNC and its Subsidiaries ("Tax Payments"). The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that GNC would owe if GNC and its Subsidiaries were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of GNC and such Subsidiaries from other taxable years (as reduced by the use of such carryovers and carrybacks by the group of which the Parent is a member) and
     (ii) the amount of the relevant tax, taking into account any allowed tax credits, that the Parent actually owes to the appropriate taxing authority. Any Tax Payments received from GNC shall be paid over to the appropriate taxing authority within 30 days of the Parent's receipt of such Tax Payments or refunded to GNC.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock" as applied to the Capital Stock of any corporation means Capital Stock of any class or classes, however designated, that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "Qualified Receivables Transaction" means any transaction or series of transactions entered into by GNC or any of its Restricted Subsidiaries pursuant to which GNC or any of its Restricted Subsidiaries sells, conveys or otherwise transfers to (1) a Receivables Subsidiary (in the case of a transfer by GNC or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any franchise accounts receivable (whether now existing or arising in the future) of GNC or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such franchise accounts receivable, all contracts and all guarantees or other obligations in respect of such franchise accounts receivable, proceeds of such franchise accounts receivable and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving franchise accounts receivable.

     "Receivables Subsidiary" means a Restricted Subsidiary that engages in no activities other than in connection with the financing of franchise accounts receivable and that is designated by the Board of Directors (as provided below) as a Receivables Subsidiary:

          (1) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which:

             (a) is guaranteed by GNC or any Restricted Subsidiary (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction);

             (b) is recourse to or obligates GNC or any Restricted Subsidiary in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction; or

             (c) subjects any property or asset of GNC or any Restricted Subsidiary (other than franchise accounts receivable and related assets as provided in the definition of "Qualified Receivables Transaction"), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than

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

        pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction;

          (2) with which neither GNC nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms no less favorable to GNC or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of GNC, other than fees payable in the ordinary course of business in connection with servicing franchise accounts receivable; and

          (3) with which neither GNC nor any Restricted Subsidiary has any obligation to maintain or preserve such Subsidiary's financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing conditions.

     "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend, including pursuant to any defeasance or discharge mechanism (collectively, "refinances," and "refinanced" shall have a correlative meaning), any Indebtedness existing on the date of the indenture or Incurred in compliance with the indenture, including Indebtedness of GNC that refinances Indebtedness of any Restricted Subsidiary, to the extent permitted in the indenture, and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary, including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

          (1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced;

          (2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

          (3) if the Indebtedness being refunded, refinanced, replaced, renewed, repaid, extended, defeased or discharged is Subordinated Obligations, such Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being refunded, refinanced, replaced, renewed, repaid, extended, defeased or discharged;

          (4) such Refinancing Indebtedness is Incurred in an aggregate principal amount, or if issued with original issue discount, an aggregate issue price, that is equal to or less than the aggregate principal amount, or if issued with original issue discount, the aggregate accreted value, then outstanding of the Indebtedness being refinanced, plus fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such Refinancing Indebtedness; provided further, however, that Refinancing Indebtedness shall not include:

             (a) Indebtedness of a Restricted Subsidiary that refinances Indebtedness of GNC; or

             (b) Indebtedness of GNC or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

          (5) in the case of Indebtedness of GNC or a Guarantor, such Refinancing Indebtedness is Incurred by GNC, a Guarantor or by the Subsidiary who is the obligor on the Indebtedness being refinanced.

     "Related Business" means those businesses in which GNC or any of its Subsidiaries is engaged on the date of the indenture or that are reasonably related or incidental thereto.

     "Related Party" means:

          (1) any controlling equityholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Permitted Holder; or

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          (2) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (1).

     "Representative" means the Trustee, agent or representative, if any, for an issue of Senior Indebtedness.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" means any Subsidiary of GNC other than an Unrestricted Subsidiary.

     "SEC" means the Securities and Exchange Commission.

     "Secured Indebtedness" means any Indebtedness of GNC or its Subsidiaries secured by a Lien.

     "Senior Credit Agreement" means the credit agreement dated as of December 5, 2003, among GNC, the Parent, the banks and other financial institutions party thereto from time to time, Lehman Commercial Paper Inc., as administrative agent, JPMorgan Chase Bank, as syndication agent, and the other parties thereto, as such agreement may be assumed by any successor in interest, and as such agreement may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with GNC, or any subsidiary of GNC as borrower, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Credit Agreement or otherwise).

     "Senior Credit Facility" means the collective reference to the Senior Credit Agreement, any Loan Documents, as defined therein, any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, intellectual property security agreement, mortgages, letter of credit applications and other security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time, whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Credit Agreement or otherwise. Without limiting the generality of the foregoing, the term "Senior Credit Facility" shall include any agreement:

          (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby;

          (2) adding Subsidiaries of GNC as additional borrowers or guarantors thereunder;

          (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder; or

          (4) otherwise altering the terms and conditions thereof.

     "Senior Indebtedness" means the following obligations of GNC, whether outstanding on the date of the indenture or thereafter Incurred, without duplication:

          (1) Bank Indebtedness; and

          (2) all obligations consisting of the principal of and premium and liquidated damages, if any, and accrued and unpaid interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to GNC regardless of whether post-filing interest is allowed in such proceeding, on, and fees and other amounts owing in respect of, all other Indebtedness of GNC, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that the obligations in respect of such Indebtedness are not senior in right of payment to the notes; provided, however, that Senior Indebtedness will not include:

             (a) any obligations of GNC to any Subsidiary or any other Affiliate of GNC, or any such Affiliate's Subsidiaries;

             (b) any liability for Federal, state, foreign, local or other taxes owed or owing by GNC;
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             (c) any accounts payable or other liability to trade creditors arising in the ordinary course of business, including Guarantees thereof or instruments evidencing such liabilities;

             (d) any Indebtedness, Guarantee or obligation of GNC that is expressly subordinate or junior to any other Indebtedness, Guarantee or obligation of GNC, including any Senior Subordinated Indebtedness and any Subordinated Obligations of GNC;

             (e) Indebtedness that is represented by redeemable Capital Stock;
        or

             (f) that portion of any Indebtedness that is Incurred in violation of the indenture; provided that Indebtedness under the Senior Credit Facility will not cease to be Senior Indebtedness under this clause (f) if the lenders of such Indebtedness obtained a certificate from an Officer of GNC as of the date of Incurrence of such Indebtedness to the effect that such Indebtedness was permitted to be Incurred by the indenture.

     If any Designated Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of Title 11 of the U.S. Code or any applicable state fraudulent conveyance law, such Designated Senior Indebtedness nevertheless will constitute Senior Indebtedness.

     "Senior Subordinated Indebtedness" means the notes and any other Indebtedness of GNC, whether outstanding on the date of the indenture or thereafter Incurred, that:

          (1) specifically provides that such Indebtedness is to rank pari passu in right of payment with the notes; and

          (2) is not expressly subordinated by its terms in right of payment to any Indebtedness or other obligation of GNC that is not Senior Indebtedness.

     "Significant Subsidiary" means:

          (1) any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture; and

          (2) any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.

     "S&P" means Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc., and its successors.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred.

     "Subordinated Obligation" means any Indebtedness of GNC or any Guarantor, whether outstanding on the date of the indenture or thereafter Incurred, which is expressly subordinate or junior in right of payment to the notes or the Note Guarantees pursuant to a written agreement.

     "Subsidiary" means, with respect to any specified Person:

          (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or
     (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
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     "Successor Company" shall have the meaning assigned thereto in clause (1)
under "-- Merger and Consolidation."

     "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the indenture.

     "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

     "Trustee" means the party named as such in the indenture until a successor replaces it and, thereafter, means the successor.

     "Trust Officer" means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person's knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of the indenture.

     "Unrestricted Subsidiary" means:

          (1) any Subsidiary of GNC that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

          (2) any Subsidiary of an Unrestricted Subsidiary.

     The Board of Directors may designate any Subsidiary of GNC, including any newly acquired or newly formed Subsidiary of GNC, to be an Unrestricted Subsidiary unless at the time of such designation such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, GNC or any other Subsidiary of GNC that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

          (a) the Subsidiary to be so designated has total consolidated assets of $100,000 or less; or

          (b) if such Subsidiary has consolidated assets greater than $100,000, then such designation would be permitted under "-- Certain
     Covenants -- Limitation on Restricted Payments."

     The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

          (a) GNC could Incur at least $1.00 of additional Indebtedness under the first paragraph of the covenant described under "-- Certain Covenants -- Limitation on Indebtedness;" and

          (b) no Default or Event of Default shall have occurred and be continuing.

     Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of GNC's Board of Directors giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing provisions.

     "Voting Stock" of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary of GNC all the Capital Stock of which, other than directors' qualifying shares, is owned by GNC or another Wholly Owned Subsidiary.

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            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the anticipated material United States federal income tax consequences to a holder of old notes relating to the exchange of old notes for new notes. This summary is based upon existing United States federal income tax law, which is subject to change, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, and foreign or domestic tax-exempt organizations (including private foundations)), or to persons that hold the old notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes or that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not address any state, local, or non-United States tax considerations. Each prospective investor is urged to consult his tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of the acquisition, ownership, and disposition of the new notes.

EXCHANGE OF OLD NOTES FOR NEW NOTES

     An exchange of old notes for new notes pursuant to the exchange offer will be ignored for United States federal income tax purposes. Consequently, a holder of old notes will not recognize gain or loss, for United States federal income tax purposes, as a result of exchanging old notes for new notes pursuant to the exchange offer. The holding period of the new notes will be the same as the holding period of the old notes and the tax basis in the new notes will be the same as the adjusted tax basis in the old notes as determined immediately before the exchange.

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                         MATERIAL ERISA CONSIDERATIONS

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Code impose certain requirements on employee benefit plans and certain other plans and arrangements, including individual retirement accounts and annuities, Keogh plans and certain collective investment funds or insurance company general or separate accounts in which such plans, accounts or arrangements are invested, that are subject to the fiduciary responsibility provisions of ERISA and/or Section 4975 of the Code (collectively, "Plans"), and on persons who are fiduciaries with respect to Plans, in connection with the investment of "plan assets" of any Plan ("Plan Assets"). ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan's investments be made in accordance with the documents governing the Plan.

     ERISA and Section 4975 of the Code prohibit a broad range of transactions involving Plan Assets and persons ("parties in interest" under ERISA and "disqualified persons" under the Code, collectively, "Parties in Interest") who have certain specified relationships to a Plan or its Plan Assets, unless a statutory or administrative exemption is available. Parties in Interest that participate in a prohibited transaction may be subject to a penalty imposed under ERISA and/or an excise tax imposed pursuant to Section 4975 of the Code, unless a statutory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Section 4975 of the Code.

     The issuer may be a Party in Interest with respect to a number of Plans in addition to Plans sponsored by the issuer. Accordingly, subject to the considerations described below, the notes are eligible for purchase with Plan Assets of any Plan.

     Any fiduciary or other Plan investor considering whether to purchase the notes with Plan Assets of any Plan should determine whether such purchase is consistent with its fiduciary duties and whether such purchase would constitute or result in a non-exempt prohibited transaction under ERISA and/or Section 4975 of the Code. The prospective Plan investor, any fiduciary or other Plan investor considering whether to purchase or hold the notes should consult with its counsel regarding the necessity for and availability of exemptive relief under U.S. Department of Labor ("DOL") Prohibited Transaction Class Exemption 96-23 (relating to transactions determined by "in-house asset managers"), 95-60 (relating to transactions involving insurance company general accounts), 91-38 (relating to transactions involving bank collective investment funds), 90-1 (relating to transactions involving insurance company pooled separate accounts) or 84-14 (relating to transactions determined by independent "qualified professional asset managers") or any other prohibited transaction exemption issued by the DOL. A purchaser of the notes should be aware, however, that even if the conditions specified in one or more of the above-referenced exemptions are met, the scope of the exemptive relief provided by the exemption might not cover all acts which might be construed as prohibited transactions.

     Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA), are not subject to the requirements of ERISA or Section 4975 of the Code. Accordingly, assets of such plans may be invested in the notes without regard to the ERISA considerations described herein, subject to the provisions or other applicable federal and state law. However, any such plan that is qualified and exempt from taxation under the Sections 401(a) and 501(a) of the Code is subject to the prohibited transaction rules set forth in Section 503 of the Code.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such
resale. In addition, until           , 200--, all dealers effecting transactions
in the new notes may be required to deliver a prospectus.

     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transaction:

     - in the over-the-counter market,

     - in negotiated transactions,

     - through the writing of options on the new notes, or

     - a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

     Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker-dealer that participates in a distribution of those new notes may be deemed to be an underwriter within the meaning of the Securities Act and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     Furthermore, any broker-dealer that acquired any of the old notes directly from us:

     - may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983); and

     - must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

     For a period of 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any broker-dealer and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters as to the validity and enforceability of the new notes and the guarantees by certain guarantors will be passed upon for General Nutrition Centers, Inc., General Nutrition Companies, Inc., General Nutrition Distribution Company, General Nutrition Government Services, Inc., General Nutrition International, Inc., General Nutrition Systems, Inc., GNC (Canada) Holding Company, GNC, Limited, GNC US Delaware, Inc. and GN Investment, Inc. by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. Certain legal matters relating to the guarantees will be passed upon for General Nutrition Corporation, General Nutrition Distribution, L.P., General Nutrition, Incorporated and GNC Franchising, LLC by Pepper Hamilton, LLP, in Pittsburgh, Pennsylvania. Certain legal matters relating to the guarantees will be passed upon for General Nutrition Investment Company and General Nutrition Sales Corporation by Lewis and Roca LLP, Phoenix, Arizona. Certain legal matters relating to the guarantees will be passed upon for Informed Nutrition, Inc. by Holland & Knight LLP Tallahassee, Florida. Certain legal matters relating to the guarantees will be passed upon for Nutra Manufacturing, Inc. by Kennedy Covington Lobdell & Hickman, L.L.P., Rock Hill, South Carolina.

                                    EXPERTS

     The consolidated financial statements of General Nutrition Centers, Inc. and its subsidiaries as of December 31, 2003 and the period from December 5, 2003 through December 31, 2003 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of General Nutrition Companies, Inc. and its subsidiaries as of December 31, 2002 and for the period from January 1, 2003 through December 4, 2003, and for each of the two years in the period ended December 31, 2002, included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

Report of Independent Auditors..............................  F-2
Consolidated balance sheets as of December 31, 2002 and
  December 31, 2003.........................................  F-4
Consolidated statements of operations and comprehensive
  income for years ended December 31, 2001 and December 31,
  2002, and for the periods from January 1, 2003 through
  December 4, 2003 and the 27 days ended December 31,
  2003......................................................  F-5
Consolidated statements of stockholder's (deficit) equity
  for years ended December 31, 2001 and December 31, 2002
  and for the periods from January 1, 2003 through December
  4, 2003 and the 27 days ended December 31, 2003...........  F-6
Consolidated statements of cash flows for years ended
  December 31, 2001 and December 31, 2002 and the periods
  from January 1, 2003 through December 4, 2003 and the 27
  days ended and December 31, 2003..........................  F-7
Notes to Consolidated Financial Statements..................  F-8

                         REPORT OF INDEPENDENT AUDITORS

To the Supervisory Board of Royal Numico N.V.
and the Stockholder of General Nutrition Companies, Inc.:

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations and comprehensive income, of stockholder's equity and of cash flows presents fairly, in all material respects, the financial position of General Nutrition Companies, Inc., and its subsidiaries (the "Company") at December 31, 2002, and the results of their operations and their cash flows for the period from January 1, 2003 through December 4, 2003, and for each of the two years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under item 21(b), represents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 5 to the consolidated financial statements, the Company changed its method of accounting for goodwill and intangible assets in 2002.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
March 1, 2004

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholder and Board of Directors of General Nutrition Centers, Inc. and Subsidiaries

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of operations and comprehensive income, of stockholder's equity and of cash flows presents fairly, in all material respects, the financial position of General Nutrition Centers, Inc., and its subsidiaries (the "Company") at December 31, 2003, and the results of their operations and their cash flows for the period from December 5, 2003 through December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under item 21(b), represents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
March 23, 2004

                GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                              PREDECESSOR     SUCCESSOR
                                                              ------------   ------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2002           2003
                                                              ------------   ------------
Current assets:
  Cash and cash equivalents.................................  $    38,765     $   33,176
  Receivables, net (Note 1).................................      208,334         87,984
  Inventories (Note 2)......................................      285,622        256,000
  Deferred tax assets (Note 17).............................       20,291         15,946
  Other current assets (Note 3).............................       26,826         27,480
                                                              -----------     ----------
     Total current assets...................................      579,838        420,586
Long-term assets:
  Goodwill, net (Note 5)....................................      248,838         83,089
  Brands, net (Note 5)......................................      666,000        212,000
  Other intangible assets, net (Note 5).....................       70,469         32,667
  Property, plant and equipment, net (Note 4)...............      284,638        201,280
  Deferred financing fees, net..............................           --         19,796
  Deferred tax assets (Note 17).............................           --         15,289
  Other long-term assets (Note 6)...........................       28,527         34,160
                                                              -----------     ----------
     Total long-term assets.................................    1,298,472        598,281
                                                              -----------     ----------
       Total assets.........................................  $ 1,878,310     $1,018,867
                                                              ===========     ==========
Current liabilities:
  Accounts payable (Note 7).................................  $   121,992     $   88,263
  Accrued payroll and related liabilities...................       18,745         33,277
  Accrued income taxes......................................       37,156            438
  Accrued interest..........................................           --          1,799
  Current portion, long-term debt (Note 9)..................      175,906          3,830
  Other current liabilities (Note 8)........................       72,465         92,934
                                                              -----------     ----------
     Total current liabilities..............................      426,264        220,541
Long-term liabilities:
  Deferred tax liabilities (Note 17)........................      251,261             --
  Long-term debt (Note 9)...................................    1,664,172        510,374
  Other long-term liabilities...............................       30,365          9,796
                                                              -----------     ----------
     Total long-term liabilities............................    1,945,798        520,170
       Total liabilities....................................    2,372,062        740,711
Commitments and contingencies (Note 18)
Stockholder's (deficit) equity:
  Common stock authorized, issued and outstanding 1,000
     shares at $.01 par.....................................           --             --
  Paid-in-capital...........................................      690,955        277,500
  Retained (deficit) earnings...............................   (1,183,231)           354
  Accumulated other comprehensive (loss) income (Note 11)...       (1,476)           302
                                                              -----------     ----------
     Total stockholder's (deficit) equity...................     (493,752)       278,156
                                                              -----------     ----------
       Total liabilities and stockholder's (deficit)
        equity..............................................  $ 1,878,310     $1,018,867
                                                              ===========     ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

         CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                                 (IN THOUSANDS)

                                                                 PREDECESSOR                     SUCCESSOR
                                                   ----------------------------------------    -------------
                                                                                  PERIOD          27 DAYS
                                                     TWELVE MONTHS ENDED          ENDED            ENDED
                                                         DECEMBER 31,          DECEMBER 4,     DECEMBER 31,
                                                   ------------------------    ------------    -------------
                                                      2001          2002           2003            2003
                                                   ----------    ----------    ------------    -------------
Revenue..........................................  $1,509,144    $1,424,976     $1,340,209        $89,288
Cost of sales, including costs of warehousing,
  distribution and occupancy.....................   1,013,392       969,908        934,860         63,580
                                                   ----------    ----------     ----------        -------
Gross profit.....................................     495,752       455,068        405,349         25,708
Compensation and related benefits................     246,639       245,165        234,990         16,719
Advertising and promotion........................      41,870        52,026         38,413            514
Other selling, general and administrative........     140,747        86,048         70,938          5,098
Other (income) expense...........................      (3,476)     (216,284)       (10,085)            22
Impairment of goodwill and intangible assets
  (Note 5).......................................          --       222,000        709,367             --
                                                   ----------    ----------     ----------        -------
Operating income (loss)..........................      69,972        66,113       (638,274)         3,355
Interest expense, net (Note 9)...................    (139,930)     (136,353)      (121,125)        (2,773)
(Loss) income before income taxes................     (69,958)      (70,240)      (759,399)           582
Income tax benefit (expense) (Note 17)...........      14,099          (996)       174,478           (228)
                                                   ----------    ----------     ----------        -------
Net (loss) income before cumulative effect of
  accounting change..............................     (55,859)      (71,236)      (584,921)           354
Loss from cumulative effect of accounting change,
  net of tax (Note 5)............................          --      (889,621)            --             --
                                                   ----------    ----------     ----------        -------
Net (loss) income................................     (55,859)     (960,857)      (584,921)           354
Other comprehensive income (loss) (Note 11)......       1,745        (1,853)         1,603            302
                                                   ----------    ----------     ----------        -------
Comprehensive (loss) income......................  $  (54,114)   $ (962,710)    $ (583,318)       $   656
                                                   ==========    ==========     ==========        =======

   The accompanying notes are an integral part of the consolidated financial statements.

                GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDER'S (DEFICIT) EQUITY
                                 (IN THOUSANDS)

                                                            RETAINED         OTHER            TOTAL
                                COMMON     ADDITIONAL       (DEFICIT)    COMPREHENSIVE    STOCKHOLDER'S
                                STOCK    PAID-IN-CAPITAL    EARNINGS     (LOSS)/INCOME   (DEFICIT) EQUITY
                                ------   ---------------   -----------   -------------   ----------------
PREDECESSOR
BALANCE AT JANUARY 1, 2001....    $--       $690,955       $  (166,515)     $(1,368)       $   523,072
Net loss......................    --              --           (55,859)          --            (55,859)
Unrealized appreciation on
  marketable securities, net
  of tax......................    --              --                --        2,145              2,145
Foreign currency
  translation.................    --              --                --         (400)              (400)
                                  --        --------       -----------      -------        -----------
BALANCE AT DECEMBER 31,
  2001........................    $--       $690,955       $  (222,374)     $   377        $   468,958
Net loss......................    --              --          (960,857)          --           (960,857)
Unrealized (depreciation) on
  marketable securities, net
  of tax......................    --              --                --       (2,145)            (2,145)
Foreign currency
  translation.................    --              --                --          292                292
                                  --        --------       -----------      -------        -----------
BALANCE AT DECEMBER 31,
  2002........................    $--       $690,955       $(1,183,231)     $(1,476)       $  (493,752)
Net loss......................    --              --          (584,921)          --           (584,921)
Foreign currency
  translation.................    --              --                --        1,603              1,603
                                  --        --------       -----------      -------        -----------
BALANCE AT DECEMBER 4, 2003...    $--       $690,955       $(1,768,152)     $   127        $(1,077,070)
---------------------------------------------------------------------------------------------------------
SUCCESSOR
General Nutrition Centers
  Holding Company investment
  in General Nutrition
  Centers, Inc. ..............    --         277,500                --           --            277,500
Net income....................    --              --               354           --                354
Foreign currency
  translation.................    --              --                --          302                302
                                  --        --------       -----------      -------        -----------
BALANCE AT DECEMBER 31,
  2003........................    $--       $277,500       $       354      $   302        $   278,156
                                  ==        ========       ===========      =======        ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                   PREDECESSOR                 SUCCESSOR
                                                       -----------------------------------   -------------
                                                       TWELVE MONTHS ENDED    PERIOD ENDED   27 DAYS ENDED
                                                           DECEMBER 31,       DECEMBER 4,    DECEMBER 31,
                                                       --------------------   ------------   -------------
                                                         2001       2002          2003           2003
                                                       --------   ---------   ------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)/income....................................  $(55,859)  $(960,857)   $(584,921)      $     354
  Depreciation expense...............................    46,137      46,461       50,880           1,950
  Loss from cumulative effect of accounting change,
    net of tax.......................................        --     889,621           --              --
  Impairment of goodwill and intangible assets.......        --     222,000      709,367              --
  Amortization of goodwill and intangible assets.....    75,940      11,536        8,171             303
  Amortization of deferred financing fees............        --          --           --             224
  Inventory non-cash decrease........................    25,256      33,911       27,701           2,237
  Changes in stock-based compensation................    14,582      (2,030)          --              --
  Stock appreciation rights compensation.............        --          --        4,347              --
  Increase in allowance for doubtful accounts........     1,815       5,285        1,953             767
  Gain on sale of marketable securities..............        --      (5,043)          --              --
  Increase in net deferred taxes.....................   (24,469)    (44,908)    (197,629)           (210)
Changes in assets and liabilities:
  (Increase) decrease in receivables.................    (2,940)   (132,581)      57,933           2,119
  Decrease (increase) in inventory, net..............    46,263     (11,695)       1,258           1,581
  Decrease in franchise note receivables, net........     7,995       8,069        1,546           1,326
  (Increase) decrease in other assets................    (1,080)      9,125       (5,597)         (4,950)
  (Decrease) increase in accounts payable............   (48,183)     18,800       (3,245)         (5,342)
  (Decrease) increase in accrued taxes...............    (2,422)     25,541        5,638             438
  (Decrease) increase in interest payable............    (3,853)         --           --           1,799
  (Decrease) increase in accrued liabilities.........    (3,378)     (2,200)      15,466           2,092
                                                       --------   ---------    ---------       ---------
    NET CASH PROVIDED BY OPERATING ACTIVITIES........    75,804     111,035       92,868           4,688
                                                       --------   ---------    ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures...............................   (29,183)    (51,899)     (31,020)         (1,827)
  Proceeds from disposal of assets...................     6,179       4,254        2,760              24
  Store acquisition costs............................   (21,863)     (4,055)      (3,193)            (81)
  Investments, loans and advances to investees.......    (3,280)       (200)          --              --
  Acquisition of General Nutrition Companies, Inc....        --          --           --        (738,117)
  Proceeds from sale of marketable securities........        --       7,443           --              --
                                                       --------   ---------    ---------       ---------
    NET CASH USED IN INVESTING ACTIVITIES............   (48,147)    (44,457)     (31,453)       (740,001)
                                                       --------   ---------    ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  General Nutrition Centers Holding Company
    investment in General Nutrition Centers, Inc.....        --          --           --         277,500
  (Decrease) increase in cash overdrafts.............   (12,797)     (1,112)       1,915           1,735
  Short-term borrowings -- related party.............    62,341          --           --              --
  Payments on short-term debt -- related party.......   (20,000)    (42,341)          --              --
  Payments on long-term debt -- related party........   (50,000)         --      (91,794)             --
  Payments on long-term debt -- third parties........    (1,132)       (847)        (887)             --
  Borrowings from senior credit facility.............        --          --           --         285,000
  Proceeds from senior subordinated notes............        --          --           --         215,000
  Deferred financing fees............................        --          --           --         (20,020)
                                                       --------   ---------    ---------       ---------
    NET CASH (USED)/PROVIDED BY FINANCING
      ACTIVITIES.....................................   (21,588)    (44,300)     (90,766)        759,215
                                                       --------   ---------    ---------       ---------
Effect of exchange rates on cash.....................      (231)        175           12            (152)
                                                       --------   ---------    ---------       ---------
Net increase (decrease) in cash......................     5,838      22,453      (29,339)         23,750
Beginning balance, cash..............................    10,474      16,312       38,765           9,426
                                                       --------   ---------    ---------       ---------
Ending balance, cash.................................  $ 16,312   $  38,765    $   9,426       $  33,176
                                                       ========   =========    =========       =========

   The accompanying notes are an integral part of the consolidated financial statements.

                GENERAL NUTRITION CENTERS INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     GENERAL NATURE OF BUSINESS. General Nutrition Centers, Inc. (the "Company"), a Delaware corporation, is a leading specialty retailer of vitamin, mineral and herbal supplements, diet and sports nutrition products and specialty supplements. The Company is also a provider of personal care and other health related products. The Company's organizational structure is vertically integrated as the operations consist of purchasing raw materials, formulating and manufacturing products, and selling the finished products through its retail, franchising and manufacturing/wholesale segments. The Company operates primarily in three business segments: Retail, Franchising and Manufacturing/Wholesale. Corporate retail store operations are located in North America and Puerto Rico. Franchise stores are located in the United States and Canada and 34 international markets. The Company operates a manufacturing facility in South Carolina and distribution centers in Arizona, Pennsylvania and South Carolina. The Company also operates a smaller manufacturing facility in Australia. The Company manufactures the majority of its branded products, but also merchandises various third-party products. Additionally, the Company licenses the use of its trademarks and trade names. The processing, formulation, packaging, labeling and advertising of the Company's products are subject to regulation by one or more federal agencies, including the Food and Drug Administration ("FDA"), Federal Trade Commission ("FTC"), Consumer Product Safety Commission, United States Department of Agriculture and the Environmental Protection Agency. These activities are also regulated by various agencies of the states and localities in which the Company's products are sold.

     ACQUISITION OF THE COMPANY. In August 1999, General Nutrition Companies, Inc. (GNCI) was acquired by Numico Investment Corp. ("NIC"), which subsequent to the acquisition, was merged into GNCI. NIC was a wholly owned subsidiary of Numico U.S. L.P., which was merged into Nutricia USA, Inc. ("Nutricia") in 2000. Nutricia (now known as Numico USA, Inc.) is a wholly owned subsidiary of Koninklijke (Royal) Numico N.V. ("Numico"), a Dutch public company headquartered in Zoetermeer, Netherlands. The results of GNCI were reported as part of the consolidated Numico financial statements from August 1999 to December 4, 2003.

     On October 16, 2003, the Company entered into a purchase agreement (the "purchase agreement") with Numico and Numico USA, Inc. to acquire 100% of the outstanding equity interest of GNCI from Numico USA Inc., a subsidiary of Numico ("the Acquisition"). The purchase equity contribution was made by GNC Investors, LLC, ("GNC LLC") an affiliate of Apollo, together with additional institutional investors and certain management of the Company. The equity contribution from GNC LLC was recorded on General Nutrition Centers Holding Company ("GNCH"). GNCH utilized this equity contribution to purchase the investment in the Company. The Company is a wholly owned subsidiary of GNCH. The transaction closed on December 5, 2003 and was accounted for under the purchase method of accounting. The net purchase price was $733.2 million, which was paid from total proceeds via a combination of cash, and the proceeds from the issuance of senior subordinated notes and borrowings under a senior credit facility, and is summarized herein. Apollo Management LP ("Apollo") and certain institutional investors, through GNC LLC and GNCH, contributed a cash equity investment of $277.5 million to the Company. In connection with the Acquisition on December 5, 2003, the Company also issued $215 million aggregate principal amount of its 8 1/2% Senior Subordinated Notes, due 2010, resulting in net proceeds to the Company of $207.1 million. In addition, the Company obtained a new secured senior credit facility consisting of a $285.0 million term loan facility and a $75 million revolving credit facility. The Company borrowed the entire $285.0 million under the term loan facility to fund a portion of the acquisition price, which netted proceeds to the Company of $275.8 million. These total proceeds were reduced by certain debt issuance and other transaction costs. Subject to certain limitations in accordance with the purchase agreement, Numico and Numico USA, Inc. agreed to indemnify the Company on losses arising from, among other items, breaches of representations, warranties, covenants and other certain liabilities relating to the business of GNCI, arising prior to December 5, 2003 as well as

                GENERAL NUTRITION CENTERS INC., AND SUBSIDIARIES any losses payable in connection with certain litigation including ephedra related claims. The Company utilized these proceeds to purchase GNCI with the remainder of $19.8 million used to fund operating capital.

     In conjunction with the acquisition, fair value adjustments were made to the Company's financial statements as of December 5, 2003. As a result of the acquisition by Apollo and fair values assigned by the appraisal specialist, the accompanying financial statements as of December 31, 2003 reflect adjustments made in accordance with Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations. The following table summarizes the fair values assigned at December 5, 2003 to the Company's assets and liabilities in connection with the acquisition.

     Fair value Opening Balance Sheet at December 5, 2003:

                                                              (IN THOUSANDS)
Assets:
  Current assets............................................    $  438,933
  Goodwill..................................................        83,089
  Other intangible assets...................................       244,970
  Property, plant and equipment.............................       201,287
  Other assets..............................................        54,426
                                                                ----------
     Total assets...........................................     1,022,705
                                                                ----------
Liabilities:
  Current liabilities.......................................       217,033
  Long-term debt............................................       513,217
  Other liabilities.........................................        14,955
                                                                ----------
     Total liabilities......................................       745,205
                                                                ----------
General Nutrition Centers Holding Company investment in
  General Nutrition Centers, Inc............................    $  277,500
                                                                ==========

     BASIS OF PRESENTATION. The accompanying financial statements for the period from December 5, 2003 to December 31, 2003 include the accounts of General Nutrition Centers, Inc. and its wholly owned subsidiaries. Included in this period are fair value adjustments to assets and liabilities, including inventory, goodwill, other intangible assets and property, plant and equipment. Also included is the corresponding effect these adjustments had to cost of sales, depreciation and amortization expenses. Accordingly, the accompanying financial statements for the periods prior to the Acquisition are labeled as "Predecessor" and the periods subsequent to the Acquisition are labeled as "Successor".

     For the period from August 8, 1999 to December 4, 2003 the consolidated financial statements of GNCI were prepared on a carve-out basis and reflect the consolidated financial position, results of operations and cash flows in accordance with accounting principles generally accepted in the United States of America. The financial statements for this period reflected amounts that were pushed down from Nutricia and Numico in order to depict the financial position, results of operations and cash flows of GNCI based on these carve-out principles. As a result of the sale of GNCI to Apollo, all related party term debt was settled in full. As a result of recording these amounts, the financial statements of GNCI may not be indicative of the results that would be presented if GNCI had operated as an independent, stand-alone entity. See Note 22 for further discussion of GNCI's related party transactions with Nutricia, Numico and other related entities.

     The Company's normal reporting period is based on a 52-week calendar year. Therefore, the Predecessor results of operations presented in the accompanying financial statements for the period from January 1, 2003 to December 4, 2003 are not necessarily indicative of the results that would be expected for the full reporting

                GENERAL NUTRITION CENTERS INC., AND SUBSIDIARIES year. In the opinion of management, all material adjustments consisting of normal recurring transactions, necessary to reflect a fair presentation of the financial statements, have been included.

     Certain reclassifications have been made to the financial statements to ensure consistency in reporting and conformity between prior year and current year amounts.

     THE FOLLOWING IS A SUMMARY OF THE SIGNIFICANT ACCOUNTING POLICIES ADOPTED BY THE COMPANY. THERE HAVE BEEN NO SIGNIFICANT CHANGES IN ACCOUNTING POLICIES SINCE THE ACQUISITION.

     PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of the Company and all of its subsidiaries. The equity method of accounting is used for investment ownership ranging from 20 to 50 percent. Investment ownership of less than 20 percent is accounted for on the cost method. All intercompany transactions have been eliminated in consolidation.

     USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. Accordingly, these estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Some of the most significant estimates pertaining to the Company include the valuation of inventories, the allowance for doubtful accounts, income tax valuation allowances and the recoverability of long-lived assets. On a continual basis, management reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews and if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates.

     REVENUE RECOGNITION. The Company operates predominately as a retailer, through Company-owned and franchised stores, and to a lesser extent through wholesale operations. For all years and periods presented herein, the Company has complied with and adopted Securities and Exchange Commission Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition".

     The Retail segment recognizes revenue at the moment a sale to a customer is recorded. These revenues are recorded via the Company's point of sale system. Gross revenues are netted (decreased) by actual customer returns and an allowance for expected customer returns. The Company records a reserve for expected customer returns based on management's estimate, which is derived from historical return data. Revenue is deferred on sales of the Company's Gold Cards and subsequently amortized over 12 months. The length of the amortization period is determined based on matching the discounts associated with the Gold Card program to the revenue deferral during the twelve month membership period. For an annual fee, the card provides customers with a 20% discount on all products purchased, both on the date the card is purchased and certain specified days of every month. The Company also defers revenue for sales of gift cards until such time the gift cards are redeemed for products.

     The Company's Franchise segment generates revenues from franchise fees (see
Note 14 Franchise Revenue), product sales to franchisees, royalties, and interest income on the financing of the franchise locations. The franchisees purchase a majority of the products they sell from the Company at wholesale prices. Revenue on product sales to franchisees is recognized when risk of loss, title and insurable risks have transferred to the franchisee. Franchise fees are recognized by the Company at the time of a franchise store opening. Interest on the financing of franchisee notes receivable is recorded as it becomes due and payable. In accordance with the American Institute of Certified Public Accountants Statement of Position No. 01-6, "Accounting by Certain Entities That Lend to or Finance the Activities of Others", the franchisee financing activity is further discussed in Note 6 Other Long-Term Assets. Gains from the sale of company-owned stores to franchisees are recognized in accordance with SFAS No. 66, "Accounting for Sales of Real Estate". This standard requires gains on sales of corporate stores to franchisees to be deferred until certain criteria are

                GENERAL NUTRITION CENTERS INC., AND SUBSIDIARIES satisfied regarding the collectibility of the related receivable and the seller's remaining obligations. Remaining sources of franchise income, including royalties, are recognized as earned.

     The Manufacturing/Wholesale segment sells product primarily to the other Company segments, third party customers and historically to certain related parties. Revenue is recognized when risk of loss, title and insurable risks have transferred to the customer. All intercompany transactions are eliminated in the enclosed consolidated financial statements.

     The Company also has a consignment arrangement with certain customers and revenue is recognized when products are sold to the ultimate customer.

     VENDOR ALLOWANCES. The Company receives allowances from various vendors based on either sales or purchase volumes. In accordance with Emerging Issues Task Force ("EITF") No. 02-16, "Accounting by a Reseller for Cash Consideration Received from a Vendor", the Company has properly included this consideration received from vendors in cost of sales.

     DISTRIBUTION AND SHIPPING COSTS. The Company charges franchisees and third party customers shipping and transportation costs and reflects these charges in revenue. The costs that are associated with these charges are included in cost of goods sold.

     RESEARCH AND DEVELOPMENT. Research and development costs arising from internally generated projects are expensed by the Company as incurred. The Company recorded $0.1 million in research and development costs for the 27 days ended December 31, 2003. GNCI recorded research and development amounts charged by Numico directly to expense during the Predecessor period. Research and development costs, recorded by GNCI, for the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001 were $5.1, $6.1 and $5.3 million respectively. These costs are included in Other selling, general and administrative costs in the accompanying financial statements. See Note 22 Related Party Transactions.

     CASH AND CASH EQUIVALENTS. The Company considers cash and cash equivalents to include all cash and liquid deposits and investments with a maturity of three months or less. Cash requirements are met utilizing funds provided by the Company's operations. Overnight investments in certain sweep accounts generate interest income earned from cash.

     INVESTMENT SECURITIES. The Company's investments consisted of equity securities that were classified as available-for-sale. In accordance with SFAS No. 115, "Accounting for Certain Investments for Debt and Equity Securities", these securities were stated at fair value based on quoted market prices. Unrealized gains and losses were recorded, net of applicable taxes, as a separate component of stockholder equity (deficit) in other comprehensive income. The investment balance of $5.7 million as of December 31, 2001 represented stock purchased, in July 1999, in connection with a business cooperation agreement with a leading on-line drugstore entity. In accordance with an agreement entered into at the time of the investment, the shares were subject to a mandatory holding period that prohibited the immediate sale of the stock. For the year ended December 31, 2001, an unrealized pre-tax gain was recorded on these investment securities of $3.3 million. For the year ended December 31, 2002, a realized pre-tax gain of $5.0 million was recognized upon the sale of all of the investment securities.

     INVENTORIES. Cost is determined using a standard costing system which approximates actual costs. Inventories are stated at the lower of cost or market on a FIFO (first in, first out) basis. Inventory components consist of raw materials, finished product and packaging supplies. The Company reviews its inventory levels in order to identify slow moving and short dated products, expected length of time for product sell through and future expiring product. Upon analysis, the Company has established certain valuation allowances to reserve for such inventory. When allowances are considered necessary, after such reviews, the inventory balances are adjusted and reflected net in the accompanying financial statements.

                GENERAL NUTRITION CENTERS INC., AND SUBSIDIARIES

     ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS. The Company sells product to its franchisees and, to a lesser extent, various third parties. See
Note 1 Receivables, for the components of accounts receivable. To determine the allowance for doubtful accounts, factors that affect collect ability from the Company's franchisees or customers include their financial strength, payment history, reported sales and the overall retail economy. The Company establishes an allowance for doubtful accounts for franchisees based on an assessment of the franchisees' operations which includes analysis of their current year to date operating cash flows, retail sales levels, and status of amounts due to the Company, such as rent, interest and advertising. An allowance for international franchisees is calculated based on unpaid, unsecured amounts associated with their receivable balance. An allowance for receivable balances due from third parties is recorded, if considered necessary, based on facts and circumstances. These allowances are deducted from the related receivables and reflected net in the accompanying financial statements.

     NOTES RECEIVABLE. The Company offers financing to qualified franchisees in connection with the initial purchase of a franchise store. The notes offered by the Company to its franchisees are demand notes, payable monthly over a period ranging from five to seven years. Interest accrues principally at an annual rate that ranges from 11.25% to 13.75%, based on the amount of initial deposit, and is payable monthly. Allowances for these receivables are recorded in accordance with the Company's policy described in the Accounts Receivable and Allowance for Doubtful Accounts policy.

     PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment expenditures are recorded at cost. Depreciation and amortization are recorded using the straight-line method over the estimated useful life of the property. Fixtures are depreciated over three to eight years, and equipment is generally depreciated over ten years. Computer equipment and software costs are generally depreciated over three years. Amortization of improvements to retail leased premises is recorded using the straight-line method over the estimated useful life of the improvements, or over the life of the related leases, whichever period is shorter. Buildings are depreciated over 40 years and building improvements are depreciated over the remaining useful life of the building. The Company records tax depreciation in conformity with the provisions of applicable tax law.

     Expenditures that materially increase the value or clearly extend the useful life of property, plant and equipment are capitalized in accordance with the policies outlined above. Repair and maintenance costs incurred in the normal operations of business are expensed as incurred. Gains from the sale of property, plant and equipment are recorded in current operations. Periodically, the Company receives varying amounts of reimbursements from landlords to compensate the Company for costs incurred in the construction of stores. Improvements to the leased premises which are recorded by the Company as fixed assets are reduced by the amount of these reimbursements.

     The Company recorded depreciation expense of property, plant and equipment of $2.0 million for the 27 days ended December 31, 2003. GNCI recorded $50.9, $46.5 and $46.1 million for the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001 respectively.

     GOODWILL AND INTANGIBLE ASSETS. Goodwill represents the excess of purchase price over the fair value of identifiable net assets of acquired entities. In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Intangible Assets". SFAS No. 141 requires that the purchase method of accounting be used for all business combinations after June 30, 2001 and provides guidance on the initial recognition and measurement of goodwill and intangible assets resulting from business combinations. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. The Company adopted SFAS No. 142 as of January 1, 2002. Prior to 2002, goodwill and other intangible assets were amortized over periods not exceeding 40 years. Other intangible assets with finite lives are amortized on a straight-line basis over periods not exceeding 20 years. The Company records goodwill upon the acquisition of franchisee stores when the acquisition price exceeds the fair value of the

                GENERAL NUTRITION CENTERS INC., AND SUBSIDIARIES identifiable assets acquired and liabilities assumed of the store. This goodwill is accounted for in accordance with the above policy. See Note 5 Goodwill and Intangible Assets.

     IMPAIRMENT OF LONG-LIVED ASSETS. In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long Lived Assets". SFAS No. 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and Long-lived Assets to be Disposed of", and the provisions required by Accounting Principles Board Opinion (APB) No. 30, "Reporting Results of Operations and Discontinued Events and Extraordinary Items". SFAS No. 144 is based on the framework established by SFAS No. 121, but also includes provisions requiring that assets held for sale be presented separately in the consolidated balance sheet and broadens the reporting of discontinued operations. SFAS No. 144 was effective for the year beginning January 1, 2002. This standard requires that certain assets be reviewed for impairment and if impaired, be re-measured at fair value whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The adoption of SFAS No. 144 had no effect in the Company's financial statements.

     ADVERTISING EXPENDITURES. The Company recognizes advertising, promotion and marketing program expenses as they are incurred. Television production costs are recognized during the period the commercial initially airs. The Company administers national advertising funds on behalf of its franchisees. In accordance with the franchisee contracts, the Company collects advertising funds from the franchisee and utilizes the proceeds to coordinate various advertising and marketing campaigns. The Company previously participated with its franchisees in a cooperative advertising program that was discontinued as of January 2001. The Company recorded $0.5 million in advertising expense for the 27 days ended December 31, 2003. GNCI recorded advertising expense of $38.4, $52.0 and $41.9 million for the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001 respectively.

     The Company has a balance of unused advertising barter credits on account with a third party advertising agency. These available credits are not recognized as assets in the accompanying financial statements because their fair value cannot be reasonably estimated. The credits can be used to offset the cost of cable advertising. As of December 31, 2003, and December 31, 2002 the available credit balance was $16.6 and $18.8 million respectively.

     LEASES. The Company has various operating leases for Company owned and franchised store locations and equipment. Store leases generally include amounts relating to base rental, percent rent and other charges such as common area maintenance fees and real estate taxes. The Company leases its warehouse facilities in Pennsylvania and Arizona. The Company also has operating leases for their fleet of distribution tractors and trailers and fleet of field management vehicles. The expense associated with leases that have escalating payment terms is recognized on a straight-line basis over the life of the lease. We also lease a 630,000 square foot complex located in Anderson, South Carolina, for packaging, materials receipt, lab testing, warehousing, and distribution. Both the Greenville and Anderson facilities are leased on a long-term basis pursuant to "fee-in-lieu-of-taxes" arrangements with the counties in which the facilities are located, but we retain the right to purchase each of the facilities at any time during the lease for $1.00, subject to a loss of tax benefits. We also lease a 210,000 square foot distribution center in Leetsdale, Pennsylvania and a 112,000 square foot distribution center in Phoenix, Arizona. We conduct additional manufacturing that we perform for wholesalers or retailers of third-party products, as well as certain additional warehousing at a leased facility located in New South Wales, Australia. See Note 16 Long-Term Lease Obligations.

     PRE-OPENING EXPENDITURES. The Company recognizes the cost associated with the opening of new stores as incurred. These costs are charged to expense and are not material for the periods presented. Franchise store pre-opening costs are incurred by the franchisees.

                GENERAL NUTRITION CENTERS INC., AND SUBSIDIARIES

     DEFERRED FINANCING FEES. Costs related to the financing of the senior credit facility and senior subordinated notes were capitalized and are being amortized over the term of the respective debt utilizing the straight line method. Accumulated amortization at December 31, 2003 is $0.2 million.

     INCOME TAXES. The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". As prescribed by SFAS No. 109, the Company utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. See Note 17 Income Taxes.

     For the period December 5, 2003 to December 31, 2003 the Company will be participating in a consolidated federal income tax return as a subsidiary of GNCH. For state income tax purposes, the Company will file on both a consolidated and separate return basis in the states in which they conduct business.

     For the period ended December 4, 2003 and the years ended December 31, 2002 and 2001, GNCI was a member of a consolidated filing group for federal income tax purposes. The filing group included GNCI, Nutricia and two other U.S. based affiliates, Rexall Sundown, Inc. ("Rexall") and Unicity Network, Inc. ("Unicity"), both also wholly owned by Numico. An informal tax sharing agreement existed among the members of the consolidated filing group that provided for each entity to be responsible for a portion of the consolidated tax liability equal to the amount that would have been determined on a separate return basis. The agreement also provided for each company to be paid for any decreases in the consolidated federal income tax liability resulting from the utilization of deductions, losses and credits from current or prior years that were attributable to each entity. The current and deferred tax expense for the period ended December 4, 2003 and the years ended December 31, 2002 and 2001 are presented in the accompanying consolidated financial statements and was determined as if GNCI were a separate taxpayer. For state income tax purposes, the Company files on both a consolidated and separate return basis in the states in which they conduct business. Amounts due to Numico for taxes were settled in conjunction with the acquisition. According to the purchase agreement, Numico has agreed to indemnify the Company for any subsequent tax liabilities arising from periods prior the acquisition.

     SELF-INSURANCE. Prior to the acquisition, GNCI was included as an insured under several of Numico's global insurance policies. Subsequent to the acquisition, the Company has procured insurance independently for such areas as general liability, product liability, directors and officers liability, property insurance, and ocean marine insurance. The Company is self-insured with respect to its medical benefits. As part of this coverage, the Company contracts with national service providers to provide benefits to its employees for all medical, dental, vision and prescription drug services. The Company then reimburses these service providers as claims are processed from Company employees. The Company maintains a specific stop loss provision of $200,000 per incident. The Company's liability for medical claims is included as a component of accrued payroll and related liabilities and was $3.0 and $3.5 million as of December 31, 2003 and December 31, 2002, respectively. The Company carries general product liability insurance with a deductible of $1.0 million per claim with an aggregate cap on retained losses of $10.0 million. The Company is self-insured for its worker's compensation coverage in the State of New York with a stop loss of $250,000. The Company's liability for worker's compensation in New York was not significant as of December 31, 2003 and December 31, 2002. The Company is self-insured for physical damage to the Company's tractors, trailers and fleet vehicles for field personnel use. The Company is self-insured for any physical damages that may occur at the corporate store locations. The Company's associated liability for this self-insurance was not significant as of December 31, 2003 and December 31, 2002.

     STOCK COMPENSATION. In accordance with APB No. 25, "Accounting for Stock issued to Employees", the Company accounts for stock-based employee compensation using the intrinsic value method of

                GENERAL NUTRITION CENTERS INC., AND SUBSIDIARIES accounting. For the period from December 5, 2003 to December 31, 2003, stock compensation represents shares of GNCH stock per the new General Nutrition Centers Holding Company 2003 Omnibus Stock Incentive Plan (See Note 21). The stock associated with this plan is not traded on any exchange. Stock compensation for the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001 represents shares of Numico stock under the Numico 1999 Share Option Plan. SFAS No. 123, "Accounting for Stock-based Compensation", prescribes that companies utilize the fair value method of valuing stock based compensation and recognize compensation expense accordingly. It does not require, however, that the fair value method be adopted and reflected in the financial statements. As an alternative, pro forma information is to be disclosed in the accompanying footnotes to reflect results as if SFAS No. 123 had been adopted. The Company has elected to continue accounting for stock-based compensation using the intrinsic value method and has disclosed the additional information required by SFAS No. 123 in Note 21, "Stock-Based Compensation Plans". The Company has adopted the disclosure requirements of SFAS No. 148 "Accounting for Stock Based Compensation-Transition and Disclosure-an amendment of FASB Statement No. 123" by illustrating compensation costs in the following table.

     Had compensation costs for stock options been determined using the fair market value method of SFAS No. 123, the effect on net loss for each of the periods presented would have been as follows:

                                                   PREDECESSOR                 SUCCESSOR
                                       -----------------------------------   -------------
                                       TWELVE MONTHS ENDED
                                           DECEMBER 31,       PERIOD ENDED   27 DAYS ENDED
                                       --------------------   DECEMBER 4,    DECEMBER 31,
                                         2001       2002          2003           2003
                                       --------   ---------   ------------   -------------
                                                         (IN THOUSANDS)
Net (loss) income as reported........  $(55,859)  $(960,857)   $(584,921)        $354
Less: total stock based employee
  compensation costs determined using
  fair value method, net of related
  tax effects........................    (1,682)       (657)        (215)         (70)
                                       --------   ---------    ---------         ----
Adjusted net (loss) income...........  $(57,541)  $(961,514)   $(585,136)        $284
                                       ========   =========    =========         ====

     FOREIGN CURRENCY TRANSLATION. For all foreign operations, the functional currency is the local currency. In accordance with SFAS No. 52, "Foreign Currency Translation", assets and liabilities of those operations, denominated in foreign currencies, are translated into U.S. dollars using period-end exchange rates, and income and expenses are translated using the average exchange rates for the reporting period. Gains or losses resulting from foreign currency transactions are included in results of operations. In accordance with SFAS No. 130, "Reporting Comprehensive Income", translation adjustments are recorded as a separate component of stockholder equity (deficit) in other comprehensive income. For the 27 days ended December 31, 2003, the foreign currency translation amount was $0.3 million.

     INVESTMENT IN EQUITY INVESTEES. During 2000, GNCI made an investment of $1.0 million in a vitamin company. GNCI made additional advances of $8.0 million to this company during 2000 and 2001. These advances were comprised of $5.5 million in investments (see Note 6 Other Long-Term Assets) and $3.5 million in accounts receivable. Due to subsequent changes in facts and circumstances, the Company assessed the realizability of this investment and established a reserve for the entire amount of the investment and advances in 2002. As of the Acquisition on December 5, 2003, no value was attributed to this investment.

     COMPREHENSIVE INCOME. Comprehensive Income is composed of net income, adjusted for changes in other comprehensive income items such as foreign currency translation adjustments and unrealized gains or losses in certain investments in debt and equity securities. In accordance with SFAS No. 130, "Reporting Comprehensive Income", the Company has identified and reported comprehensive income in the Consolidated

                GENERAL NUTRITION CENTERS INC., AND SUBSIDIARIES

Statement of Stockholder's (Deficit) Equity and in a separate note. See Note 11 Other Comprehensive Income.

     NEW ACCOUNTING PRONOUNCEMENTS.  In December 2003, the FASB revised SFAS No.
132. The revised standards relate to additional disclosures about pension plans and other postretirement benefit plans. GNCI had previously adopted the disclosure requirements of SFAS No. 132. The adoption of this revised standard did not have a material impact on GNCI's consolidated financial position or results of operations.

     In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It is effective for reporting years beginning after June 15, 2002. The adoption of this standard did not have a material impact on its consolidated financial position or results of operations. As the operation of the Company's manufacturing facility and distribution centers constitute a material portion of the Company's business, other obligations may arise in the future. Since these operations have indeterminate lives, an asset retirement obligation cannot be reasonably estimated. Therefore, any additional liabilities associated with potential obligations cannot be estimated and thus, have not been accrued for in the accompanying financial statements.

     In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". This statement applies to costs associated with an exit activity that does not involve an entity newly acquired in a business combination or with a disposal activity covered by SFAS No. 144. It is effective for transactions after December 31, 2002. The adoption of this standard did not have a material impact on the Company's consolidated financial position or results of operations.

     In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". This interpretation clarifies existing guidance relating to a guarantor's accounting for and disclosure of, the issuance of certain types of guarantees. FIN No. 45 requires that, upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under the guarantee. FIN No. 45 is effective on a prospective basis for guarantees issued or modified after December 31, 2002, except for the disclosure provisions which were adopted by the Company for the year ended December 31, 2002. The adoption of the remaining provisions of FIN No. 45 did not have a material impact on the Company's consolidated financial position or results of operations.

     In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities -- an interpretation of ARB No. 51". This interpretation addresses the consolidation of variable interest entities ("VIEs") and its intent is to achieve greater consistency and comparability of reporting between business enterprises. It defines the characteristics of a business enterprise that qualifies as a primary beneficiary of a variable interest entity. In December 2003, the FASB issued a modification to FIN 46, titled FIN 46R. FIN 46R delayed the effective date for certain entities and also provided technical clarifications related to implementation issues. In summary, a primary beneficiary is a business enterprise that is subject to the majority of the risk of loss from the VIE, entitled to receive a majority of the VIE's residual returns, or both. The implementation of FIN No. 46 has been deferred for non-public entities. For non-public entities, such as the Company, FIN No. 46 requires immediate application to all VIEs created after December 31, 2003. For all other VIEs, the Company is required to adopt FIN No. 46 by no later than the beginning of the first period beginning after December 15, 2004. FIN No. 46 also requires certain disclosures in financial statements regardless of the date on which the VIE was created if it is reasonably possible that the business enterprise will be required to disclose the activity of the VIE once the interpretation becomes effective. The

                GENERAL NUTRITION CENTERS INC., AND SUBSIDIARIES

Company has evaluated the effect of FIN No. 46 for potential VIEs. As a result, the Company believes that the adoption of FIN No. 46 will not be material to its financial statements.

     In April 2003, the FASB issued SFAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies the accounting for and reporting of derivative instruments, including certain derivative instruments embedded in other contracts and hedging activities. SFAS No. 149 is effective for contracts entered into after June 30, 2003. As of December 31, 2003, the Company has not identified any financial instruments that fall within the scope of SFAS No. 149, thus the adoption of SFAS No. 149 does not have a material impact on the accompanying consolidated financial statements or results of operations.

     In May 2003, the FASB issued SFAS No. 150 "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." This statement clarifies and defines how certain financial instruments that have both the characteristics of liabilities and equity be accounted for. Many of these instruments that were previously classified as equity will now be recorded as liabilities. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and must be adopted for financial statements issued after June 15, 2003. As of December 31, 2003, the Company has not identified any financial instruments that fall within the scope of SFAS No. 150, thus the adoption of SFAS No. 150 does not have a material impact on the accompanying consolidated financial statements or results of operations.

     In December 2003, the Securities and Exchange Commission issued SAB No. 104 "Revenue Recognition". This SAB revises or rescinds certain portions of interpretative guidance included in Topic 13 of the codification of staff accounting bulletins. These changes make SAB 104 guidance consistent with current accounting regulations promulgated under U.S. generally accepted accounting principles. As stated in the Revenue Recognition accounting policy, the Company has adopted SAB No. 104 for all periods presented herein. The adoption of SAB No. 104 did not have a material impact on the accompanying consolidated financial statements or results of operations.

NOTE 1.  RECEIVABLES

     Receivables at each respective period consisted of the following:

                                                              PREDECESSOR     SUCCESSOR
                                                              ------------   ------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2002           2003
                                                              ------------   ------------
                                                                    (IN THOUSANDS)
Settlement receivable.......................................    $134,800       $    --
Trade receivables...........................................      59,277        77,481
Related party receivables...................................      12,058            --
Contingent purchase price receivable........................          --        12,711
Other.......................................................      12,628         5,536
Allowance for doubtful accounts.............................     (10,429)       (7,744)
                                                                --------       -------
                                                                $208,334       $87,984
                                                                ========       =======

     The settlement receivable was held in escrow for GNCI as of December 31, 2002. The entire balance was received in January 2003. The Contingent purchase price receivable is per the purchase agreement and was settled in 2004. See Note 22 Related Party Transactions.

                GENERAL NUTRITION CENTERS INC., AND SUBSIDIARIES

NOTE 2.  INVENTORIES

     Inventories at each respective period consisted of the following:

                                                              PREDECESSOR     SUCCESSOR
                                                              ------------   ------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2002           2003
                                                              ------------   ------------
                                                                    (IN THOUSANDS)
Finished product ready for sale.............................    $253,419       $235,607
Unpackaged bulk product and raw materials...................      43,225         35,615
Packaging supplies..........................................       3,690          3,652
Less: reserves..............................................     (14,712)       (18,874)
                                                                --------       --------
                                                                $285,622       $256,000
                                                                ========       ========

NOTE 3.  OTHER CURRENT ASSETS

     Other current assets at each respective period consisted of the following:

                                                              PREDECESSOR     SUCCESSOR
                                                              ------------   ------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2002           2003
                                                              ------------   ------------
                                                                    (IN THOUSANDS)
Current portion of franchise note receivables...............    $ 9,200        $ 7,635
  Less: allowance for doubtful accounts.....................       (734)          (971)
Prepaid rent................................................     11,774         11,525
Other current assets........................................      6,586          9,291
                                                                -------        -------
                                                                $26,826        $27,480
                                                                =======        =======

NOTE 4.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment at each respective period consisted of the following:

                                                              PREDECESSOR     SUCCESSOR
                                                              ------------   ------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2002           2003
                                                              ------------   ------------
                                                                    (IN THOUSANDS)
Land, buildings and improvements............................   $  80,010       $ 59,655
Machinery and equipment.....................................     114,117         57,110
Leasehold improvements......................................      77,876         35,560
Furniture and fixtures......................................      94,373         39,990
Software....................................................      21,154          8,964
Construction in progress....................................       2,816          1,951
                                                               ---------       --------
Total property, plant and equipment.........................   $ 390,346       $203,230
Less: accumulated depreciation..............................    (105,708)        (1,950)
                                                               ---------       --------
Net property, plant and equipment...........................   $ 284,638       $201,280
                                                               =========       ========

     General Nutrition Inc., a subsidiary of the Company, is a 50% limited partner in a partnership that owns and manages the building that houses the Company's corporate headquarters. The Company occupies the majority of the available lease space of the building. The general partner is responsible for the operation and management of the property and reports the results of the partnership to the Company. The Company has

                GENERAL NUTRITION CENTERS INC., AND SUBSIDIARIES consolidated the limited partnership, net of elimination adjustments, in the accompanying financial statements. No minority interest has been reflected in the accompanying financial statements as the partnership has sustained cumulative net losses from inception through December 31, 2003.

NOTE 5.  GOODWILL AND INTANGIBLE ASSETS

     As described in the Summary of Significant Accounting Policies, Goodwill and Intangible Assets, GNCI adopted SFAS No. 142 on January 1, 2002. As a result, for subsequent periods including the Successor period, the Company no longer amortizes goodwill and brands. SFAS No. 142 requires that goodwill and other intangible assets with indefinite lives no longer be subject to amortization, but instead are to be tested at least annually for impairment. To accomplish this, GNCI identified its reporting units and their respective carrying values based on the carrying value of the assets and liabilities underlying each. The Company consulted with an independent appraisal firm and determined the fair value of each reporting unit and compared these values to the carrying value. The fair value of each reporting unit was estimated by discounting its projected future cash flows at an appropriately determined discount rate for GNCI. The carrying amount of each reporting unit exceeded its fair value upon adoption of the new standard, thus indicating a transitional impairment charge was necessary. The transitional impairment resulted from several factors including the declining performance of GNCI and the overall industry, increased competition and diminished contract manufacturing growth. Therefore, upon adoption of SFAS No. 142, GNCI recorded a one-time, non-cash charge of $1.06 billion (pre-tax) to reduce the carrying amount of goodwill and other intangibles to their implied fair value. This charge is reflected as a cumulative effect of a change in accounting principle in the accompanying financial statements.

     During 2002, deterioration in market conditions and financial results caused further decrease in expectations regarding growth and profitability. As of December 31, 2002, GNCI recorded an additional impairment charge of $222.0 million (pre-tax) for goodwill and other intangibles in accordance with SFAS No. 142.

     During 2003, increased competition from the mass market, negative publicity by the media on certain supplements, and increasing pressure from the Federal Trade Commission on the industry as a whole caused a further decrease in expectations regarding growth and profitability. Accordingly, management initiated an evaluation of the carrying value of its long-lived intangible assets. As a result of valuations performed by an independent appraisal specialist as of September 30, 2003, GNCI recorded an additional impairment charge of $709.4 million (pre-tax) for goodwill and other intangibles in accordance with SFAS No. 142.

     As stated in the Summary of Significant Accounting Policies, Acquisition of the Company section, fair value adjustments were made to the Company's Successor

                GENERAL NUTRITION CENTERS INC., AND SUBSIDIARIES financial statements as of December 5, 2003. The following table summarizes the Company's goodwill activity, including the changes in the net book value of Goodwill arising from the acquisition:

                                                                 MANUFACTURING/
                                        RETAIL     FRANCHISING     WHOLESALE        TOTAL
                                       ---------   -----------   --------------   ----------
                                                          (IN THOUSANDS)
PREDECESSOR
Balance at January 1, 2002...........  $ 387,775    $ 483,709      $ 138,202      $1,009,686
                                       =========    =========      =========      ==========
Impairment recognized upon adoption
  of SFAS No. 142....................   (265,180)    (252,803)      (134,582)       (652,565)
Additional impairment recognized
  during 2002........................    (90,000)     (20,000)            --        (110,000)
Goodwill recorded related to
  franchisee store purchases.........      1,717           --             --           1,717
                                       ---------    ---------      ---------      ----------
Balance at December 31, 2002.........     34,312      210,906          3,620         248,838
Additional impairment recognized
  during 2003........................    (34,312)    (199,435)        (3,620)       (237,367)
                                       ---------    ---------      ---------      ----------
Goodwill recorded related to
  franchisee store purchases.........        914           --             --             914
                                       ---------    ---------      ---------      ----------
Balance at December 4, 2003..........  $     914    $  11,471      $      --      $   12,385
                                       =========    =========      =========      ==========
--------------------------------------------------------------------------------------------
SUCCESSOR
Balance at December 5, 2003..........  $  19,086    $  63,563      $     440      $   83,089
                                       =========    =========      =========      ==========
Balance at December 31, 2003.........  $  19,086    $  63,563      $     440      $   83,089
                                       =========    =========      =========      ==========

     Brand intangibles were previously amortized over 40 years. Upon the adoption of SFAS No. 142 on January 1, 2002, brands were assigned an indefinite life and are no longer subject to amortization. Intangible

                GENERAL NUTRITION CENTERS INC., AND SUBSIDIARIES assets other than goodwill consisted of the following at each respective period. Differences in the cost basis of the intangibles between periods were primarily a result of impairment charges as previously discussed.

                                           RETAIL     FRANCHISE   OPERATING
                              GOLD CARD     BRAND       BRAND     AGREEMENTS    OTHER      TOTAL
                              ---------   ---------   ---------   ----------   -------   ----------
                                                         (IN THOUSANDS)
PREDECESSOR
Balance at January 1,
  2002......................   $ 2,725    $ 740,801   $ 449,494    $75,632     $ 3,648   $1,272,300
                               =======    =========   =========    =======     =======   ==========
Franchise impairment
  recognized upon adoption
  of SFAS No. 142...........        --           --    (121,494)        --          --     (121,494)
Retail impairment recognized
  upon adoption of SFAS No.
  142.......................        --     (290,801)         --         --          --     (290,801)
Amortization expense........    (2,725)          --          --     (7,411)     (1,400)     (11,536)
Additional franchise
  impairment recognized
  during 2002...............        --           --     (22,000)        --          --      (22,000)
Additional retail impairment
  recognized during 2002....        --      (90,000)         --         --          --      (90,000)
                               -------    ---------   ---------    -------     -------   ----------
Balance at December 31,
  2002......................   $    --    $ 360,000   $ 306,000    $68,221     $ 2,248   $  736,469
Amortization expense........        --           --          --     (6,873)     (1,298)      (8,171)
Additional franchise
  impairment recognized
  during 2003...............        --           --    (149,000)        --          --     (149,000)
Additional retail impairment
  recognized during 2003....        --     (323,000)         --         --          --     (323,000)
                               -------    ---------   ---------    -------     -------   ----------
Balance at December 4,
  2003......................   $    --    $  37,000   $ 157,000    $61,348     $   950   $  256,298
                               =======    =========   =========    =======     =======   ==========
---------------------------------------------------------------------------------------------------
SUCCESSOR
Balance at December 5,
  2003......................   $ 2,570    $  49,000   $ 163,000    $30,400     $    --   $  244,970
Amortization expense........       (85)          --          --       (218)                    (303)
                               -------    ---------   ---------    -------     -------   ----------
Balance at December 31,
  2003......................   $ 2,485    $  49,000   $ 163,000    $30,182     $    --   $  244,667
                               =======    =========   =========    =======     =======   ==========

     As stated in the Summary of Significant Accounting Policies, Acquisition of the Company section, utilizing an independent appraisal specialist, fair value adjustments were made to the Company's financial statements as of December 5, 2003. In connection with the acquisition, fair values were assigned to various other intangible assets. The Company's brands were assigned a fair value representing the longevity of the Company name and general recognition of the product lines. The Gold Card program was assigned a fair value representing the underlying customer listing, for both the Retail and Franchise segments. The retail agreements were assigned fair value reflecting the opportunity to expand the Company stores within a major drug store chain and on military facilities. A fair value was assigned to the agreements with the Company's franchisees, both domestic and international, to operate stores for a contractual period. Fair values were assigned to the Company's manufacturing and wholesale segments for production and continued sales to certain customers.

                GENERAL NUTRITION CENTERS INC., AND SUBSIDIARIES

     The following table represents future estimated amortization expense of intangible assets with definite lives:

                                                                 ESTIMATED
                                                                AMORTIZATION
YEARS ENDING DECEMBER 31,                                         EXPENSE
-------------------------                                      --------------
                                                               (IN THOUSANDS)
2004........................................................      $ 4,014
2005........................................................        3,843
2006........................................................        3,457
2007........................................................        2,943
Thereafter..................................................       18,410
                                                                  -------
Total.......................................................      $32,667
                                                                  =======

     Prior to the adoption of SFAS No. 142, GNCI amortized goodwill over periods not exceeding 40 years. The following table outlines the impact of SFAS No. 142 on the reported net loss as a result of the non-amortization of goodwill beginning on January 1, 2002:

                                                   PREDECESSOR                 SUCCESSOR
                                       ------------------------------------   ------------
                                        TWELVE MONTHS ENDED                     27 DAYS
                                           DECEMBER 31,        PERIOD ENDED      ENDED
                                       ---------------------   DECEMBER 4,    DECEMBER 31,
                                         2001        2002          2003           2003
                                       --------    ---------   ------------   ------------
                                                         (IN THOUSANDS)
(Loss) income before cumulative
  effect of accounting change........  $(55,859)   $ (71,236)   $(584,921)      $    354
Add back brand amortization..........    31,652           --           --             --
Add back goodwill amortization.......    26,508           --           --             --
                                       --------    ---------    ---------       --------
Adjusted income (loss) before
  cumulative effect of accounting
  change (net of tax)................     2,301      (71,236)    (584,921)           354
Loss from cumulative effect of
  accounting change (net of tax).....        --     (889,621)          --             --
                                       --------    ---------    ---------       --------
  Adjusted net income (loss).........  $  2,301    $(960,857)   $(584,921)      $    354
                                       ========    =========    =========       ========

NOTE 6.  OTHER LONG-TERM ASSETS

     Other assets at each respective period consisted of the following:

                                                              PREDECESSOR     SUCCESSOR
                                                              ------------   ------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2002           2003
                                                              ------------   ------------
                                                                    (IN THOUSANDS)
Long term franchise notes receivables.......................    $25,921        $30,078
Investment in and advances to equity investees..............      5,480             --
Long term deposit...........................................        269          9,070
Other.......................................................      3,386          1,287
Allowance for doubtful accounts.............................     (6,529)        (6,275)
                                                                -------        -------
                                                                $28,527        $34,160
                                                                =======        =======

                GENERAL NUTRITION CENTERS INC., AND SUBSIDIARIES

     Included in investments in and advances to equity investees is a note receivable resulting from an investment in a vitamin company. GNCI had previously provided an allowance for the remaining balance of this receivable. GNCI made total investments and advances to the equity investee of $5.5 million; $2.0 million in 2000 and $3.5 million in 2001, which was fully reserved in 2002. As of December 5, 2003, no value was attributed to this investment. The Company had outstanding receivable balances of $4.3 and $4.0 million as of December 31, 2003 and December 31, 2002 which have also been fully reserved at each respective period. Included in long term deposits at December 31, 2003 are $4.4 million in cash collateralized letters of credit deposits, $4.0 million in cash collateral insurance deposits, and $0.6 million in other deposits.

     Annual maturities of the Company's long term financing receivables at December 31, 2003 are as follows:

YEAR ENDING                                                RECEIVABLES
-----------                                               --------------
                                                          (IN THOUSANDS)
2004...................................................      $ 7,635
2005...................................................        6,798
2006...................................................        6,333
2007...................................................        5,952
2008 and thereafter....................................       10,995
                                                             -------
Total..................................................      $37,713
                                                             =======

NOTE 7.  ACCOUNTS PAYABLE

     Accounts payable at each respective period consisted of the following:

                                                              PREDECESSOR     SUCCESSOR
                                                              ------------   ------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2002           2003
                                                              ------------   ------------
                                                                    (IN THOUSANDS)
Trade payables..............................................    $ 37,951       $88,263
Related party payables......................................      84,041            --
                                                                --------       -------
Total.......................................................    $121,992       $88,263
                                                                ========       =======

     As of December 31, 2003, the Related party payable was settled in full in conjunction with the Acquisition. See Note 22 Related Party Transactions.

NOTE 8.  OTHER CURRENT LIABILITIES

     Other current liabilities at each respective period consisted of the following:

                                                              PREDECESSOR     SUCCESSOR
                                                              ------------   ------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2002           2003
                                                              ------------   ------------
                                                                    (IN THOUSANDS)
Deferred revenue............................................    $29,354        $31,077
Accrued occupancy...........................................      4,415          4,352
Accrued acquisition costs...................................         --          7,750
Accrued store closing costs.................................         --          7,600
Other current liabilities...................................     38,696         42,155
                                                                -------        -------
Total.......................................................    $72,465        $92,934
                                                                =======        =======

                GENERAL NUTRITION CENTERS INC., AND SUBSIDIARIES

     Deferred revenue consists primarily of Gold Card and gift card deferrals. In conjunction with the Acquisition, the Company recorded a liability related to a store closure program. This liability includes costs associated with terminating leases for stores identified with this program. As of December 31, 2003 the balance of $7.6 million represents stores scheduled to be closed in 2004.

NOTE 9.  LONG-TERM DEBT

     In connection with the Acquisition, the Company entered into a new senior credit facility with a syndicate of lenders. The senior credit facility consists of a $285 million term loan facility and a $75 million revolving credit facility. All borrowings under the senior credit facility bear interest at a rate per annum equal to either (a) the greater of the prime rate as quoted on the British Banking Association Telerate, and the federal funds effective rate plus one half percent per annum, plus in each case, additional margins of 2.0% per annum for both the term loan facility and the revolving credit facility, or
(b) the Eurodollar rate plus additional margins of 3.0% per annum for both the term loan facility and the revolving credit facility. In addition to paying the above stated interest rates, the Company is also required to pay a commitment fee relating to the unused portion of the revolving credit facility at a rate of 0.5% per annum. The senior credit facility matures on December 5, 2009 and permits the Company to prepay a portion or all of the outstanding balance without incurring penalties. The revolving credit facility matures on December 5, 2008. The senior credit facility payment maturity schedule is structured so that minimal payments are made quarterly for the first five years and a balloon payment is scheduled to be paid in the final year. (refer to the maturity schedule following). In general, the senior credit facility requires that certain net proceeds related to the sale of assets, insurance reimbursements, other proceeds and excess cash flow be used to pay down the outstanding balance. The senior credit facility contains normal and customary covenants including financial tests, (including maximum total leverage, minimum fixed charge coverage ratio and maximum capital expenditures) and certain other limitations such as the Company's ability to incur additional debt, guarantee other obligations, grant liens on assets, make investments, acquisitions or mergers, dispose of assets, make optional payments or modifications of other debt instruments, and pay dividends or other payments on capital stock. The senior credit facility also contains covenants requiring the Company to submit to each agent and lender certain audited financial reports within 90 days of each fiscal year end and certain unaudited statements within 45 days after the end of each quarter. The Company is also required to submit to the Administrative Agent monthly management sales and revenue reports. Also, the Company is required to submit to the Trustee certain Compliance Certificates within 120 days of the fiscal year end.

     To fund part of the Acquisition, the Company borrowed the entire $285 million under the term loan facility. This indebtedness has been guaranteed by the Company's parent, GNCH, and its domestic subsidiaries. In addition, the senior credit facility is secured by first priority perfected security interests in primarily all of the Company's assets and also the assets of the subsidiary guarantors, except that the capital stock of the first-tier foreign subsidiaries is secured only up to 65%. None of the $75 million revolving credit facility was utilized in the acquisition. At December 31, 2003, $74.0 million of the revolving credit facility was available, as $1.0 million was utilized for letters of credit. At December 31, 2003, the average interest rate on this debt was 4.2%.

     In conjunction with the Acquisition, the Company also issued $215 million of 8 1/2% senior subordinated notes. These notes mature on December 1, 2010 and were used to fund a portion of the Acquisition. The senior subordinated notes carry a fixed interest rate of 8 1/2% per annum which is payable semi-annually in arrears on June 1 and December 1 of each year, beginning with the first payment due on June 1, 2004. Prior to December 1, 2006 the Company may redeem up to 35% of the aggregate principal amount at a redemption price of 108.50% of the principal amount, plus any accrued and unpaid interest. The Company may also

                GENERAL NUTRITION CENTERS INC., AND SUBSIDIARIES redeem all or part of the senior subordinated notes on or after December 1, 2007 according to the following redemption table, which includes the principal amount plus accrued and unpaid interest:

                                                               REDEMPTION
PERIOD                                                           PRICE
------                                                         ----------
2007........................................................    104.250%
2008........................................................    102.125%
2009 and after..............................................    100.000%

     The senior subordinated notes are general unsecured obligations and are guaranteed on a senior subordinated basis by certain of the Company's domestic subsidiaries and rank secondary to the Company's senior credit facility. The senior subordinated notes contain customary covenants including certain limitations and restrictions on the Company's ability to incur additional indebtedness beyond certain levels, dispose of assets, grant liens on assets, make investments, acquisitions or mergers, and declare or pay dividends. The senior subordinated notes also contain covenants requiring the Company to submit to the Trustee or holders of the notes certain financial reports that would be required to be filed with the Securities and Exchange Commission, such as Forms 10K, 10Q and 8K. Also, the Company is required to submit to the Trustee certain Compliance Certificates within 120 days of the fiscal year end.

     Long-term debt at each respective period consisted of the following:

                                                              PREDECESSOR     SUCCESSOR
                                                              ------------   ------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2002           2003
                                                              ------------   ------------
                                                                    (IN THOUSANDS)
Mortgage....................................................   $   15,067      $ 14,160
Capital leases..............................................           11            44
Senior credit facility......................................           --       285,000
Related party term loan.....................................    1,825,000            --
Senior subordinated notes...................................           --       215,000
Less: current maturities....................................     (175,906)       (3,830)
                                                               ----------      --------
Total.......................................................   $1,664,172      $510,374
                                                               ==========      ========

     At December 31, 2003, the Company's total long-term debt principal maturities are as follows:

                                           MORTGAGE      SENIOR       SENIOR
                                         LOAN/CAPITAL    CREDIT    SUBORDINATED
                                            LEASES      FACILITY      NOTES        TOTAL
                                         ------------   --------   ------------   --------
                                                          (IN THOUSANDS)
2004...................................    $   980      $  2,850     $     --     $  3,830
2005...................................      1,041         2,850           --        3,891
2006...................................      1,115         2,850           --        3,965
2007...................................      1,195         2,850           --        4,045
2008...................................      1,281         2,850           --        4,131
2009 and after.........................      8,592       270,750      215,000      494,342
                                           -------      --------     --------     --------
                                           $14,204      $285,000     $215,000     $514,204
                                           =======      ========     ========     ========

     Prior to 1999, GNCI moved its corporate offices into a new building and financed the move with its internal cash and a credit facility. Subsequent to the move, in May of 1999, GNCI secured a mortgage through the 50% owned partnership that owns and manages the building. The original principal amount was $17.9 million, which carries a fixed annual interest rate of 6.95%, with principal and interest payable monthly

                GENERAL NUTRITION CENTERS INC., AND SUBSIDIARIES over a period of 15 years. In conjunction with the Acquisition, the Company assumed the outstanding balance of this mortgage as part of the purchase price. The outstanding balance as of December 31, 2003 was $14.2 million.

     The Company's net interest expense for each respective period is as follows:

                                                  PREDECESSOR                  SUCCESSOR
                                      ------------------------------------   -------------
                                          TWELVE MONTHS
                                       ENDED DECEMBER 31,     PERIOD ENDED   27 DAYS ENDED
                                      ---------------------   DECEMBER 4,    DECEMBER 31,
                                        2001        2002          2003           2003
                                      ---------   ---------   ------------   -------------
                                                         (IN THOUSANDS)
Composition of interest expense:
  Interest on mortgage..............  $  (1,136)  $  (1,078)   $    (972)       $   (72)
  Interest on senior credit
     facility.......................         --          --           --         (1,111)
  Interest on senior subordinated
     notes..........................         --          --           --         (1,371)
  Interest on related party term
     loan...........................   (140,625)   (136,875)    (121,542)            --
  Deferred financing fees...........         --          --           --           (224)
  Interest income -- other..........      1,831       1,600        1,389              5
                                      ---------   ---------    ---------        -------
Interest expense, net...............  $(139,930)  $(136,353)   $(121,125)       $(2,773)
                                      =========   =========    =========        =======

PREDECESSOR DEBT:

     In connection with GNCI's acquisition by Numico in August 1999, GNCI's immediate parent, Nutricia, formerly Numico U.S. L.P., ("the borrower") entered into a Loan Agreement with an affiliated financing company of Numico, Nutricia International B.V. ("the lender"). The loan agreement provided that the lender make available to the borrower a term loan in a principal amount totaling $1.9 billion. The loan term was 10 years and was scheduled to mature on August 10, 2009. Interest accrued at a rate of 7.5% per annum, with interest payable semi-annually and principal payable annually in arrears. This loan was settled in full upon the Acquisition.

     GNCI was not a party to the Loan Agreement and had no assets collateralized by the agreement. GNCI was, however, a guarantor of the loan between Nutricia and the lender. GNCI had historically made both principal and interest payments indirectly to Numico through payments to Nutricia. Nutricia is a holding company with no operational sources of cash. Accordingly, the debt was pushed down to GNCI and was reflected as if GNCI had directly entered into the external loan agreement since inception.

     The Loan Agreement contained both affirmative and negative covenants related to Nutricia as the borrower requiring, among other items, minimum net worth and maximum leverage ratio. Nutricia had not been in compliance with these covenants. Additionally, Nutricia had failed to make a portion of the principal payments as scheduled, thus creating an event of default under the terms of the agreement. The lender had provided waivers for all events of default, had not required any acceleration of payment obligations and had waived all covenant requirements for the remaining term of the loan agreement. Additionally, GNCI's ultimate parent, Numico, had provided a letter of support indicating its intention to fund GNCI's operating cash flow needs, if required. In January 2003, GNCI remitted the $75.0 million principal payment that was due December 31, 2002 on behalf of Nutricia. As a result of the Acquisition on December 5, 2003, these amounts were settled in full.

LETTERS OF CREDIT

     The Company issues letters of credit as a guarantee of payment to third party vendors in accordance with specified terms and conditions. It also issues letters of credit for various insurance contracts. From June

                GENERAL NUTRITION CENTERS INC., AND SUBSIDIARIES

2001 to June 2003, GNCI funded these letters of credit through a $15.0 million facility with a local lender. Beginning in June, 2003, all letters of credit facilities were collateralized via a long term cash deposit account in GNCI's name with the same local lender referred to above. At December 31, 2003 and 2002, the outstanding balance under the letter of credit facility was $4.4 million. As of December 31, 2003 the Company utilizes the $75 million revolving credit facility to secure letters of credit. The Company pays interest based on the aggregate available amount of the credit facility at a per annum rate equal to the applicable margin in effect with respect to the Eurodollar loan rate. As of December 31, 2003, this rate was 0.5%. The Company also pays an additional interest rate of 1/4 of 1% per annum on all outstanding letters of credit issued. As of December 31, 2003, $1.0 million of the revolving credit facility was utilized to secure letters of credit.

NOTE 10.  RETENTION AND SEVERANCE

     During the year ended December 31, 2002, GNCI incurred a general reduction in force, primarily at the corporate headquarters. Severance costs associated with this reduction were $4.3 million and are reflected in compensation and related benefits in the accompanying financial statements. In 2003, GNCI incurred $10.4 million in retention and severance costs primarily related to employees at the corporate headquarters. At December 4, 2003, the Company recorded $8.7 million of retention payments for maintaining key management personnel related to the Acquisition. The remaining $1.7 million resulted from corporate employees terminated in 2003. Of this amount, $2.2 million was remaining as a liability as of December 31, 2003. These costs are reflected in compensation and related benefits in the accompanying financial statements. In conjunction with the Acquisition, certain management of the company were granted change in control payments. These payments accrue ratably over six months beginning December 5, 2003 and are payable in 2004. According to the provisions included in the purchase agreement, the Company will be reimbursed for these payments from Numico.

                                                   CHANGE IN CONTROL/
                                                       RETENTION        SEVERANCE    TOTAL
                                                   ------------------   ---------   -------
PREDECESSOR
Balance at January 1, 2002.......................        $   --          $ 1,530    $ 1,530
Severance accruals...............................            --            4,274      4,274
Severance payments...............................            --           (3,386)    (3,386)
                                                         ------          -------    -------
Balance at December 31, 2002.....................        $   --          $ 2,418    $ 2,418
Severance accruals...............................            --            1,713      1,713
Severance payments...............................            --           (3,207)    (3,207)
Change in control/retention accrual..............         8,673               --      8,673
                                                         ------          -------    -------
Balance at December 4, 2003......................        $8,673          $   924    $ 9,597
-------------------------------------------------------------------------------------------
SUCCESSOR
Severance accruals...............................            --            1,400      1,400
Change in control accrual........................           563               --        563
Severance payments...............................            --             (126)      (126)
                                                         ------          -------    -------
Balance at December 31, 2003.....................        $9,236          $ 2,198    $11,434
                                                         ======          =======    =======

                GENERAL NUTRITION CENTERS INC., AND SUBSIDIARIES

NOTE 11.  OTHER COMPREHENSIVE INCOME

     The accumulated balances of other comprehensive income and their related tax effects included as part of the consolidated financial statements are as follows:

                                                           TAX BENEFIT         NET OTHER COMPREHENSIVE
                                   BEFORE TAX AMOUNT        (EXPENSE)               INCOME (LOSS)
                               -------------------------   -----------   -----------------------------------
                                             UNREALIZED    UNREALIZED                  UNREALIZED
                                 FOREIGN     GAIN/(LOSS)   GAIN/(LOSS)     FOREIGN     GAIN/(LOSS)
                                CURRENCY         ON            ON         CURRENCY         ON
                               TRANSLATION   SECURITIES    SECURITIES    TRANSLATION   SECURITIES     TOTAL
                               -----------   -----------   -----------   -----------   -----------   -------
PREDECESSOR
Balance at January 1, 2002...    $(1,768)      $ 3,300       $(1,155)      $(1,768)        2,145         377
Foreign currency translation
  adjustment.................        292            --            --           292            --         292
Unrealized appreciation
  (depreciation) in
  marketable equity
  securities, net of tax.....         --        (3,300)        1,155            --        (2,145)     (2,145)
                                 -------       -------       -------       -------       -------     -------
Balance at December 31,
  2002.......................    $(1,476)      $    --       $    --       $(1,476)      $    --     $(1,476)
Foreign currency translation
  adjustment.................      1,603            --            --         1,603            --       1,603
                                 -------       -------       -------       -------       -------     -------
Balance at December 4,
  2003.......................    $   127       $    --       $    --       $   127       $    --     $   127
                                 -------       -------       -------       -------       -------     -------
SUCCESSOR
Foreign currency translation
  adjustment.................        302            --            --           302            --         302
                                 -------       -------       -------       -------       -------     -------
Balance at December 31,
  2003.......................    $   302       $    --       $    --       $   302       $    --     $   302
                                 =======       =======       =======       =======       =======     =======

NOTE 12.  SUPPLEMENTAL CASH FLOW INFORMATION

     GNCI remitted cash payments for federal and state income taxes of $2.5, $30.7 and $15.6 million for the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001, respectively. These payments were made to Nutricia in accordance with the informal tax sharing agreement between the Company and Nutricia. See Income Taxes in the Summary of Significant Accounting Policies section. The Company remitted no tax payments for the 27 days ended December 31, 2003.

     The Company remitted cash payments for interest expense related to the senior credit facility of $0.7 million for the 27 days ended December 31, 2003. GNCI remitted cash payments to Numico for interest expense of $122.5, $138.0 and $145.6 million, primarily related to the push down debt from Numico, for the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001, respectively. GNCI converted $4.3 million of accounts receivable to long-term notes receivable in 2003.

                GENERAL NUTRITION CENTERS INC., AND SUBSIDIARIES

     Following is a reconciliation of the net cash purchase price of the acquisition of the Company by Apollo and the adjusted purchase price based on the purchase agreement.

                                                               (IN THOUSANDS)
PURCHASE PRICE RECONCILIATION:
Cash paid at acquisition....................................     $  738,117
Accrued acquisition costs...................................          7,750
Contingent purchase price receivable........................        (12,711)
                                                                 ----------
Adjusted net purchase price.................................     $  733,156
                                                                 ==========
Fair value of assets acquired...............................     $1,022,705
Less liabilities............................................       (245,205)
                                                                 ----------
Cash paid...................................................        777,500
Less acquisition fees.......................................        (19,633)
Less cash acquired..........................................        (19,750)
                                                                 ----------
Net cash paid...............................................     $  738,117
                                                                 ==========

NOTE 13.  RETIREMENT PLANS

     The Company sponsors a 401(k) defined contribution savings plan covering substantially all employees. Full time employees who have completed 30 days of service and part time employees who have completed 1,000 hours of service are eligible to participate in the plan. The plan provides for employee contributions of 1% to 20% of individual compensation into deferred savings, subject to IRS limitations. The plan provides for Company contributions of 100% of the first 3% of participant's contributions, upon the employee meeting the eligibility requirements. The contribution match was temporarily suspended as of June 30, 2003.

     An employee becomes vested in the Company match portion as follows:

YEARS OF SERVICE                                               PERCENT VESTED
----------------                                               --------------
0-1.........................................................          0%
1-2.........................................................         33%
2-3.........................................................         66%
3+..........................................................        100%

     GNCI made cash contributions of $1.1, $2.2 and $2.4 million for the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001 respectively. As the match was suspended, the Company made no cash contributions to the plan for the 27 days ended December 31, 2003.

     The Company has a non-qualified Executive Retirement Arrangement Plan that covers key employees. Under the provisions of this plan, certain eligible key employees are granted cash compensation, which in the aggregate was not significant for any year presented.

     The Company has a non-qualified Deferred Compensation Plan that provides benefits payable to certain qualified key employees upon their retirement or their designated beneficiaries upon death. The Plan allows participants the opportunity to defer pretax amounts ranging from 2% to 100% of their base compensation plus bonuses. The plan is funded entirely by elective contributions made by the participants. The Company has elected to finance any potential plan benefit obligations using corporate owned life insurance policies. As of December 31, 2003, plan assets exceed liabilities.

                GENERAL NUTRITION CENTERS INC., AND SUBSIDIARIES

NOTE 14.  FRANCHISE REVENUE

     The Company enters into franchise agreements with initial terms of ten years. The Company charges franchisees three types of flat fees associated with stores: initial, transfer and renewal. The initial franchise fee is payable prior to the franchise store opening as consideration for the initial franchise rights and services performed by the Company. Transfer fees are paid as consideration for the same rights and services as the initial fee and occur when a former franchisee transfers ownership of the franchise location to a new franchisee. This is typically a reduced fee compared to the initial franchise fee. The renewal franchise fee is charged to existing franchisees upon renewal of the franchise contract. This fee is similar to, but typically less than the initial fee.

     Once the franchised store is opened, transferred or renewed, the Company has no further obligations under these fees to the franchisee. Therefore, all initial, transfer and renewal franchise fee revenue is recognized in the period in which a franchise store is opened, transferred or date the contract period is renewed. GNCI recorded initial franchise fees of $3.0, $3.2 and $5.1 million for the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001, respectively. The Company recorded $0.3 million in franchise fees for the 27 days ended December 31, 2003.

NOTE 15.  FINANCIAL INSTRUMENTS

     At December 31, 2003 and 2002, the Company's financial instruments consisted of cash and cash equivalents, receivables, franchise notes receivable, accounts payable, certain accrued liabilities and long-term debt. The carrying amount of cash and cash equivalents, receivables, accounts payable and the accrued liabilities approximates their fair value because of the short maturity of these instruments. Based on the interest rates currently available and their underlying risk, the carrying value of the franchise notes receivable approximates their fair value. These fair values are reflected net of reserves, which are recorded according to Company policy. The carrying amount of the senior credit facility, senior subordinated notes, and mortgage is considered to approximate fair value since it carries an interest rate that is currently available to the Company for issuance of debt with similar terms and remaining maturities. The Numico related party debt was borrowed at rates and terms that are not the same as those rates and terms that would result from similar transactions with unrelated parties. Accordingly, it was not practical for GNCI to estimate the fair value of the related party notes payable as of December 31, 2002. The Company determined the estimated fair values by using currently available market information and estimates and assumptions where appropriate. Accordingly, as considerable judgment is required to determine these estimates, changes in the assumptions or methodologies may have an effect on these estimates. The actual and estimated fair values of the Company's financial instruments are as follows:

                                                  PREDECESSOR            SUCCESSOR
                                              --------------------   ------------------
                                                  DECEMBER 31,          DECEMBER 31,
                                                      2002                  2003
                                              --------------------   ------------------
                                               CARRYING     FAIR     CARRYING    FAIR
                                                AMOUNT      VALUE     AMOUNT     VALUE
                                              ----------   -------   --------   -------
                                                           (IN THOUSANDS)
Cash and cash equivalents...................  $   38,765   $38,765   $33,176    $33,176
Receivables.................................     208,334   208,334    87,984     87,984
Accounts payable............................     121,995   121,995    88,263     88,263
Long term debt..............................      15,078    15,078   514,204    514,204
Numico related party debt, not practicable
  to estimate fair value....................   1,825,000        --        --         --

                GENERAL NUTRITION CENTERS INC., AND SUBSIDIARIES

NOTE 16.  LONG-TERM LEASE OBLIGATIONS

     The Company enters into operating leases covering its retail store locations. The Company is the primary lessor of the majority of all leased retail store locations and sublets the locations to individual franchisees. The leases generally provide for an initial term of between five and ten years, and may include renewal options for varying terms thereafter. The leases require minimum monthly rental payments and a pro rata share of landlord allocated common operating expenses. Most retail leases also require additional rentals based on a percentage of sales in excess of specified levels ("Percent Rent"). According to the individual lease specifications, real estate taxes, insurance and other related costs may be included in the rental payment or charged in addition to rent. Other lease expenses relate to and include transportation equipment, data processing equipment and distribution facilities.

     The composition of the Company's rental expense for all periods presented included the following components:

                                                   PREDECESSOR                 SUCCESSOR
                                        ----------------------------------   -------------
                                           TWELVE MONTHS
                                        ENDED DECEMBER 31,    PERIOD ENDED   27 DAYS ENDED
                                        -------------------   DECEMBER 4,    DECEMBER 31,
                                          2001       2002         2003           2003
                                        --------   --------   ------------   -------------
                                                          (IN THOUSANDS)
Retail stores:
Rent on long-term operating leases,
  net of sublease income..............  $ 97,385   $101,261     $ 89,672        $ 7,104
Landlord related taxes................    13,767     14,311       13,927          1,065
Common operating expenses.............    26,231     27,626       27,443          1,920
Percent rent..........................    10,143      8,696        7,751            507
                                        --------   --------     --------        -------
                                         147,526    151,894      138,793         10,596
Truck fleet...........................     4,935      5,475        5,451            366
Other.................................    10,129     10,022       10,602            595
                                        --------   --------     --------        -------
                                        $162,590   $167,391     $154,846        $11,557
                                        ========   ========     ========        =======

     Minimum future obligations for non-cancelable operating leases with initial or remaining terms of at least one year in effect at December 31, 2003 are as follows:

                                 COMPANY    FRANCHISE
                                  RETAIL     RETAIL               SUBLEASE
                                  STORES     STORES      OTHER     INCOME     CONSOLIDATED
                                 --------   ---------   -------   ---------   ------------
                                                      (IN THOUSANDS)
2004...........................  $ 91,691   $ 35,664    $ 7,510   $ (35,664)    $ 99,201
2005...........................    75,096     30,716      5,175     (30,716)      80,271
2006...........................    61,065     23,938      2,428     (23,938)      63,493
2007...........................    46,247     16,333      1,759     (16,333)      48,006
2008...........................    31,880      9,348      1,270      (9,348)      33,150
Thereafter.....................    48,704      5,605        175      (5,605)      48,879
                                 --------   --------    -------   ---------     --------
                                 $354,683   $121,604    $18,317   $(121,604)    $373,000
                                 ========   ========    =======   =========     ========

NOTE 17.  INCOME TAX (EXPENSE)/BENEFITS

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

                GENERAL NUTRITION CENTERS INC., AND SUBSIDIARIES

Significant components of the Company's deferred tax assets and liabilities at each respective period consisted of the following:

                                                              PREDECESSOR     SUCCESSOR
                                                              ------------   ------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2002           2003
                                                              ------------   ------------
                                                                    (IN THOUSANDS)
Deferred tax:
  Current assets/liabilities:
     Operating reserves.....................................   $   3,504       $    --
     Inventory capitalization...............................       2,463         4,603
     Deferred revenue.......................................       7,977        11,343
     Interest...............................................      34,841            --
     Other..................................................       6,347            --
     Valuation allowance....................................     (34,841)           --
                                                               ---------       -------
     Total current..........................................   $  20,291       $15,946
                                                               =========       =======
  Non-current assets/liabilities:
     Intangibles............................................   $(252,701)      $  (475)
     Inventory capitalization...............................          --            --
     Stock based compensation...............................      11,051            --
     Fixed assets...........................................      (9,611)       11,629
     Other..................................................          --         4,135
                                                               ---------       -------
Total non-current...........................................   $(251,261)      $15,289
                                                               =========       =======
Total net deferred taxes....................................   $(230,970)      $31,235
                                                               =========       =======

     At December 31, 2002, the valuation allowance relates to tax assets that were associated with the interest expense on the related party push down debt that was only deductible in future years upon generation of sufficient taxable income. As of December 31, 2002, GNCI believed, based on available evidence, that it was more likely than not, that future taxable income would not be sufficient to utilize these carryforwards, and the net deferred tax asset related to the debt would not be fully realizable. As discussed in Note 9 Long-Term Debt, debt had been pushed down to GNCI from Nutricia as of December 31, 2002. This deferred tax asset relates to interest deductions recorded by GNCI, but was a tax attribute of Nutricia. As a result of the acquisition of the Company by Apollo, Numico has retained certain tax obligations. As of December 31, 2003, the Company believes, based on current available evidence, that it is more likely than not, that future taxable income will be sufficient to utilize the net deferred tax assets which have been adjusted to reflect the new basis of accounting for both book and tax basis.

                GENERAL NUTRITION CENTERS INC., AND SUBSIDIARIES

     Income tax (expense)/ benefits for all periods consisted of the following components:

                                                    PREDECESSOR                SUCCESSOR
                                         ----------------------------------   ------------
                                         TWELVE MONTHS ENDED                    27 DAYS
                                            DECEMBER 31,       PERIOD ENDED      ENDED
                                         -------------------   DECEMBER 4,    DECEMBER 31,
                                           2001       2002         2003           2003
                                         --------   --------   ------------   ------------
Current:
  Federal..............................  $ (8,834)  $(43,637)  $    (22,145)     $(420)
  State................................    (1,536)    (2,267)        (1,006)       (18)
                                         --------   --------   ------------      -----
                                          (10,370)   (45,904)       (23,151)      (438)
Deferred:
  Federal..............................    32,060     40,856        218,770        202
  State................................     1,936      4,052         12,904          8
                                         --------   --------   ------------      -----
                                           33,996     44,908        231,674        210
Valuation allowance....................    (9,527)        --        (34,045)        --
                                         --------   --------   ------------      -----
Total..................................  $ 14,099   $   (996)  $    174,478      $(228)
                                         ========   ========   ============      =====

     The following table summarizes the differences between the Company's effective tax rate for financial reporting purposes and the federal statutory tax rate.

                                                       PREDECESSOR              SUCCESSOR
                                              ------------------------------   ------------
                                               TWELVE MONTHS
                                                   ENDED           PERIOD        27 DAYS
                                               DECEMBER 31,        ENDED          ENDED
                                              ---------------   DECEMBER 4,    DECEMBER 31,
                                              2001      2002        2003           2003
                                              -----     -----   ------------   ------------
Percent of pretax earnings:
  Statutory federal tax rate................   35.0%     35.0%      35.0%          35.0%
Increase/(decrease):
  Goodwill amortization, impairment.........   (4.6)%   (37.6)%     (9.6)%          0.0%
  State income tax, net of federal tax
     benefit................................    1.0%      0.8%       0.5%           0.6%
Other.......................................    2.4%      0.4%       1.6%           3.6%
Valuation allowance.........................  (13.6)%     0.0%      (4.5)%          0.0%
                                              -----     -----       ----           ----
Effective income tax rate...................   20.2%     (1.4)%     23.0%          39.2%
                                              =====     =====       ====           ====

NOTE 18.  COMMITMENTS AND CONTINGENCIES

LITIGATION

     The Company is engaged in various legal actions, claims and complaints arising out of the normal course of business. Potential exposures resulting from the Company's business activities include breach of contracts, product liabilities, intellectual property matters and employment related issues. As is inherent with such actions, an estimation of any possible and or ultimate liability cannot be determined at the present time. The Company is currently of the opinion that the amount of any potential liability resulting from these actions, when taking into consideration the Company's general and product liability coverage, as a named insured of Numico, will not have a material adverse impact on its financial position, results of operations or liquidity.

                GENERAL NUTRITION CENTERS INC., AND SUBSIDIARIES

     The Company, like other retailers, distributors and manufacturers of products that are ingested, faces an inherent risk of exposure to product liability claims in the event that, among other things, the use of its products results in injury. To summarize the product liability coverage as of December 31, 2003, the Company, has a primary products liability policy of $1.0 million per occurrence and a $10.0 million aggregate cap on the retained losses, followed by an additional umbrella liability insurance coverage. There can be no assurances that such insurance will continue to be available at a reasonable cost, or if available will be adequate to cover liabilities.

     As part of the purchase agreement between the Company and Numico, Numico has agreed to indemnify the Company for various claims arising out of litigation incurred prior to the Company purchasing GNCI.

     The Company places "best by" dates on its product labels; however, there is no state or federal requirement that any such date appear on the labels. The Florida Attorney General became concerned that there may be expired product in certain of the Florida stores beyond the "best buy" dates and instituted an investigation of the Company. This investigation has concluded with a payment to the Florida Attorney General's Office in the amount of $1.0 million, reinforced communications to the stores of the Company's return policies and the procedures to ensure that past dated products are removed from the shelves. After the Florida Attorney General's investigation was concluded, substantially identical class action lawsuits were filed in the state courts of the States of Florida, Connecticut and Pennsylvania alleging that the Company engaged in a continuous practice of including false and misleading "best by" dates on product labels and/or selling products after the expiration of the purported "best by" dates. By agreement of the parties, the Connecticut and Pennsylvania actions have been stayed pending the outcome of the Florida case. The Florida case was submitted to mediation but no resolution was obtained. The Company is currently of the opinion that the amount of any potential liability resulting from these actions will not have a material adverse impact on its financial statements, results of operations or liquidity. Furthermore, in connection with the acquisition, the Company is also entitled to indemnification by Numico and Nutricia for these actions alleging the purchase of expired product.

     In November 2001, a former store manager brought a case on behalf of himself and a purported class of other similarly situated California store employees alleging that those California employees were not properly paid overtime wages. In October 2003, an amended complaint was filed adding another plaintiff as well as claims for failure to provide meal periods and rest periods from managers at our company-owned stores. This case is in the discovery phase and will be vigorously defended. The Company is currently of the opinion that the amount of any potential liability resulting from this action will not have a material adverse impact on its financial statements, results of operations or liquidity.

     Beginning in 1997, several franchisees brought a purported class actions against GNCI alleging, among other things, certain deceptive trade practices and unreasonable wholesale prices for inventory sold to franchisees. On October 26, 2001 resolution was reached on these three class actions. The major terms of the settlement include: (1) product purchase credits for GNC proprietary product,
(2) payment of Plaintiffs attorneys fees, and (3) several changes to the operation of GNCI's franchise system. All of the franchisee class actions were fully dismissed in October 2002.

     On July 29, 2001, subsequently identical class actions were filed in the state courts of Florida, New York, New Jersey, Pennsylvania and Illinois against GNCI and various manufacturers of products containing pro-hormones, including androstendione. Plaintiffs allege that the Company has distributed or published periodicals that contain advertisements claiming that various pro-hormone products promote muscle growth. The complaint alleges that GNCI knew the advertisements and label claims promoting muscle growth were false, but nonetheless continued to sell the products to consumers. GNCI has tendered these cases to the various manufacturers for defense and indemnification. Based upon the information available to the Company at the present time, the Company believes that these matters will not have a material adverse effect upon the liquidity, financial condition or results of operations.

                GENERAL NUTRITION CENTERS INC., AND SUBSIDIARIES

     The Company's manufacturing subsidiary was a plaintiff in a lawsuit brought in Federal Court seeking direct damages against various raw material suppliers for allegedly selling raw materials at artificially inflated prices. These claims have been resolved and have resulted in a recovery to the Company, net of attorney fees, which is primarily the amount reflected in other income in the accompanying financial statements for the years ended December 31, 2003, 2002 and 2001, respectively.

     The Company and/or one of its subsidiaries are currently named as defendants in numerous lawsuits alleging damages from the ingestion of products containing ephedra. These cases have been tendered to the various suppliers of those products for indemnification and defense pursuant to certain vendor supplier agreements. The outcome of this litigation is uncertain and taking into consideration the available product liability coverage, no provisions have been made in the consolidated financial statements for any possible loss. Furthermore, in connection with the Acquisition, the Company is also entitled to indemnification by Numico and Nutricia for certain losses arising from all claims related to products containing ephedra.

COMMITMENTS

     The Company maintains certain purchase commitments with various vendors to ensure its operational needs are fulfilled. Future commitments related to information technology equipment, services and maintenance agreements as of December 31, 2003 totaled $1.2 million and various purchase commitments with third-party vendors of $30.3 million. Other commitments related to the Company's business operations cover varying periods of time and are not significant. All of these commitments are expected to be fulfilled with no adverse consequences to the Company's operations or financial condition.

CONTINGENCIES

     Due to the nature of the Company's business operations having a presence in multiple taxing jurisdictions, the Company periodically receives inquiries and/or audits from various state and local taxing authorities. Any probable and reasonably estimable liabilities that may arise from these inquiries have been accrued and reflected in the accompanying financial statements. In conjunction with the Acquisition by Apollo, certain other contingencies will be indemnified by Numico.

NOTE 19.  BUSINESS COMBINATIONS

     For the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001, GNCI acquired 58, 61 and 131 stores, respectively, from non-corporate, franchisee store locations. These acquisitions were accounted for utilizing the purchase method of accounting, and GNCI recorded total costs associated with these acquisitions of $3.2, $4.1 and $21.9 million for the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001, respectively. Goodwill associated with these purchases of $0.9, $1.7 and $14.1 million was recognized in the consolidated financial statements for the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001, respectively. For the 27 days ended December 31, 2003, the Company recorded $0.1 million in acquisition costs.

NOTE 20.  STOCKHOLDER'S EQUITY

     In connection with the Acquisition by Apollo on December 5, 2003, the Company issued 1,000 shares of common stock with a par value of $.01. The stock is owned 100% by the Company's parent GNCH. GNCH also contributed $277.5 million in additional paid in capital in conjunction with the acquisition.

     In connection with the prior acquisition by NIC and subsequent merger into Nutricia, GNCI issued 100 shares of common stock, par value $.01 in August 1999. All shares were outstanding as of December 31, 2002. Nutricia also had contributed $691.0 million of additional paid in capital in 1999.

                GENERAL NUTRITION CENTERS INC., AND SUBSIDIARIES

NOTE 21.  STOCK-BASED COMPENSATION PLANS

STOCK OPTIONS

     On December 5, 2003 the Board of Directors of the Company's parent, General Nutrition Centers Holding Company approved and adopted the General Nutrition Centers Holding Company 2003 Omnibus Stock Incentive Plan (the "Plan"). The purpose of the Plan is to enable the Company to attract and retain highly qualified personnel who will contribute to the success of the Company. The Plan provides for the granting of stock options, stock appreciation rights, restricted stock, deferred stock and performance shares. The Plan is available to certain eligible employees as determined by the Board of Directors of GNCH. The total number of shares of common stock reserved and available for the Plan is 4.0 million shares of GNCH. The stock options carry a four year vesting schedule and expire after seven years from date of grant. As of December 31, 2003 the number of stock options granted at fair value is 2.6 million. No stock appreciation rights, restricted stock, deferred stock or performance shares were granted under the Plan as of December 31, 2003. The weighted average fair value of options granted under the Plan was $2.40 per share.

     The following table outlines the total stock options granted, effective on December 5, 2003:

                                                                          WEIGHTED
                                                                          AVERAGE
                                                                TOTAL     EXERCISE
                                                               OPTIONS     PRICE
                                                              ---------   --------
Outstanding at December 31, 2002............................         --    $  --
  Granted December 5, 2003..................................  2,604,974     6.00
  Forfeited.................................................         --       --
                                                              ---------    -----
Outstanding at December 31, 2003............................  2,604,974    $6.00
                                                              =========    =====

     The Company has adopted the disclosure requirements of SFAS No. 148, but has elected to continue to measure compensation expense using the intrinsic value method for accounting for stock-based compensation as outlined by APB No.
25. In accordance with SFAS No. 148, pro forma information regarding net income is required to be disclosed as if the Company had accounted for its employee stock options using the fair value method of SFAS No. 123. Refer to the Summary of Significant Accounting Policies for this disclosure. There were no options vested or exercisable under the Plan at December 31, 2003.

     Fair value information for the Plan was estimated using the Black-Scholes option-pricing model based on the following assumptions for the options granted in 2003:

                                                                2003
                                                               -------
Dividend yield..............................................     0.00%
Expected option life........................................   5 years
Volatility factor percentage of market price................    40.00%
Discount rate...............................................     3.27%

     Because the Black-Scholes option valuation model utilizes certain estimates and assumptions, the existing models do not necessarily represent the definitive fair value of options for future periods.

PREDECESSOR:

     During 1999 and 2000, the Executive Board of Numico, under approval of the Supervisory Board, had granted certain key employees of GNCI options to purchase depository receipts of Numico shares under the Numico Share Option Plan ("Numico Plan"). These options were granted with an exercise price determined by the Numico Executive Board. The difference between the exercise price of the option and the fair market value of Numico's common shares on the date of the option grant was expensed ratably over the option vesting period. These amounts were not material for the years ended December 31, 2002 and 2001. The

                GENERAL NUTRITION CENTERS INC., AND SUBSIDIARIES

Numico Plan options expire five years after the date of grant and became vested and exercisable after three years from the date of grant. The Numico Plan options became fully vested in 2003, and remain a liability of Numico.

     Following is a table outlining the total number of shares that were granted under the Numico Plan:

                                                                        WEIGHTED
                                                                        AVERAGE
                                                               TOTAL    EXERCISE
                                                              OPTIONS    PRICE
                                                              -------   --------
Outstanding at December 31, 2000............................  742,000    $39.27
  Exercised.................................................  (17,332)    37.15
  Forfeited.................................................  (90,668)    40.10
                                                              -------    ------
Outstanding at December 31, 2001............................  634,000     40.22
  Exercised.................................................       --
  Forfeited.................................................  (99,000)    40.91
                                                              -------    ------
Outstanding at December 31, 2002............................  535,000     40.09
  Exercised.................................................       --
  Forfeited.................................................       --
                                                              -------    ------
Outstanding at December 4, 2003.............................  535,000    $40.09
                                                              =======    ======

     The weighted average fair value of the Numico Plan options granted in 2000 was $15.25 per share. For the years ended December 31, 2002 and 2001, GNCI adopted the disclosure requirements of SFAS No. 123, but elected to continue to measure compensation expense using the intrinsic value method for accounting for stock-based compensation as outlined by APB No. 25. In accordance with SFAS No. 123, pro forma information regarding net income is required to be disclosed as if GNCI had accounted for its employee stock options using the fair value method of SFAS No. 123. Refer to the Summary of Significant Accounting Policies for this disclosure. The number of options exercisable under the Numico Plan at December 31, 2002 and December 4, 2003 was 240,000 and 535,000, respectively. Fair value information for the Numico Plan stock options was estimated using the Black-Scholes option-pricing model based on the following assumptions for the options granted in 2000:

                                                                2000
                                                               -------
Dividend yield..............................................     1.75%
Expected option life........................................   5 years
Volatility factor percentage of market price................    33.25%
Discount rate...............................................     6.52%

     Because the Black-Scholes option valuation model utilizes certain estimates and assumptions, the existing models do not necessarily represent the definitive fair value of options for future periods. No options were granted in 2003, 2002 or 2001.

NUMICO STOCK APPRECIATION RIGHTS

     As was previously approved by the Executive Board of Numico, stock appreciation rights ("SARs") were granted to certain employees of GNCI. The SARs provided for a payment in cash or stock equal to the excess of the fair market value of a common share, when the SAR was exercised, over the grant price. GNCI granted 262,500 and 306,000 SARs to key employees under the Stock Appreciation Rights Plan in 2001 and 2002, respectively. SARs expire no later than five years after the date of grant and became exercisable three years from the grant date. As the grant price of the SARs has exceeded the fair value of Numico common

                GENERAL NUTRITION CENTERS INC., AND SUBSIDIARIES stock since the date of grant, no compensation expense was recognized for the years presented in the accompanying financial statements.

     In June 2003, GNCI granted an additional 321,000 SARs to key employees under the above plan. These SARs had a three year vesting life and become fully vested upon change in control of GNCI. Due to the Acquisition , GNCI recorded $3.8 million in compensation expense related to these SARs for the period ended December 4, 2003 as the SAR's became fully vested upon the change in control as a result of the Acquisition.

                                                                        WEIGHTED
                                                                        AVERAGE
                                                               TOTAL    EXERCISE
                                                               SARS      PRICE
                                                              -------   --------
Outstanding at December 31, 2000............................       --
  Grants....................................................  262,500    $23.66
  Exercised.................................................       --
  Forfeited.................................................       --
                                                              -------
Outstanding at December 31, 2001............................  262,500     23.66
  Grants....................................................  306,000     24.04
  Exercised.................................................       --
  Forfeited.................................................  (60,500)
                                                              -------
Outstanding at December 31, 2002............................  508,000     23.89
  Grants....................................................  321,000     11.83
  Exercised.................................................       --
  Forfeited.................................................       --
                                                              -------
Outstanding at December 4, 2003.............................  829,000    $19.22
                                                              =======

NUMICO MANAGEMENT STOCK PURCHASE PLAN

     In accordance with the Numico Management Stock Purchase Plan ("MSPP") and to encourage key employees of the GNCI to own shares of Numico common stock, options to purchase shares of Numico common stock in an amount up to 200% of the participant's base salary were granted on January 21, 2000. These options were exercisable on January 21, 2000. Upon exercise, Numico extended a recourse loan to the participants at an annual interest rate of 6.0%, to match on a two for one basis the amount of the participant's own investment to purchase additional shares. According to the MSPP, 50% of the loan balance was to be forgiven if the participant remained employed with GNCI through August 10, 2002. The remaining 50% of the loan balance was to be forgiven by Numico if the participant remained employed by GNCI through January 21, 2003 and certain operating performance goals were met as outlined in the MSPP. If the participant was involuntarily terminated without cause, the loan forgiveness was to be prorated in accordance with the plan. Compensation expense was initially being recognized each period based on an estimate of the amount of loan forgiveness earned by the participants during the period. Total pre-tax compensation expense, net of loan repayments, of $7.1 million was recognized for the year ended December 31, 2000. The MSPP was subsequently amended in 2001 and 2002 to waive the performance obligations and extend the date of the forgiveness for the entire loan. As a result of the 2001 amendments, the loans were considered to have been converted to non-recourse loans and the remaining loan balance of $14.6 million was recognized as compensation expense for the year ended December 31, 2001. For the year ended December 31, 2002, a recovery of loan forgiveness of $2.0 million was recognized as a result of participants terminating from GNCI.

                GENERAL NUTRITION CENTERS INC., AND SUBSIDIARIES

     In June 2003 Numico granted certain participants the right to a cash bonus in an amount adequate to reimburse them for 50% of their initial cash investment and to cover their tax liability related to this reimbursement and the loan forgiveness. This bonus was payable on January 5, 2005, regardless of whether the participant remains employed by GNCI. The accrued liability was adjusted each period, based on the best available information, to the amount expected to be paid. This adjustment in the calculation of the amount payable cannot result in an amount exceeding a "break even point"; therefore, participants will only be made whole in their investment and will not receive compensation in excess of their original invested amount and associated tax liability. Based upon the current Numico stock price at December 4, 2003, GNCI recorded no net compensation expense for the period ended December 4, 2003. In conjunction with the Acquisition, the plan was assumed by Numico.

NOTE 22.  RELATED PARTY TRANSACTIONS

SUCCESSOR:

     During the normal course of operations, for the 27 days ended December 31, 2003 the Company entered into transactions with entities that were under common ownership and control of GNCH, the Company's immediate parent. In accordance with SFAS No. 57, "Related Party Disclosures", the nature of these material transactions is described in the following footnotes.

     MANAGEMENT SERVICE FEES. As of December 5, 2003 the Company entered into a management services agreement with GNCH and Apollo. The agreement provides that Apollo furnish certain investment banking, management, consulting, financial planning, and financial advisory and investment banking services on an ongoing basis and for any significant financial transactions that may be undertaken in the future. The length of the agreement is ten years. There is an annual general services fee of $1.5 million which is payable in monthly installments. There are also major transaction services fees for services that Apollo may provide which would be based on normal and customary fees of like kind. The purchase agreement also contained a structuring and transaction services fee related to the acquisition. This fee amounted to $7.5 million and was accrued for at December 31, 2003.

PREDECESSOR:

     During the normal course of operations, for the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001 GNCI entered into transactions with entities that were under common ownership and control of Numico. In accordance with SFAS No. 57, "Related Party Disclosures", the nature of these material transactions is described below. During 2003, Rexall and Unicity ceased to be related parties as their operations were sold by Numico. Transactions recorded with these companies prior to their sale dates are included in related party transactions.

     SALES. GNCI recorded net sales of $18.7, $44.3 and $46.1 million to Numico affiliated companies for the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001, respectively. These amounts were included in the Manufacturing/Wholesale segment of the business.

     COST OF SALES. Included in cost of sales were purchases from Numico affiliated companies of $130.9, $198.7 and $111.1 million for the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001, respectively. A significant portion of these purchases related to raw material and packaging material purchases from Nutraco S.A., a purchasing subsidiary of Numico. Included in the above totals were additional purchases from another related party in the amounts of $28.8, $35.2 and $46.3 million for the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001, respectively.

     TRANSPORTATION REVENUE. GNCI operated a fleet of distribution vehicles that service delivery of product to company-owned and franchise locations. GNCI also delivered product for a related party. GNCI recorded

                GENERAL NUTRITION CENTERS INC., AND SUBSIDIARIES amounts associated with these transportation services for the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001, of $1.4, $2.4 and $1.6 million, respectively as a reduction of its transportation costs.

     MANAGEMENT SERVICE FEES. According to the terms of a management service agreement that began in 2002 between GNCI and Nutricia, Nutricia charged $13.2 million of costs which were included in selling, general and administrative expenses for the year ended December 31, 2002. The fees included charges for strategic planning, certain information technology, product and material management, group business process, human resources, legal, tax, regulatory and management reporting. There were no fees allocated to GNCI for the period ended December 4, 2003.

     RESEARCH AND DEVELOPMENT. GNCI incurred $0.1, $1.5 and $0.4 million of research and development costs from US affiliates for the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001, respectively. In accordance with the previous Research Activities Agreement with Numico, also included in selling, general and administrative expenses for the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001 were costs related to research and development charged by Numico. The agreement provided that Numico conduct research and development activities including but not limited to: ongoing program of scientific and medical research, support and advice on strategic research objectives, design and develop new products, organize and manage clinical trials, updates on the latest technological and scientific developments, and updates on regulatory issues. These charges totaled $5.0, $4.6 and $4.9 million for the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001, respectively.

     INSURANCE. For the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001, in order to reduce costs and mitigate duplicate insurance coverage, GNCI's ultimate parent, Numico, purchased certain global insurance policies covering several types of insurance. GNCI received charges for their portion of these costs. These charges totaled $2.9, $2.6 and $1.2 million for the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001, respectively.

     SHARED SERVICE PERSONNEL COSTS. GNCI provided certain risk management, tax and internal audit services to other affiliates of Numico. The payroll and benefit costs associated with these services were reflected on GNCI's financial statements and were not allocated to any affiliates. Total costs related to shared services absorbed by GNCI was $1.2 million for the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001, respectively. GNCI also incurred costs related to management services provided for the benefit of all U.S. affiliates. These costs totaled $1.1, $2.7 and $2.6 million for the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001, respectively. GNCI received certain management services related to the affiliation between GNCI and its U.S. parent, Nutricia and its ultimate parent, Numico. These services were not significant to GNCI's operations.

     DUE FROM AND TO RELATED PARTIES. Included with other current assets were amounts on deposit with Numico Financial Services S.A., a subsidiary of Numico. Numico Financial Services S.A. represented the financing entity of Numico and served as a cash concentration center for Numico subsidiaries and affiliates. GNCI had $70.6 and $1.4 million on deposit as of December 4, 2003 and December 31, 2002, respectively, with Numico Financial Services S.A. There were no amounts on deposit at December 31, 2001.

                GENERAL NUTRITION CENTERS INC., AND SUBSIDIARIES

     As discussed above, GNCI had amounts due from and due to several related parties. Following is a table summarizing the amount due from and due to related parties for the following periods, excluding the related party term loan described in Note 9:

                                                                    DECEMBER 31, 2002
                                                            ---------------------------------
                                                               DUE FROM           DUE TO
                                                            RELATED PARTIES   RELATED PARTIES
                                                            ---------------   ---------------
                                                                     (IN THOUSANDS)
Numico....................................................      $    --          $(29,459)
Numico USA................................................           --                --
Numico Financial Services.................................        1,370                --
Nutraco...................................................           --           (44,363)
Rexall....................................................        9,042            (8,133)
Unicity...................................................          999            (1,853)
Other.....................................................          647              (233)
                                                                -------          --------
Total.....................................................      $12,058          $(84,041)
                                                                =======          ========

     There were no related party amounts as of December 31, 2003.

     NOTE DUE TO RELATED PARTY. As of December 31, 2001, GNCI had a short term note payable to a related party resulting from an intercompany loan. The note balance at December 31, 2001 was $42.3 million and was a non-interest bearing note. The entire note balance was settled by December 31, 2002.

NOTE 23.  SEGMENTS

     The following operating segments represent identifiable components of the Company for which separate financial information is available. This information is utilized by management to assess performance and allocate assets accordingly. The Company's management evaluates segment operating results based on several indicators. The primary key performance indicators are sales and operating income or loss for each segment. Operating income or loss, as evaluated by management, excludes certain items that are managed at the consolidated level, such as distribution and warehousing, corporate overhead, impairments and other corporate costs. The following table represents key financial information for each of the Company's business segments, identifiable by the distinct operations and management of each: Retail, Franchising, and Manufacturing/Wholesale. The Retail segment includes the Company's corporate store operations in the United States and Canada. The Franchise segment represents the Company's franchise operations, both domestically and internationally. The Manufacturing/Wholesale segment represents the Company's manufacturing operations in South Carolina and Australia and the Wholesale sales business. This segment supplies the Retail and Franchise segments, along with various third parties, with finished products for sale. The Warehousing and Distribution, Corporate Overhead, and Other Unallocated Costs represent the Company's administrative expenses. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

                GENERAL NUTRITION CENTERS INC., AND SUBSIDIARIES

     The following table represents key financial information of the Company's business segments:

                                                          PREDECESSOR
                                             --------------------------------------     SUCCESSOR
                                               TWELVE MONTHS ENDED                    -------------
                                                  DECEMBER 31,         PERIOD ENDED   27 DAYS ENDED
                                             -----------------------   DECEMBER 4,    DECEMBER 31,
                                                2001         2002          2003           2003
                                             ----------   ----------   ------------   -------------
Revenues:
  Retail...................................  $1,123,150   $1,068,637    $  993,283     $   66,177
  Franchise................................     273,134      256,076       241,301         14,186
  Manufacturing/Wholesale:
     Intersegment(A).......................     159,039      149,439       151,137          9,907
     Third Party...........................     112,860      100,263       105,625          8,925
                                             ----------   ----------    ----------     ----------
     Sub total Manufacturing/Wholesale.....     271,899      249,702       256,762         18,832
  Sub total segment revenues...............   1,668,183    1,574,415     1,491,346         99,195
     Intersegment elimination(A)...........    (159,039)    (149,439)     (151,137)        (9,907)
                                             ----------   ----------    ----------     ----------
     Total revenues........................  $1,509,144   $1,424,976    $1,340,209     $   89,288
                                             ==========   ==========    ==========     ==========
Operating income (loss):
  Retail...................................  $   89,251   $   86,770    $   79,105     $    6,546
  Franchise................................      46,360       65,372        63,660          2,427
  Manufacturing/Wholesale..................      29,892       25,786        24,270          1,426
                                             ----------   ----------    ----------     ----------
  Sub total segment operating income.......     165,503      177,928       167,035         10,399
  Unallocated corporate and other costs:
     Warehousing & distribution costs......      40,914       40,337        40,654          3,393
     Corporate overhead costs..............      54,617       63,895        66,768          3,651
     Impairment of goodwill and intangible
       assets..............................          --      222,000       709,367             --
     Legal settlement income...............          --     (214,417)      (11,480)            --
                                             ----------   ----------    ----------     ----------
     Sub total unallocated corporate and
       other costs.........................      95,531      111,815       805,309          7,044
                                             ----------   ----------    ----------     ----------
     Total operating income (loss).........      69,972       66,113      (638,274)         3,355
Interest expense, net......................    (139,930)    (136,353)     (121,125)        (2,773)
(Loss) income before income taxes..........     (69,958)     (70,240)     (759,399)           582
Income tax benefit (expense)...............      14,099         (996)      174,478           (228)
                                             ----------   ----------    ----------     ----------
Net (loss) income before cumulative effect
  of accounting change.....................  $  (55,859)  $  (71,236)   $ (584,921)    $      354
                                             ==========   ==========    ==========     ==========
Depreciation & amortization:
  Retail...................................  $   71,168   $   38,699    $   41,475     $    1,444
  Franchise................................      31,278        4,668         3,199            163
  Manufacturing/Wholesale..................      18,309       13,330        12,718            469
  Corp/Other...............................       1,322        1,300         1,659            177
                                             ----------   ----------    ----------     ----------
     Total depreciation & amortization.....  $  122,077   $   57,997    $   59,051     $    2,253
                                             ==========   ==========    ==========     ==========

                GENERAL NUTRITION CENTERS INC., AND SUBSIDIARIES

                                                          PREDECESSOR
                                             --------------------------------------     SUCCESSOR
                                               TWELVE MONTHS ENDED                    -------------
                                                  DECEMBER 31,         PERIOD ENDED   27 DAYS ENDED
                                             -----------------------   DECEMBER 4,    DECEMBER 31,
                                                2001         2002          2003           2003
                                             ----------   ----------   ------------   -------------
Capital expenditures:
  Retail...................................  $   21,458   $   35,177    $   20,780     $      455
  Franchise................................          48           16            --             --
  Manufacturing/Wholesale..................       5,222        9,033         4,746          1,075
  Corp/Other...............................       2,455        7,673         5,494            297
                                             ----------   ----------    ----------     ----------
     Total capital expenditures............  $   29,183   $   51,899    $   31,020     $    1,827
                                             ==========   ==========    ==========     ==========
Total assets:
  Retail...................................  $1,568,247   $  884,541    $  400,594     $  424,645
  Franchise................................   1,103,286      671,616       316,497        362,748
  Manufacturing/Wholesale..................     357,043      260,413       193,199        137,105
  Corp/Other...............................      43,201       61,740       127,799         94,369
                                             ----------   ----------    ----------     ----------
     Total assets..........................  $3,071,777   $1,878,310    $1,038,089     $1,018,867
                                             ==========   ==========    ==========     ==========
GEOGRAPHIC AREAS
Total revenues:
  United States............................  $1,465,186   $1,379,176    $1,290,732     $   84,605
  Foreign..................................      43,958       45,800        49,477          4,683
                                             ----------   ----------    ----------     ----------
     Total revenues........................  $1,509,144   $1,424,976    $1,340,209     $   89,288
                                             ==========   ==========    ==========     ==========
Long-lived assets:
  United States............................  $2,591,862   $1,287,474    $  498,862     $  555,550
  Foreign..................................      11,816       11,221         7,362         11,164
                                             ----------   ----------    ----------     ----------
     Total long-lived assets...............  $2,603,678   $1,298,695    $  506,224     $  566,714
                                             ==========   ==========    ==========     ==========

---------------

(A) Intersegment revenues are eliminated from the consolidated revenue line.

NOTE 24.  SUPPLEMENTAL UNAUDITED PRO FORMA INFORMATION

     The following unaudited pro forma information for the combined twelve months ended December 31, 2003 and the year ended December 31, 2002 assumes that the Acquisition of the Company had occurred as of January 1, 2002. The pro forma amounts include adjustments related to depreciation, amortization, interest expense, and certain other management fees, research and development, transaction fees, directors fees and inventory adjustments. The tax effects of the pro forma adjustments have been reflected at the Company's blended federal and state income tax rate of 36.5%.

     The pro forma results are not necessarily indicative of the results that would have occurred and are not intended to provide a forecast of future expected results.

                                                              COMBINED        PRO FORMA
                                                            TWELVE MONTHS   TWELVE MONTHS
                                                                ENDED           ENDED
                                                            DECEMBER 31,    DECEMBER 31,
                                                                2003            2003
                                                            -------------   -------------
Revenue...................................................   $1,429,497      $1,429,497
Net loss before cumulative effect of accounting change....     (584,567)       (504,725)
                                                             ----------      ----------
Net loss..................................................   $ (584,567)     $ (504,725)
                                                             ==========      ==========

                GENERAL NUTRITION CENTERS INC., AND SUBSIDIARIES

                                                                            PRO FORMA
                                                               TWELVE         TWELVE
                                                            MONTHS ENDED   MONTHS ENDED
                                                            DECEMBER 31,   DECEMBER 31,
                                                                2002           2002
                                                            ------------   ------------
Revenue...................................................   $1,424,976     $1,424,976
Net loss before cumulative effect of accounting change....      (71,236)        21,197
                                                             ----------     ----------
Loss from cumulative effect of accounting change..........     (889,621)      (889,621)
                                                             ----------     ----------
Net loss..................................................   $ (960,857)    $ (868,424)
                                                             ==========     ==========

NOTE 25.  SUPPLEMENTAL GUARANTOR INFORMATION

     As of December 31, 2003 the Company's debt includes the senior credit facility and the 8 1/2% senior subordinated notes. The senior credit facility has been guaranteed by the Company's parent GNCH and its domestic subsidiaries. The senior subordinated notes are general unsecured obligations and are guaranteed on a senior subordinated basis by certain of the Company's domestic subsidiaries and rank secondary to the Company's senior credit facility. Guarantor subsidiaries include the Company's direct and indirect domestic subsidiaries as of the respective balance sheet dates. Non-Guarantor subsidiaries include the remaining direct and indirect foreign subsidiaries. The subsidiary guarantors are 100% owned by the Company, the guarantees are full and unconditional, and the guarantees are joint and several.

     Following are condensed consolidated financial statements of the Company and the combined guarantor subsidiaries for the 27 days ended December 31, 2003. The guarantor subsidiaries are presented in a combined format as their individual operations are not material to the Company's consolidated financial statements. Investments in subsidiaries are either consolidated or accounted for under the equity method of accounting. Also following are condensed consolidated financial statements for GNCI for the period ended December 4, 2003 and the twelve months ended December 31, 2002 and 2001. Intercompany balances and transactions have been eliminated.

     For the twelve months ended December 31, 2001 and 2002 and the period ended December 4, 2003, the Parent company is GNCI (Predecessor). For the 27 days ended December 31, 2003, the Parent/Issuer company is General Nutrition Centers, Inc. (Successor).

                GENERAL NUTRITION CENTERS INC., AND SUBSIDIARIES

               SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

                                                COMBINED       COMBINED
                                   PARENT/     GUARANTOR     NON-GUARANTOR
SUCCESSOR                           ISSUER    SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
DECEMBER 31, 2003                  --------   ------------   -------------   ------------   ------------
Current assets
  Cash and equivalents...........  $     --     $ 30,642        $ 2,534       $      --      $   33,176
  Accounts receivable............    12,711       74,066          1,207              --          87,984
  Intercompany receivable........    18,750        3,848             --         (22,598)             --
  Inventory, net.................        --      242,367         13,633              --         256,000
  Other current assets...........        --       40,544          2,882              --          43,426
     Total current assets........    31,461      391,467         20,256         (22,598)        420,586
Property, plant and equipment....        --      173,483         27,797              --         201,280
Investment in subsidiaries.......   736,448        2,099             --        (738,547)             --
Goodwill.........................        --       82,112            977              --          83,089
Brands...........................        --      209,000          3,000              --         212,000
Other assets.....................    19,796       90,563            333          (8,780)        101,912
                                   --------     --------        -------       ---------      ----------
     Total assets................  $787,705     $948,724        $52,363       $(769,925)     $1,018,867
                                   ========     ========        =======       =========      ==========
Current liabilities
  Other current liabilities......  $ 12,399     $202,480        $ 5,662       $      --      $  220,541
  Intercompany payable...........        --           --         22,598         (22,598)             --
     Total current liabilities...    12,399      202,480         28,260         (22,598)        220,541
Long-term debt...................   497,150           --         22,004          (8,780)        510,374
Other long-term liabilities......        --        9,796             --              --           9,796
     Total (deficit) equity......   278,156      736,448          2,099        (738,547)        278,156
                                   --------     --------        -------       ---------      ----------
     Total liabilities and
       stockholder's (deficit)
       equity....................  $787,705     $948,724        $52,363       $(769,925)     $1,018,867
                                   ========     ========        =======       =========      ==========

                GENERAL NUTRITION CENTERS INC., AND SUBSIDIARIES

               SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

                                               COMBINED       COMBINED
                                              GUARANTOR     NON-GUARANTOR
PREDECESSOR                       PARENT     SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
DECEMBER 31, 2002               ----------   ------------   -------------   ------------   ------------
Current assets
  Cash and equivalents........  $       --    $   27,327       $11,438      $        --     $   38,765
  Accounts receivable.........       1,370       205,987           977               --        208,334
  Intercompany receivable.....     725,842            --            --         (725,842)            --
  Inventory, net..............          --       273,662        11,960               --        285,622
  Other current assets........          --        44,450         2,667               --         47,117
     Total current assets.....     727,212       551,426        27,042         (725,842)       579,838
Property, plant and
  equipment...................          --       257,108        27,530               --        284,638
Investment in subsidiaries....     604,036         9,848            --         (613,884)            --
Goodwill......................          --       248,250           588               --        248,838
Brands........................          --       648,918        17,082               --        666,000
Other assets..................          --       107,508           268           (8,780)        98,996
                                ----------    ----------       -------      -----------     ----------
     Total assets.............  $1,331,248    $1,823,058       $72,510      $(1,348,506)    $1,878,310
                                ==========    ==========       =======      ===========     ==========
Current liabilities
  Other current liabilities...  $  175,000    $  246,905       $ 4,359      $        --     $  426,264
  Intercompany payable........          --       689,496        36,346         (725,842)            --
     Total current
       liabilities............     175,000       936,401        40,705         (725,842)       426,264
Long-term debt................   1,650,000            --        22,952           (8,780)     1,664,172
Other long-term liabilities...          --       282,621          (995)              --        281,626
     Total (deficit) equity...    (493,752)      604,036         9,848         (613,884)      (493,752)
                                ----------    ----------       -------      -----------     ----------
     Total liabilities and
       stockholder's (deficit)
       equity.................  $1,331,248    $1,823,058       $72,510      $(1,348,506)    $1,878,310
                                ==========    ==========       =======      ===========     ==========

                GENERAL NUTRITION CENTERS INC., AND SUBSIDIARIES

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                                                  COMBINED       COMBINED
                                      PARENT/    GUARANTOR     NON-GUARANTOR
SUCCESSOR                             ISSUER    SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
27 DAYS ENDED DECEMBER 31, 2003       -------   ------------   -------------   ------------   ------------
Revenue.............................   $  --      $95,987         $5,424         $(12,123)      $89,288
Cost of sales, including costs of
  warehousing, distribution and
  occupancy.........................      --       71,702          4,001          (12,123)       63,580
                                       -----      -------         ------         --------       -------
     Gross profit...................      --       24,285          1,423               --        25,708
Compensation and related benefits...      --       15,804            915               --        16,719
Advertising and promotion...........      --          475             39               --           514
Other selling, general and
  administrative....................      --        4,912            186               --         5,098
Subsidiary loss (income)............    (496)         (81)            --              577            --
Other (income) expense..............      --          (18)            40               --            22
                                       -----      -------         ------         --------       -------
Operating income (loss).............     496        3,112            243             (496)        3,355
Interest (expense) income, net......    (224)      (2,429)          (120)              --        (2,773)
  (Loss)/income before income
     taxes..........................     272          683            123             (496)          582
Income tax benefit/(expense) (Note
  17)...............................      82         (268)           (42)              --          (228)
                                       -----      -------         ------         --------       -------
Net income (loss)...................   $ 354      $   415         $   81         $   (496)      $   354
                                       =====      =======         ======         ========       =======

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                                                  COMBINED       COMBINED
                                                 GUARANTOR     NON-GUARANTOR
PREDECESSOR                          PARENT     SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
JANUARY 1, 2003 - DECEMBER 4, 2003  ---------   ------------   -------------   ------------   ------------
Revenue..........................   $      --    $1,431,275      $ 60,071       $(151,137)     $1,340,209
Cost of sales, including costs of
  warehousing, distribution and
  occupancy......................          --     1,040,118        45,879        (151,137)        934,860
                                    ---------    ----------      --------       ---------      ----------
     Gross profit................                   391,157        14,192              --         405,349
Compensation and related
  benefits.......................          --       224,968        10,022              --         234,990
Advertising and promotion........          --        38,274           139              --          38,413
Other selling, general and
  administrative.................          --        73,122        (2,184)             --          70,938
Subsidiary loss (income).........     584,921        10,380            --        (595,951)             --
Other income.....................          --        (5,810)       (4,275)             --         (10,085)
Impairment of goodwill and
  intangible assets..............          --       692,314        17,053              --         709,367
                                    ---------    ----------      --------       ---------      ----------
Operating income (loss)..........    (584,921)     (631,711)       (6,563)        584,921        (638,274)
Interest (expense) income, net...          --      (119,502)       (1,623)             --        (121,125)
  (Loss)/income before income
     taxes.......................    (584,921)     (751,213)       (8,186)        584,921        (759,399)
Income tax benefit/(expense) (Note
  17)............................          --       177,122        (2,644)             --         174,478
                                    ---------    ----------      --------       ---------      ----------
Net income (loss)................   $(584,921)   $ (574,091)     $(10,830)      $ 584,921      $ (584,921)
                                    =========    ==========      ========       =========      ==========

                GENERAL NUTRITION CENTERS INC., AND SUBSIDIARIES

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                                                     COMBINED       COMBINED
                                                    GUARANTOR     NON-GUARANTOR
PREDECESSOR                             PARENT     SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
TWELVE MONTHS ENDED DECEMBER 31, 2002  ---------   ------------   -------------   ------------   ------------
Revenue...........................     $      --    $1,516,248      $ 58,167       $(149,439)     $1,424,976
Cost of sales, including costs of
  warehousing, distribution and
  occupancy.......................            --     1,076,364        42,983        (149,439)        969,908
                                       ---------    ----------      --------       ---------      ----------
     Gross profit.................            --       439,884        15,184              --         455,068
Compensation and related benefits...          --       235,777         9,388              --         245,165
Advertising and promotion.........            --        51,862           164              --          52,026
Other selling, general and
  administrative..................            --        83,067         2,981              --          86,048
Subsidiary loss (income)..........       960,857        30,610            --        (991,467)             --
Other income......................            --      (216,275)           (9)             --        (216,284)
Impairment of goodwill and intangible
  assets..........................            --       212,694         9,306              --         222,000
                                       ---------    ----------      --------       ---------      ----------
Operating income (loss)...........      (960,857)       72,759        (6,646)        960,857          66,113
Interest (expense) income, net....            --      (133,444)       (2,909)             --        (136,353)
  (Loss)/income before income taxes..   (960,857)      (60,685)       (9,555)        960,857         (70,240)
Income tax benefit/(expense) (Note
  17).............................            --          (535)         (461)             --            (996)
                                       ---------    ----------      --------       ---------      ----------
Net (loss)/income before cumulative
  effect of accounting change.....      (960,857)      (61,220)      (10,016)        960,857         (71,236)
Loss from cumulative effect of
  accounting change, net of tax...            --      (869,027)      (20,594)             --        (889,621)
                                       ---------    ----------      --------       ---------      ----------
Net loss..........................     $(960,857)   $ (930,247)     $(30,610)      $ 960,857      $ (960,857)
                                       =========    ==========      ========       =========      ==========

                GENERAL NUTRITION CENTERS INC., AND SUBSIDIARIES

          SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                                                    COMBINED       COMBINED
                                                   GUARANTOR     NON-GUARANTOR
PREDECESSOR                             PARENT    SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
TWELVE MONTHS ENDED DECEMBER 31, 2001  --------   ------------   -------------   ------------   ------------
Revenue............................    $     --    $1,611,469       $56,714       $(159,039)     $1,509,144
Cost of sales, including costs of
  warehousing, distribution and
  occupancy........................          --     1,130,134        42,297        (159,039)      1,013,392
                                       --------    ----------       -------       ---------      ----------
     Gross profit..................          --       481,335        14,417              --         495,752
Compensation and related benefits...         --       237,711         8,928              --         246,639
Advertising and promotion..........          --        41,752           118              --          41,870
Other selling, general and
  administrative...................          --       136,756         3,991              --         140,747
Subsidiary loss (income)...........      55,859         1,997            --         (57,850)             --
Other (income) expense.............          --        (3,859)          383              --          (3,476)
                                       --------    ----------       -------       ---------      ----------
Operating (loss) income............     (55,859)       68,975           997          55,859          69,972
Interest (expense) income, net.....          --      (137,024)       (2,906)             --        (139,930)
  (Loss)/income before income taxes..   (55,859)      (68,049)       (1,909)         55,859         (69,958)
Income tax benefit/(expense) (Note
  17)..............................          --        14,187           (88)             --          14,099
                                       --------    ----------       -------       ---------      ----------
Net (loss) income..................    $(55,859)   $  (53,862)      $(1,997)      $  55,859      $  (55,859)
                                       ========    ==========       =======       =========      ==========

         SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

                                                            COMBINED       COMBINED
                                               PARENT/     GUARANTOR     NON-GUARANTOR
SUCCESSOR                                      ISSUER     SUBSIDIARIES   SUBSIDIARIES    CONSOLIDATED
27 DAYS ENDED DECEMBER 31, 2003               ---------   ------------   -------------   ------------
Net cash from operating activities..........  $ (19,363)    $24,139         $  (88)       $   4,688
Cash flows from investing activities:
  Acquisition of General Nutrition
     Companies, Inc.........................   (738,117)         --             --         (738,117)
  Capital expenditures......................         --      (1,822)            (5)          (1,827)
  Other investing...........................         --         (57)            --              (57)
                                              ---------     -------         ------        ---------
Net cash from investing activities..........   (738,117)     (1,879)            (5)        (740,001)
Cash flows from financing activities:
  General Nutrition Centers Holding Company
     investment in General Nutrition
     Centers, Inc...........................    277,500          --             --          277,500
  Borrowing from senior credit facility.....    285,000          --             --          285,000
  Proceeds from senior subordinated notes...    215,000          --             --          215,000
  Other financing...........................    (20,020)      1,735             --          (18,285)
                                              ---------     -------         ------        ---------
Net cash from financing activities..........    757,480       1,735             --          759,215
Effect of exchange rates on cash............         --          --           (152)            (152)
Net increase (decrease) in cash and cash
  equivalents...............................         --      23,995           (245)          23,750
Cash and cash equivalents at beginning of
  period....................................         --       6,647          2,779            9,426
                                              ---------     -------         ------        ---------
Cash and cash equivalents at end of
  period....................................  $      --     $30,642         $2,534        $  33,176
                                              =========     =======         ======        =========
-----------------------------------------------------------------------------------------------------

                GENERAL NUTRITION CENTERS INC., AND SUBSIDIARIES

                                                            COMBINED       COMBINED
                                                           GUARANTOR     NON-GUARANTOR
PREDECESSOR                                     PARENT    SUBSIDIARIES   SUBSIDIARIES    CONSOLIDATED
PERIOD ENDED DECEMBER 4, 2003                  --------   ------------   -------------   ------------
Net cash from operating activities...........  $     --    $  99,755        $(6,887)       $ 92,868
Cash flows from investing activities:
  Capital expenditures.......................        --      (30,069)          (951)        (31,020)
  Store acquisition costs....................        --       (3,193)            --          (3,193)
  Investment distribution....................    91,794      (91,794)            --              --
  Other investing............................        --        2,706             54           2,760
                                               --------    ---------        -------        --------
Net cash from investing activities...........    91,794     (122,350)          (897)        (31,453)
Cash flows from financing activities:
  Payments on long-term debt-related party...   (91,794)          --             --         (91,794)
  Other financing............................        --        1,915           (887)          1,028
                                               --------    ---------        -------        --------
Net cash from financing activities...........   (91,794)       1,915           (887)        (90,766)
Effect of exchange rates on cash.............        --           --             12              12
Net increase (decrease) in cash and cash
  equivalents................................        --      (20,680)        (8,659)        (29,339)
Cash and cash equivalents at beginning of
  period.....................................        --       27,327         11,438          38,765
                                               --------    ---------        -------        --------
Cash and cash equivalents at end of period...  $     --    $   6,647        $ 2,779        $  9,426
                                               ========    =========        =======        ========

                                                            COMBINED       COMBINED
                                                           GUARANTOR     NON-GUARANTOR
PREDECESSOR                                     PARENT    SUBSIDIARIES   SUBSIDIARIES    CONSOLIDATED
TWELVE MONTHS ENDED DECEMBER 31, 2002          --------   ------------   -------------   ------------
Net cash from operating activities...........  $     --     $ 99,326        $11,709        $111,035
Cash flows from investing activities:
  Capital expenditures.......................        --      (49,936)        (1,963)        (51,899)
  Proceeds from sale of marketable
     securities..............................        --        7,443             --           7,443
  Other investing............................        --           (1)            --              (1)
                                               --------     --------        -------        --------
Net cash from investing activities...........        --      (42,494)        (1,963)        (44,457)
Cash flows from financing activities:
  Payments on short-term debt-related
     party...................................        --      (42,341)            --         (42,341)
  Other financing............................        --       (1,112)          (847)         (1,959)
                                               --------     --------        -------        --------
Net cash from financing activities...........        --      (43,453)          (847)        (44,300)
Effect of exchange rates on cash.............        --           --            175             175
Net increase (decrease) in cash and cash
  equivalents................................        --       13,379          9,074          22,453
Cash and cash equivalents at beginning of
  period.....................................        --       13,948          2,364          16,312
                                               --------     --------        -------        --------
Cash and cash equivalents at end of period...  $     --     $ 27,327        $11,438        $ 38,765
                                               ========     ========        =======        ========

                GENERAL NUTRITION CENTERS INC., AND SUBSIDIARIES

                                                            COMBINED       COMBINED
                                                           GUARANTOR     NON-GUARANTOR
PREDECESSOR                                     PARENT    SUBSIDIARIES   SUBSIDIARIES    CONSOLIDATED
TWELVE MONTHS ENDED DECEMBER 31, 2001          --------   ------------   -------------   ------------
Net cash from operating activities...........  $     --     $ 73,860        $ 1,944        $ 75,804
Cash flows from investing activities:
  Capital expenditures.......................        --      (27,338)        (1,845)        (29,183)
  Store acquisition costs....................        --      (21,863)            --         (21,863)
  Investment distribution....................    50,000      (50,000)            --              --
  Other investing............................        --        2,800             99           2,899
                                               --------     --------        -------        --------
Net cash from investing activities...........    50,000      (96,401)        (1,746)        (48,147)
Cash flows from financing activities:
  Payments on long-term debt-related party...   (50,000)          --             --         (50,000)
  Short-term borrowings-related party........        --       62,341             --          62,341
  Payments on short-term debt-related
     party...................................        --      (20,000)            --         (20,000)
  Decrease in cash overdrafts................        --      (12,797)            --         (12,797)
  Other financing............................        --         (339)          (793)         (1,132)
                                               --------     --------        -------        --------
Net cash from financing activities...........   (50,000)      29,205           (793)        (21,588)
Effect of exchange rates on cash.............        --           --           (231)           (231)
Net increase (decrease) in cash and cash
  equivalents................................        --        6,664           (826)          5,838
Cash and cash equivalents at beginning of
  period.....................................        --        7,284          3,190          10,474
                                               --------     --------        -------        --------
Cash and cash equivalents at end of period...  $     --     $ 13,948        $ 2,364        $ 16,312
                                               ========     ========        =======        ========

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $215,000,000

                                   (GNC LOGO)

                        GENERAL NUTRITION CENTERS, INC.
                        8 1/2% SENIOR SUBORDINATED NOTES
                                    DUE 2010
                          ----------------------------

                                   PROSPECTUS
                                    --, 2004
                          ----------------------------

UNTIL           , 2004, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

THE DELAWARE ENTITIES -- GENERAL NUTRITION CENTERS, INC., GENERAL NUTRITION COMPANIES, INC., GENERAL NUTRITION DISTRIBUTION COMPANY, GENERAL NUTRITION GOVERNMENT SERVICES, INC., GENERAL NUTRITION INTERNATIONAL, INC., GENERAL NUTRITION SYSTEMS, INC., GNC (CANADA) HOLDING COMPANY, GNC, LIMITED, GNC US DELAWARE, INC. AND GN INVESTMENT, INC.

     General Nutrition Centers, Inc., General Nutrition Companies, Inc., General Nutrition Distribution Company, General Nutrition Government Services, Inc., General Nutrition International, Inc., General Nutrition Systems, Inc., GNC (Canada) Holding Company, GNC, Limited, GNC US Delaware, Inc. and GN Investment, Inc., which we refer to as the Delaware entities, are each Delaware corporations, and as a Delaware corporation, are each subject to the Delaware General Corporation Law ("DGCL") and the exculpation from liability and indemnification provisions contained therein.

     Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

GENERAL NUTRITION CENTERS, INC.

     Article Sixth of General Nutrition Centers, Inc.'s certificate of incorporation provides that a director of General Nutrition Centers, Inc. shall not be liable to General Nutrition Centers, Inc. or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. In addition, Article VIII of the bylaws of General Nutrition Centers, Inc. provides that the corporation shall indemnify any person made party to any action or proceeding by reason of the fact that such person is or was a director or officer of the corporation, or is or was a director or officer of the corporation serving at the request of the corporation as a director, officer, employee or agent of another entity, if such person acted in good faith in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. Any such person is also entitled to have the corporation pay by General Nutrition Centers, Inc. the expenses incurred in defending in any proceeding in advance of its final disposition.

     Article VIII, Section 8 of the bylaws of General Nutrition Centers, Inc. provides that the corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the corporation's request as a director, officer, employee or agent of another entity against any liability incurred by such person in any such capacity or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under Article VIII of the bylaws.

GENERAL NUTRITION COMPANIES, INC.

     Article Eighth of the certificate of incorporation of General Nutrition Companies, Inc. provides that the corporation shall indemnify to the full extent permitted by applicable law any person made party to any action or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity. Article Eighth also provides that the corporation may purchase and maintain insurance on behalf of any such person against any such liabilities asserted against or incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against any such liability under Article Eighth.

     Article Eleventh of the certificate of incorporation of General Nutrition Companies, Inc. provides that no director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction in which the director received an improper personal benefit.

     The bylaws of General Nutrition Companies, Inc. do not contain provisions under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against liability which such persons may incur in such persons' capacity as such.

GENERAL NUTRITION DISTRIBUTION COMPANY

     Article 10 of the certificate of incorporation of General Nutrition Distribution Company provides that, to the fullest extent permitted by the DGCL, a director of General Nutrition Distribution Company shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The bylaws of General Nutrition Distribution Company do not contain provisions under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against liability which such persons may incur in such persons' capacity as such.

GENERAL NUTRITION GOVERNMENT SERVICES, INC.

     Article Seventh of the certificate of incorporation of General Nutrition Government Services, Inc. provides that a director of General Nutrition Government Services, Inc. shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The bylaws of General Nutrition Government Services, Inc. do not contain provisions under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against liability which such persons may incur in such persons' capacity as such.

GENERAL NUTRITION INTERNATIONAL, INC.

     Article 10 of the certificate of incorporation of General Nutrition International, Inc. provides that, to the fullest extent permitted by the DGCL, a director of General Nutrition International, Inc. shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The bylaws of General Nutrition International, Inc. do not contain provisions under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against liability which such persons may incur in such persons' capacity as such.

GENERAL NUTRITION SYSTEMS, INC.

     Article 10 of the certificate of incorporation of General Nutrition Systems, Inc. provides that a director of General Nutrition Systems, Inc. shall not be personally liable to the corporation or its stockholders for breach of fiduciary duty except for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a known violation of law, (iii) under Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit. In addition, Article 11 of the certificate of incorporation of General Nutrition Systems, Inc. provides that the corporation shall indemnify its officers, directors, employees and agents to the full extent permitted by Section 145 of the DGCL.

     The bylaws of General Nutrition Systems, Inc. do not contain provisions under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against liability which such persons may incur in such persons' capacity as such.

GNC (CANADA) HOLDING COMPANY

     Article Seventh of the certificate of incorporation of GNC (Canada) Holding Company provides that a director of GNC (Canada) Holding Company shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a known violation of law, (iii) under Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit. The bylaws of GNC (Canada) Holding Company do not contain provisions under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against liability which such persons may incur in such persons' capacity as such.

GNC, LIMITED

     Article Seventh of the certificate of incorporation of GNC, Limited provides that a director of GNC, Limited shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a known violation of law, (iii) under Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit. The bylaws of GNC, Limited do not contain provisions under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against liability which such persons may incur in such persons' capacity as such.

GNC US DELAWARE, INC.

     Article Eighth of the certificate of incorporation of GNC US Delaware, Inc. provides that the corporation shall indemnify to the full extent permitted by applicable law any person made or threatened to be made party to any action or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity. Article Eighth also provides that the corporation may purchase and maintain insurance on behalf of any such person against any such liabilities asserted against or incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against any such liability under Article Eighth of the bylaws.

     Article Eleventh of the certificate of incorporation of GNC US Delaware, Inc. provides that no director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction in which the director received an improper personal benefit.

     The bylaws of GNC US Delaware, Inc. do not contain provisions under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against liability which such persons may incur in such persons' capacity as such.

GN INVESTMENT, INC.

     Article Eighth of the certificate of incorporation of GN Investment, Inc. provides that the corporation shall indemnify to the full extent permitted by applicable law any person made or threatened to be made party to any action or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity. Article Eighth also provides that the corporation may purchase and maintain insurance on behalf of any such person against any such liabilities asserted against or incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against any such liability under Article Eighth of the bylaws.

     Article Eleventh of the certificate of incorporation of GN Investment, Inc. provides that no director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the DGCL, or (iv) for any transaction in which the director received an improper personal benefit.

     The bylaws of GN Investment, Inc. do not contain provisions under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against liability which such persons may incur in such persons' capacity as such.

THE PENNSYLVANIA ENTITIES -- GENERAL NUTRITION CORPORATION, GENERAL NUTRITION, INCORPORATED, GENERAL NUTRITION DISTRIBUTION, L.P. AND GNC FRANCHISING, LLC (F/K/A GNC FRANCHISING, INC.)

     General Nutrition Corporation, General Nutrition, Incorporated are each Pennsylvania corporations, and as a Pennsylvania corporation, are each subject to the Pennsylvania Business Corporation Law ("PBCL"). GNC Franchising, LLC (f/k/a GNC Franchising, Inc.) is a Pennsylvania limited liability company and as a Pennsylvania limited liability company is subject to the Pennsylvania Limited Liability Company Law ("PLLCL"). General Nutrition Distribution, L.P. is a limited partnership and as a Pennsylvania limited partnership is subject to the Pennsylvania Revised Limited Partnership Act ("RLPA").

     Sections 1741 and 1742 of the PBCL provide that a corporation may indemnify, under specified circumstances, persons who were or are directors, officers or employees of the corporation or who served or serve other business entities at the request of the corporation. Under these provisions, a person who is wholly successful in defending a claim will be indemnified for any reasonable expenses. To the extent a person is not successful in defending a claim, reasonable expenses of the defense and any liability incurred are to be indemnified under these provisions only where independent legal counsel or another disinterested person selected by the board of directors determines that such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation, and in addition with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct of such person was unlawful. Any expense incurred with respect to any claim may be advanced by the corporation if the recipient agrees to repay such amount if it is ultimately determined that such recipient is not entitled to be indemnified.

     Section 1746 of the PBCL provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled. Section 1746 also provides for increased indemnification protections for directors, officers and others. Indemnification may be provided by Pennsylvania corporations in any case except where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     Section 1747 of the PBCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against that liability under the provisions of the PBCL described above.

     Section 1713 of the PBCL also sets forth a framework whereby Pennsylvania corporations, with the approval of the shareholders, may limit the personal liability of directors for monetary damages except where the act or omission giving rise to a claim constitutes self-dealing, willful misconduct or recklessness. The section does not apply to a director's responsibility or liability under a criminal or tax statute and may not apply to liability under Federal statutes, such as the Federal securities laws.

     Section 8945 of the PLLCL provides that, subject to such standards and restrictions, if any, as are set forth in the operating agreement, a limited liability company may and shall have the power to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, except that indemnification shall not be made where the act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Any such indemnification may be granted for any action taken and may be made whether or not the company would have the power to indemnify the person under any other provision of law except as provided in section 8945 and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the company.

     Section 8945 of the PLLCL also provides that expenses incurred by a member, manager or other person in defending any action or proceeding against which indemnification may be made under section 8945 may be paid by the company in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the company.

     Section 8510 of the RLPA provides that subject to any standards and restrictions set forth in the partnership agreement, a limited partnership shall have the power to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever, except that indemnification shall not be made where the act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Any such indemnification may be granted for any action taken and may be made whether or not the limited partnership would have the power to indemnify the person under any other provision of law except as provided in section 8510 and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the limited partnership.

     Section 8510 of the RLPA also provides that expenses incurred by a partner or other person in defending any action or proceeding against which indemnification may be made pursuant to section 8510 may be paid by the limited partnership in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the limited partnership.

GENERAL NUTRITION CORPORATION

     The articles of incorporation and the bylaws of General Nutrition Corporation do not contain provisions under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against liability which such persons may incur in such persons' capacity as such.

GENERAL NUTRITION, INCORPORATED

     The articles of incorporation and the bylaws of General Nutrition, Incorporated do not contain provisions under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against liability which such persons may incur in such persons' capacity as such.

GNC FRANCHISING, LLC (F/K/A GNC FRANCHISING, INC.)

     The certificate of organization and the limited liability company operating agreement of GNC Franchising, LLC (f/k/a GNC Franchising, Inc.) do not contain provisions under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against liability which such persons may incur in such persons' capacity as such.

GENERAL NUTRITION DISTRIBUTION, L.P.

     Section 19.1 of the agreement of limited partnership of General Nutrition Distribution, L.P. provides that the partnership shall indemnify any partner (or employee of a partner) against any liabilities losses, judgments, claims and/or in connection with the defense of any action or proceeding action where the person who was, is or is threatened to be named in the proceeding was named because the person is or was a partner of the partnership (or an employee of the same). Such indemnification is conditioned upon a finding by the majority vote of the partnership that such person conducted himself in good faith, reasonably believed that his conduct was in the partnership's best interest (or in the case of conduct not in his official capacity, personally believed that his conduct was not opposed to the partnership's best interest), and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

THE ARIZONA ENTITIES -- GENERAL NUTRITION INVESTMENT COMPANY AND GENERAL NUTRITION SALES CORPORATION

     General Nutrition Investment Company and General Nutrition Sales Corporation, which we refer to as the Arizona entities, are each Arizona corporations, and as an Arizona corporation, are each subject to the Arizona Revised Statutes ("A.R.S.").

     Sections 10-850 to 10-858 of the A.R.S. grant a corporation broad powers to indemnify any person in connection with legal proceedings made a party to a proceeding by reason of his present or past status as an officer or director of the corporation, provided that the person acted in good faith and in a manner he reasonably believed to be in (when acting in an official capacity) or not opposed to (when acting in all other circumstances) the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that no indemnification may be made in connection with any action by or in the right of the corporation, if such person is adjudged to be liable to the corporation, or in connection with any proceeding charging improper personal benefit to the person whether or not involving action in the person's official capacity, in which the person was held liable on the basis that the personal benefit was improperly received by the person. Indemnification by the corporation is mandatory in the case of a director who was the prevailing party, on the merits or otherwise, in the defense of any such proceeding, and also in the case of an outside director against reasonable expenses incurred in connection with such a proceeding (in advance of final disposition of the proceeding upon a specified affidavit from the director), in either case subject to the limitations noted above and to any limitations in the articles of incorporation.

     The A.R.S. also gives a corporation power to purchase and maintain insurance on behalf of an individual who is or was a director or officer of the corporation or who, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other entity, against liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a director or officer, whether or not the corporation would have power to indemnify or advance expenses to the individual against the same liability under the indemnification provisions of the A.R.S.

GENERAL NUTRITION INVESTMENT COMPANY

     Article Eighth of the articles of incorporation of General Nutrition Investment Company provides that the corporation shall indemnify to the full extent permitted by applicable law, any person made or threatened to be made party to any action or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity. Article Eighth also provides that the corporation may purchase and maintain insurance on behalf of any such person against any such liabilities asserted against or incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against any such liability under Article Eighth of the articles of incorporation.

     Article Eleventh of the articles of incorporation of General Nutrition Investment Company provides that no director of the corporation shall be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of the duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Chapter 8 of the A.R.S., or (iv) for any transaction in which the director received an improper personal benefit.

     The bylaws of General Nutrition Investment Company do not contain provisions under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against liability which such persons may incur in such persons' capacity as such.

GENERAL NUTRITION SALES CORPORATION

     Article Eighth of the articles of incorporation of General Nutrition Sales Corporation provides that the corporation shall indemnify to the full extent permitted by applicable law any person made or threatened to be made party to any action or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity. Article Eighth also provides that the corporation may purchase and maintain insurance on behalf of any such person against any such liabilities asserted against or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against any such liability under Article Eighth of the articles of incorporation.

     Article Eleventh of the articles of incorporation of General Nutrition Sales Corporation provides that no director of the corporation shall be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of the duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Chapter 8 of the A.R.S., or (iv) for any transaction in which the director received an improper personal benefit.

     The bylaws of General Nutrition Sales Corporation do not contain provisions under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against liability which such persons may incur in such persons' capacity as such.

INFORMED NUTRITION, INC.

     Informed Nutrition, Inc. is a Florida corporation. Section 607.0850(1) of the Florida Business Corporation Act (the "FBCA") empowers a corporation to indemnify any person who was or is a party to any proceeding (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against liability incurred in connection with such proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Section 607.0850(2) of the FBCA empowers a corporation to indemnify any person who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth in the preceding paragraph, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding to the conclusion, actually and reasonably incurred in connection with the defense or settlement of the proceeding (including any appeal thereof), provided that the person acted under the standards set forth in the preceding paragraph. However, no indemnification may be made for any claim, issue or matter as to which such person is adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity.

     Section 607.0850(3) of the FBCA provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any proceeding referred to in subsections (1) and
(2) of Section 607.0850 or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

     Subsection (4) provides that any indemnification under subsections (1) and
(2) of Section 607.0850, unless determined by a court, shall be made by the corporation only as authorized in the specific case upon a determination by the board of directors, a committee of the board of directors or independent legal counsel, in accordance with subsection (4), that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsections (1) and (2) of Section 607.0850.

     Expenses incurred by a director or officer in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to indemnification under Section 607.0850.

     Section 607.0850(7) of the FBCA states that indemnification and advancement of expenses are not exclusive and empowers the corporation to make any other further indemnification or advancement of expenses of it directors, officers, employees or agents under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, for actions in an official capacity and in other capacities while holding an office. However, a corporation cannot indemnify or advance expenses if a judgment or other final adjudication establishes that the actions or omissions to act of the director, officer, employee or agent were material to the cause of action adjudicated and constituted (a) a violation of criminal law (unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful), (b) a transaction from which the director, officer, agent or employee derived an improper personal benefit, (c) in the case of a director, a circumstance where the liability under Section 607.0834 of the FBCA (relating to unlawful distributions) applies, or (d) willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in right of the corporation to procure a judgment in its favor or in a proceeding by or in right of a shareholder.

     Section 607.0850(12) of the FBCA permits a corporation to purchase and maintain insurance for a director, officer, employee or agent against any liability incurred in his or her official capacity or arising out of his or her status as such regardless of the corporation's power to indemnify him or her against such liability under Section 607.0850.

     The articles of incorporation and the bylaws of Informed Nutrition, Inc. do not contain provisions under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against liability which such persons may incur in such persons' capacity as such.

NUTRA MANUFACTURING, INC. (F/K/A NUTRICIA MANUFACTURING USA, INC.)

     Nutra Manufacturing, Inc. (f/k/a Nutricia Manufacturing USA, Inc.) is a South Carolina corporation. Section 33-8-500 et seq. of the South Carolina Business Corporation Act of 1988 (the "Act") provides a corporation with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes and mandates the indemnification of a corporation's directors under certain circumstances.

     A corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if he conducted himself in good faith, and he reasonably believed: (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interest; and (ii) in all other cases, that his conduct was at least not opposed to its best interest; and in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

     A corporation may also purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him against the same liability under Section 33-8-510 or 33-8-520.

     The articles of incorporation and the bylaws of Nutra Manufacturing, Inc. do not contain provisions under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against liability which such persons may incur in such persons' capacity as such.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

ITEM 21(A).  EXHIBITS.

 3.1    Certificate of Incorporation of Apollo GNC Holding, Inc.
        (n/k/a General Nutrition Centers, Inc.), filed October 16,
        2003.
 3.2 Certificate of Amendment to the Certificate of Incorporation of Apollo GNC Holding, Inc. (changing name to General
        Nutrition Centers, Inc.), filed November 19, 2003.
 3.3    By-laws of General Nutrition Centers, Inc.
 3.4    Articles of Incorporation of General Nutrition,
        Incorporated, filed October 28, 2003.
 3.5    By-laws of General Nutrition, Incorporated.
 3.6 Articles of Incorporation of General Nutrition Corporation, filed October 28, 2003.
 3.7    By-laws of General Nutrition Corporation.
 3.8    Articles of Incorporation of Nutricia Manufacturing USA,
        Inc. (n/k/a Nutra Manufacturing, Inc.), filed October 31,
        2003.
 3.9    Amendment to Articles of Incorporation of Nutricia
        Manufacturing USA, Inc. (changing name to Nutra
        Manufacturing, Inc.), filed March 25, 2004.
 3.10   By-laws of Nutra Manufacturing, Inc.
 3.11   Certificate of Organization of GNC Franchising, LLC, filed
        December 31, 2003.
 3.12   Limited Liability Company Operating Agreement of GNC
        Franchising, LLC, dated January 1, 2004.
 3.13   Certificate of Incorporation of GND Investment Company
        (n/k/a General Nutrition International, Inc.), filed March
        1, 1989.
 3.14   Certificate Amendment to Certificate of Incorporation of GNC
        Investment Company (changing name to General Nutrition
        International, Inc.), filed April 12, 1990.
 3.15   By-Laws of General Nutrition International, Inc.
 3.16   Articles of Incorporation of General Nutrition Investment
        Company, filed October 28, 2003.
 3.17   By-Laws of General Nutrition Investment Company.
 3.18   Certificate of Incorporation of General Nutrition Systems,
        Inc., dated September 21, 1999.
 3.19   By-Laws of General Nutrition Systems, Inc.
 3.20   Certificate of Incorporation of General Nutrition
        Distribution Company, filed September 29, 1992.
 3.21   Certificate of Amendment to Certificate of Incorporation of
        General Nutrition Distribution Company (changing name to
        General Nutrition Services, Inc.), filed January 13, 1993.
 3.22   Certificate of Amendment to Certificate of Incorporation of
        General Nutrition Services, Inc. (changing name to General
        Nutrition Distribution Company), filed February 1, 1998.

 3.23   By-Laws of General Nutrition Distribution Company.
 3.24   Certificate of Incorporation of GNC, Limited, filed April 3,
        1996.
 3.25   By-Laws of GNC, Limited.
 3.26   Certificate of Incorporation of GNC (Canada) Holding
        Company, filed April 3, 1996.
 3.27   By-Laws of GNC (Canada) Holding Company.
 3.28   Articles of Incorporation of Informed Nutrition, Inc., filed
        November 16, 1995.
 3.29   By-Laws of Informed Nutrition, Inc.
 3.30   Certificate of Incorporation of General Nutrition Government
        Services, Inc., filed August 14, 1996.
 3.31   Certificate Amendment to Certificate of Incorporation of
        General Nutrition Government Services, Inc. (changing name to GN Government Oldco Services, Inc.), filed October 29,
        2003.
 3.32   Certificate Amendment to Certificate of Incorporation of GN
        Government Oldco Services, Inc. (changing name to General
        Nutrition Government Services, Inc.), filed November 7,
        2003.
 3.33   By-Laws of General Nutrition Government Services, Inc.
 3.34   Certificate of Incorporation of GN Investment, Inc., filed
        October 29, 2003.
 3.35   By-Laws of GN Investment, Inc.
 3.36   Articles of Incorporation of General Nutrition Sales
        Corporation, filed October 28, 2003.
 3.37   By-Laws of General Nutrition Sales Corporation.
 3.38   Certificate of Incorporation of GNC US Delaware, Inc., filed
        October 29, 2003.
 3.39   By-Laws of GNC US Delaware, Inc.
 3.40   Certificate of Limited Partnership of General Nutrition
        Distribution, L.P., filed January 28, 1998.
 3.41   Agreement of Limited Partnership of General Nutrition
        Distribution, L.P., dated January 27, 1998.
 3.42   Certificate of Incorporation of General Nutrition Companies,
        Inc., dated October 29, 2003.
 3.43   By-Laws of General Nutrition Companies, Inc.
 4.1    Indenture, dated as of December 5, 2003 among General
        Nutrition Centers, Inc., the Guarantors (as defined therein) and U.S. Bank National Association, as trustee relating to General Nutrition Centers, Inc.'s 8 1/2% Senior Subordinated
        Notes due 2010.
 4.2    Supplemental Indenture, dated as of April 6, 2004 among GNC
        Franchising, LLC, General Nutrition Centers, Inc., the other
        Guarantors (as defined in the Indenture referred to therein) and U.S. Bank National Association, as trustee relating to General Nutrition Centers, Inc.'s 8 1/2% Senior Subordinated
        Notes due 2010.
 4.3    Form of 8 1/2% Senior Subordinated Note due 2010.
 4.4    Registration Rights Agreement, dated December 5, 2003 among
        General Nutrition Centers, Inc., the guarantors listed on
        Schedule I thereto and Lehman Brothers Inc., J.P. Morgan
        Securities Inc. and UBS Securities LLC, as the initial purchasers of the notes.
 5.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to General Nutrition Centers, Inc., General Nutrition
        Companies, Inc., General Nutrition Distribution Company,
        General Nutrition Government Services, Inc., General
        Nutrition International, Inc., General Nutrition Systems,
        Inc., GNC (Canada) Holding Company, GNC, Limited, GNC US
        Delaware, Inc. and GN Investment, Inc.
 5.2    Opinion of Pepper Hamilton, LLP, counsel to General
        Nutrition Corporation, General Nutrition Distribution, L.P.,
        General Nutrition, Incorporated and GNC Franchising, LLC.
 5.3    Opinion of Lewis and Roca LLP, counsel to General Nutrition
        Investment Company and General Nutrition Sales Corporation.
 5.4    Opinion of Holland & Knight LLP, counsel to Informed
        Nutrition, Inc.
 5.5 Opinion of Kennedy Covington Lobdell & Hickman, L.L.P., counsel to Nutra Manufacturing USA, Inc.

10.1    Credit Agreement, dated as of December 5, 2003 among General
        Nutrition Centers Holding Company, General Nutrition
        Centers, Inc., as borrower, the several other banks and other financial institutions or entities from time to time party thereto, Lehman Brothers Inc. and J.P. Morgan
        Securities Inc., as joint lead arrangers and joint bookrunners, JPMorgan Chase Bank, as syndication agent and Lehman Commercial Paper Inc., as administrative agent.
10.2    Guarantee and Collateral Agreement, dated as of December 5,
        2003, made by General Nutrition Centers Holding Company,
        General Nutrition Centers, Inc. and certain of its subsidiaries in favor of Lehman Commercial Paper Inc. as administrative agent.
10.3 Form of Intellectual Property Security Agreement, dated as of December 5, 2003 made in favor of Lehman Commercial Paper
        Inc. as administrative agent.
10.4 Management Services Agreement, dated as of December 5, 2003, by and among General Nutrition Centers, Inc., General
        Nutrition Centers Holding Company and Apollo Management V,
        L.P.
10.5    Mortgage, Assignment of Leases, Rents and Contracts,
        Security Agreement and Fixture Filing from Gustine Sixth
        Avenue Associates, Ltd. as Mortgagor to Allstate Life
        Insurance Company as Mortgagee dated March 23, 1999.
10.6 Patent License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Corporation.
10.7 Patent License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Investment
        Company.
10.8 Patent License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Investment
        Company.
10.9 Patent License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Corporation.
10.10 Know-How License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Corporation.
10.11 Know-How License Agreement, dated December 5, 2003, by and between Numico Research B.V. and General Nutrition
        Investment Company.
10.12 Know-How License Agreement, dated December 5, 2003, by and between General Nutrition Corporation and N.V. Nutricia.
10.13 Patent License Agreement, dated December 5, 2003, by and between General Nutrition Investment Company and Numico
        Research B.V.
10.14   GNC Live Well Later Non-Qualified Compensation Plan.
10.15   General Nutrition Centers Holding Company 2003 Omnibus Stock
        Incentive Plan.
10.16   Employment Agreement, dated as of December 5, 2003 between
        General Nutrition Centers, Inc., and Louis Mancini.
10.17   First Amendment to Employment Agreement, dated February 12,
        2004 between General Nutrition Centers, Inc. and Louis
        Mancini.
10.18   Employment Agreement, dated as of December 5, 2003 between
        General Nutrition Centers, Inc., and David Heilman.
10.19   First Amendment to Employment Agreement, dated February 12,
        2004 between General Nutrition Centers, Inc. and David
        Heilman.
10.20   Employment Agreement, dated as of December 5, 2003 between
        General Nutrition Centers, Inc., and Joseph Fortunato.
10.21   First Amendment to Employment Agreement, dated February 12,
        2004 between General Nutrition Centers, Inc. and Joseph
        Fortunato.
10.22   Employment Agreement, dated as of December 5, 2003 between
        General Nutrition Centers, Inc. and Susan Trimbo.
10.23   Employment Agreement, dated as of December 5, 2003 between
        General Nutrition Centers, Inc. and Reginald Steele.
12.1    Statement Regarding the Computation of Ratio of Earnings to
        Fixed Charges for General Nutrition Centers, Inc.

21.1    Subsidiaries of General Nutrition Centers, Inc.
23.1 Consent of PricewaterhouseCoopers LLP relating to financial statements of General Nutrition Companies, Inc.
23.2 Consent of PricewaterhouseCoopers LLP relating to financial statements of General Nutrition Centers, Inc.
23.3    Consent of Skadden, Arps, Slate, Meagher & Flom LLP
        (included in Exhibit 5.1).
23.4    Consent of Pepper Hamilton, LLP (included in Exhibit 5.2).
23.5    Consent of Lewis and Roca LLP (included in Exhibit 5.3).
23.6    Consent of Holland & Knight LLP (included in Exhibit 5.4).
23.7    Consent of Kennedy Covington Lobdell & Hickman, L.L.P.
        (included in Exhibit 5.5).
24.1 Powers of Attorney (included in the signature pages to the Registration Statement).
25.1    Statement of Eligibility and Qualification on Form T-1 of
        U.S. Bank National Association, as trustee under the Indenture for General Nutrition Centers, Inc.'s 8 1/2%
        Senior Subordinated Notes due 2010.
99.1    Form of Letter of Transmittal.
99.2    Form of Notice of Guaranteed Delivery.
99.3    Form of Letter to Clients.
99.4    Form of Letter to Brokers, Dealers, Commercial Banks, Trust
        Companies and Other Nominees.

ITEM 21(B).  FINANCIAL STATEMENT SCHEDULES.

                       VALUATION AND QUALIFYING ACCOUNTS

                                                           BALANCE AT    ADDITIONS               BALANCE AT
                                                          BEGINNING OF   CHARGED TO    OTHER       END OF
                                                             PERIOD       EXPENSE     CHARGES      PERIOD
                                                          ------------   ----------   --------   ----------
                                                                           (IN THOUSANDS)
ALLOWANCE FOR DOUBTFUL ACCOUNTS
Predecessor     Twelve months ended December 31, 2001...    $ 5,925       $ 5,702     $ (4,933)   $ 6,694
                Twelve months ended December 31, 2002...      6,694        15,668       (4,670)    17,692
                Period ended December 4, 2003...........     17,692         3,074       (1,151)    19,615
-----------------------------------------------------------------------------------------------------------
Successor       27 days ended December 31, 2003.........    $19,615       $   888     $ (5,513)   $14,990

DEFERRED TAX VALUATION ALLOWANCE
Predecessor     Twelve months ended December 31, 2001...    $25,314       $ 9,527     $     --    $34,841
                Twelve months ended December 31, 2002...     34,841            --           --     34,841
                Period ended December 4, 2003...........     34,841        34,045           --     68,886
-----------------------------------------------------------------------------------------------------------
Successor       27 days ended December 31, 2003.........    $    --       $    --     $     --    $    --

INVENTORY RESERVES
Predecessor     Twelve months ended December 31, 2001...    $34,723       $21,316     $(28,293)   $27,746
                Twelve months ended December 31, 2002...     27,746        18,927      (31,961)    14,712
                Period ended December 4, 2003...........     14,712        12,584      (10,729)    16,567
-----------------------------------------------------------------------------------------------------------
Successor       27 days ended December 31, 2003.........    $16,567       $ 2,804     $   (497)   $18,874

ITEM 22.  UNDERTAKINGS

     The undersigned registrants hereby undertake that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (4) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (5) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on April 15, 2004.

                                          GENERAL NUTRITION CENTERS, INC.

                                          By:        /s/ LOUIS MANCINI
                                            ------------------------------------
                                              Name: Louis Mancini
                                              Title:  Chief Executive Officer
                                                      and Director (principal
                                                      executive officer)

                                          By:       /s/ DAVID R. HEILMAN
                                            ------------------------------------
                                              Name: David Heilman
                                              Title:  Executive Vice President
                                                      and Chief Financial
                                                      Officer
                                                      (principal financial
                                                      officer)

                                          By:       /s/ CURTIS LARRIMER
                                            ------------------------------------
                                              Name: Curt Larrimer
                                              Title:  Senior Vice President of
                                                      Finance and Corporate
                                                      Controller
                                                      (principal accounting
                                                      officer)

     Each person whose signature to this registration statement appears below hereby severally constitutes and appoints Louis Mancini and David Heilman, and each of them singly, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him or her and in his or her name, place and stead, and in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                     TITLE                       DATE
                   ---------                                     -----                       ----
               /s/ LOUIS MANCINI                                Director                April 15, 2004
------------------------------------------------
                 Louis Mancini

              /s/ PETER P. COPSES                               Director                April 15, 2004
------------------------------------------------
                Peter P. Copses

              /s/ ANDREW S. JHAWAR                              Director                April 15, 2004
------------------------------------------------
                Andrew S. Jhawar

                   SIGNATURE                                     TITLE                       DATE
                   ---------                                     -----                       ----

             /s/ GEORGE G. GOLLEHER                             Director                April 15, 2004
------------------------------------------------
               George G. Golleher

           /s/ MARY ELIZABETH BURTON                            Director                April 15, 2004
------------------------------------------------
             Mary Elizabeth Burton

             /s/ ROBERT J. DINICOLA                             Director                April 15, 2004
------------------------------------------------
               Robert J. DiNicola

           /s/ EDGARDO A. MERCADANTE                            Director                April 15, 2004
------------------------------------------------
             Edgardo A. Mercadante

              /s/ JOSHUA J. HARRIS                              Director                April 15, 2004
------------------------------------------------
                Joshua J. Harris

                /s/ JOSEPH HARCH                                Director                April 15, 2004
------------------------------------------------
                  Joseph Harch

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on April 15, 2004.

                                          GENERAL NUTRITION COMPANIES, INC.

                                          By:        /s/ LOUIS MANCINI
                                            ------------------------------------
                                              Name: Louis Mancini
                                              Title:  Chief Executive Officer
                                                      and Director
                                                      (principal executive
                                                      officer)

                                          By:         /s/ DAVID HEILMAN
                                             -----------------------------------
                                              Name: David Heilman
                                              Title:  Executive Vice President
                                                      and Chief Financial
                                                      Officer (principal
                                                      financial officer and
                                                      principal accounting
                                                      officer)

     Each person whose signature to this registration statement appears below hereby severally constitutes and appoints Louis Mancini and David Heilman, and each of them singly, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him or her and in his or her name, place and stead, and in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                     TITLE                       DATE
                   ---------                                     -----                       ----
               /s/ LOUIS MANCINI                      Chief Executive Officer and       April 15, 2004
------------------------------------------------                Director
                 Louis Mancini




               /s/ DAVID HEILMAN                    Executive Vice President, Chief     April 15, 2004
------------------------------------------------     Financial Officer and Director
                 David Heilman




                /s/ JAMES SANDER                   Senior Vice President, Chief Legal   April 15, 2004
------------------------------------------------    Officer, Secretary and Director
                  James Sander

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on April 15, 2004.

                                          GENERAL NUTRITION CORPORATION

                                          By:        /s/ LOUIS MANCINI
                                            ------------------------------------
                                              Name: Louis Mancini
                                              Title:  Chief Executive Officer
                                                      and Director (principal
                                                      executive officer)

                                          By:        /s/ DAVID HEILMAN
                                            ------------------------------------
                                              Name: David Heilman
                                              Title:  Executive Vice President
                                                      and Chief Financial
                                                      Officer (principal
                                                      financial officer and
                                                      principal accounting
                                                      officer)

     Each person whose signature to this registration statement appears below hereby severally constitutes and appoints Louis Mancini and David Heilman, and each of them singly, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him or her and in his or her name, place and stead, and in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                     TITLE                       DATE
                   ---------                                     -----                       ----
               /s/ LOUIS MANCINI                      Chief Executive Officer and       April 15, 2004
------------------------------------------------                Director
                 Louis Mancini




               /s/ DAVID HEILMAN                    Executive Vice President, Chief     April 15, 2004
------------------------------------------------     Financial Officer and Director
                 David Heilman




                /s/ JAMES SANDER                   Senior Vice President, Chief Legal   April 15, 2004
------------------------------------------------    Officer, Secretary and Director
                  James Sander

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on April 15, 2004.

                                          GENERAL NUTRITION DISTRIBUTION COMPANY

                                          By:        /s/ LOUIS MANCINI
                                            ------------------------------------
                                              Name: Louis Mancini
                                              Title:  Chief Executive Officer
                                                      and Director (principal
                                                      executive officer)

                                          By:        /s/ DAVID HEILMAN
                                            ------------------------------------
                                              Name: David Heilman
                                              Title:  Executive Vice President
                                                      and Chief Financial
                                                      Officer (principal
                                                      financial officer and
                                                      principal accounting
                                                      officer)

     Each person whose signature to this registration statement appears below hereby severally constitutes and appoints Louis Mancini and David Heilman, and each of them singly, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him or her and in his or her name, place and stead, and in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                     TITLE                       DATE
                   ---------                                     -----                       ----
               /s/ LOUIS MANCINI                      Chief Executive Officer and       April 15, 2004
------------------------------------------------                Director
                 Louis Mancini




               /s/ DAVID HEILMAN                    Executive Vice President, Chief     April 15, 2004
------------------------------------------------     Financial Officer and Director
                 David Heilman




                /s/ JAMES SANDER                   Senior Vice President, Chief Legal   April 15, 2004
------------------------------------------------    Officer, Secretary and Director
                  James Sander

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on April 15, 2004.

                                          GENERAL NUTRITION DISTRIBUTION, L.P.

                                          By:        /s/ LOUIS MANCINI
                                            ------------------------------------
                                              Name: Louis Mancini
                                              Title:  Chief Executive Officer
                                                      and Director (principal
                                                      executive officer)

                                          By:        /s/ DAVID HEILMAN
                                            ------------------------------------
                                              Name: David Heilman
                                              Title:  Executive Vice President
                                                      and Chief Financial
                                                      Officer (principal
                                                      financial officer and
                                                      principal accounting
                                                      officer)

     Each person whose signature to this registration statement appears below hereby severally constitutes and appoints Louis Mancini and David Heilman, and each of them singly, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him or her and in his or her name, place and stead, and in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                     TITLE                       DATE
                   ---------                                     -----                       ----
               /s/ LOUIS MANCINI                      Chief Executive Officer and       April 15, 2004
------------------------------------------------                Director
                 Louis Mancini




               /s/ DAVID HEILMAN                    Executive Vice President, Chief     April 15, 2004
------------------------------------------------     Financial Officer and Director
                 David Heilman




                /s/ JAMES SANDER                   Senior Vice President, Chief Legal   April 15, 2004
------------------------------------------------    Officer, Secretary and Director
                  James Sander

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on April 15, 2004.

                                          GENERAL NUTRITION GOVERNMENT SERVICES,
                                          INC.

                                          By:        /s/ LOUIS MANCINI
                                            ------------------------------------
                                              Name: Louis Mancini
                                              Title:  Chief Executive Officer
                                                      and Director (principal
                                                      executive officer)

                                          By:        /s/ DAVID HEILMAN
                                            ------------------------------------
                                              Name: David Heilman
                                              Title:  Executive Vice President
                                                      and Chief Financial
                                                      Officer (principal
                                                      financial officer and
                                                      principal accounting
                                                      officer)

     Each person whose signature to this registration statement appears below hereby severally constitutes and appoints Louis Mancini and David Heilman, and each of them singly, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him or her and in his or her name, place and stead, and in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                      TITLE                       DATE
                   ---------                                      -----                       ----



               /s/ LOUIS MANCINI                       Chief Executive Officer and       April 15, 2004
------------------------------------------------                Director
                 Louis Mancini




               /s/ DAVID HEILMAN                     Executive Vice President, Chief     April 15, 2004
------------------------------------------------     Financial Officer and Director
                 David Heilman




                /s/ JAMES SANDER                   Senior Vice President, Chief Legal    April 15, 2004
------------------------------------------------    >Officer, Secretary and Director
                  James Sander

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on April 15, 2004.

                                          GENERAL NUTRITION, INCORPORATED

                                          By: /s/ LOUIS MANCINI
                                            ------------------------------------
                                              Name: Louis Mancini
                                              Title:  Chief Executive Officer
                                                      and Director (principal
                                                      executive officer)

                                          By: /s/ DAVID HEILMAN
                                            ------------------------------------
                                              Name: David Heilman
                                              Title:  Executive Vice President
                                                      and Chief Financial
                                                      Officer (principal
                                                      financial officer and
                                                      principal accounting
                                                      officer)

     Each person whose signature to this registration statement appears below hereby severally constitutes and appoints Louis Mancini and David Heilman, and each of them singly, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him or her and in his or her name, place and stead, and in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                      TITLE                       DATE
                   ---------                                      -----                       ----
               /s/ LOUIS MANCINI                       Chief Executive Officer and       April 15, 2004
------------------------------------------------                Director
                 Louis Mancini

               /s/ DAVID HEILMAN                     Executive Vice President, Chief     April 15, 2004
------------------------------------------------     Financial Officer and Director
                 David Heilman

                /s/ JAMES SANDER                   Senior Vice President, Chief Legal    April 15, 2004
------------------------------------------------     Officer, Secretary and Director
                  James Sander

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on April 15, 2004.

                                          GENERAL NUTRITION INVESTMENT COMPANY

                                          By: /s/ LOUIS MANCINI
                                            ------------------------------------
                                              Name: Louis Mancini
                                              Title:  Chief Executive Officer
                                                      and Director (principal
                                                      executive officer)

                                          By: /s/ DAVID HEILMAN
                                            ------------------------------------
                                              Name: David Heilman
                                              Title:  Executive Vice President
                                                      and Chief Financial
                                                      Officer (principal
                                                      financial officer and
                                                      principal accounting
                                                      officer)

     Each person whose signature to this registration statement appears below hereby severally constitutes and appoints Louis Mancini and David Heilman, and each of them singly, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him or her and in his or her name, place and stead, and in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                      TITLE                       DATE
                   ---------                                      -----                       ----



               /s/ LOUIS MANCINI                       Chief Executive Officer and       April 15, 2004
------------------------------------------------                Director
                 Louis Mancini




               /s/ DAVID HEILMAN                     Executive Vice President, Chief     April 15, 2004
------------------------------------------------     Financial Officer and Director
                 David Heilman




                /s/ JAMES SANDER                   Senior Vice President, Chief Legal    April 15, 2004
------------------------------------------------     Officer, Secretary and Director
                  James Sander

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on April 15, 2004.

                                          GENERAL NUTRITION INTERNATIONAL, INC.

                                          By:        /s/ LOUIS MANCINI
                                            ------------------------------------
                                              Name: Louis Mancini
                                              Title:  Chief Executive Officer
                                                      and Director (principal
                                                      executive officer)

                                          By:        /s/ DAVID HEILMAN
                                            ------------------------------------
                                              Name: David Heilman
                                              Title:  Executive Vice President
                                                      and Chief Financial
                                                      Officer (principal
                                                      financial officer and
                                                      principal accounting
                                                      officer)

     Each person whose signature to this registration statement appears below hereby severally constitutes and appoints Louis Mancini and David Heilman, and each of them singly, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him or her and in his or her name, place and stead, and in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                      TITLE                       DATE
                   ---------                                      -----                       ----



               /s/ LOUIS MANCINI                       Chief Executive Officer and       April 15, 2004
------------------------------------------------                Director
                 Louis Mancini




               /s/ DAVID HEILMAN                     Executive Vice President, Chief     April 15, 2004
------------------------------------------------     Financial Officer and Director
                 David Heilman




                /s/ JAMES SANDER                   Senior Vice President, Chief Legal    April 15, 2004
------------------------------------------------     Officer, Secretary and Director
                  James Sander

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on April 15, 2004.

                                          GENERAL NUTRITION SALES CORPORATION

                                          By:        /s/ LOUIS MANCINI
                                            ------------------------------------
                                              Name: Louis Mancini
                                              Title:  Chief Executive Officer
                                                      and Director (principal
                                                      executive officer)

                                          By:        /s/ DAVID HEILMAN
                                            ------------------------------------
                                              Name: David Heilman
                                              Title:  Executive Vice President
                                                      and Chief Financial
                                                      Officer (principal
                                                      financial officer and
                                                      principal accounting
                                                      officer)

     Each person whose signature to this registration statement appears below hereby severally constitutes and appoints Louis Mancini and David Heilman, and each of them singly, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him or her and in his or her name, place and stead, and in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                     TITLE                       DATE
                   ---------                                     -----                       ----
               /s/ LOUIS MANCINI                      Chief Executive Officer and       April 15, 2004
------------------------------------------------                Director
                 Louis Mancini




               /s/ DAVID HEILMAN                    Executive Vice President, Chief     April 15, 2004
------------------------------------------------     Financial Officer and Director
                 David Heilman




                /s/ JAMES SANDER                   Senior Vice President, Chief Legal   April 15, 2004
------------------------------------------------    Officer, Secretary and Director
                  James Sander

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on April 15, 2004.

                                          GENERAL NUTRITION SYSTEMS, INC.

                                          By:        /s/ LOUIS MANCINI
                                            ------------------------------------
                                              Name: Louis Mancini
                                              Title:  Chief Executive Officer
                                                      and Director (principal
                                                      executive officer)

                                          By:        /s/ DAVID HEILMAN
                                            ------------------------------------
                                              Name: David Heilman
                                              Title:  Executive Vice President
                                                      and Chief Financial
                                                      Officer (principal
                                                      financial officer and
                                                      principal accounting
                                                      officer)

     Each person whose signature to this registration statement appears below hereby severally constitutes and appoints Louis Mancini and David Heilman, and each of them singly, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him or her and in his or her name, place and stead, and in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                     TITLE                       DATE
                   ---------                                     -----                       ----
               /s/ LOUIS MANCINI                      Chief Executive Officer and       April 15, 2004
------------------------------------------------                Director
                 Louis Mancini




               /s/ DAVID HEILMAN                    Executive Vice President, Chief     April 15, 2004
------------------------------------------------     Financial Officer and Director
                 David Heilman




                /s/ JAMES SANDER                   Senior Vice President, Chief Legal   April 15, 2004
------------------------------------------------    Officer, Secretary and Director
                  James Sander

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on April 15, 2004.

                                          GNC (CANADA) HOLDING COMPANY

                                          By:        /s/ LOUIS MANCINI
                                            ------------------------------------
                                              Name: Louis Mancini
                                              Title:  Chief Executive Officer
                                                      and Director (principal
                                                      executive officer)

                                          By:        /s/ DAVID HEILMAN
                                            ------------------------------------
                                              Name: David Heilman
                                              Title:  Executive Vice President
                                                      and Chief Financial
                                                      Officer (principal
                                                      financial officer and
                                                      principal accounting
                                                      officer)

     Each person whose signature to this registration statement appears below hereby severally constitutes and appoints Louis Mancini and David Heilman, and each of them singly, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him or her and in his or her name, place and stead, and in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                     TITLE                       DATE
                   ---------                                     -----                       ----
               /s/ LOUIS MANCINI                      Chief Executive Officer and       April 15, 2004
------------------------------------------------                Director
                 Louis Mancini




               /s/ DAVID HEILMAN                    Executive Vice President, Chief     April 15, 2004
------------------------------------------------     Financial Officer and Director
                 David Heilman




                /s/ JAMES SANDER                   Senior Vice President, Chief Legal   April 15, 2004
------------------------------------------------    Officer, Secretary and Director
                  James Sander

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on April 15, 2004.

                                          GNC FRANCHISING, LLC

                                          By:        /s/ LOUIS MANCINI
                                            ------------------------------------
                                              Name: Louis Mancini
                                              Title:  Chief Executive Officer
                                                      and Director (principal
                                                      executive officer)

                                          By:        /s/ DAVID HEILMAN
                                            ------------------------------------
                                              Name: David Heilman
                                              Title:  Executive Vice President
                                                      and Chief Financial
                                                      Officer (principal
                                                      financial officer and
                                                      principal accounting
                                                      officer)

     Each person whose signature to this registration statement appears below hereby severally constitutes and appoints Louis Mancini and David Heilman, and each of them singly, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him or her and in his or her name, place and stead, and in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                     TITLE                       DATE
                   ---------                                     -----                       ----
               /s/ LOUIS MANCINI                      Chief Executive Officer and       April 15, 2004
------------------------------------------------                Director
                 Louis Mancini




               /s/ DAVID HEILMAN                    Executive Vice President, Chief     April 15, 2004
------------------------------------------------     Financial Officer and Director
                 David Heilman




                /s/ JAMES SANDER                   Senior Vice President, Chief Legal   April 15, 2004
------------------------------------------------    Officer, Secretary and Director
                  James Sander

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on April 15, 2004.

                                          GNC, LIMITED

                                          By:        /s/ LOUIS MANCINI
                                            ------------------------------------
                                              Name: Louis Mancini
                                              Title:  Chief Executive Officer
                                                      and Director (principal
                                                      executive officer)

                                          By:        /s/ DAVID HEILMAN
                                            ------------------------------------
                                              Name: David Heilman
                                              Title:  Executive Vice President
                                                      and Chief Financial
                                                      Officer (principal
                                                      financial officer and
                                                      principal accounting
                                                      officer)

     Each person whose signature to this registration statement appears below hereby severally constitutes and appoints Louis Mancini and David Heilman, and each of them singly, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him or her and in his or her name, place and stead, and in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                     TITLE                       DATE
                   ---------                                     -----                       ----
               /s/ LOUIS MANCINI                      Chief Executive Officer and       April 15, 2004
------------------------------------------------                Director
                 Louis Mancini




               /s/ DAVID HEILMAN                    Executive Vice President, Chief     April 15, 2004
------------------------------------------------     Financial Officer and Director
                 David Heilman




                /s/ JAMES SANDER                   Senior Vice President, Chief Legal   April 15, 2004
------------------------------------------------    Officer, Secretary and Director
                  James Sander

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on April 15, 2004.

                                          GNC US DELAWARE, INC.

                                          By:        /s/ LOUIS MANCINI
                                            ------------------------------------
                                              Name: Louis Mancini
                                              Title:  Chief Executive Officer
                                                      and Director (principal
                                                      executive officer)

                                          By:        /s/ DAVID HEILMAN
                                            ------------------------------------
                                              Name: David Heilman
                                              Title:  Executive Vice President
                                                      and Chief Financial
                                                      Officer (principal
                                                      financial officer and
                                                      principal accounting
                                                      officer)

     Each person whose signature to this registration statement appears below hereby severally constitutes and appoints Louis Mancini and David Heilman, and each of them singly, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him or her and in his or her name, place and stead, and in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                     TITLE                       DATE
                   ---------                                     -----                       ----
               /s/ LOUIS MANCINI                      Chief Executive Officer and       April 15, 2004
------------------------------------------------                Director
                 Louis Mancini




               /s/ DAVID HEILMAN                    Executive Vice President, Chief     April 15, 2004
------------------------------------------------     Financial Officer and Director
                 David Heilman




                /s/ JAMES SANDER                   Senior Vice President, Chief Legal   April 15, 2004
------------------------------------------------    Officer, Secretary and Director
                  James Sander

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on April 15, 2004.

                                          GN INVESTMENT, INC.

                                          By:        /s/ LOUIS MANCINI
                                            ------------------------------------
                                              Name: Louis Mancini
                                              Title:  Chief Executive Officer
                                                      and Director (principal
                                                      executive officer)

                                          By:        /s/ DAVID HEILMAN
                                            ------------------------------------
                                              Name: David Heilman
                                              Title:  Executive Vice President
                                                      and Chief Financial
                                                      Officer (principal
                                                      financial officer and
                                                      principal accounting
                                                      officer)

     Each person whose signature to this registration statement appears below hereby severally constitutes and appoints Louis Mancini and David Heilman, and each of them singly, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him or her and in his or her name, place and stead, and in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                     TITLE                       DATE
                   ---------                                     -----                       ----
               /s/ LOUIS MANCINI                      Chief Executive Officer and       April 15, 2004
------------------------------------------------                Director
                 Louis Mancini




               /s/ DAVID HEILMAN                    Executive Vice President, Chief     April 15, 2004
------------------------------------------------     Financial Officer and Director
                 David Heilman




                /s/ JAMES SANDER                   Senior Vice President, Chief Legal   April 15, 2004
------------------------------------------------    Officer, Secretary and Director
                  James Sander

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on April 15, 2004.

                                          INFORMED NUTRITION, INC.

                                          By: /s/ LOUIS MANCINI
                                            ------------------------------------
                                              Name: Louis Mancini
                                              Title:  Chief Executive Officer
                                                      and Director (principal
                                                      executive officer)

                                          By: /s/ DAVID HEILMAN
                                            ------------------------------------
                                              Name: David Heilman
                                              Title:  Executive Vice President
                                                      and Chief Financial
                                                      Officer (principal
                                                      financial officer and
                                                      principal accounting
                                                      officer)

     Each person whose signature to this registration statement appears below hereby severally constitutes and appoints Louis Mancini and David Heilman, and each of them singly, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him or her and in his or her name, place and stead, and in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                     TITLE                       DATE
                   ---------                                     -----                       ----
               /s/ LOUIS MANCINI                      Chief Executive Officer and       April 15, 2004
------------------------------------------------                Director
                 Louis Mancini




               /s/ DAVID HEILMAN                    Executive Vice President, Chief     April 15, 2004
------------------------------------------------     Financial Officer and Director
                 David Heilman




                /s/ JAMES SANDER                   Senior Vice President, Chief Legal   April 15, 2004
------------------------------------------------    Officer, Secretary and Director
                  James Sander

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on April 15, 2004.

                                          NUTRA MANUFACTURING, INC.

                                          By: /s/ LOUIS MANCINI
                                            ------------------------------------
                                              Name: Louis Mancini
                                              Title:  Chief Executive Officer
                                                      and Director (principal
                                                      executive officer)

                                          By: /s/ DAVID HEILMAN
                                            ------------------------------------
                                              Name: David Heilman
                                              Title:  Executive Vice President
                                                      and Chief Financial
                                                      Officer (principal
                                                      financial officer and
                                                      principal accounting
                                                      officer)

     Each person whose signature to this registration statement appears below hereby severally constitutes and appoints Louis Mancini and David Heilman, and each of them singly, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him or her and in his or her name, place and stead, and in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                     TITLE                       DATE
                   ---------                                     -----                       ----
               /s/ LOUIS MANCINI                      Chief Executive Officer and       April 15, 2004
------------------------------------------------                Director
                 Louis Mancini




               /s/ DAVID HEILMAN                    Executive Vice President, Chief     April 15, 2004
------------------------------------------------     Financial Officer and Director
                 David Heilman




                /s/ JAMES SANDER                   Senior Vice President, Chief Legal   April 15, 2004
------------------------------------------------    Officer, Secretary and Director
                  James Sander

                               INDEX TO EXHIBITS

 3.1    Certificate of Incorporation of Apollo GNC Holding, Inc.
        (n/k/a General Nutrition Centers, Inc.), filed October 16,
        2003.
 3.2 Certificate of Amendment to the Certificate of Incorporation of Apollo GNC Holding, Inc. (changing name to General
        Nutrition Centers, Inc.), filed November 19, 2003.
 3.3    By-laws of General Nutrition Centers, Inc.
 3.4    Articles of Incorporation of General Nutrition,
        Incorporated, filed October 28, 2003.
 3.5    By-laws of General Nutrition, Incorporated.
 3.6 Articles of Incorporation of General Nutrition Corporation, filed October 28, 2003.
 3.7    By-laws of General Nutrition Corporation.
 3.8    Articles of Incorporation of Nutricia Manufacturing USA,
        Inc. (n/k/a Nutra Manufacturing, Inc.), filed October 31,
        2003.
 3.9    Amendment to Articles of Incorporation of Nutricia
        Manufacturing USA, Inc. (changing name to Nutra
        Manufacturing, Inc.), filed March 25, 2004.
 3.10   By-laws of Nutra Manufacturing, Inc.
 3.11   Certificate of Organization of GNC Franchising, LLC, filed
        December 31, 2003.
 3.12   Limited Liability Company Operating Agreement of GNC
        Franchising, LLC, dated January 1, 2004.
 3.13   Certificate of Incorporation of GND Investment Company
        (n/k/a General Nutrition International, Inc.), filed March
        1, 1989.
 3.14   Certificate Amendment to Certificate of Incorporation of GNC
        Investment Company (changing name to General Nutrition
        International, Inc.), filed April 12, 1990.
 3.15   By-Laws of General Nutrition International, Inc.
 3.16   Articles of Incorporation of General Nutrition Investment
        Company, filed October 28, 2003.
 3.17   By-Laws of General Nutrition Investment Company.
 3.18   Certificate of Incorporation of General Nutrition Systems,
        Inc., dated September 21, 1999.
 3.19   By-Laws of General Nutrition Systems, Inc.
 3.20   Certificate of Incorporation of General Nutrition
        Distribution Company, filed September 29, 1992.
 3.21   Certificate of Amendment to Certificate of Incorporation of
        General Nutrition Distribution Company (changing name to
        General Nutrition Services, Inc.), filed January 13, 1993.
 3.22   Certificate of Amendment to Certificate of Incorporation of
        General Nutrition Services, Inc. (changing name to General
        Nutrition Distribution Company), filed February 1, 1998.
 3.23   By-Laws of General Nutrition Distribution Company.
 3.24   Certificate of Incorporation of GNC, Limited, filed April 3,
        1996.
 3.25   By-Laws of GNC, Limited.
 3.26   Certificate of Incorporation of GNC (Canada) Holding
        Company, filed April 3, 1996.
 3.27   By-Laws of GNC (Canada) Holding Company.
 3.28   Articles of Incorporation of Informed Nutrition, Inc., filed
        November 16, 1995.
 3.29   By-Laws of Informed Nutrition, Inc.
 3.30   Certificate of Incorporation of General Nutrition Government
        Services, Inc., filed August 14, 1996.
 3.31   Certificate Amendment to Certificate of Incorporation of
        General Nutrition Government Services, Inc. (changing name to GN Government Oldco Services, Inc.), filed October 29,
        2003.
 3.32   Certificate Amendment to Certificate of Incorporation of GN
        Government Oldco Services, Inc. (changing name to General
        Nutrition Government Services, Inc.), filed November 7,
        2003.
 3.33   By-Laws of General Nutrition Government Services, Inc.

 3.34   Certificate of Incorporation of GN Investment, Inc., filed
        October 29, 2003.
 3.35   By-Laws of GN Investment, Inc.
 3.36   Articles of Incorporation of General Nutrition Sales
        Corporation, filed October 28, 2003.
 3.37   By-Laws of General Nutrition Sales Corporation.
 3.38   Certificate of Incorporation of GNC US Delaware, Inc., filed
        October 29, 2003.
 3.39   By-Laws of GNC US Delaware, Inc.
 3.40   Certificate of Limited Partnership of General Nutrition
        Distribution, L.P., filed January 28, 1998.
 3.41   Agreement of Limited Partnership of General Nutrition
        Distribution, L.P., dated January 27, 1998.
 3.42   Certificate of Incorporation of General Nutrition Companies,
        Inc., dated October 29, 2003.
 3.43   By-Laws of General Nutrition Companies, Inc.
 4.1    Indenture, dated as of December 5, 2003 among General
        Nutrition Centers, Inc., the Guarantors (as defined therein) and U.S. Bank National Association, as trustee relating to General Nutrition Centers, Inc.'s 8 1/2% Senior Subordinated
        Notes due 2010.
 4.2    Supplemental Indenture, dated as of April 6, 2004 among GNC
        Franchising, LLC, General Nutrition Centers, Inc., the other
        Guarantors (as defined in the Indenture referred to therein) and U.S. Bank National Association, as trustee relating to General Nutrition Centers, Inc.'s 8 1/2% Senior Subordinated
        Notes due 2010.
 4.3    Form of 8 1/2% Senior Subordinated Note due 2010.
 4.4    Registration Rights Agreement, dated December 5, 2003 among
        General Nutrition Centers, Inc., the guarantors listed on
        Schedule I thereto and Lehman Brothers Inc., J.P. Morgan
        Securities Inc. and UBS Securities LLC, as the initial purchasers of the notes.
 5.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to General Nutrition Centers, Inc., General Nutrition
        Companies, Inc., General Nutrition Distribution Company,
        General Nutrition Government Services, Inc., General
        Nutrition International, Inc., General Nutrition Systems,
        Inc., GNC (Canada) Holding Company, GNC, Limited, GNC US
        Delaware, Inc. and GN Investment, Inc.
 5.2    Opinion of Pepper Hamilton, LLP, counsel to General
        Nutrition Corporation, General Nutrition Distribution, L.P.,
        General Nutrition, Incorporated and GNC Franchising, LLC.
 5.3    Opinion of Lewis and Roca LLP, counsel to General Nutrition
        Investment Company and General Nutrition Sales Corporation.
 5.4    Opinion of Holland & Knight LLP, counsel to Informed
        Nutrition, Inc.
 5.5 Opinion of Kennedy Covington Lobdell & Hickman, L.L.P., counsel to Nutra Manufacturing USA, Inc.
10.1    Credit Agreement, dated as of December 5, 2003 among General
        Nutrition Centers Holding Company, General Nutrition
        Centers, Inc., as borrower, the several other banks and other financial institutions or entities from time to time party thereto, Lehman Brothers Inc. and J.P. Morgan
        Securities Inc., as joint lead arrangers and joint bookrunners, JPMorgan Chase Bank, as syndication agent and Lehman Commercial Paper Inc., as administrative agent.
10.2    Guarantee and Collateral Agreement, dated as of December 5,
        2003, made by General Nutrition Centers Holding Company,
        General Nutrition Centers, Inc. and certain of its subsidiaries in favor of Lehman Commercial Paper Inc. as administrative agent.
10.3 Form of Intellectual Property Security Agreement, dated as of December 5, 2003 made in favor of Lehman Commercial Paper
        Inc. as administrative agent.
10.4 Management Services Agreement, dated as of December 5, 2003, by and among General Nutrition Centers, Inc., General
        Nutrition Centers Holding Company and Apollo Management V,
        L.P.
10.5    Mortgage, Assignment of Leases, Rents and Contracts,
        Security Agreement and Fixture Filing from Gustine Sixth
        Avenue Associates, Ltd. as Mortgagor to Allstate Life
        Insurance Company as Mortgagee dated March 23, 1999.

10.6 Patent License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Corporation.
10.7 Patent License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Investment
        Company.
10.8 Patent License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Investment
        Company.
10.9 Patent License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Corporation.
10.10 Know-How License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Corporation.
10.11 Know-How License Agreement, dated December 5, 2003, by and between Numico Research B.V. and General Nutrition
        Investment Company.
10.12 Know-How License Agreement, dated December 5, 2003, by and between General Nutrition Corporation and N.V. Nutricia.
10.13 Patent License Agreement, dated December 5, 2003, by and between General Nutrition Investment Company and Numico
        Research B.V.
10.14   GNC Live Well Later Non-Qualified Compensation Plan.
10.15   General Nutrition Centers Holding Company 2003 Omnibus Stock
        Incentive Plan.
10.16   Employment Agreement, dated as of December 5, 2003 between
        General Nutrition Centers, Inc., and Louis Mancini.
10.17   First Amendment to Employment Agreement, dated February 12,
        2004 between General Nutrition Centers, Inc. and Louis
        Mancini.
10.18   Employment Agreement, dated as of December 5, 2003 between
        General Nutrition Centers, Inc., and David Heilman.
10.19   First Amendment to Employment Agreement, dated February 12,
        2004 between General Nutrition Centers, Inc. and David
        Heilman.
10.20   Employment Agreement, dated as of December 5, 2003 between
        General Nutrition Centers, Inc., and Joseph Fortunato.
10.21   First Amendment to Employment Agreement, dated February 12,
        2004 between General Nutrition Centers, Inc. and Joseph
        Fortunato.
10.22   Employment Agreement, dated as of December 5, 2003 between
        General Nutrition Centers, Inc. and Susan Trimbo.
10.23   Employment Agreement, dated as of December 5, 2003 between
        General Nutrition Centers, Inc. and Reginald Steele.
12.1    Statement Regarding the Computation of Ratio of Earnings to
        Fixed Charges for General Nutrition Centers, Inc.
21.1    Subsidiaries of General Nutrition Centers, Inc.
23.1 Consent of PricewaterhouseCoopers LLP relating to financial statements of General Nutrition Companies, Inc.
23.2 Consent of PricewaterhouseCoopers LLP relating to financial statements of General Nutrition Centers, Inc.
23.3    Consent of Skadden, Arps, Slate, Meagher & Flom LLP
        (included in Exhibit 5.1).
23.4    Consent of Pepper Hamilton, LLP (included in Exhibit 5.2).
23.5    Consent of Lewis and Roca LLP (included in Exhibit 5.3).
23.6    Consent of Holland & Knight LLP (included in Exhibit 5.4).
23.7    Consent of Kennedy Covington Lobdell & Hickman, L.L.P.
        (included in Exhibit 5.5).

24.1 Powers of Attorney (included in the signature pages to the Registration Statement).
25.1    Statement of Eligibility and Qualification on Form T-1 of
        U.S. Bank National Association, as trustee under the Indenture for General Nutrition Centers, Inc.'s 8 1/2%
        Senior Subordinated Notes due 2010.
99.1    Form of Letter of Transmittal.
99.2    Form of Notice of Guaranteed Delivery.
99.3    Form of Letter to Clients.
99.4    Form of Letter to Brokers, Dealers, Commercial Banks, Trust
        Companies and Other Nominees.